Strength. Momentum. Connectivity.

2011 ANNUAL REPORT

We live in your world

ANZ

BUILDING A BANK OF GLOBAL QUALITY

WITH A REGIONAL FOCUS

WHO WE ARE AND WHERE WE OPERATE

ANZ’s history of expansion and growth stretches over 175 years. We have a strong franchise in Retail, Commercial and Institutional banking in our home markets of Australia and New Zealand and we have been operating in Asia Pacific for more than 30 years.

Today, ANZ operates in 32 markets globally. We are the third largest bank in Australia, the largest banking group in New Zealand and the Pacific, and among the top 50 banks in the world.

OUR SUPER REGIONAL STRATEGY

We articulated our super regional strategy in late 2007. The rationale behind our strategy is simple – to deliver shareholders long-term growth and differentiated returns through connectivity with the growth markets of Asia – returns we do not believe to be available through a domestic-only strategy.

Our aspiration is for Asia Pacific, Europe & America sourced revenues to drive between 25 and 30% of Group earnings by the end of 2017.

Connectivity is at the heart of ANZ’s strategy by being part of the growth within Asia and supporting the increasing trade, investment and people links between Asia and our major domestic markets in Australia, New Zealand and the Pacific. This is reflected in the aspiration within our Institutional banking business to build the world’s best bank for customers driven by trade and capital flows in the Asia Pacific region, particularly in resources, agribusiness and infrastructure.

Having grown our Asia Pacific business significantly since 2007, ANZ is now working to realise the full potential of the super regional strategy by expanding our geographic footprint while maintaining our strong domestic franchises, increasing our management bench strength, and continuing to focus on strong risk processes in order to build a balanced exposure to Asia.

At the same time, we are continuing to invest in our international technology and operations hubs to support productivity gains across all our businesses.

With the structural shift in the world economy as economic growth shifts from the West to the East, we believe we are in the right part of the world, with the right strategy, at the right time.

OUR PROGRESS

ANZ is the only Australian bank with a clearly articulated strategy to take advantage of Australia and New Zealand’s geographic, business and cultural linkages with Asia, the fastest growing region in the world.

We have made significant progress in delivering our strategy since 2007 and today our Asia Pacific, Europe & America business represents 13% of Group profit up from 7% in 2007.

We have established a leadership team of international bankers with a breadth of experience and a range of capabilities to grow in both our developed home markets and in the emerging markets of Asia. We created a new business structure in late 2008 focused on our customers and core geographies supported by stronger governance and risk controls suited to our aspirations.

We have completed a number of strategic acquisitions in Asia, Australia and New Zealand which provide us with an enhanced network, broader product capabilities and more customer relationships across those three core geographies.

ANZ’s strategy and our financial strength provides us with the opportunity to continue expanding the support we provide to customers, driving superior long-term growth and differentiated returns, and creating value for our shareholders and the communities we work in.

2    ANZ Annual Report 2011

ANZ Annual Report 2011    3

SECTION 1

Financial Highlights	5

Chairman’s Report	6

Chief Executive Officer’s Report	8

Directors’ Report	10

Remuneration Report	15

Corporate Governance Statement	46

4    ANZ Annual Report 2011

Financial Highlights

	2011	2010
Profitability
Profit attributable to shareholders of the Company ($m)	5,355	4,501
Underlying profit[1] ($m)	5,652	5,025
Return on:
Average ordinary shareholders’ equity[2]	15.3%	13.9%
Average ordinary shareholders’ equity (underlying profit basis)[1,2]	16.2%	15.5%
Average assets	0.95%	0.86%
Total income	14.9%	14.3%
Net interest margin	2.46%	2.47%
Net interest margin (excluding Global Markets)	2.81%	2.74%
Underlying profit per average FTE ($)[1]	120,204	116,999

Efficiency ratios
Operating expenses to operating income	47.4%	46.5%
Operating expenses to average assets	1.42%	1.39%
Operating expenses to operating income (underlying)[1]	45.9%	44.2%
Operating expenses to average assets (underlying)[1]	1.37%	1.33%

Credit impairment provisioning
Collective provision charge ($m)	7	(4)
Individual provision charge ($m)	1,230	1,791

Total provision charge ($m)	1,237	1,787
Individual provision charge as a % of average net advances	0.32%	0.51%
Total provision charge as a % of average net advances	0.32%	0.50%

Ordinary share dividends (cents)
Interim – 100% franked (Mar 2010: 100% franked)	64	52
Final – 100% franked (Sep 2010: 100% franked)	76	74

Total dividend	140	126
Ordinary share dividend payout ratio[3]	68.5%	71.6%
Underlying ordinary share dividend payout ratio[3]	64.9%	64.1%

Preference share dividend ($m)
Dividend paid[4]	12	11

1	Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. The adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to audit within the context of the Group statutory audit opinion. The external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australia (FINSIA), and consistent with prior period adjustments.
2	Average ordinary shareholders’ equity excludes non-controlling interests and preference shares.
3	The 2011 dividend payout ratio is calculated using the March 2011 interim and the proposed September 2011 final dividend. The 2010 dividend payout ratio is calculated using the March 2010 interim and September 2010 dividend.
4	Represents dividends paid on Euro Trust Securities issued on 13 December 2004.

Financial Highlights    5

Chairman’s Report

A MESSAGE FROM JOHN MORSCHEL

ANZ delivered increased profit in 2011 while continuing to invest in the development of its super regional strategy to deliver value for shareholders, customers and the community.

I am pleased to report that ANZ’s statutory profit after tax for the year ended 30 September 2011 was $5.4 billion, up 19% reflecting a solid performance across the bank and continued improvement in the credit environment. The final dividend of 76 cents per share brings the total dividend for the year to 140 cents per share fully franked, an increase of 11%.

ANZ’s underlying profit for 2011, which takes into account various one-off items which occurred during the year, was $5.6 billion, up 12%.

ANZ remains strongly capitalised with a Tier 1 ratio as at 30 September 2011 of 10.9% and a Common Equity Tier 1 ratio of 8.5%, 0.8% and 0.5% respectively above 2010 levels. The Group is well placed to meet new capital standards. ANZ is one of only a handful of banks globally which retain a AA rating from all 3 credit ratings agencies.

Expansion and Growth

In 2011, we continued to advance our super regional strategy through growth in Asia by increasing connectivity between Asia and our key domestic franchises in Australia, New Zealand and the Pacific.

We were delighted to achieve a key milestone in our regional expansion plans, most notably with the re-establishment of our presence in India with the opening of our Mumbai branch in June 2011.

This strategy is helping ANZ deliver more diversified earnings by product, customer and geography together with growth in our customer base. This year we set a new long-term aspiration for revenues sourced from Asia Pacific, Europe & America to drive 25-30% of Group profit by 2017.

Customers and the Community

In 2011, ANZ maintained its momentum in delivering value for its customers and for the community. In Australia, we continue to have the highest level of retail customer satisfaction and further improved customer satisfaction in New Zealand.

A number of the communities in which ANZ operates experienced disasters during 2011. These included earthquakes in the Canterbury region of New Zealand; the floods in Queensland and throughout eastern Australia; and the tsunami and nuclear emergency in Japan. ANZ contributed to the relief efforts through donations, direct grants and the efforts of many ANZ staff.

Our Corporate Responsibility framework continues to help guide our decision making. New responsible lending policies will govern our business lending to sensitive social and environmental sectors. Australian Government support helped expand our work to assist low income communities build their savings.

During 2011, ANZ was named as one of the most sustainable banks globally in the Dow Jones Sustainability Index.

Our combined Annual Shareholder and Corporate Responsibility Review provides an integrated view of how ANZ is managing financial and non-financial issues and is designed to represent ANZ’s performance across all aspects of our business.

6    ANZ Annual Report 2011

Outlook

We expect the global economic uncertainty will continue well into 2012, however growth in Asia (excluding Japan) is forecast to continue at an annual rate exceeding 7%, while growth in Europe and the United States is expected to remain subdued. The Australian and New Zealand economies are expected grow at over 3% and 2.5% respectively.

As the uncertainties around sovereign debt in Europe continue to play out, we expect continued volatility in world markets. This is flowing through to higher funding costs and at the same time regulators around the world are pushing ahead with new capital and liquidity requirements for banks. These changes will increase capital costs, ultimately placing further pressure on the fragile global economy.

Our unique super regional strategy positions us to take advantage of the significant opportunities we expect to arise in Asia Pacific. These will come from our exposure to growth markets, our strong capital position and the experience of our international management team. With the difficult global economic situation, however, it will also be prudent to manage our business tightly.

ANZ has a clear direction and our results in 2011 demonstrate the progress we are making in delivering value and performance for our shareholders, our customers and the community.

These results also reflect the ongoing commitment and dedication of our management team and the entire staff of ANZ and I would like to take this opportunity to thank them for their efforts during the year. My thanks also go to my fellow Directors for their commitment and support during 2011.

JOHN MORSCHEL

CHAIRMAN

Chairman’s Report    7

Chief Executive Officer’s Report

A MESSAGE FROM MICHAEL SMITH

ANZ’s super regional strategy and our financial strength provide us with unique opportunities – opportunities which are open to very few banks in the world right now.

ANZ’s key customer franchises in Australia, New Zealand and Asia Pacific produced solid performances in 2011.

Provision charges were 33% lower than 2010 which helped to drive ANZ’s performance together with somewhat subdued revenue growth of 7%. This was significantly impacted by the volatile global economic situation in the second half of the year and like most banks in Australia and around the world, conditions for our Institutional Markets trading business deteriorated and impacted Group earnings.

While we would have liked a stronger performance in the last few months of the year, we didn’t see the environment as one in which it was prudent to expose ANZ to excessive risk.

We continued to invest heavily in our super regional strategy with costs up by 11% although, reflecting the more difficult economic environment later in the year, cost growth in the second half was contained to 2%.

During 2011, we continued to strengthen our capital position and improve diversity in our sources of funding including further growth in deposits which now account for 61% of Group funding.

Importantly, we also saw a significant improvement in staff engagement. Employee engagement increased from 64% to 70% and our goal is to continue to improve this measure to meet the global best-in-class standard in future years.

Regional Performance

In 2011 we produced solid results in each area of our business highlighting the strength of our key franchises in Australia, New Zealand and Asia Pacific.

In Australia, profit increased 4% based on good cost management and solid results in Retail and Commercial. In Wealth, profits fell reflecting difficult market conditions and increased insurance costs following the extreme weather events early in the year. Pleasingly, we have continued to increase customer satisfaction in all segments and despite increasing competition, we’ve maintained our number one ranking for customer satisfaction in Retail.

In Asia Pacific, Europe & America, we maintained momentum with US Dollar profit up 22%. We are continuing to invest in Asia to build scale and capability however, having completed the integration of the Asian business we acquired from the Royal Bank of Scotland, we are now managing expenses more tightly while still investing for growth. The benefit of this investment is showing in the franchise we are building.

In New Zealand, profit rose by 50% driven by a large fall in provisions and tight control of costs. The New Zealand economy is slowly recovering but the environment is likely to remain soft for some time. Nevertheless, we have a consistent focus on simplification and efficiency within our New Zealand business and I’m optimistic about what can be achieved.

Institutional profit increased by 7%. The business is delivering more diversified earnings by product, customer and geography, and continued growth in our client base as a result of a clear strategy to build the world’s best bank for clients driven by trade and capital flows in the Asia Pacific region, particularly in resources, agribusiness and infrastructure. However, the key issue for Institutional in 2011 was the fall in Global Markets earnings as a result of the extremely volatile market conditions although this has been consistent with the performances seen at other banks both domestically and globally.

Unique Growth Opportunities

ANZ’s super regional strategy is clear, consistent and aligned to the economic opportunity in the Asia Pacific region. We are focused on realising its full potential by successfully executing against that strategy in all our key markets.

We believe the global economic difficulties, the structural shift taking place as world economic growth shifts from the West to the East particularly China and India, and the subdued domestic environment plays perfectly to ANZ’s strengths.

We have a portfolio, diversified by geography, businesses and industry focus, which is increasingly connected so the sum is greater than the parts.

8    ANZ Annual Report 2011

That diversified portfolio gives us options and choices to deliver differentiated revenue growth and shareholder value by building our customer franchises in Australia and Asia while maintaining our strong position in New Zealand. These growth options are simply not available with a domestic-only strategy.

Our financial strength will provide us with opportunities for careful strategic growth as capital-constrained international banks retreat from our region.

The investment we have made in technology and our operations hubs continues to support the transformation of our productivity performance. This is already underway and we will also respond by placing a stronger emphasis on generating on-going efficiencies given the more constrained domestic conditions.

So we are optimistic about the future for ANZ. We have choices and opportunities that are open to very few banks in the world right now – but they are open to ANZ.

They create another window for ANZ to make a step change in growth, to expand the support we provide to customers, to drive superior long-term growth and differentiated returns, and to create value for our shareholders and the communities we work in.

MICHAEL SMITH

CHIEF EXECUTIVE OFFICER

Chief Executive Officer’s Report    9

Directors’ Report

The Directors present their report together with the Financial Report of the consolidated entity (the Group), being Australia and New Zealand Banking Group Limited (the Company) and its controlled entities, for the year ended 30 September 2011 and the Independent Auditor’s Report thereon. The information is provided in conformity with the Corporations Act 2001.

Principal Activities

The Group provides a broad range of banking and financial products and services to retail, small business, corporate and institutional clients.

The Group conducts its operations primarily in Australia and New Zealand and the Asia Pacific region. It also operates in a number of other countries including the United Kingdom and the United States.

At 30 September 2011, the Group had 1,381 branches and other points of representation worldwide excluding Automatic Teller Machines (ATMs).

Results

Consolidated profit after income tax attributable to shareholders of the Company was $5,355 million, an increase of 19% over the prior year.

Strong growth in profit before credit impairment and income tax of $521 million or 6% and a reduction in the credit provision of $550 million with improvements across the New Zealand, Institutional and Asia Pacific, Europe & America portfolios.

Balance sheet growth was strong with total assets increasing by $62.8 billion (12%) and total liabilities increasing by $59.0 billion (12%). Movements within the major components include:

•

Net loans and advances including acceptances increased by $33.9 billion (9%) primarily driven by above system Australian housing lending growth of $10.9 billion (7%) and Asia Pacific, Europe & America growth of $11.7 billion (43%) across all business lines.

•

Growth in customer deposits of $39.9 billion (16%) was concentrated in the second half, and reflected growth in Retail, Commercial and Institutional in Australia of $18.9 billion (12%) as consumers and corporates deleverage and growth in Asia Pacific, Europe & America of $18.2 billion (39%) driven by strong momentum across the region.

Further details are contained on pages 65 to 75 of this Annual Report.

State of Affairs

In the Directors’ opinion there have been no significant changes in the state of affairs of the Group during the financial year.

Further review of matters affecting the Group’s state of affairs is also contained in the Review of Operations on page 65 to 75 of this Annual Report.

Dividends

The Directors propose that a fully franked final dividend of 76 cents per fully paid ordinary share will be paid on 16 December 2011. The proposed payment amounts to approximately $1,999 million.

During the financial year, the following fully franked dividends were paid on fully paid ordinary shares:

Type	Cents per share	Amount before bonus option plan adjustment $m	Date of payment
Final 2010	74	1,895	17 December 2010
Interim 2011	64	1,662	1 July 2011

The proposed final dividend of 76 cents together with the interim dividend of 64 cents brings total dividends in relation to the year ended 30 September 2011 to 140 cents fully franked.

Further details of dividends provided for or paid during the year ended 30 September 2011 on ANZ’s ordinary and preference shares are set out in notes 7, 27 and 28 to the financial statements.

Review of Operations

Review of the Group during the financial year and the results of those operations, including an assessment of the financial position and business strategies of the Group, is contained in the Chairman’s Report, the Chief Executive Officer’s Report and the Review of Operations of this Annual Report.

10    ANZ Annual Report 2011

Events Since the End of the Financial Year

There were no significant events from 30 September 2011 to the date of this report.

Future Developments

Details of likely developments in the operations of the Group and its prospects in future financial years are contained in this Annual Report under the Chairman’s and Chief Executive Officer’s Report. In the opinion of the Directors, disclosure of any further information would be likely to result in unreasonable prejudice to the Group.

Environmental Regulation

The Company recognises the expectations of its stakeholders – customers, shareholders, staff and the community – to operate in a way that mitigates the Company’s environmental impact.

The Company sets and reported against public targets regarding its environmental performance.

The Company is subject to two relevant pieces of legislation. The Company’s operations in Australia are categorised as a ‘high energy user’ under the Energy Efficiency Opportunities Act 2006 (Cth) (EEO). The Company has a mandatory obligation to identify energy efficiency opportunities and report to the Australian Federal Government progress with the implementation of the opportunities identified. As required under the legislation, the Company submitted a five year energy efficiency assessment plan in 2006 and has reported to the Government annually, every December, until the end of the five year reporting cycle in December 2011. The Company complies with its obligations under the EEO.

The National Greenhouse Energy Reporting Act 2007 (Cth) has been designed to create a national framework for energy and associated greenhouse gas emissions reporting. The Act makes registration and reporting mandatory for corporations whose energy production, energy use, or greenhouse gas emissions trigger the specified corporate or facility threshold. The Company is over the corporate threshold defined within this legislation and as a result was required to submit its first report on 31 October 2009. Subsequent reports have been submitted in 2010 and 2011.

The Company’s operations are not subject to any site specific or license requirements which could be considered particular or significant environmental regulation under any law of the Australian Commonwealth Government or of any state or territory thereof.

The Company may become subject to environmental regulation as a result of its lending activities in the ordinary course of business or when enforcing securities over land. The Company has developed policies to manage such environmental risks.

Having made due enquiry, and to the best of the Company’s knowledge, no entity of the Group has incurred any material environmental liability during the year.

Further details on the Company’s environmental performance, including progress against its targets and details of its emissions profile are available on anz.com > About us > Corporate Responsibility.

Directors’ Qualifications,Experience

and Special Responsibilities

At the date of this report, the Board comprises seven Non-Executive Directors who have a diversity of business and community experience and one Executive Director, the Chief Executive Officer, who has extensive banking experience. The names of Directors and details of their skills, qualifications, experience and when they were appointed to the Board are contained on pages 47 to 49 of this Annual Report.

Details of the number of Board and Board Committee meetings held during the year, Directors’ attendance at those meetings and details of Directors’ special responsibilities, are shown on pages 47 to 58 of this Annual Report. No Directors retired during the 2011 financial year.

Details of directorships of other listed companies held by each current Director in the three years prior to the end of the 2011 financial year are listed on pages 47 to 49.

Director’s Report    11

DIRECTORS’ REPORT (continued)

Company Secretaries’ Qualifications

and Experience

Currently there are three people appointed as Company Secretaries of the Company. Details of their roles are contained on page 54. Their qualifications and experience are as follows:

•	Bob Santamaria, BCom, LLB (Hons)

Group General Counsel and Company Secretary.

Mr Santamaria joined ANZ in 2007. He had previously been a Partner at the law firm Allens Arthur Robinson since 1987. He was Executive Partner Corporate, responsible for client liaison with some of Allens Arthur Robinson’s largest corporate clients.

Mr Santamaria brings to ANZ a strong background in leadership of a major law firm, together with significant experience in securities, mergers and acquisitions. He holds a Bachelor of Commerce and Bachelor of Laws (Honours) from the University of Melbourne. He is also an Affiliate of Chartered Secretaries Australia.

•	Peter Marriott, BEc (Hons), FCA

Chief Financial Officer and Company Secretary.

Mr Marriott has been involved in the finance industry for more than 30 years. Mr Marriott joined ANZ in 1993. Prior to his career at ANZ, Mr Marriott was a Partner in the Melbourne office of the then KPMG Peat Marwick. He is a Fellow of the Institute of Chartered Accountants in Australia and the Australian Institute of Banking and Finance and a Member of the Australian Institute of Company Directors. Mr Marriott is also a director of ASX Limited.

•	John Priestley, BEc, LLB, FCIS

Company Secretary.

Mr Priestley, a qualified lawyer, joined ANZ in 2004. Prior to ANZ, he had a long career with Mayne Group and held positions which included responsibility for the legal, company secretarial, compliance and insurance functions. He is a Fellow of Chartered Secretaries Australia and also a member of Chartered Secretaries Australia’s National Legislation Review Committee.

Non-audit Services

The Company’s Relationship with External Auditor Policy (which incorporates requirements of the Corporations Act 2001) states that the external auditor may not provide services that are perceived to be in conflict with the role of the auditor. These include consulting advice and sub-contracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on their own work.

Specifically the policy:

•	limits the non-audit services that may be provided;

•

requires that audit, audit-related and permitted non-audit services must be pre-approved by the Audit Committee, or pre-approved by the Chairman of the Audit Committee (or up to a specified amount by the Chief Financial Officer, the Deputy Chief Financial Officer, the Head of External Reporting or the Head of Financial Policy and Governance) and notified to the Audit Committee; and

•

requires the external auditor to not commence any engagement for the Group, until the Group has confirmed that the engagement has been pre-approved. Further details about the policy can be found in the Corporate Governance Statement on page 59.

The Audit Committee has reviewed a summary of non-audit services provided by the external auditor for 2011, and has confirmed that the provision of non-audit services for 2011 is consistent with the Company’s Relationship with External Auditor Policy and compatible with the general standard of independence for auditors imposed by the Corporations Act 2001. This has been formally advised to the Board of Directors.

The external auditor has confirmed to the Audit Committee that they have:

•	implemented procedures to ensure they comply with independence rules both in Australia and the United States; and

•	complied with domestic policies and regulations, together with the regulatory requirements of the SEC, and ANZ’s policy regarding the provision of non-audit services by the external auditor.

The non-audit services supplied to the Group by the Group’s external auditor, KPMG, and the amount paid or payable by the Group by type of non-audit service during the year ended 30 September 2011 are as follows:

	Amount paid/ payable $’000’s
Non-audit services	2011	2010
Collective provision review (on behalf of APRA)	101	—
Managed investment schemes distribution model review	81	—
Review script for script audit validation model and trust voting analysis models	46	—
R&D claim review	40	—
Review output from counterparty credit risk review project	20	—
Presentations	18	—
Prudential standard impact assessment	11	—
Training courses	9	—
Accounting advice	5	82
Witness branch transfer of deposit boxes	4	—
Market Risk benchmarking review	—	50
Market Risk system capability review	—	30
Overseas branch registration regulatory assistance	—	2
Review of foreign exchange process in overseas branch	—	8

Total	335	172

Further details on the compensation paid to KPMG is provided in note 5 to the financial statements. Note 5 also provides details of audit-related services provided during the year of $4.444 million (2010: $2.819 million).

For the reasons set out above, the Directors are satisfied that the provision of non-audit services by the external auditor during the year ended 30 September 2011 is compatible with the general standard of independence for auditors imposed by the Corporations Act 2001.

12    ANZ Annual Report 2011

Directors and Officers who were previously Partners of the Auditor

Mr Marriott, the Company’s Chief Financial Officer, was a Partner of KPMG at a time when KPMG was the auditor of the Company. In particular, Mr Marriott was a Partner in the Melbourne office of the then KPMG Peat Marwick prior to joining the Company in 1993.

Chief Executive Officer/Chief Financial Officer Declaration

The Chief Executive Officer and the Chief Financial Officer have given the declarations to the Board concerning the Group’s financial statements and other matters as required under section 295A(2) of the Corporations Act 2001 and Recommendation 7.3 of the ASX Corporate Governance Principles and Recommendations.

Directors’ and Officers’ Indemnity

The Company’s Constitution (Rule 11.1) permits the Company to indemnify each officer or employee of the Company against liabilities (so far as may be permitted under applicable law) incurred in the execution and discharge of the officer’s or employee’s duties. It is the Company’s policy that its employees should not incur any liability to any third party as a result of acting in the course of their employment, subject to appropriate conditions.

Under the policy, the Company will indemnify employees against any liability they incur in carrying out their role. The indemnity protects employees and former employees who incur a liability when acting as an employee, trustee or officer of the Company, another corporation or other body at the request of the Company or a related body corporate.

The indemnity is subject to applicable law and in addition will not apply to liability arising from:

•	serious misconduct, gross negligence, or lack of good faith;

•	illegal, dishonest or fraudulent conduct; or

•	material non-compliance with the Company’s policies, processes or discretions.

The Company has entered into Indemnity Deeds with each of its Directors, with certain secretaries and former Directors of the Company, and with certain employees and other individuals who act as directors or officers of related bodies corporate or of another company. To the extent permitted by law, the Company indemnifies the individual for all liabilities, including costs, damages and expenses incurred in their capacity as an officer of the company to which they have been appointed.

The Company has indemnified the trustees and former trustees of certain of the Company’s superannuation funds and directors, former directors, officers and former officers of trustees of various Company sponsored superannuation schemes in Australia. Under the relevant Deeds of Indemnity, the Company must indemnify each indemnified person if the assets of the relevant fund are insufficient to cover any loss, damage, liability or cost incurred by the indemnified person in connection with the fund, being loss, damage, liability or costs for which the indemnified person would have been entitled to be indemnified out of the assets of the fund in accordance with the trust deed and the Superannuation Industry (Supervision) Act 1993. This indemnity survives the termination of the fund. Some of the indemnified persons are or were Directors or executive officers of the Company.

The Company has also indemnified certain employees of the Company, being trustees and administrators of a trust, from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature arising out of or in connection with the creation, operation or dissolution of the trust or any act or omission performed or omitted by them in good faith and in a manner that they reasonably believed to be within the scope of the authority conferred by the trust.

Except for the above, neither the Company nor any related body corporate of the Company has indemnified or made an agreement to indemnify any person who is or has been an officer or auditor of the Company against liabilities incurred as an officer or auditor of the Company.

During the financial year, and again since the end of the financial year, the Company has paid a premium for an insurance policy for the benefit of the directors and employees of the Company and related bodies corporate of the Company. In accordance with common commercial practice, the insurance policy prohibits disclosure of the nature of the liability insured against and the amount of the premium.

Rounding of Amounts

The Company is a company of the kind referred to in Australian Securities and Investments Commission class order 98/100 (as amended) pursuant to section 341(1) of the Corporations Act 2001.

As a result, amounts in this Directors’ Report and the accompanying financial statements have been rounded to the nearest million dollars except where otherwise indicated.

Directors’ Report    13

DIRECTORS’ REPORT (continued)

Executive Officers’ and Employee Share and Option Plans

Details of share options/rights issued over shares granted to the Chief Executive Officer and Disclosed Executives, and on issue as at the date of this report are detailed in the Remuneration Report.

Details of options/rights issued over shares granted to employees and on issue as at the date of this report are detailed in note 46 of the 2011 financial report.

Details of shares issued as a result of the exercise of options/rights granted to employees as at the date of this report are detailed in note 46 of the 2011 financial report.

Other details about the share options/rights issued, including any rights to participate in any share issues of the Company, are set out in note 46 of the 2011 financial report. No person entitled to exercise any option/right has or had, by virtue of an option/right, a right to participate in any share issue of any other body corporate. The names of all persons who currently hold options/rights are entered in the register kept by the Company pursuant to section 170 of the Corporations Act 2001. This register may be inspected free of charge.

Lead Auditor’s Independence Declaration

The lead auditor’s independence declaration given under section 307C of the Corporations Act 2001 is set out below and forms part of this Directors’ Report for the year ended 30 September 2011.

THE AUDITOR’S INDEPENDENCE DECLARATION

Lead Auditor’s Independence Declaration under Section 307C of the Corporations Act 2001 To: the Directors of Australia and New Zealand Banking Group Limited I declare that, to the best of my knowledge and belief, in relation to the audit for the financial year ended 30 September 2011, there have been:

(i) no contraventions of the auditor independence requirements as set out in the Corporations Act 2001 in relation to the audit; and

(ii) no contraventions of any applicable code of professional conduct in relation to the audit.

KPMG	Peter Nash Partner Melbourne 2 November 2011

14    ANZ Annual Report 2011

REMUNERATION REPORT

Remuneration Report    15

REMUNERATION REPORT—SUMMARY (Unaudited)

Remuneration Report—Summary (Unaudited)

This overview has been written to provide a clear and simple summary of ANZ’s remuneration structure and the actual value received from the various remuneration components by the Non-Executive Directors (NEDs), the Chief Executive Officer (CEO) and Disclosed Executives in 2010 and 2011. The term ‘Disclosed Executives’ is used in this report to refer to these executives other than the CEO. Detailed data is provided in the Directors’ Remuneration Report on pages 22 to 45.

Remuneration Structure and 2011 Outcomes

NON-EXECUTIVE DIRECTORS

Full details of the fees paid to NEDs in 2010 and 2011 are provided on page 24 of the Remuneration Report. In summary, the Chairman receives a base fee which covers all responsibilities including all Board committees. NEDs receive a base fee for being a Director of the Board and additional fees for either chairing or being a member of a committee, working on special committees and/or for serving on a subsidiary Board. They do not receive any performance/incentive payments and are not eligible to participate in any of the Group’s incentive arrangements. All fees payable to NEDs fall within the fee limit set by shareholders.

There has been no increase to the NED fee pool since 2008.

Based on an independent assessment of the competitiveness of ANZ’s NED remuneration in comparison to other major companies and forecast market movements, the Board elected to increase NED fees for the 2011 year.

CHIEF EXECUTIVE OFFICER AND DISCLOSED EXECUTIVES

ANZ’s remuneration framework is designed to create and enhance value for all ANZ stakeholders and to ensure there is strong alignment between the short and long-term interests of shareholders and the CEO and Disclosed Executives. A key feature of ANZ’s reward structure is the role it plays in helping drive ANZ’s strategy to build a culture of out-performance with integrity, by ensuring differentiation of rewards and recognition of key contributors. To achieve this, remuneration for the CEO and Disclosed Executives is comprised of:

Fixed pay: This is the only ‘guaranteed’ part of the remuneration package. ANZ positions fixed pay for the CEO and Disclosed Executives against the median of the relevant financial services market and based on internal relativities reflecting responsibilities, performance, qualifications, experience and location.

The financial services market is considered the appropriate market as this is the key pool of sourcing talent for ANZ, consisting of companies operating in a similar regulatory environment to ANZ. This market consists of companies where key talent may be lost to and therefore competitive remuneration against these companies is appropriate.

Short Term Incentive (STI): The STI provides an annual opportunity for an incentive award. It is assessed against Group and individual objectives and is awarded provided that there have been no inappropriate behaviour or risk/compliance/audit breaches.

Long Term Incentive (LTI): The LTI provides an annual opportunity for an equity award that aligns a significant portion of overall remuneration to shareholder value over the longer term.

CEO ACTUAL REMUNERATION

Fixed pay: From 1 October 2010 the level of fixed annual pay for the CEO was increased to $3.15 million from $3 million and was the first adjustment since his commencement in 2007. The Board determined that based on fixed remuneration remaining unchanged since commencement, and the importance of rewarding the CEO commensurate with his peers who have significant Asian experience, it was appropriate to provide a fixed pay increase of 5%.

Short Term Incentive (STI): The CEO has an annual opportunity to receive a bonus payment equivalent to the value of his fixed remuneration, i.e. $3.15 million. The actual amount paid can increase or decrease from this number dependent on his performance as CEO and the performance of the organisation as a whole. Specifically, if, in the Board’s view the CEO has out-performed and exceeded his targets, the Board may exercise its discretion to increase the STI beyond his target payment.

The CEO’s STI payment for 2011 has been determined having regard to his delivery against a balanced scorecard of objectives for the year as well as the progress achieved in relation to ANZ’s long-term strategic goals. The STI payment for 2011 will be $3.3 million with $1.75 million paid in cash and the balance ($1.55 million) awarded as deferred shares. Half the deferred shares will be restricted for one year and half for two years.

Special Equity Allocation: At the 2008 Annual General Meeting, shareholders approved an additional grant of 700,000 options to the CEO at an exercise price of $14.18 and with a vesting date of 18 December 2011. No options have been granted subsequently.

Long Term Incentive (LTI): Three tranches of performance rights were provided to the CEO in December 2007, covering his first three years in the role. The first of these tranches was tested against a relative Total Shareholder Return (TSR) hurdle after three years, i.e. December 2010. As a result of the testing, 258,620 performance rights vested at a value of $6.117 million, based on the one day volume weighted average price (VWAP) of $23.6535 per share on 17 December 2010 (19 December 2010 was a non-trading day) and were exercised during the year. The other two tranches will be tested in December 2011 and December 2012 respectively. There is no retesting of these grants.

At the 2010 Annual General Meeting shareholders approved an LTI grant to the CEO equivalent to 100% of his 2010 fixed pay, being $3 million. This equated to a total of 253,164 performance rights being allocated, which will be subject to testing against the relative TSR hurdle after 3 years, i.e. December 2013.

Other: In addition to his standard remuneration arrangements, the CEO was provided with additional equity as part of his original sign-on arrangements to recognise remuneration forgone from his previous employer in order to join ANZ. The CEO was offered $9 million on his commencement which could have been taken in cash but which he elected to take as shares, with one third vesting at his 1st, 2nd and 3rd anniversaries respectively. This equated to a total of 330,033 ANZ shares at the time of grant when the share price was $27.2751. The first and second tranches vested in October 2008 and October 2009 respectively. The third tranche vested on 2 October 2010. At that time, the value was $2.589 million, based on the one day VWAP of $23.5385 per share on 1 October 2010 (2 October 2010 was a non-trading day).

16 ANZ Annual Report 2011

The following tables, relating to the CEO, show:

•	The actual amounts or grants made in respect of the years 2010 and 2011;

•	Any amounts which had to be deferred in respect of the years 2010 and 2011; and

•	The actual amounts received in respect of the years 2010 and 2011.

The information provided in this table is different from the information provided in the statutory remuneration table on page 42, which has been prepared in accordance with Australian Accounting Standards.

Chief Executive Officer (M Smith)[1,2]	Fixed pay ($)	STI ($)	LTI ($)		Other grants /benefits ($)		TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	3,150,000	3,300,000	3,150,000	[3]	105,515	[5]	9,705,515
less amounts which must be deferred in respect of 2011 year	—	1,550,000	3,150,000	[3]	—		4,700,000
Amounts received in respect of 2011 year	3,150,000	1,750,000	—		105,515	[5]	5,005,515

2010
Amounts paid or granted in respect of 2010 year	3,000,000	4,750,000	3,000,000	[4]	5,500	[5]	10,755,500
less amounts which must be deferred in respect of 2010 year	—	2,250,000	3,000,000	[3]	—		5,250,000
Amounts received in respect of 2010 year	3,000,000	2,500,000	—		5,500	[5]	5,505,500

1	On commencement with ANZ, M Smith was granted three tranches of equity valued at $3 million each. The second tranche became available on 2 October 2009—price at vesting $23.5600 (based on one day VWAP as at 2 October 2009). Therefore the value of this tranche at date of vesting was $2,591,859. The third tranche became available on 2 October 2010—price at vesting $23.5385 (based on one day VWAP as at 1 October 2010, as 2 October 2010 was a non-trading day). Therefore the value of this tranche at date of vesting was $2,589,494. These amounts are not reflected in the table above as they relate to a specific equity arrangement associated with his commencement and are not a part of his standard remuneration arrangements.
2	Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2011 included STI deferred shares granted 13 November 2009, valued at $1,074,274 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November 2010 was a non-trading day) and LTI performance rights granted 19 December 2007, valued at $6,117,268 at vesting on 19 December 2010 (based on one day VWAP on 17 December 2010, as 19 December 2010 was a non-trading day).
3	The 2011 LTI relates to the LTI grant that is proposed for 2011, subject to approval by shareholders at the 2011 Annual General Meeting.
4	The 2010 LTI relates to the LTI grant approved by shareholders at the 2010 Annual General Meeting.
5	Other grants/benefits includes car parking, life insurance and taxation services. The insurance coverage for M Smith was updated in 2011 to a full Life and Personal Accident Insurance Policy which provides more comprehensive cover.

2012 Remuneration: The CEO’s fixed pay will remain unchanged at $3.15 million for the year commencing 1 October 2011.

The STI target is 100% of fixed pay, therefore, for the 2012 year the STI target will remain at $3.15 million. The actual payment will be determined having regard to performance against relevant objectives and targets for the 2012 year.

For 2011, it is proposed to allocate $3.15 million LTI to be delivered as performance rights with a relative TSR hurdle, subject to shareholder approval at the 2011 Annual General Meeting.

DISCLOSED EXECUTIVES ACTUAL REMUNERATION

CHIEF RISK OFFICER (CRO)

The CRO’s remuneration arrangements have been structured differently to other Disclosed Executives to preserve the independence of this role and to minimise any conflicts of interest.

The CRO’s role has a greater weighting on fixed pay with more limited leverage for individual performance and none (either positive or negative) for Group performance. In 2010, LTI awards were delivered as unhurdled deferred shares and in 2011 (and beyond) will be delivered as unhurdled deferred share rights, both with a three year time based hurdle. The Company’s relative TSR performance hurdle is not associated with the LTI award to ensure greater impartiality and independence of this role.

ALL OTHER DISCLOSED EXECUTIVES

Fixed pay: A review identified that ANZ’s fixed remuneration levels for Disclosed Executives were generally competitively positioned within the market, and where they were not, appropriate adjustments were made.

Short Term Incentive (STI): Disclosed Executives have an opportunity to receive an on-target STI payment equivalent to 120% of their fixed pay, with top performers able to receive incentive payments well above the target level whereas weaker performers receive a significantly reduced or no incentive payment at all. All incentives paid in the 2011 financial year related to performance from the 2010 financial year, and all deferred components are subject to the Board’s discretion to reduce or adjust to zero before vesting. The total of STI payments for Disclosed Executives for the 2011 year has decreased from 2010, reflecting the link between performance and variable reward outcomes.

STI payments for Disclosed Executives are subject to a mandatory deferral threshold (currently $200,000), with 50% of all amounts above this threshold subject to deferral—half of the deferred equity is restricted for a one year period and the other half of the deferred equity is restricted for a two year period. This is designed to strengthen the link between the STI award and longer term alignment with shareholder interests.

Long Term Incentive (LTI): The target LTI is 50% of their fixed pay. This dollar value is converted into an actual number of performance rights using an independent and audited external valuation. These rights are subject to a relative TSR performance hurdle that compares ANZ’s performance with a selection of other comparable financial institutions over the three year period following the grant. ANZ’s performance ranking must be equal to the median for any rights to vest and at or above the 75th percentile to fully vest. If the hurdle is achieved, the rights are able to be exercised, and if not, they are forfeited. There is no retesting.

The LTI grants made in October 2007 were tested against the TSR performance of the comparator group in October 2010. ANZ’s TSR performance was ranked above the 75th percentile of the comparator group. Accordingly, 100% of the performance rights vested in October 2010.

Remuneration Report    17

REMUNERATION REPORT—SUMMARY (Unaudited)

The following tables cover those Disclosed Executives who were employed at the executive level for 2010 and 2011. The tables detail:

•	The actual amounts paid or granted in respect of the years 2010 and 2011;

•	Any amounts which had to be deferred in respect of the years 2010 and 2011; and

•	The actual amounts received in respect of the years 2010 and 2011.

The information provided in these tables is different from the information provided in the statutory remuneration table on page 42, which has been prepared in accordance with Australian Accounting Standards.

Chief Executive Officer, Australia (P Chronican)[1]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	1,300,000	1,600,000	650,000	5,744	3,555,744
less amounts which must be deferred in respect of 2011 year	—	700,000	650,000	—	1,350,000
Amounts received in respect of 2011 year	1,300,000	900,000	—	5,744	2,205,744

2010
Amounts paid or granted in respect of 2010 year	1,079,000	1,400,000	650,000	296,974	3,425,974
less amounts which must be deferred in respect of 2010 year	—	600,000	650,000	—	1,250,000
Amounts received in respect of 2010 year	1,079,000	800,000	—	296,974	2,175,974

Chief Executive Officer, Institutional (S Elliott)[2]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	1,050,000	1,008,000	650,000	10,191	2,718,191
less amounts which must be deferred in respect of 2011 year	—	404,000	650,000	—	1,054,000
Amounts received in respect of 2011 year	1,050,000	604,000	—	10,191	1,664,191

2010
Amounts paid or granted in respect of 2010 year	1,000,000	2,500,000	550,000	12,334	4,062,334
less amounts which must be deferred in respect of 2010 year	—	1,150,000	550,000	—	1,700,000
Amounts received in respect of 2010 year	1,000,000	1,350,000	—	12,334	2,362,334

Chief Executive Officer,New Zealand (D Hisco)[3]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	960,000	1,612,800	480,000	357,283	3,410,083
less amounts which must be deferred in respect of 2011 year	—	710,400	480,000	—	1,190,400
Amounts received in respect of 2011 year	960,000	902,400	—	357,283	2,219,683

2010
Not a Disclosed Executive in 2010

18    ANZ Annual Report 2011

Chief Executive Officer, Asia Pacific, Europe & America (A Thursby)[4]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	1,050,000	1,600,000	700,000	7,375	3,357,375
less amounts which must be deferred in respect of 2011 year	—	700,000	700,000	—	1,400,000
Amounts received in respect of 2011 year	1,050,000	900,000	—	7,375	1,957,375

2010
Amounts paid or granted in respect of 2010 year	1,000,000	2,500,000	550,000	23,570	4,073,570
less amounts which must be deferred in respect of 2010 year	—	1,150,000	550,000	—	1,700,000
Amounts received in respect of 2010 year	1,000,000	1,350,000	—	23,570	2,373,570

Deputy Chief Executive Officer (G Hodges)[5]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	1,000,000	1,200,000	500,000	24,350	2,724,350
less amounts which must be deferred in respect of 2011 year	—	500,000	500,000	—	1,000,000
Amounts received in respect of 2011 year	1,000,000	700,000	—	24,350	1,724,350

2010
Amounts paid or granted in respect of 2010 year	1,000,000	1,140,000	500,000	17,309	2,657,309
less amounts which must be deferred in respect of 2010 year	—	470,000	500,000	—	970,000
Amounts received in respect of 2010 year	1,000,000	670,000	—	17,309	1,687,309

Chief Financial Officer (P Marriott)[6]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	1,000,000	1,440,000	500,000	5,774	2,945,774
less amounts which must be deferred in respect of 2011 year	—	620,000	500,000	—	1,120,000
Amounts received in respect of 2011 year	1,000,000	820,000	—	5,774	1,825,774

2010
Amounts paid or granted in respect of 2010 year	1,000,000	1,140,000	500,000	2,595	2,642,595
less amounts which must be deferred in respect of 2010 year	—	470,000	500,000	—	970,000
Amounts received in respect of 2010 year	1,000,000	670,000	—	2,595	1,672,595

Chief Risk Officer (C Page)[7]	Fixed pay ($)	STI ($)	LTI ($)	Other grants /benefits ($)	TOTAL ($)
2011
Amounts paid or granted in respect of 2011 year	1,100,000	1,500,000	—	7,375	2,607,375
less amounts which must be deferred in respect of 2011 year	—	650,000	—	—	650,000
Amounts received in respect of 2011 year	1,100,000	850,000	—	7,375	1,957,375

2010
Amounts paid or granted in respect of 2010 year	1,100,000	1,320,000	425,000	60,565	2,905,565
less amounts which must be deferred in respect of 2010 year	—	560,000	425,000	—	985,000
Amounts received in respect of 2010 year	1,100,000	760,000	—	60,565	1,920,565

Remuneration Report    19

REMUNERATION REPORT—SUMMARY (Unaudited) (continued)

1	P Chronican – P Chronican commenced on 30 November 2009 so 2010 payments reflect amounts received for the partial service for the 2010 year. Other grants/benefits includes car parking and relocation expenses.
2	S Elliott – Other grants/benefits includes car parking and relocation expenses. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2011 included STI deferred shares granted 13 November 2009, valued at $25,566 at vesting on 13 November 2010 and STI deferred options granted 13 November 2009, valued at $2,796 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November was a non-trading day). In addition to remuneration shown above, S Elliott received an equity grant in 2009 in accordance with his employment arrangements on joining ANZ. ANZ agreed to provide S Elliott with shares to the value of $125,000 deferred for one year and shares to the value of $125,000 deferred for two years. The shares were granted on 11 June 2009. The one year deferred shares became available on 11 June 2010, valued at $172,589 at vesting. The two year deferred shares became available on 11 June 2011, valued at $162,464 at vesting.
3	D Hisco – D Hisco commenced in role on 13 October 2010 so 2011 payments reflect amounts received for the partial service for the 2011 year. Other grants/benefits includes relocation expenses such as flight and housing assistance, and taxation services. Equity which first vested in 2011 included STI deferred shares granted 13 November 2009, valued at $136,836 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November was a non-trading day) and LTI performance rights granted 30 October 2007, valued at $634,134 at vesting on 31 October 2010.
4	A Thursby – Other grants/benefits includes car parking and relocation expenses. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2011 included STI deferred shares granted 31 October 2008, valued at $308,051 at vesting on 31 October 2010, STI deferred shares granted 13 November 2009, valued at $613,871 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November was a non-trading day), STI deferred options granted 31 October 2008, valued at $635,420 at vesting on 31 October 2010 and LTI performance rights granted 30 October 2007, valued at $1,153,007 at vesting on 31 October 2010. In addition to remuneration shown above, A Thursby received an equity grant in 2009 in accordance with his employment arrangements on joining ANZ. ANZ agreed to provide A Thursby with three separate tranches of deferred shares to the value of $1 million per annum. The first tranche was made on 3 September 2007, the second on 28 August 2008 and the final tranche was granted on 22 September 2009. The shares are restricted and held in trust for three years from the date of allocation. The first tranche became available on 3 September 2010, valued at $804,989 at vesting. The second tranche became available on 28 August 2011, valued at $1,249,537 at vesting.
5	G Hodges – Other grants/benefits includes car parking and taxation services. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2011 included STI deferred shares granted 13 November 2009, valued at $168,817 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November was a non-trading day), STI deferred options granted 31 October 2008, valued at $261,641 at vesting on 31 October 2010, STI deferred share rights granted 31 October 2008, valued at $141,038 at vesting on 31 October 2010 and LTI performance rights granted 30 October 2007, valued at $1,441,258 at vesting on 31 October 2010.
6	P Marriott – Other grants/benefits includes car parking. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2011 included STI deferred shares granted 31 October 2008, valued at $90,580 at vesting on 31 October 2010, STI deferred shares granted 13 November 2009, valued at $166,251 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November was a non-trading day), STI deferred options granted 31 October 2008, valued at $186,886 at vesting on 31 October 2010 and LTI performance rights granted 30 October 2007, valued at $1,441,258 at vesting on 31 October 2010.
7	C Page – Other grants/benefits includes car parking, relocation expenses and taxation services. Equity which has been previously disclosed in remuneration reports in prior years that first vested in 2011 included STI deferred shares granted 13 November 2009, valued at $358,091 at vesting on 13 November 2010 (based on one day VWAP on 12 November 2010, as 13 November was a non-trading day).

Short Term Incentive (STI) – Targets and Outcomes

ANZ uses a balanced scorecard to measure performance in relation to the Group’s main STI program. The scorecard provides a framework whereby a combination of measures can be applied to ensure a broader long term strategic focus on driving shareholder value as well as a focus on short term outcomes.

In 2011 there were four categories containing a total of 20 measures agreed at the beginning of the financial year and they have not been changed. Each of the four categories are broadly equal in weight.

The following table provides examples of some of the key measures used in 2011 for assessing performance for the purpose of determining bonus pools and also individual performance outcomes. The list is not comprehensive but provides examples of the measures under each of the balanced scorecard categories.

Category	Measure	Outcome
Customer	Customer satisfaction (based on external survey outcomes)	ANZ aims to achieve top quartile customer satisfaction across each of its businesses based on external survey outcomes. In 2011 ANZ maintained top quartile performance in Australia in the Retail, Commercial and Institutional segments and in the Institutional segment in New Zealand. In New Zealand, satisfaction in Retail improved and remained constant in Commercial, however, satisfaction levels were slightly behind the other major banks.

Finance	Tier 1 capital Liquidity stress testing policies Core funding ratio Underlying earnings per share Underlying economic profit Total shareholder return

Individual measures in the Finance category target both financial strength and financial performance relative to peers and internal targets. In the current economic environment, financial strength measures for Capital, Liquidity and Funding are regarded as particularly important. For each of those measures the target was met or exceeded. ANZ is well capitalised with the Tier 1 ratio of 10.9% comfortably above both internal targets and regulator requirements. Throughout the period ANZ has complied with internal liquidity stress testing policies and has maintained its Core Funding Ratio at comfortable levels.

Underlying Earnings Per Share and Underlying Economic Profit are each measured against strong growth objectives set by the Board. Total Shareholder Return is measured against the mean of our Australian peers. While ANZ’s EPS grew strongly (up 10% for the year), a significant decline in Global Markets trading income, in line with global sector trends, in the last half dampened the growth. Economic Profit is measured against the Board approved Operating Plan and performance fell short due to Global Markets income. While Statutory Profit and Underlying Profit grew 19% and 12% respectively year on year and dividends increased 11%, the shareholder return lagged peers with share price growth reducing somewhat after outperformance in 2010.

20    ANZ Annual Report 2011

Category	Measure	Outcome
People	Employee engagement Percentage of women in management Corporate social responsibility	An engaged workforce is regarded as an important driver of above average long term performance. ANZ employee engagement increased from 64% in 2010 to 70% in 2011, above the 68% internal target. ANZ is focused on increasing the diversity of its workforce and targeted an increase in women in management; however results remained flat year on year. ANZ met its Corporate Responsibility Targets for 2011.

Process/ Risk	Underlying individual provision charge Number of high severity IT incidents Number of operational incidents Number of outstanding internal audit items	The management of risk is fundamental to the ongoing stability of the banking industry. In this scorecard category ANZ has measures for both credit and operating risk. In 2011 ANZ achieved a 33% reduction in credit losses, compared to a target of 28%, with provisioning levels beginning to revert to pre-crisis levels. This reduction was achieved despite the impact of a number of natural disasters in New Zealand and Australia. High severity IT incidents reduced by 47%. ANZ Global Internal Audit conduct a rigorous review process to identify any weaknesses in procedures and/or compliance with policies and in 2011 there was a significant reduction in the number of outstanding internal audit items with the Group outperforming against target.

Performance and Short Term Incentive Correlation

Short Term Incentive Payments for the CEO and Disclosed Executives on average were lower for 2011 than for the prior year. For 2011 the average STI for the CEO and Disclosed Executives was 110% of target compared to 137% of target for the prior year. Whilst ANZ has had another record year and profits have increased steadily, performance needs to be assessed across the full range of quantitative and qualitative measures. The Board has given full consideration to the performance of the Group and the Disclosed Executives, and determined that whilst still performing strongly, on balance the rewards should be reduced from prior year. The Board sets stretching growth targets for the Management Team to drive strong, responsible and sustainable growth.

Remuneration Report    21

REMUNERATION REPORT—FULL (Audited)

Remuneration Report – Full (Audited)

The Directors’ Remuneration Report is designed to provide shareholders with an understanding of ANZ’s remuneration policies which relate to Key Management Personnel (KMP) as defined under the Corporations Act and the link between remuneration and ANZ’s performance, along with individual outcomes for ANZ’s Non-Executive Directors (NEDs), Chief Executive Officer (CEO) and Disclosed Executives.

This Remuneration Report has been prepared in accordance with section 300A of the Corporations Act for the Company and the consolidated entity for 2010 and 2011.

The information provided in this Remuneration Report has been audited as required by section 308(3C) of the Corporations Act. This Remuneration Report forms part of the Directors’ Report.

Board Oversight of Remuneration

The Human Resources (HR) Committee has responsibility for reviewing and making recommendations to the Board in relation to director and executive remuneration, and executive succession (excluding the role of Group General Manager Global Internal Audit which is addressed separately by the Board Audit Committee). The HR Committee specifically makes recommendations to the Board on remuneration and succession matters related to the CEO, and individual remuneration arrangements for other key executives covered by the Group’s Remuneration Policy, the design of significant incentive plans (such as the ANZ Employee Reward Scheme (ANZERS) and the Institutional Incentive Plan) and remuneration structures for senior executives and others specifically covered by the Remuneration Policy (refer to page 57 of the Corporate Governance Report for more details about the Committee’s role, and anz.com > About Us > Our Company > Corporate Governance > ANZ Human Resources Committee Charter, which details the terms of reference under which the HR Committee operates).

On a number of occasions throughout the year, the HR Committee and management received information from external providers (the following advisors were used: Ernst & Young, Hay Group, Freehills, Mercer (Australia) Pty Ltd and PricewaterhouseCoopers). This information related to remuneration market data and analysis, remuneration market practice regarding the structure and design of short term incentive and long term incentive programs, analysis of legislative requirements in relation to executive remuneration, and interpretation of Australian and global remuneration governance and regulatory requirements.

The HR Committee did not receive any recommendations from remuneration consultants during the year in relation to the remuneration arrangements of KMP. ANZ employs in house remuneration professionals who analyse and interpret the information received from external providers and where recommendations were provided to the Board, these were direct from management.

The Board’s decisions were made independently using the information provided and having careful regard to ANZ’s position, strategic objectives and current requirements.

Non-Executive Directors

Throughout this report specific disclosures are provided in relation to the remuneration of the Non-Executive Directors (NEDs) set out in Table 1, who fall within the definition of KMP of the Company and of the Group.

TABLE 1: NON-EXECUTIVE DIRECTORS

Current Non-Executive Directors
J Morschel	Chairman, Independent Non-Executive Director – Appointed Director October 2004;
Appointed Chairman 1 March 2010
G Clark	Independent Non-Executive Director – Appointed February 2004
P Hay	Independent Non-Executive Director – Appointed November 2008
H Lee	Independent Non-Executive Director – Appointed February 2009
I Macfarlane	Independent Non-Executive Director – Appointed February 2007
D Meiklejohn	Independent Non-Executive Director – Appointed October 2004
A Watkins	Independent Non-Executive Director – Appointed November 2008

Former Non-Executive Directors
C Goode	Chairman, Independent Non-Executive Director – Appointed Director July 1991;
Appointed Chairman August 1995; Retired 28 February 2010
J Ellis	Independent Non-Executive Director – Appointed October 1995; Retired 18 December 2009

22    ANZ Annual Report 2011

CEO and Disclosed Executives

Throughout this report specific disclosures are provided in relation to the remuneration of both the Chief Executive Officer (CEO) and the other current and former executives set out in Table 2 below. The term ‘Disclosed Executives’ is used in this report to refer to these executives other than the CEO.

The Disclosed Executives are those direct reports of the CEO with key responsibility for the strategic direction and management of a major revenue generating Division or who control material revenue and expenses who fall within the definition of KMP of the Company and of the Group, and include the five highest paid executives in the Company and the Group (being the five highest paid, relevant Group and Company executives who participate in making decisions that affect the whole, or a substantial part, of the business of the Company or who have the capacity to significantly affect the Company’s financial standing).

The Group operates on a divisional structure with Australia, Asia Pacific, Europe & America (APEA), Institutional and New Zealand being the major operating divisions.

TABLE 2: CEO AND DISCLOSED EXECUTIVES

Executive Director
M Smith	Chief Executive Officer

Current Disclosed Executives
P Chronican	Chief Executive Officer, Australia – appointed 30 November 2009
S Elliott	Chief Executive Officer, Institutional
D Hisco	Chief Executive Officer, New Zealand – appointed 13 October 2010
G Hodges	Deputy Chief Executive Officer
P Marriott	Chief Financial Officer
C Page	Chief Risk Officer
A Thursby	Chief Executive Officer, Asia Pacific, Europe & America

Former Disclosed Executives
J Fagg	Former Chief Executive Officer, New Zealand – stepped down from role due to illness 1 September 2010

1. Non-Executive Director Remuneration

1.1. BOARD POLICY ON REMUNERATION

Table 3 sets out the key principles that underpin the Board’s policy on NED remuneration:

TABLE 3: PRINCIPLES UNDERPINNING THE REMUNERATION POLICY FOR NEDs

Principle	Comment
Aggregate Board and Committee fees are within the maximum annual aggregate limit approved by shareholders	The current aggregate fee pool for NEDs of $3.5 million was approved by shareholders at the 2008 Annual General Meeting. The annual total of NEDs’ fees, including superannuation contributions, is within this agreed limit. NEDs are also eligible for other payments outside the limit such as reimbursement for business related expenses, including travel, and retirement benefits accrued as at September 2005.

Fees are set by reference to key considerations

Board and Committee fees are set by reference to a number of relevant considerations including:

•    general industry practice and best principles of corporate governance;

•    the responsibilities and risks attaching to the role of NED;

•    the time commitment expected of the NEDs on Group and Company matters; and

•    reference to fees paid to other NEDs of comparable companies.

The remuneration structure preserves independence whilst aligning interests of NEDs and shareholders	So that independence and impartiality is maintained, fees are not linked to the performance of the Company and NEDs are not eligible to participate in any of the Group’s incentive arrangements. NEDs also have adopted Shareholding Guidelines (refer section 1.3).

No retirement benefits	NEDs do not accrue separate retirement benefits in addition to statutory superannuation entitlements. (Refer to Table 4 for details of preserved benefits for NEDs who participated in the ANZ Directors’ Retirement Scheme prior to its closure in 2005).

Remuneration Report    23

REMUNERATION REPORT—FULL (Audited) (continued)

1.2. COMPONENTS OF NON-EXECUTIVE DIRECTOR REMUNERATION

NEDs receive a fee for being a Director of the Board, and additional fees for either chairing or being a member of a committee. The Chairman of the Board does not receive additional fees for service on Board Committees.

There has been no increase to the NED fee pool since 2008.

Based on an independent assessment of the competitiveness of ANZ’s NED remuneration in comparison to other major companies and forecast market movements the Board elected to increase NED fees for the 2011 financial year, in order to remain market competitive and to reflect the increased accountability and time commitment of NEDs. For details of remuneration paid to Directors for the years 2010 and 2011, refer to Table 6 in this Remuneration Report.

TABLE 4: COMPONENTS OF REMUNERATION FOR NEDS

Elements	Details
Board/Committee fees	2011
	Fees per annum are:

	Board Chairman Fee	$775,000

	Board NED Base Fee	$210,000

	Committee Fees	Committee Chair	Committee Member
	Audit	$65,000	$32,500

	Risk	$57,000	$30,000

	Human Resources	$55,000	$25,000

	Governance	$35,000	$15,000

	Technology	$35,000	$15,000

Other fees/benefits	Work on Special Committees may attract additional fees of an amount considered appropriate in the circumstances.

Post-employment benefits	Superannuation contributions are made at a rate of 9% (but only up to the Government’s prescribed maximum contributions limit) which satisfies the Company’s statutory superannuation contributions and are not included in the base fee.

	The ANZ Directors’ Retirement Scheme was closed effective 30 September 2005. Accrued entitlements relating to the ANZ Directors’ Retirement Scheme were fixed at 30 September 2005 and NEDs had the option to convert these entitlements into ANZ shares. Such entitlements, either in ANZ shares or cash, will be carried forward and transferred to the NED when they retire (including interest accrued at the 30 day bank bill rate for cash entitlements).

	The accrued entitlements for current NEDs fixed under the ANZ Directors’ Retirement Scheme as at 30 September 2005 were as follows:

	G Clark	$83,197
	D Meiklejohn	$64,781
	J Morschel	$60,459

Directors’ Share Plan

With effect from 1 October 2009, ANZ ceased all new purchases under the Directors’ Share Plan (the Plan), although existing shares will continue to be held in trust. As shares were purchased from remuneration forgone, they were not subject to performance conditions. Participation in the plan was voluntary. Shares acquired under the Plan were purchased on market and were subject to a minimum one year restriction, during which the shares could not be traded. In the event of serious misconduct, all shares held in trust will be forfeited. All costs associated with the Plan are met by the Company.

The Plan was not a performance-based share plan and was not intended as an incentive component of NED remuneration.

24    ANZ Annual Report 2011

1.3. SHAREHOLDINGS OF NON-EXECUTIVE DIRECTORS

In recognising that ownership of Company shares aligns Directors’ interests with those of shareholders, Directors adopted Shareholding Guidelines in 2005. These guidelines require Directors to accumulate shares, over a five year period from appointment, to the value of 100% (200% for the Chairman) of the base annual NED fee and to maintain this shareholding while a Director of ANZ. Directors have agreed that where their holding is below this guideline they will direct a minimum of 25% of their fees each year toward achieving this shareholding.

The movement during the reporting period in shareholdings of NEDs (held directly, indirectly and by related parties) is provided below:

TABLE 5: NED SHAREHOLDINGS

Name	Type of shares	Balance as at 1 Oct 2010	Shares from changes during the year[1]	Balance as at 30 Sep 2011[2,3]	Balance as at report sign-off date
Current Non-Executive Directors
J Morschel	Directors’ Share Plan	7,860	—	7,860	7,860
	Ordinary shares	8,042	3,000	11,042	11,042
G Clark	Directors’ Share Plan	5,479	—	5,479	5,479
	Ordinary shares	10,000	—	10,000	10,000
P Hay[4]	Directors’ Share Plan	2,812	178	2,990	2,990
	Ordinary shares	6,231	2,422	8,653	8,653
H Lee	Directors’ Share Plan	1,654	105	1,759	1,759
	Ordinary shares	8,000	—	8,000	8,000
I Macfarlane	Directors’ Share Plan	2,574	(2,574)	—	—
	Ordinary shares	11,042	6,574	17,616	17,616
	CPS2	500	—	500	500
	CPS3	—	1,000	1,000	1,000
D Meiklejohn	Ordinary shares	16,198	—	16,198	16,198
A Watkins	Directors’ Share Plan	3,419	—	3,419	3,419
	Ordinary shares	16,042	—	16,042	16,042

1	Shares from changes during the year include the net result of any shares purchased/sold or acquired under the Dividend Reinvestment Plan.
2	The following shares (included in the holdings above) were held on behalf of the NEDs (i.e. indirect beneficially held shares) as at 30 September 2011: J Morschel—11,860; G Clark—15,479; P Hay—11,369; H Lee—1,759; I Macfarlane—19,116; D Meiklejohn—13,698; A Watkins—18,419.
3	Total shareholding balance as at 30 September 2011 as a % of base fee: J Morschel—176%; G Clark—144%; P Hay—108%; H Lee—91%; I Macfarlane—178%; D Meiklejohn—151%; A Watkins—181%. The value of shares has been calculated using the closing price on 30 September 2011 of $19.52. The percentage of base fee has been determined by comparing the share value against the current base annual NED fee of $210,000.
4	Shareholdings for P Hay excludes 19,855 shares as at 30 September 2011 (2010: 19,855) which are held indirectly where P Hay has no beneficial interest.

Remuneration Report    25

REMUNERATION REPORT—FULL (Audited) (continued)

1.4. REMUNERATION PAID TO NON-EXECUTIVE DIRECTORS

Remuneration details of NEDs for 2010 and 2011 are set out below in Table 6.

Overall, there is a decrease in total NED remuneration year on year, largely due to termination benefits provided to C Goode and J Ellis on their retirement from the Board in the 2010 year.

TABLE 6: NED REMUNERATION FOR 2011 AND 2010

	Short-Term Employee Benefits
	Financial Year	Board fees $	Committee fees $	Short term incentive $	Other $
Current Non-Executive Directors[4]
J Morschel (Appointed Director October 2004; appointed Chairman March 2010)	2011	775,000	—	n/a	—
Independent Non Executive Director, Chairman	2010	517,917	48,333	n/a	—
G Clark (Appointed February 2004)	2011	210,000	90,000	n/a	—
Independent Non-Executive Director	2010	200,000	61,000	n/a	—
P Hay (Appointed November 2008)	2011	210,000	92,500	n/a	—
Independent Non-Executive Director	2010	200,000	76,000	n/a	—
H Lee (Appointed February 2009)	2011	210,000	70,000	n/a	—
Independent Non-Executive Director	2010	200,000	35,000	n/a	—
I Macfarlane (Appointed February 2007)	2011	210,000	104,500	n/a	—
Independent Non-Executive Director	2010	200,000	72,000	n/a	—
D Meiklejohn (Appointed October 2004)	2011	210,000	110,000	n/a	186	[3]
Independent Non-Executive Director	2010	200,000	106,000	n/a	—
A Watkins (Appointed November 2008)	2011	210,000	102,500	n/a	—
Independent Non-Executive Director	2010	200,000	103,000	n/a	—
Former Non-Executive Directors
C Goode (Appointed Director July 1991;appointed Chairman August 1995; retired
28 February 2010)
Independent Non-Executive Director, Chairman	2010	326,250	—	n/a	8,233	[3]
J Ellis (Appointed October 1995; retired 18 December 2009)
Independent Non-Executive Director	2010	43,000	—	n/a	8,546	[3]
Total of all Non-Executive Directors[4]	2011	2,035,000	569,500	n/a	186
	2010	2,087,167	501,333	n/a	16,779

1	The termination benefits paid to C Goode and J Ellis (in 2010) on their respective retirements from the Board relate to the benefits accrued under the ANZ Director’s Retirement Scheme which existed prior to September 2005 and interest on that benefit. For C Goode, shares acquired under the ANZ Director’s Retirement Scheme were transferred on retirement. The price on retirement was $22.9507 (based on one day VWAP as at 26 February 2010). For J Ellis, shares acquired under the ANZ Director’s Retirement Scheme were transferred on retirement. The price on retirement was $21.3694 (based on one day VWAP as at 18 December 2009).
2	Amounts disclosed for remuneration of Directors exclude insurance premiums paid by the Group in respect of Directors’ and officers’ liability insurance contracts. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the Directors believe that no reasonable basis for such allocation exists.
3	For D Meiklejohn, other relates to office space. For C Goode, other relates to gifts on retirement. For J Ellis, other relates to car parking, office space and gifts on retirement.
4	Due to consistency of remuneration structure, the remuneration details of the CEO (who is the only Executive Director) are included in Table 17 with other Disclosed Executives.

26    ANZ Annual Report 2011

	Post- Employment	Long-Term Employee Benefits	Termination Benefits[1]	Share-Based Payments
Total $	Super contributions $	Long service leave accrued during the year $	$	Total amortisation value of equity $	Total Remuneration[2] $
775,000	15,343	n/a	—	n/a	790,343
566,250	14,646	n/a	—	n/a	580,896
300,000	15,343	n/a	—	n/a	315,343
261,000	14,646	n/a	—	n/a	275,646
302,500	15,343	n/a	—	n/a	317,843
276,000	14,646	n/a	—	n/a	290,646
280,000	15,343	n/a	—	n/a	295,343
235,000	14,646	n/a	—	n/a	249,646
314,500	15,343	n/a	—	n/a	329,843
272,000	14,646	n/a	—	n/a	286,646
320,186	15,343	n/a	—	n/a	335,529
306,000	14,646	n/a	—	n/a	320,646
312,500	15,343	n/a	—	n/a	327,843
303,000	14,646	n/a	—	n/a	317,646
334,483	7,231	n/a	1,398,845	n/a	1,740,559
51,546	3,615	n/a	478,333	n/a	533,494
2,604,686	107,401	n/a	—	n/a	2,712,087
2,605,279	113,368	n/a	1,877,178	n/a	4,595,825

Remuneration Report    27

REMUNERATION REPORT—FULL (Audited) (continued)

2. CEO and Disclosed Executive Remuneration

2.1. REMUNERATION GUIDING PRINCIPLES

ANZ’s remuneration strategies and initiatives shape the Group’s Remuneration Policy, which is approved by the Board.

The following principles underpin ANZ’s Remuneration Policy for Executives:

•	Focus on creating and enhancing value for all ANZ stakeholders;

•

Emphasis on ‘at risk’ components of total rewards which are designed to encourage behaviour that supports both the long-term financial soundness and the risk management framework of ANZ, and delivers superior long-term total shareholder returns;

•	Differentiation of individual rewards in line with ANZ’s culture of rewarding for out performance, adherence to standards of behaviour, and to risk and compliance policies and processes; and

•	The provision of a competitive reward proposition to successfully attract, motivate and retain the highest quality individuals required to deliver ANZ’s business and growth strategies.

2.2. PERFORMANCE OF ANZ

Sustained Company performance over the long-term is a key focus for ANZ. The success of ANZ’s Remuneration Policy in aligning shareholder and the CEO and Disclosed Executive rewards is achieved through the clear link between Company performance over time and the benefits derived by the CEO and Disclosed Executives from the ‘at-risk’ components of their remuneration over the past five years.

TABLE 7: ANZ’S PERFORMANCE 2007—2011

	2011	2010	2009	2008	2007
Basic earnings per share (EPS)	208.2	178.9	131.0	170.4	224.1
NPAT ($m)	5,355	4,501	2,943	3,319	4,180
Total dividend (cps)	140	126	102	136	136
Share price at 30 September ($)	19.52	23.68	24.39	18.75	29.70
Total shareholder return (12 month %)	-12.6	1.9	40.3	-33.5	15.6
Underlying profit[1]	5,652	5,025	3,772	3,426	3,924

1	Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. The adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to audit within the context of the Group statutory audit opinion. Underlying profit is not audited, however, the external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australasia (FINSIA), and consistent with prior period adjustments.

Figure 1 compares ANZ’s TSR performance against the median TSR and upper quartile TSR of the LTI comparator group and the S&P/ASX 200 Banks Accumulation Index (Fin Index) over the 2007 to 2011 measurement period.

Note that from 31 May 2010 onwards, ANZ’s TSR was ranked at the 75th percentile of its comparator group. This has resulted in the convergence of ANZ’s TSR and the 75th percentile TSR lines since 31 May 2010.

28    ANZ Annual Report 2011

FIGURE 2: ANZ—UNDERLYING PROFIT1 & AVERAGE STI PAYMENTS ($ MILLION)

Figure 2 illustrates the relationship between the average actual STI payments against target and the Group’s performance measured using underlying profit over the last 5 years. The average STI payments for each year are based on those executives (including the CEO) disclosed in each relevant reporting period. We use a balanced scorecard approach to determine annual STI outcomes, meaning factors other than just underlying profit outcomes can influence the STI awarded in a particular year. As illustrated in the chart, the average STI payments are generally in alignment with the underlying profit trend, however, for 2011, while underlying profit has increased the Board determined that based on the overall Company performance against the balanced scorecard of measures, the average percentage of STI payment paid against target would be less than in prior years. This demonstrates a strong correlation between overall performance and reward.

1       Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. The adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to audit within the context of the Group statutory audit opinion. Underlying profit is not audited, however, the external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australasia (FINSIA), and consistent with prior period adjustments.

2.3. REMUNERATION STRUCTURE OVERVIEW

The key aspects of ANZ’s remuneration strategy for Disclosed Executives (including the CEO) are set out below:

REMUNERATION OBJECTIVES

The Group’s Remuneration Policy promotes a strong focus on key performance measures that align executive short and long term reward with shareholder returns.

Remuneration Report    29

REMUNERATION REPORT—FULL (Audited) (continued)

2.4. REMUNERATION COMPONENTS

The Board aims to achieve a balance between fixed and at-risk components of remuneration that reflects market conditions for each seniority level.

The relative proportion of fixed and at-risk remuneration is as set out below:

TABLE 8: ANNUAL TOTAL REWARD MIX PERCENTAGE (% BASED ON AT TARGET LEVELS OF PERFORMANCE)

	Fixed	At Risk
	Fixed remuneration	STI	LTI
CEO	33%	33%	33%
Disclosed Executives	37%	44%	19%

2.5. CEO REMUNERATION

The CEO is the only Executive Director at ANZ.

The components of the CEO’s remuneration package are substantially the same as other Disclosed Executives. However, there are some differences in the quantum, delivery and timing of the CEO’s arrangements. In the interests of clarity and in order to ensure a thorough understanding of the arrangements that are in place for the CEO, the following table provides a summary of these arrangements as well as cross references to other sections of the report where these arrangements are outlined in further detail.

Details	Summary

Fixed remuneration	This is the only ‘guaranteed’ component of the CEO’s remuneration package.

The level of fixed pay for the CEO was increased from $3 million to $3.15 million in October 2010 and this was the first increase since the CEO’s commencement in October 2007.

The Board determined that based on fixed remuneration remaining unchanged since commencement, and the importance of rewarding the CEO commensurate with his peers, it was appropriate to provide a fixed pay increase of 5%.

The CEO’s fixed pay will remain unchanged at $3.15 million for the year commencing 1 October 2011.

Short-Term Incentives (STI)	The CEO has an annual opportunity to receive an incentive payment equivalent to the value of his fixed remuneration, i.e. $3.15 million. The actual amount paid can increase or decrease from this number dependent on his performance as CEO and the performance of the organisation as a whole. Specifically, if, in the Board’s view the CEO has out- performed and exceeded his targets, the Board may exercise its discretion to increase his STI beyond his target payment.

The actual short term incentive paid in November 2010 which related to the 2010 year, was $4.75 million of which $2.25 million was deferred (half deferred for one year and the other half deferred for two years). The Board assessed the CEO’s performance against his 2010 scorecard as exceeding his objectives.

The Board approved the CEO’s 2011 balanced scorecard at the start of the year and then assessed his performance against these objectives at the end of the 2011 year to determine the appropriate incentive (relative to target). As per the HR Committee Charter, robust performance measures and targets for the CEO that encourage superior long-term performance and ethical behaviour are recommended by the HR Committee to the full Board.

The key objectives for 2011 included a number of quantitative and qualitative measures, which included (but were not limited to) financial goals, customer satisfaction, risk management, progress towards long-term strategic goals, strengthening the management bench, and people/culture measures.

These measures were selected as the Board’s view was that they best represented alignment to the achievement of ANZ’s short and long term strategic goals through a balanced approach taking into consideration impacts on the financials, customer, employees, processes and risk management. A balanced scorecard is used as it provides a framework where a combination of metrics can be applied to ensure a broad strategic focus on performance rather than just having a focus on short-term activities.

The method of assessment to determine the outcomes against each measure involved an independent review and endorsement by the Chief Risk Officer (CRO) and Chief Financial Officer (CFO), followed by review and endorsement by the HR Committee to the Board.

The method of assessment used to measure performance has been adopted to ensure validation from a risk management and financial performance perspective, along with independent input and recommendation from the HR Committee to the Board for approval.

Based on the Board’s assessment, the STI payment for the CEO for the 2011 year will be $3.3 million with $1.75 million paid in cash and the balance ($1.55 million) awarded as deferred shares. Half the deferred shares will be restricted for one year and half for two years.

30    ANZ Annual Report 2011

2.5. CEO REMUNERATION (CONTINUED)

Details	Summary

Special equity allocation	In 2008 the Board reviewed the contract and retention arrangements of the CEO to ensure that they continued to be market competitive. Following this review, the Board considered it reasonable and appropriate to grant the CEO 700,000 options. This resolution was approved by shareholders at the 2008 AGM and the options were granted on 18 December 2008.

These options will be available for exercise from the date of vesting, 18 December 2011, with the option exercise price being equal to the market value of ANZ shares at the date they were granted i.e. $14.18 per share. Upon exercise, each option entitles the CEO to one ordinary ANZ share. At grant the options were independently valued at $2.27 each i.e. a total value of $1.589 million. The value at vesting date will be based on the amount by which the market price exceeds the exercise price multiplied by the total number of options.

Long Term Incentives (LTI)

Purpose	The LTI arrangements are designed to link a significant portion of remuneration to shareholder interests by ensuring rewards are commensurate with shareholder return from their investment.

Type of equity awarded	LTI is delivered to the CEO as performance rights. A performance right is a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each performance right entitles the CEO to one ordinary share.

Time restrictions	Performance rights awarded to the CEO will be tested once only against the performance hurdle at the end of three years. A three year time based hurdle provides a reasonable period to align CEO reward with shareholder return and also acts as a retention vehicle to motivate and retain the CEO. If the performance rights do not achieve the required performance hurdle they are forfeited at that time. Subject to the performance hurdle being met, the CEO then has a one year exercise period.

Performance hurdle

The performance rights granted to the CEO have a single long-term performance measure.

The performance rights are designed to reward the CEO if the Company’s TSR is at or above the median TSR of a group of peer companies over a three year period. TSR represents the change in the value of a share plus the value of reinvested dividends paid. TSR was chosen as the most appropriate comparative measure as it focuses on the delivery of shareholder value and is a well understood and tested mechanism to measure performance.

Vesting schedule	The proportion of performance rights that become exercisable will depend upon the TSR achieved by ANZ relative to the companies in the comparator group (shown below) at the end of the three year period.

An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. To ensure an independent TSR measurement, ANZ engages the services of an external organisation (Mercer (Australia) Pty Ltd) to calculate ANZ’s performance against the TSR hurdle. Performance equal to the median of the comparator group will result in half of the performance rights vesting. Achieving TSR above the median will result in further performance rights vesting, increasing on a straight line basis until ANZ’s TSR equals or exceeds the 75th percentile of the comparator group at which time all the performance rights vest. Where ANZ’s performance falls between two of the comparators, TSR is measured on a pro-rata basis.

Comparator group	Due to the merger of AMP Limited and AXA Asia Pacific Holdings Limited on 31 March 2011 and in accordance with the specific terms of the grant, the Board approved the following changes to the LTI comparator group against which ANZ’s TSR performance is measured.

For existing grants which are still subject to performance testing the comparator group has been reduced to eight companies, as below, i.e. AXA Asia Pacific Holdings Limited has been removed entirely:

	• AMP Limited	• National Australia Bank Limited

	• Commonwealth Bank of Australia Limited	• QBE Insurance Group Limited

	• Insurance Australia Group Limited	• Suncorp-Metway Limited

	• Macquarie Bank Limited	• Westpac Banking Corporation Limited

For 2011 LTI awards and any subsequent LTI awards, the Board approved that ASX Limited be added to the comparator group.

Remuneration Repor    31

REMUNERATION REPORT—FULL (Audited) (continued)

Long Term Incentives (LTI)—grants covering first 3 years (2007—2009)	Three tranches of performance rights were provided to the CEO in December 2007, each to a maximum value of $3 million, covering his first three years in the role. Each tranche is to be tested based on ANZ’s relative TSR against the comparator group. The first tranche was tested after three years and as a result of performance testing (a result of 90.27%) 258,620 performance rights vested on 19 December 2010. The value at vesting was $6.117 million (based on the one day VWAP of $23.6535 per share), and they were subsequently exercised during the year. The other two tranches will be tested in December 2011 and December 2012 respectively. No retesting is available. The CEO will only receive a benefit from the second and third tranches if the performance hurdles are met.

Long Term Incentives (LTI)—2010	At the 2010 Annual General Meeting shareholders approved an LTI grant of performance rights to the CEO equivalent to 100% of his 2010 Fixed Pay, being $3 million. This equated to a total of 253,164 performance rights, at an allocation value of $11.85 per right, which will be subject to testing against the relative TSR hurdle after three years, i.e. December 2013. The Board recommended the LTI grant, having regard to the need to motivate the CEO, and in the best interests of the Company and its shareholders as the grant strengthens the alignment of the CEO’s interests with shareholders over the next three years.

Long Term Incentives (LTI)—2011	For 2011, it is proposed to allocate $3.15 million (100% of fixed pay) LTI to be delivered as performance rights which will be subject to testing against the relative TSR hurdle after three years, i.e. December 2014, subject to shareholder approval at the 2011 Annual General Meeting.

Sign-on award	In addition to his standard remuneration arrangements, the CEO was provided with additional equity as part of his original sign-on arrangements to recognise remuneration forgone from his previous employer in order to join ANZ. The CEO was offered $9 million on his commencement which he elected to take as deferred shares, with one third of the award vesting in each of October 2008, 2009 and 2010 respectively. The sign-on award equated to a total of 330,033 ANZ shares at the time of grant when the share price was $27.2751.

Given the purpose of the sign-on award for the CEO was to compensate him for remuneration forgone, the ANZ deferred shares were not subject to any performance hurdles. The allocation of deferred shares does, however, strengthen the alignment of the CEO’s interests with shareholders.

On 2 October 2008, 110,011 of those shares became available to the CEO. However, the nominal value of the shares had declined from the original grant value of $3 million to $2.097 million on 2 October 2008 (based on the one day VWAP of $19.0610 per share). The second tranche vested on 2 October 2009 and, based on the one day VWAP of $23.5600 per share, the value at vesting was $2.592 million. The final tranche vested on 2 October 2010 and, based on the one day VWAP of $23.5385 per share on 1 October 2010 (2 October 2010 was a non-trading day); the value at vesting was $2.589 million.

Cessation of employment provisions	The provisions that apply in the case of cessation of employment are detailed in Section 3.1 CEO’s Contract Terms.

2.6. DISCLOSED EXECUTIVE REMUNERATION

The reward structure for Disclosed Executives is as detailed below. The only exception is the Chief Risk Officer (CRO) whose remuneration arrangements have been structured differently to preserve the independence of this role and to minimise any conflicts of interest to carry out the risk control function across the organisation.

The CRO’s role has a greater weighting on fixed pay with more limited leverage for individual performance and none (either positive or negative) for Group performance. In 2010, LTI awards were delivered as unhurdled deferred shares and in 2011 (and beyond) will be delivered as unhurdled deferred share rights, both with a three year time based hurdle. The Company’s relative TSR performance hurdle is not associated with the LTI award to ensure greater impartiality and independence of this role.

2.6.1. FIXED REMUNERATION

The fixed remuneration amount is expressed as a total dollar amount which can be taken as cash salary, 9% superannuation contributions, and other nominated benefits (e.g. novated car lease).

Fixed remuneration at ANZ is reviewed annually. ANZ sets remuneration ranges with a midpoint targeted to the local market median being paid in the financial services industry in the relevant global markets in which ANZ operates and based on internal relativities reflecting responsibilities, performance, qualifications, experience and location.

The financial services market is considered the appropriate market as this is the key pool of sourcing talent for ANZ, consisting of companies operating in a similar geographic environment to ANZ. This market consists of companies where key talent may be lost to and therefore competitive remuneration against these companies is appropriate.

32    ANZ Annual Report 2011

2.6.2. VARIABLE REMUNERATION

Variable remuneration forms a significant part of Disclosed Executives’ potential remuneration, providing at risk components that are designed to drive performance in the short, medium and long-term. The term ‘variable remuneration’ within ANZ covers both the STI and LTI arrangements.

2.6.3. SHORT TERM INCENTIVES (STI)

Details of the STI arrangements for Disclosed Executives are provided in Table 9 below:

TABLE 9: SUMMARY OF STI ARRANGEMENTS

Purpose

The STI arrangements support ANZ’s strategic objectives by providing rewards that are significantly differentiated on the basis of achievement against annual performance targets.

ANZ’s Employee Reward Scheme (ANZERS) structure is reviewed by the HR Committee and approved by the Board. The size of the overall pool is determined by the Board and is based on an assessment of the balanced scorecard of measures of the Group, with this pool then distributed between the different Divisions based on their relative performance against a balanced scorecard of quantitative and qualitative measures.

Performance targets	The STI targets are set to ensure appropriate focus on achievement of ANZ, Division and individual performance aligned with ANZ’s overall strategy.

Individual performance objectives for Disclosed Executives are based on a number of qualitative and quantitative measures which may include:

• Financial measures including economic profit, revenue growth, EPS growth, capital, liquidity and operating costs, as these are the measures that reflect shareholder returns;

• Customer measures including customer satisfaction and market share;

• Process measures including process improvements and cost benefits; and risk management, audit and compliance measures/standards, in light of operational excellence objectives; and

• People measures including employee engagement, diversity targets and corporate responsibility.

Targets are set considering prior year performance, industry standards and ANZ’s growth agenda.

The specific targets and features relating to all these qualitative and quantitative measures have not been provided in detail due to their commercial sensitivity.

The performance and achievements of relevant Disclosed Executives against these objectives is reviewed at the end of the year by the CEO, taking into consideration input on each individual’s risk management from the CRO and input on the financial performance of all key divisions from the CFO. Preliminary and final review is completed by the HR Committee and final outcomes are approved by the Board.

The method of assessment used to measure performance has been adopted to ensure validation from a risk management and financial performance perspective, along with independent input and recommendation from the HR Committee to the Board for approval.

Determining STI pools	The 2011 target STI award level for Disclosed Executives (excluding the CEO) is 120% of fixed remuneration.

Rewarding performance	The STI program and the targets that are set have been designed to motivate and reward superior performance. The size of the actual STI payment made at the end of each financial year to individuals will be determined based on performance as detailed above as determined by the Board, and provided that there have been no inappropriate behaviour or risk/compliance/audit breaches.

Within the overall incentive pool approved by the Board, Disclosed Executives who out-perform relative to their peers and significantly exceed targets may be rewarded with an STI award which is significantly higher than their target STI. Conversely, the weaker performers relative to their peers may not be eligible to receive any STI award.

Remuneration Report    33

REMUNERATION REPORT—FULL (Audited) (continued)

Mandatory deferral	Mandatory deferral of a portion of the STI places an increased emphasis on having a variable structure that is flexible, continues to be performance linked, has significant retention elements and motivates Disclosed Executives to drive continued performance over the longer term.

Since 2008, the following tiered STI deferral approach has applied to Disclosed Executives:

• STI up to the threshold (currently $200,000) paid in cash

• 25% of STI amounts above the threshold deferred in ANZ equity for one year

• 25% of STI amounts above the threshold deferred in ANZ equity for two years

• The balance (i.e. 50%) of STI amounts above the threshold is paid as cash[1].

The deferred component of bonuses paid in relation to the 2011 year is delivered as ANZ deferred shares or deferred share rights[2]. In previous years most Disclosed Executives had the choice to receive the deferred component as either shares or a mix of shares and options—this choice was removed in 2010.

As the incentive amount has already been earned, there are no further performance measures attached to the shares or share rights (and options from previous years).

Cessation of employment provisions	The provisions that apply in the case of cessation of employment are detailed in Section 3.2 Disclosed Executive’s Contract Terms.

Conditions of grant	The conditions under which STI deferred shares and STI deferred share rights are granted are approved by the Board in accordance with the rules of the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

1	Disclosed Executives are able to elect to take any cash bonus amounts they may be awarded as cash and/or superannuation.
2	In 2010, J Fagg and in 2011, D Hisco received share rights rather than shares due to taxation regulations in New Zealand. A share right effectively provides a right in the future to acquire a share in ANZ at nil cost to the employee.

2.6.4. LONG TERM INCENTIVES (LTI)

Details of the LTI arrangements for Disclosed Executives are provided in Table 10 below:

TABLE 10: SUMMARY OF LTI ARRANGEMENTS

Purpose	The LTI arrangements are designed to link a significant portion of remuneration to shareholder interests by ensuring rewards are commensurate with shareholder return from their investment.

LTI arrangements for Disclosed Executives (excluding the CRO)

Type of equity awarded

LTI is delivered to Disclosed Executives as 100% performance rights (apart from the CRO who receives unhurdled deferred share rights as detailed below). A performance right is a right to acquire a share at nil cost, subject to meeting time and performance hurdles. Upon exercise, each performance right entitles the Disclosed Executive to one ordinary share.

The future grant value may range from zero to an undefined amount depending on the share price at the time of exercise.

Time restrictions	The time restrictions are the same as detailed for the CEO under Section 2.5 CEO LTI Arrangements, page 31, excluding the exercise period which is two years.

Performance hurdle, vesting schedule and comparator group	The performance hurdle, vesting schedule and comparator group for Disclosed Executives are the same as detailed for the CEO under Section 2.5 CEO LTI Arrangements, page 31.

Size of LTI grants	The size of individual LTI grants for Disclosed Executives is determined by reference to market practice, an individual’s level of responsibility, their performance and the assessed potential of the Disclosed Executive. The target LTI for Disclosed Executives is around 50% of fixed remuneration. Disclosed Executives are advised of the dollar value of their LTI grant, which is then converted into a number of performance rights based on an independent valuation. Refer to section 2.11 for further details on the valuation approach and inputs.

LTI allocations are made annually after the annual performance and remuneration review which occurs in October. The following example uses the November 2010 allocation value.

Example:

Disclosed Executive granted LTI value of $500,000
Approved allocation valuation is $11.96 per performance right
(independently valued by external advisors)
$500,000 / $11.96 = 41,806 performance rights

34    ANZ Annual Report 2011

Cessation of employment provisions	The provisions that apply in the case of cessation of employment are detailed in Section 3.2 Disclosed Executives’ Contract Terms.

Conditions of grant	The conditions under which performance rights are granted are approved by the Board in accordance with the rules of the ANZ Share Option Plan.

LTI arrangements for the CRO

Deferred Shares (2010)	The CRO is the only Disclosed Executive to receive deferred shares as LTI.

The deferred shares are subject to a time-based vesting hurdle of three years, during which time they are held in trust. The value used to determine the number of LTI deferred shares to be allocated is based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant.

Deferred share rights (2011)	The CRO is the only Disclosed Executive to receive deferred share rights as LTI.

Deferred share rights are subject to a time-based vesting hurdle of three years, during which time they are held in trust. Upon vesting, there is a two year exercise period after which time they will lapse if they have not been exercised.

The value used to determine the number of LTI deferred share rights to be allocated is based on an independent valuation, as detailed in Section 2.11.

Cessation of employment provisions	The provisions that apply in the case of cessation of employment are detailed in Section 3.2 Disclosed Executives’ Contract Terms.

Conditions of grant	The conditions under which LTI deferred shares and LTI deferred share rights are granted are approved by the Board in accordance with the rules of the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

2.7. CLAWBACK

The Board has on-going and absolute discretion to adjust performance-based components of remuneration (including previously deferred equity) downwards, or to zero at any time, including after the grant of such remuneration, where the Board considers such an adjustment is necessary to protect the financial soundness of ANZ or to meet unexpected or unknown regulatory requirements, or if the Board subsequently considers that having regard to information which has come to light after the grant of deferred equity, the deferred equity was not justified.

Prior to releasing deferred equity, the Board considers whether any downward adjustment should be made.

2.8. HEDGING AND MARGIN LENDING PROHIBITION

As specified in the ANZ Securities Trading Policy, equity allocated under ANZ incentive schemes must remain at risk until fully vested (in the case of deferred shares) or exercisable (in the case of options, deferred share rights or performance rights). As such, it is a condition of grant that no schemes are entered into that specifically protects the unvested value of shares, options, deferred share rights or performance rights allocated. Doing so would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, options, deferred share rights or performance rights.

ANZ also prohibits the CEO and Disclosed Executives providing ANZ securities in connection with a margin loan or similar financing arrangements under which they may be subject to a call.

To monitor adherence to this policy, ANZ’s CEO and Disclosed Executives are required to sign an annual declaration stating that they and their closely related parties have not entered into (and are not currently involved in) any schemes to protect the value of their interests in any unvested ANZ securities. Based on the 2011 declarations, ANZ can advise that the CEO and Disclosed Executives are fully compliant with this policy.

2.9. SHAREHOLDING GUIDELINES

The CEO and Disclosed Executives are expected to accumulate ANZ shares over a five year period, to the value of 200% of their fixed remuneration and to maintain this shareholding while an executive of ANZ. New Disclosed Executives are expected to accumulate the required holdings within five years of appointment.

Shareholdings for this purpose include all vested and allocated but unvested equity which is not subject to performance hurdles.

The CEO and all Disclosed Executives have met or, if less than five years tenure, are on track to meet their minimum shareholding guidelines requirement.

Remuneration Report    35

REMUNERATION REPORT—FULL (Audited) (continued)

2.10. EQUITY GRANTED AS REMUNERATION

Details of deferred shares, options, deferred share rights and performance rights granted to the CEO and Disclosed Executives during the 2011 year are set out in Table 11 below.

All shares underpinning equity awards may be purchased on market, or be newly issued shares or a combination of both. For the 2010 grants, STI deferred shares were purchased on market and LTI deferred shares were newly issued shares. For STI deferred share rights, STI deferred options and LTI performance rights, the approach to satisfy awards will be determined closer to the time of vesting.

TABLE 11: DEFERRED SHARES, DEFERRED SHARE RIGHTS, OPTIONS AND PERFORMANCE RIGHTS GRANTED AS REMUNERATION DURING 2011

Name	Type of Equity	Number granted	Grant date	Vesting date	Date of option/right expiry	Option exercise price $	Equity fair value[3] $
CEO and Current Disclosed Executives
M Smith	STI deferred shares[1]	47,448	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	47,448	12-Nov-10	12-Nov-12	—	—	23.32
	LTI performance rights[2]	253,164	17-Dec-10	17-Dec-13	16-Dec-14	0.00	11.85
P Chronican	STI deferred shares[1]	12,653	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	12,652	12-Nov-10	12-Nov-12	—	—	23.32
	LTI performance rights[2]	54,347	12-Nov-10	12-Nov-13	11-Nov-15	0.00	11.96
S Elliott	STI deferred shares[1]	12,126	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	12,125	12-Nov-10	12-Nov-12	—	—	23.32
	STI deferred options[1]	69,238	12-Nov-10	12-Nov-11	11-Nov-15	23.71	3.96
	STI deferred options[1]	69,238	12-Nov-10	12-Nov-12	11-Nov-15	23.71	4.20
	LTI performance rights[2]	45,986	12-Nov-10	12-Nov-13	11-Nov-15	0.00	11.96
D Hisco	STI deferred share rights[1]	8,480	12-Nov-10	12-Nov-11	11-Nov-15	0.00	22.11
	STI deferred share rights[1]	8,903	12-Nov-10	12-Nov-12	11-Nov-15	0.00	21.06
	LTI performance rights[2]	33,444	12-Nov-10	12-Nov-13	11-Nov-15	0.00	11.96
G Hodges	STI deferred shares[1]	9,911	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	9,911	12-Nov-10	12-Nov-12	—	—	23.32
	LTI performance rights[2]	41,806	12-Nov-10	12-Nov-13	11-Nov-15	0.00	11.96
P Marriott	STI deferred shares[1]	9,911	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	9,911	12-Nov-10	12-Nov-12	—	—	23.32
	LTI performance rights[2]	41,806	12-Nov-10	12-Nov-13	11-Nov-15	0.00	11.96
C Page	STI deferred shares[1]	11,809	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	11,809	12-Nov-10	12-Nov-12	—	—	23.32
	LTI deferred shares[2]	17,924	12-Nov-10	12-Nov-13	—	—	23.32
A Thursby	STI deferred shares[1]	24,251	12-Nov-10	12-Nov-11	—	—	23.32
	STI deferred shares[1]	24,251	12-Nov-10	12-Nov-12	—	—	23.32
	LTI performance rights[2]	45,986	12-Nov-10	12-Nov-13	11-Nov-15	0.00	11.96

1	The CEO and Disclosed Executives had a proportion of their STI amounts deferred as equity. The Board determined the deferred amount for the CEO. Refer to Table 9 for further details of the mandatory deferral arrangements for the Disclosed Executives and Table 12 for details of the valuation methodology, inputs and fair value.
2	The 2010 LTI grants for the CEO and Disclosed Executives were delivered as performance rights excluding for the CRO which was delivered as deferred shares. Refer to section 2.5 and Table 10 for further details of the LTI grant and Table 12 for details of the valuation, inputs and fair value.
3	The maximum value at the time of the grant is determined by multiplying the number granted by the fair value of the equity instruments. The minimum value of the grants, if the applicable conditions are not met at vesting date, is nil.

36    ANZ Annual Report 2011

2.11. EQUITY VALUATIONS

ANZ engages two external experts (Mercer (Australia) Pty Ltd and PricewaterhouseCoopers) to independently value any required options, deferred share rights and performance rights, taking into account factors including the performance conditions, share price volatility, life of instrument, dividend yield and share price at grant date. These are then audited by KPMG and ANZ Global Internal Audit, and the higher of the two values passing audit is then approved by the HR Committee as the allocation and/or expensing/disclosure value. The following table provides details of the valuations of the various equity instruments issued during the year:

TABLE 12: EQUITY VALUATION INPUTS

Recipients	Type of Equity	Grant date	Equity fair value ($)	Share closing price at grant ($)	ANZ expected volatility (%)	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
Executives	STI deferred options	12-Nov-10	3.96	23.22	30	5	1	3	5.00	5.04
Executives	STI deferred options	12-Nov-10	4.20	23.22	30	5	2	3.5	5.00	5.11
Executives	STI deferred share rights	12-Nov-10	22.11	23.22	30	5	1	1	5.00	4.70
Executives	STI deferred share rights	12-Nov-10	21.06	23.22	30	5	2	2	5.00	4.97
Executives	LTI performance rights	12-Nov-10	11.96	23.22	30	5	3	3	5.00	5.04
CEO	LTI performance rights	17-Dec-10	11.85	23.59	30	4	3	3	5.00	5.15

Remuneration Report    37

REMUNERATION REPORT—FULL (Audited) (continued)

2.12. EQUITY VESTED/EXERCISED/LAPSED DURING 2011

Details of the number and value of deferred shares, options, deferred share rights and performance rights granted to the CEO and Disclosed Executives in prior years which vested, were exercised or which lapsed during the 2011 year are set out in the table below:

TABLE 13: EQUITY VESTED/EXERCISED/LAPSED DURING 2011

						Vested			Lapsed			Exercised
Name	Type of Equity	Number granted	Grant date	First date exercisable	Date of expiry	Number	%	Value[1] $	Number	%	Value[1] $	Number	%	Value[1] $	Vested and exercisable as at 30 Sep 2011	Unexer -cisable as at 30 Sep 2011
CEO and Current Disclosed Executives
M Smith[2]	Sign-on shares	110,011	19-Dec-07	2-Oct-10	—	110,011	100	2,589,494	—	—	—	(110,011)	100	2,646,898	—	—
	STI deferred shares	46,053	13-Nov-09	13-Nov-10	—	46,053	100	1,074,274	—	—	—	(46,053)	100	1,115,206	—	—
	LTI performance rights	258,620	19-Dec-07	19-Dec-10	19-Dec-11	258,620	100	6,117,268	—	—	—	(258,620)	100	6,386,285	—	—
P Chronican		—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
S Elliott	Other deferred shares	7,530	11-Jun-09	11-Jun-11	—	7,530	100	162,464	—	—	—	—	—	—	7,530	—
	STI deferred shares	1,096	13-Nov-09	13-Nov-10	—	1,096	100	25,566	—	—	—	—	—	—	1,096	—
	STI deferred options	5,307	13-Nov-09	13-Nov-10	12-Nov-14	5,307	100	2,796	—	—	—	—	—	—	5,307	—
D Hisco[3]	STI deferred shares	5,866	13-Nov-09	13-Nov-10	—	5,866	100	136,836	—	—	—	—	—	—	5,866	—
	Hurdled options	11,217	5-Nov-03	5-Nov-06	4-Nov-10	—	—	—	—	—	—	(11,217)	100	84,197	—	—
	Hurdled options	10,759	11-May-04	11-May-07	10-May-11	—	—	—	—	—	—	(10,759)	100	65,957	—	—
	Hurdled options	10,530	5-Nov-04	5-Nov-07	4-Nov-11	948	9	4,064	—	—	—	—	—	—	10,003	527
	LTI performance rights	16,302	24-Oct-06	25-Oct-09	24-Oct-11	—	—	—	—	—	—	(16,302)	100	395,865	—	—
	LTI performance rights	25,462	30-Oct-07	31-Oct-10	30-Oct-12	25,462	100	634,134	—	—	—	(25,462)	100	618,299	—	—
G Hodges[4]	STI deferred shares	7,237	13-Nov-09	13-Nov-10	—	7,237	100	168,817	—	—	—	—	—	—	7,237	—
	Hurdled options	24,591	11-May-04	11-May-07	10-May-11	—	—	—	—	—	—	(24,591)	100	168,109	—	—
	Hurdled options	60,000	5-Nov-04	5-Nov-07	4-Nov-11	5,400	9	23,149	—	—	—	(19,200)	32	84,023	5,400	3,000
	STI deferred options	33,869	31-Oct-08	31-Oct-10	30-Oct-13	33,869	100	261,641	—	—	—	(33,869)	100	266,759	—	—
	STI deferred share rights	5,663	31-Oct-08	31-Oct-10	30-Oct-13	5,663	100	141,038	—	—	—	—	—	—	5,663	—
	LTI performance rights	57,870	30-Oct-07	31-Oct-10	30-Oct-12	57,870	100	1,441,258	—	—	—	(57,870)	100	1,405,269	—	—
P Marriott[5]	STI deferred shares	3,637	31-Oct-08	31-Oct-10	—	3,637	100	90,580	—	—	—	—	—	—	3,637	—
	STI deferred shares	7,127	13-Nov-09	13-Nov-10	—	7,127	100	166,251	—	—	—	—	—	—	7,127	—
	Hurdled options	69,263	11-May-04	11-May-07	10-May-11	—	—	—	—	—	—	(69,263)	100	424,610	—	—
	Hurdled options	67,600	5-Nov-04	5-Nov-07	4-Nov-11	6,084	9	26,081	—	—	—	—	—	—	64,220	3,380
	STI deferred options	24,192	31-Oct-08	31-Oct-10	30-Oct-13	24,192	100	186,886	—	—	—	—	—	—	24,192	—
	LTI performance rights	57,870	30-Oct-07	31-Oct-10	30-Oct-12	57,870	100	1,441,258	—	—	—	(57,870)	100	1,405,269	—	—
C Page	STI deferred shares	15,351	13-Nov-09	13-Nov-10	—	15,351	100	358,091	—	—	—	(15,351)	100	327,455	—	—
A Thursby[6]	Other deferred shares	62,735	28-Aug-08	28-Aug-11	—	62,735	100	1,249,537	—	—	—	—	—	—	62,735	—
	STI deferred shares	12,369	31-Oct-08	31-Oct-10	—	12,369	100	308,051	—	—	—	—	—	—	12,369	—
	STI deferred shares	26,316	13-Nov-09	13-Nov-10	—	26,316	100	613,871	—	—	—	—	—	—	26,316	—
	STI deferred options	82,254	31-Oct-08	31-Oct-10	30-Oct-13	82,254	100	635,420	—	—	—	—	—	—	82,254	—
	LTI performance rights	46,296	30-Oct-07	31-Oct-10	30-Oct-12	46,296	100	1,153,007	—	—	—	(46,296)	100	1,124,215	—	—

1	The value of shares and/or share rights and/or performance rights is based on the one day VWAP of the Company’s shares traded on the ASX on the date of vesting, lapsing or exercising, multiplied by the number of shares and/or share rights and/or performance rights. The value of options is based on the difference between the one day VWAP and the exercise price, multiplied by the number of options.
2	M Smith—The third tranche of 110,011 deferred shares granted to the CEO on his commencement vested on 2 October 2010—refer to section 2.5 for further details. The value has been determined based on the one day VWAP on 1 October 2010 of $23.5385 per share (as 2 October 2010 was a non-trading day). LTI performance rights granted 19 December 2007 were exercised on 21 February 2011. One day VWAP on date of exercise was $24.6937.
3	D Hisco—Hurdled options granted 5 November 2003 were exercised on 3 November 2010. One day VWAP on date of exercise was $25.0562. The exercise price was $17.55. Hurdled options granted 11 May 2004 were exercised on 22 February 2011. One day VWAP on date of exercise was $24.3504. The exercise price was $18.22. LTI performance rights granted 24 October 2006 and 30 October 2007 were exercised on 5 November 2010. One day VWAP on date of exercise was $24.2832.
4	G Hodges—Hurdled options granted 11 May 2004 were exercised on 3 November 2010. One day VWAP on date of exercise was $25.0562. The exercise price was $18.22. Balance as at 1 October 2010 was 27,600 for hurdled options granted 5 November 2004 and these were exercised on 3 November 2010. One day VWAP on date of exercise was $25.0562. The exercise price was $20.68. STI deferred options granted 31 October 2008 were exercised on 3 November 2010. One day VWAP on date of exercise was $25.0562. The exercise price was $17.18. LTI performance rights granted 30 October 2007 were exercised on 5 November 2010. One day VWAP on date of exercise was $24.2832.
5	P Marriott—Hurdled options granted 11 May 2004 were exercised on 22 February 2011. One day VWAP on date of exercise was $24.3504. The exercise price was $18.22. LTI performance rights granted 30 October 2007 were exercised on 5 November 2010. One day VWAP on date of exercise was $24.2832.
6	A Thursby—LTI performance rights granted 30 October 2007 were exercised on 5 November 2010. One day VWAP on date of exercise was $24.2832.

38    ANZ Annual Report 2011

2.13. SHAREHOLDINGS OF THE CEO AND DISCLOSED EXECUTIVES

The movement during the reporting period in shareholdings of the CEO and Disclosed Executives (held directly, indirectly and by related parties) is provided below:

TABLE 14: CEO AND CURRENT DISCLOSED EXECUTIVES’ SHAREHOLDINGS (INCLUDING MOVEMENTS DURING THE 2011 YEAR)

Name	Type of shares	Balance of shares as at 1 Oct 2010[1]	Shares granted during the year as remuneration[2]	Shares from other changes during the year[3]	Balance as at 30 Sep 2011[4]	Balance as at date of report sign-off
M Smith	Deferred shares	204,362	94,896	(148,658)	150,600	150,600
	Ordinary shares	265,014	—	414,684	679,698	679,698
P Chronican	Deferred shares	—	25,305	746	26,051	26,051
	Ordinary shares	3,000	—	3,000	6,000	6,000
	CPS2	1,499	—	—	1,499	1,499
S Elliott	Deferred shares	18,069	24,251	1,857	44,177	44,177
D Hisco[5]	Deferred shares	46,605	—	759	47,364	47,364
	Ordinary shares	6,042	—	2,981	9,023	9,023
G Hodges	Deferred shares	98,838	19,822	1,521	120,181	120,181
	Ordinary shares	148,042	—	(38,307)	109,735	109,735
P Marriott	Deferred shares	134,218	19,822	2,032	156,072	156,072
	Ordinary shares	419,596	—	60,456	480,052	480,052
	CPS3	—	—	5,000	5,000	5,000
C Page	Deferred shares	31,449	41,542	(13,916)	59,075	59,075
	Ordinary shares	—	—	12,129	12,129	12,129
	CPS3	—	—	2,500	2,500	2,500
A Thursby	Deferred shares	223,103	48,502	6,625	278,230	278,230

1	Balance of shares held at 1 October 2010 includes beneficially held shares (both direct and indirect) and shares held by related parties.
2	Details of shares granted as remuneration during 2011 are provided in Table 11.
3	Shares resulting from any other changes during the year include the net result of any shares purchased, or sold or any acquired under the Dividend Reinvestment Plan.
4	The following shares (included in the holdings above) were held on behalf of the CEO and Disclosed Executives (i.e. indirect beneficially held shares) as at 30 September 2011: M Smith – 150,600; P Chronican – 26,051; S Elliott – 44,177; D Hisco – 52,364; G Hodges – 162,916; P Marriott – 156,072; C Page – 59,075; A Thursby – 278,230.
5	Commencing balance is based on holdings as at the date of commencement as a Key Management Personnel.

Remuneration Report    39

REMUNERATION REPORT—FULL (Audited) (continued)

The movement during the reporting period in options, deferred share rights and performance rights of the CEO and Disclosed Executives (held directly, indirectly and by related parties) is provided below:

TABLE 15: CEO AND DISCLOSED EXECUTIVES’ OPTIONS, RIGHTS AND PERFORMANCE RIGHTS HOLDINGS (INCLUDING MOVEMENTS DURING THE 2011 YEAR)

Name	Type of options/rights	Balance as at 1 Oct 2010[1]	Granted during the year as remuneration[2]	Exercised during the year	Number changed, forfeited or lapsed during the year	Balance as at 30 Sep 2011	Vested and exercisable as at 30 Sep 2011	Balance as at date of report sign-off
CEO and Current Disclosed Executives
M Smith	Special options	700,000	—	—	—	700,000	—	700,000
	LTI performance rights	779,002	253,164	(258,620)	—	773,546	—	773,546
P Chronican	LTI performance rights	57,726	54,347	—	—	112,073	—	112,073
S Elliott	STI deferred options	10,614	138,476	—	—	149,090	5,307	149,090
	LTI performance rights	41,084	45,986	—	—	87,070	—	87,070
D Hisco[3]	Hurdled options	32,506	—	(21,976)	—	10,530	10,003	10,530
	LTI performance rights	74,631	33,444	(41,764)	—	66,311	—	66,311
	STI deferred share rights	—	17,383	—	—	17,383	—	17,383
G Hodges	Hurdled options	52,191	—	(43,791)	—	8,400	5,400	8,400
	STI deferred options	33,869	—	(33,869)	—	—	—	—
	LTI performance rights	149,004	41,806	(57,870)	—	132,940	—	132,940
	STI deferred share rights	5,663	—	—	—	5,663	5,663	5,663
P Marriott	Hurdled options	136,863	—	(69,263)	—	67,600	64,220	67,600
	STI deferred options	48,385	—	—	—	48,385	48,385	48,385
	LTI performance rights	149,004	41,806	(57,870)	—	132,940	—	132,940
C Page	Performance rights	72,959	—	—	—	72,959	—	72,959
A Thursby	STI deferred options	164,509	—	—	—	164,509	164,509	164,509
	LTI performance rights	146,544	45,986	(46,296)	—	146,234	—	146,234

1	Balance of options/rights held at 1 October 2010 include beneficially held options/rights (both direct and indirect) and options/rights held by related parties.
2	Details of options/rights granted as remuneration during 2011 are provided in Table 11.
3	Commencing balance is based on holdings as at the date of commencement.

2.14. LEGACY LTI PROGRAMS

There are a number of legacy LTI programs which are no longer offered but which have existing participants. Details of these are shown in Table 16 below.

Option plans described below have the following features:

•	An exercise price that is set equal to the weighted average sale price of all fully paid ordinary shares in the Company sold on the ASX during the one week prior to and including the date of grant;

•	A maximum life of seven years and an exercise period that commences three years after the date of grant, subject to performance hurdles being met;

•	Options are re-tested monthly (if required) after the commencement of the exercise period;

•	Upon exercise, each option entitles the option-holder to one ordinary share;

•	In case of resignation or termination on notice or dismissal for misconduct: options are forfeited;

•	In case of redundancy: options are pro-rated and a grace period is provided in which to exercise the remaining options (with hurdles waived, if applicable);

•	In case of retirement, death or total and permanent disablement: a grace period is provided in which to exercise all options (with hurdles waived, if applicable); and

•	Performance hurdles, which are explained below for each type of option.

40    ANZ Annual Report 2011

TABLE 16: LEGACY LTI PLANS

Type of Equity	Details
Hurdled options (Hurdled A) (granted to Disclosed Executives from November 2003 until May 2004)

Until May 2004, hurdled options were granted to Disclosed Executives with the following performance hurdles attached.

•    Half the options could only be exercised once ANZ’s TSR exceeds the percentage change in the S&P/ASX 200 Banks (Industry Group) Accumulation Index, measured over the same period (since issue) and calculated at the last trading day of any month (once the exercise period has commenced); and

•    The other half of hurdled options could only be exercised once the ANZ TSR exceeds the percentage change in the S&P/ASX 100 Accumulation Index, measured over the same period (since issue) and calculated as at the last trading day of any month (once the exercise period has commenced).

The exercise periods concluded on 4 November 2010 and 10 May 2011.

Hurdled options (Hurdled B) (granted November 2004)

In November 2004 hurdled options were granted with a relative TSR performance hurdle attached. The proportion of options that become exercisable will depend upon the TSR achieved by ANZ relative to the companies in the comparator group. Performance equal to the median TSR of the comparator group will result in half the options becoming exercisable. Performance above median will result in further options becoming exercisable, increasing on a straight-line basis until all of the options become exercisable where ANZ’s TSR is at or above the 75th percentile in the comparator group. Where ANZ’s performance falls between two of the comparators, TSR is measured on a pro rata basis.

The exercise period concludes on 4 November 2011.

Remuneration Report    41

REMUNERATION REPORT—FULL (Audited) (continued)

2.15. REMUNERATION PAID TO THE CEO AND DISCLOSED EXECUTIVES

Remuneration details of the CEO and Disclosed Executives for 2010 and 2011 are set out below in Table 17:

TABLE 17: CEO AND DISCLOSED EXECUTIVES REMUNERATION FOR 2011

	Short-Term Employee Benefits					Post- Employment
	Financial Year	Cash salary $	Non monetary benefits[1] $	Total cash incentive[2,3] $	Total $	Super contributions[4] $
Current CEO and Disclosed Executives
M Smith[10]	2011	3,150,000	105,515	1,750,000	5,005,515	—
Chief Executive Officer	2010	3,000,000	5,500	2,500,000	5,505,500	—
P Chronican[11]	2011	1,191,030	5,744	900,000	2,096,774	107,339
Chief Executive Officer, Australia	2010	985,758	301,124	800,000	2,086,882	89,092
S Elliott	2011	963,303	10,191	604,000	1,577,494	86,697
Chief Executive Officer, Institutional	2010	917,431	12,334	1,350,000	2,279,765	82,569
D Hisco[11]	2011	960,000	357,283	902,400	2,219,683	—
Chief Executive Officer, New Zealand
G Hodges[12]	2011	917,431	24,350	700,000	1,641,781	82,569
Deputy Chief Executive Officer	2010	917,431	17,309	670,000	1,604,740	82,569
P Marriott	2011	915,830	5,774	820,000	1,741,604	82,569
Chief Financial Officer	2010	912,431	7,595	670,000	1,590,026	82,569
C Page	2011	1,009,174	7,375	850,000	1,866,549	90,826
Chief Risk Officer	2010	1,009,174	60,565	760,000	1,829,739	90,826
A Thursby	2011	1,050,000	7,375	900,000	1,957,375	—
Chief Executive Officer, Asia Pacific,	2010	1,000,000	23,570	1,350,000	2,373,570	—
Europe & America
Former Disclosed Executives
J Fagg[11,12]
Chief Executive Officer, New Zealand	2010	782,000	105,359	538,200	1,425,559	—
Total of all Executive KMPs	2011	10,156,768	523,607	7,426,400	18,106,775	450,000
	2010	9,524,225	533,356	8,638,200	18,695,781	427,625
Total of all Disclosed Executives[13]	2011	10,156,768	523,607	7,426,400	18,106,775	450,000
	2010	9,524,225	533,356	8,638,200	18,695,781	427,625

1	Non-monetary benefits generally consists of company-funded benefits such as car parking and taxation services. This item also includes costs met by the company in relation to relocation, such as airfares and housing assistance and for the CEO, life insurance. The fringe benefits tax payable on any benefits is also included in this item.
2	The total cash incentive relates to the cash component only, with the deferred equity component to be amortised from the grant date. The relevant amortisation of the 2010 STI deferred components are included in share-based payments above. The 2011 STI deferred components will be amortised from the grant date in the 2012 Remuneration Report. The cash incentive component was approved by the Board on 25 October 2011. 100% of the cash incentive awarded for the 2010 and 2011 years vested to the Disclosed Executive in the applicable financial year.
3	The possible range of STI payments is between 0 and 2.5 times target STI. The actual STI received is dependent on ANZ, Division and individual performance (refer to Section 2.6.3 for more details). The 2011 STI awarded (cash and equity component) as a percentage of target STI was: M Smith 105% (2010: 158%); P Chronican 103% (2010: 108%); S Elliott 80% (2010: 208%); D Hisco 140%; G Hodges 100% (2010: 95%); P Marriott 120% (2010: 95%); C Page 114% (2010: 100%); A Thursby 127% (2010: 208%); J Fagg (2010: 95%). Anyone who received less than 100% of target forfeited the rest of their STI entitlement. The minimum value is nil and the maximum value is what was actually paid.
4	As M Smith and A Thursby are holders of long stay visas, their fixed remuneration does not include the 9% Superannuation Guarantee contribution, however they are able to elect voluntary superannuation contributions. For all other Australian based Disclosed Executives, the superannuation contribution reflects the 9% Superannuation Guarantee contribution—individuals may elect to take this contribution as superannuation or a combination of superannuation and cash.
5	Accrual relates to Retirement Allowance. As a result of being employed with ANZ prior to November 1992, D Hisco and G Hodges are eligible to receive a Retirement Allowance on retirement, retrenchment, death, or resignation for illness, incapacity or domestic reasons. The Retirement Allowance is calculated as follows: three months of preserved notional salary (which is 65% of Fixed Remuneration) plus an additional 3% of notional salary for each year of fulltime service above 10 years, less the total accrual value of long service leave (including taken and untaken).
6	In accordance with the requirements of AASB 2, the amortisation value includes a proportion of the fair value (taking into account market-related vesting conditions) of all equity that had not yet fully vested as at the commencement of the financial year. It is assumed that deferred shares will vest after three years. Assumptions for options/rights are detailed in Table 12. The fair value is determined at grant date and is allocated on a straight-line basis over the relevant vesting period. The amount included as remuneration is not related to nor indicative of the benefit (if any) that may ultimately be realised should the options/rights become exercisable. For deferred shares, the fair value is the volume weighted average price of the Company’s shares traded on the ASX on the day the shares were granted.

42    ANZ Annual Report 2011

Long-Term Employee Benefits		Share-Based Payments[6]
	Long service leave accrued during the year	Total amortisation value of
Retirement benefit accrued during year[5]		STI shares and STI share rights	LTI shares	STI options	LTI options	LTI Performance rights	Other equity allocations[7]	Termination benefits	Total excluding termination benefits[8]	Grand Total Remuneration [8,9]
$	$	$	$	$	$	$	$	$	$	$
—	54,804	2,103,407	—	—	—	2,346,954	528,216	—	10,038,896	10,038,896
—	45,668	1,369,343	—	—	—	2,341,479	1,594,087	—	10,856,077	10,856,077
—	19,788	390,271	—	—	—	406,838	—	—	3,021,010	3,021,010
—	16,535	—	—	—	—	166,057	—	—	2,358,566	2,358,566
—	16,998	389,245	—	386,466	—	327,641	43,921	—	2,828,462	2,828,462
—	18,630	32,589	—	34,421	—	146,439	151,034	—	2,745,447	2,745,447
4,107	14,613	316,321	127,644	—	—	248,567	—	—	2,930,935	2,930,935
4,278	15,222	409,844	—	4,092	—	498,629	—	—	2,656,415	2,656,415
4,278	15,222	265,995	—	57,446	—	565,243	—	—	2,595,493	2,595,493
—	15,222	407,040	—	2,923	—	498,629	—	—	2,747,987	2,747,987
—	15,222	244,833	—	41,033	—	565,243	—	—	2,538,926	2,538,926
—	16,744	577,532	122,803	—	—	267,465	—	—	2,941,919	2,941,919
—	23,197	456,441	—	—	—	250,792	—	—	2,650,995	2,650,995
—	18,326	1,121,512	—	9,938	—	542,653	642,574	—	4,292,378	4,292,378
—	15,222	894,418	—	139,512	—	532,865	982,185	—	4,937,772	4,937,772
—	12,975	274,377	—	—	—	331,899	85,300	—	2,130,110	2,130,110
8,385	171,717	5,715,172	250,447	403,419	—	5,137,376	1,214,711	—	31,458,002	31,458,002
4,278	162,671	3,537,996	—	272,412	—	4,900,017	2,812,606	—	30,813,386	30,813,386
8,385	171,717	5,715,172	250,447	403,419	—	5,137,376	1,214,711	—	31,458,002	31,458,002
4,278	162,671	3,537,996	—	272,412	—	4,900,017	2,812,606	—	30,813,386	30,813,386

7	Amortisation of other equity allocations for M Smith relates to the sign-on award and the special equity allocations which were approved by shareholders at the 2007 and 2008 Annual General Meetings respectively. Amortisation for S Elliott and A Thursby relates to equity granted on commencement—refer to Table 19 for more details.
8	Remuneration amounts disclosed exclude insurance premiums paid by the consolidated entity in respect of directors’ and officers’ liability insurance contracts which cover current and former KMP of the controlled entities. The total premium, which cannot be disclosed because of confidentiality requirements, has not been allocated to the individuals covered by the insurance policy as, based on all available information, the directors believe that no reasonable basis for such allocation exists.
9	The value of rights/options for each KMP as a percentage of Grand Total Remuneration is: M Smith 29%; P Chronican 13%; S Elliott 25%; D Hisco 17%; G Hodges 19%; P Marriott 18%; C Page 9%; A Thursby 13%.
10	While the CEO is an Executive Director, he has been included in this table with the Disclosed Executives.
11	D Hisco was appointed to the CEO, New Zealand role on 13 October 2010 so payments reflect amounts received for the partial service for the 2011 year. P Chronican commenced on 30 November 2009 so payments reflect amounts received for the partial service for the 2010 year. J Fagg stepped down on 1 September 2010 so actual payments have been prorated based on time as KMP in the 2010 year.
12	2010 amortisation of STI deferred share rights for G Hodges and J Fagg, included in the 2010 Annual Report under performance rights, has been included with the amortisation of STI shares in the table above.
13	For those Disclosed Executives who were disclosed in both 2010 and 2011, the following are noted:

P Chronican—2010 remuneration only reflected a partial year as P Chronican joined ANZ in that year. Accordingly, year-on-year comparisons are not appropriate.

S Elliott—year-on-year total remuneration has remained fairly constant, however, the mix has changed, largely driven by a decrease in cash STI in 2011 being offset by an increase in the amortisation value of equity allocations for the same period.

G Hodges—fixed remuneration remains unchanged and year on year remuneration is similar. P Marriott—slight uplift on year-on-year remuneration, driven by a combination of factors including an increase in cash STI and the amortisation values of equity.

C Page—moderate uplift on year-on year remuneration, driven by a combination of factors including an increase in cash STI and the amortisation values of equity.

A Thursby—a decrease year-on-year largely driven by a decrease in cash STI and a decrease in the amortisation value of equity allocations.

D Hisco is disclosed only for the 2011 year during which time he moved from Australia to take up the assignment of CEO—New Zealand hence the high value for non-monetary benefits compared to peers.

Remuneration Report    43

REMUNERATION REPORT—FULL (Audited) (continued)

3. Contract Terms

3.1. CEO’S CONTRACT TERMS

The following table sets out details of the contract terms relating to the CEO. The contract terms are in line with industry practice (based on external advice on Australian and international peer company benchmarks) and ASX Corporate Governance Principles.

TABLE 18: CONTRACT TERMS—CEO (M SMITH)

Length of contract	Mr Smith commenced as CEO and Executive Director of ANZ on 1 October 2007 and is on a rolling contract.

Notice periods	Mr Smith or ANZ may terminate the employment agreement by providing 12 months written notice.

Resignation	On resignation, all unvested STI deferred shares, all unexercised performance rights (or cash equivalent) and all unvested and all vested unexercised options will be forfeited.

Termination on notice by ANZ

If ANZ terminates Mr Smith’s employment, ANZ will give Mr Smith 12 months written notice. ANZ may elect to pay in lieu all or part of the notice period based on Mr Smith’s fixed remuneration.

On termination on notice by ANZ all unvested STI deferred shares will be released at the original vesting date unless the Board determines otherwise; all performance rights (or cash equivalent) which have vested or vest during the notice period will be retained and become exercisable; all performance rights (or cash equivalent) which have not yet vested will be retained and will vest and become exercisable subject to the relevant time and performance hurdles being satisfied. All unvested options will be forfeited.

Death or total and permanent disablement	All unvested STI deferred shares will be released and all performance rights (or cash equivalent) and options will vest.

Change of control

In the event of takeover, scheme of arrangement or other change of control event occurring, the performance condition applying to the performance rights will be tested and the performance rights will vest based on the extent the performance condition is satisfied. No pro rata reduction in vesting will occur based on the period of time from the date of grant to the date of the change of control event occurring, and vesting will only be determined by the extent to which the performance condition is satisfied.

Any performance rights which vest based on satisfaction of the performance condition will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Any performance rights which do not vest will lapse with effect from the date of the change of control event occurring, unless the Board determines otherwise.

Any unvested STI deferred shares will vest at a time (being no later than the final date on which the change of control event will occur) determined by the Board.

Termination for serious misconduct

ANZ may immediately terminate Mr Smith’s employment at any time in the case of serious misconduct, and Mr Smith will only be entitled to payment of fixed remuneration up to the date of termination. Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

On termination without notice by ANZ in the event of serious misconduct: All STI deferred shares remaining in trust, performance rights (or cash equivalent) and options will be forfeited.

3.2 DISCLOSED EXECUTIVES’ CONTRACT TERMS

The following table sets out details of the contract terms relating to the Disclosed Executives. The contract terms for all Disclosed Executives are similar, but do on occasion, vary to suit diff erent needs.

TABLE 19: CONTRACT TERMS—DISCLOSED EXECUTIVES

Length of contract	Rolling.

Notice periods	In order to terminate the employment arrangements, Disclosed Executives are required to provide the Company with six months written notice. ANZ must provide Disclosed Executives with 12 months written notice.

Resignation

On resignation, unless the Board determines otherwise:

•    All unvested deferred shares are forfeited;

•    All unvested or vested but unexercised performance rights, options or deferred share rights are forfeited.

44    ANZ Annual Report 2011

Termination on notice by ANZ

ANZ may terminate the Disclosed Executive’s employment by providing 12 months written notice or payment in lieu of the notice period based on fixed remuneration.

On termination on notice by ANZ, unless the Board determines otherwise:

•      All unvested deferred shares are forfeited at the time notice is given to the Disclosed Executive;

•      Only performance rights, options and deferred share rights that are vested may be exercised and all unvested performance rights, options and deferred share rights are forfeited at the time notice is given to the Disclosed Executive.

There is discretion to pay STI on a pro-rata basis (depending on termination date, reason for termination and subject to business performance).

Redundancy

If ANZ terminates employment for reasons of bona fide redundancy, a severance payment will be made that is equal to 12 months fixed remuneration.

All STI deferred shares and STI deferred share rights are released. Options, performance rights, LTI deferred shares and LTI deferred share rights are either released in full or on a pro-rata basis, at the discretion of the Board with regard to the circumstances.

There is discretion to pay short-term incentives on a pro-rata basis (depending on termination date and subject to business performance).

Death or total and permanent disablement	On death or total and permanent disablement, options, shares, share rights and performance rights (performance hurdle is waived) are released.

Termination for serious misconduct

ANZ may immediately terminate the Disclosed Executive’s employment at any time in the case of serious misconduct, and the employee will only be entitled to payment of fixed remuneration up to the date of termination.

Payment of statutory entitlements of long service leave and annual leave applies in all events of separation.

On termination without notice by ANZ in the event of serious misconduct any options, performance rights, deferred shares and deferred share rights still held in trust will be forfeited.

Other arrangements

P Chronican

As Mr Chronican joined ANZ in November 2009 he was not included in the LTI grants made to other Management Board members in early November. Accordingly, a separate LTI grant was made in December providing performance rights on the same terms and conditions as those provided to Management Board for 2009, apart from the allocation value which varied to reflect the different values at the respective grant dates.

S Elliott

As part of Mr Elliott’s employment arrangement, he was granted deferred shares to a total value of $250,000. The grant was made in June 2009 with one-half vesting after one year and the other half vesting after two years. For the whole period that the shares remain in trust (including any period beyond vesting) they will be forfeited for any serious misconduct.

A Thursby

As part of Mr Thursby’s employment arrangement, he was granted three separate tranches of deferred shares to the value of $1 million per annum, subject to Board approval. The first tranche was made in September 2007 and vested in September 2010, the second tranche was in August 2008 and vested in August 2011, and the third tranche was in September 2009 and will vest in September 2012.

The shares are restricted and held in trust for three years from the date of allocation for the beneficial interest of Mr Thursby, during which period they will be forfeited if employment ceases for any reason other than retrenchment, death or total and permanent disablement, and that for the whole period that the shares remain in trust (including any further period) they will be forfeited for any serious misconduct.

Signed in accordance with a resolution of the Directors

John Morschel Chairman 2 November 2011	Michael R P Smith Director

Remuneration Report    45

Corporate Governance

The following statement sets out the governance framework the Board has adopted at ANZ as well as highlights of the substantive work undertaken by the Board and its Committees during the financial year.

2011 Key Areas of Focus and Achievements

•

Review of the management of ANZ’s businesses in the aftermath of the global fi nancial crisis and continued volatility in markets due to European sovereign debt issues, and a weakened US economy. This included a significant focus on the performance of the Asia/Pacific economies and the impact of changes in global currencies, particularly the high Australian dollar.

•	Oversight of strategic initiatives, including the super regional and long term technology strategies.

•	Analysis of proposed new regulations, both local and global, including Basel III and the implications for ANZ’s capital and funding requirements.

•	Review of ANZ’s governance framework to ensure compliance with the amendments to the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations.
•

Recognition of ANZ this year as a leading bank globally on the Dow Jones Sustainability Index for the tenth year in succession – the Board is pleased to note that ANZ has been able to maintain this position. ANZ received a rating of 92/100 for Corporate Governance as part of this assessment which compares strongly to a global sector leading rating of 93/100 and a global sector average of 69/100.

•	Engagement of an independent external adviser to facilitate the 2011 performance review of the Board, in accordance with the Board’s stated policy.

Approach to Governance

In relation to corporate governance, the Board seeks to:

•	embrace principles and practices it considers to be best practice internationally;

•	be an ‘early adopter’, where appropriate, by complying before a published law or recommendation takes effect; and

•	take an active role in discussions of corporate governance best practice and associated regulation in Australia and overseas.

Compliance with Corporate Governance Codes

ANZ has equity securities listed on the Australian Securities Exchange (ASX) and the New Zealand Stock Exchange (NZX), and debt securities listed on these and other overseas Securities Exchanges. ANZ must therefore comply (and has complied) with a range of listing and corporate governance requirements from Australia and overseas.

AUSTRALIA

As a company listed on the ASX, ANZ is required to disclose how it has applied the Recommendations contained within the ASX Corporate Governance Council’s Corporate Governance Principles and Recommendations (ASX Governance Principles) during the financial year, explaining any departures from them. ANZ complies with the Recommendations set by the ASX Corporate Governance Council.

Full details of the location of the references in this statement (and elsewhere in this Annual Report) which specifically set out how ANZ applies each Recommendation of the ASX Governance Principles are contained on anz.com >About us > Our company > Corporate governance.

Changes to the ASX Governance Principles were announced in June 2010 and came into effect for ANZ’s financial year beginning on 1 October 2011. ANZ has taken steps to early adopt these changes.

NEW ZEALAND

As an overseas listed issuer on the NZX, ANZ is deemed to comply with the NZX Listing Rules provided that it remains listed on the ASX, complies with the ASX Listing Rules and provides the NZX with all the information and notices that it provides to the ASX.

The ASX Governance Principles may materially differ from the NZX’s corporate governance rules and the principles of the NZX’s Corporate Governance Best Practice Code. More information about the corporate governance rules and principles of the ASX can be found at asx.com.au and, in respect of the NZX, at nzx.com.

ANZ has complied with all applicable governance principles in New Zealand throughout the financial year.

46    ANZ Annual Report 2011

OTHER JURISDICTIONS

ANZ also monitors best practice developments in corporate governance across other relevant jurisdictions.

ANZ deregistered from the US Securities and Exchange Commission (SEC) with effect from October 2007. Despite no longer being required to comply with US corporate governance rules, ANZ’s corporate governance practices continue to have regard to US corporate governance regulations in relation to the independence of Directors, the independence of the external auditor and the financial expertise of the Audit Committee, as described in this statement.

Website

Further details of ANZ’s governance framework are set out at anz.com > About us > Our company > Corporate governance.

This section of ANZ’s website also contains copies of all the charters and summaries of many of the documents and policies mentioned in this statement, as well as summaries of other ANZ policies of interest to shareholders and stakeholders. The website is regularly updated to ensure it reflects ANZ’s most recent corporate governance information.

Directors

The information below relates to the Directors in office, and sets out their Board Committee memberships and other details, as at 30 September 2011.

Mr J P Morschel Chairman, Independent Non-Executive Director

DIPQS, FAICD

Non-executive Director since October 2004. Ex officio member of all Board committees.

Skills, experience and expertise

Mr Morschel has a strong background in banking, financial services and property and brings the experience of being a Chairman and Director of major Australian and international companies.

Current Directorships

Director: CapitaLand Limited (from 2010), Tenix Group Pty Limited (from 1998) and Gifford Communications Pty Limited (from 2000).

Former Directorships include

Former Chairman: Rinker Group Limited (Chairman and Director 2003–2007), Leighton Holdings Limited (Chairman and Director 2001–2004) and CSR Limited (Director 1996–2003, Chairman 2001–2003).

Former Director: Singapore Telecommunications Limited (2001–2010), Rio Tinto Plc (1998–2005), Rio Tinto Limited (1998–2005), Westpac Banking Corporation (1993–2001), Lend Lease Corporation Limited (1983–1995) and Tenix Pty Ltd (1998–2008).

Age: 68. Residence: Sydney, Australia.

Mr M R P Smith, OBE Chief Executive Officer, Executive Director

BSc (HONS)

Chief Executive Officer since 1 October 2007.

Skills, experience and expertise

Mr Smith is an international banker with over 30 years experience in banking operations in Asia, Australia and internationally. Until June 2007, he was President and Chief Executive Officer, The Hong Kong and Shanghai Banking Corporation Limited, Chairman, Hang Seng Bank Limited, Global Head of Commercial Banking for the HSBC Group and Chairman, HSBC Bank Malaysia Berhad. Previously, Mr Smith was Chief Executive Officer of HSBC Argentina Holdings SA.

Mr Smith joined the HSBC Group in 1978 and during his international career he has held a wide variety of roles in Commercial, Institutional and Investment Banking, Planning and Strategy, Operations and General Management.

Current Directorships

Director: ANZ National Bank Limited (from 2007), the Financial Markets Foundation for Children (from 2008) and the Institute of International Finance (from 2010).

Member: Chongqing Mayor’s International Economic Advisory Council (from 2006), Australian Bankers’ Association Incorporated (from 2007), Business Council of Australia (from 2007), Asia Business Council (from 2008), Australian Government Financial Literacy Advisory Board (from 2008) and Shanghai International Financial Advisory Council (from 2009).

Fellow: The Hong Kong Management Association (from 2005).

Former Directorships include

Former Chairman: HSBC Bank Malaysia Berhad (2004–2007) and Hang Seng Bank Limited (2005–2007).

Former CEO and Director: The Hong Kong and Shanghai Banking Corporation Limited (2004–2007).

Former Director: HSBC Australia Limited (2004–2007), HSBC Finance Corporation (2006–2007) and HSBC Bank (China) Company Limited (2007).

Former Board Member: Visa International (Asia Pacific) Limited (2005–2007).

Age 55. Residence: Melbourne, Australia.

Corporate Governance 47

CORPORATE GOVERNANCE (continued)

Dr G J Clark Independent Non-Executive Director, Chair of the Technology Committee

BSc (HONS), PHD, FAPS, FTSE

Non-executive Director since February 2004. Member of the Risk Committee and Human Resources Committee.

Skills, experience and expertise

Dr Clark brings to the Board international business experience and a distinguished career in micro-electronics, computing and communications. He was previously Principal of Clark Capital Partners, a US based firm that has advised internationally on technology and the technology market place, and he has held senior executive positions in IBM, News Corporation and Loral Space and Communications.

Current Directorships

Chairman: KaComm Communications Pty Ltd (Director from 2006). Member: The Royal Institution of Australia (from 2010).

Former Directorships include

Former Chairman: GPM Classified Directories (2007–2008). Former Director: Eircom Holdings Ltd (formerly Babcock & Brown Capital Limited) (2006–2009).

Former Principal: Clark Capital Partners (2003–2010).

Age: 68. Residence: Based in New York, United States of America and also resides in Sydney, Australia.

Mr P A F Hay Independent Non-Executive Director, Chair of the Governance Committee

LLB (MELB), FAICD

Non-executive Director since November 2008. Member of the Audit Committee and Human Resources Committee.

Skills, experience and expertise

Mr Hay has a strong background in company law and investment banking advisory work, with a particular expertise in relation to mergers and acquisitions. He has also had significant involvement in advising governments and government-owned enterprises.

Current Directorships

Chairman: Lazard Pty Ltd Advisory Board (from 2009).

Director: Alumina Limited (from 2002), Landcare Australia Limited (from 2008), GUD Holdings Limited (from 2009), NBN Co Limited (from 2009) and Myer Holdings Limited (from 2010).

Member: Takeovers Panel (from 2009).

Former Directorships include

Former Chief Executive Officer: Freehills (2000–2005).

Former Director: Pacifica Group Limited (1989–2008) and Lazard Pty Ltd (2007–2009).

Age: 61. Residence: Melbourne, Australia.

Mr Lee Hsien Yang Independent Non-Executive Director

MSC, BA

Non-executive Director since February 2009.

Member of the Technology Committee, Risk Committee and Human Resources Committee.

Skills, experience and expertise

Mr Lee has considerable knowledge and operating experience in Asia. He has degrees in engineering and management science, and brings to the Board his international business and management experience across a wide range of sectors including telecommunications, food and beverages, properties, publishing and printing, financial services, education and civil aviation.

Current Directorships

Chairman: Fraser & Neave, Limited (from 2007) and Civil Aviation Authority of Singapore (from 2009).

Director: Singapore Exchange Limited (from 2004), The Islamic Bank of Asia Limited (from 2007) and Kwa Geok Choo Pte Ltd (from 1979).

Member: Governing Board of Lee Kuan Yew School of Public Policy (from 2005) and Rolls Royce International Advisory Council (from 2007). Consultant: Capital International Inc Advisory Board (from 2007).

Former Directorships include

Former Chairman: Republic Polytechnic (2002–2009).

Former Member: Merrill Lynch PacRim Advisory Council (2007–2010). Former Chief Executive Officer: Singapore Telecommunications Limited (1995–2007).

Age: 54. Residence: Singapore.

48    ANZ Annual Report 2011

Mr I J Macfarlane, AC Independent Non-Executive Director, Chair of the Risk Committee

BEc (HONS), MEC, HON DSC (SYD), HON DSC (UNSW), HON DCOM (MELB), HON DLITT (MACQ), HON LLD (MONASH)

Non-executive Director since February 2007. Member of the Governance Committee and Audit Committee.

Skills, experience and expertise

During his 28 year career at the Reserve Bank of Australia including a 10 year term as Governor, Mr Macfarlane made a significant contribution to economic policy in Australia and internationally. He has a deep understanding of financial markets as well as a long involvement with Asia.

Current Directorships

Director: Woolworths Limited (from 2007), Leighton Holdings Limited (from 2007) and the Lowy Institute for International Policy (from 2004).

Member: Council of International Advisors to the China Banking Regulatory Commission (from 2009), International Advisory Board of Goldman Sachs JB Were (from 2007) and International Advisory Board of CHAMP Private Equity (from 2007).

Former Directorships include

Former Chairman: Payments System Board (1998–2006) and Australian Council of Financial Regulators (1998–2006). Former Governor: Reserve Bank of Australia (Member 1992–2006, Chairman 1996–2006).

Age: 65. Residence: Sydney, Australia.

Mr D E Meiklejohn, AM Independent Non-Executive Director, Chair of the Audit Committee

BCOM, DIPED, FCPA, FAICD, FAIM

Non-executive Director since October 2004. Member of the Technology Committee and Risk Committee.

Skills, experience and expertise

Mr Meiklejohn has a strong background in finance and accounting. He also brings to the Board his experience across a number of directorships of major Australian companies spanning a range of industries.

Current Directorships

Chairman: Manningham Centre Association (from 2011). Director: Coca Cola Amatil Limited (from 2005) and Mirrabooka Investments Limited (from 2006).

Former Directorships include

Former Chairman: PaperlinX Limited (2000–2011).

Former Director and Chief Financial Officer: Amcor Limited (1985–2000). Former President: Melbourne Cricket Club (Committee Member 1987–2011).

Age: 69. Residence: Melbourne, Australia.

Ms A M Watkins Independent Non-Executive Director, Chair of the Human Resources Committee

BCOM, FCA, F FIN, FAICD

Non-executive Director since November 2008. Member of the Audit Committee and Governance Committee.

Skills, experience and expertise

Ms Watkins is an experienced CEO and established director with a grounding in finance and accounting. Her experience includes retailing, agriculture, food manufacturing and financial services, and covers small to medium companies as well as large organisations. Ms Watkins held senior executive roles with ANZ from 1999 to 2002.

Current Directorships

Chief Executive Officer: GrainCorp Limited (from 2010). Member: The Nature Conservancy Australian Advisory Board (from 2007) and the Takeovers Panel (from 2010).

Former Directorships include

Former CEO: Bennelong Group (2008–2010).

Former Director: Just Group Limited (2004–2008), Woolworths Limited (2007–2010), and AICD National Board and Victorian Council (2009–2011). Former Partner: McKinsey & Company (1996–1999).

Age: 48. Residence: Melbourne, Australia.

Corporate Governance    49

CORPORATE GOVERNANCE (continued)

Corporate Governance Framework

BOARD OF DIRECTORS
CEO
Audit and Financial Governance
Internal audit
External audit
Financial controls
PRINCIPAL BOARD COMMITTEES
AUDIT COMMITTEE
GOVERNANCE COMMITTEE
HUMAN RESOURCES COMMITTEE
RISK COMMITTEE
TECHNOLOGY COMMITTEE
MANAGEMENT BOARD
KEY MANAGEMENT COMMITTEES
CORPORATE RESPONSIBILITY COMMITTEE
CREDIT & MARKET RISK COMMITTEE
GROUP ASSET & LIABILITY COMMITTEE
PROJECT INVESTMENT REVIEW COMMITTEE
REPUTATION RISK COMMITTEE
TECHNOLOGY RISK MANAGEMENT COMMITTEE
CAPITAL MANAGEMENT POLICY COMMITTEE
OPERATING RISK EXECUTIVE COMMITTEE
CREDIT RATINGS SYSTEM OVERSIGHT COMMITTEE

50    ANZ Annual Report 2011

Board Responsibility and Delegation of Authority

The Board is chaired by an independent Non-Executive Director. The roles of the Chairman and Chief Executive Officer are separate, and the Chief Executive Officer is the only executive Director on the Board.

Role of the Chairman

The Chairman plays an important leadership role and is involved in:

•	chairing meetings of the Board and providing effective leadership to it;

•	monitoring the performance of the Board and the mix of skills and effectiveness of individual contributions;

•	being an ex officio member of all principal Board Committees;

•	maintaining ongoing dialogue with the Chief Executive Officer and providing appropriate mentoring and guidance; and

•	being a respected ambassador for ANZ, including chairing meetings of shareholders and dealing with key customer, political and regulatory bodies.

Board Charter

The Board Charter sets out the Board’s purpose, powers, and specific responsibilities.

The Board is responsible for:

•	charting the direction, strategies and financial objectives for ANZ, and monitoring the implementation of these strategies and financial objectives;

•	monitoring compliance with regulatory requirements, ethical standards and external commitments, and the implementation of related policies; and

•	appointing and reviewing the performance of the Chief Executive Officer.

In addition to the above and any matters expressly required by law to be approved by the Board, powers specifically reserved for the Board include:

•	approval of ANZ’s Remuneration Policy, including various remuneration matters as detailed in the Charter;

•	any matters in excess of any discretions delegated to Board Committees or the Chief Executive Officer;

•	annual approval of the budget and strategic plan;

•	significant changes to organisational structure; and

•	the acquisition, establishment, disposal or cessation of any significant business.

Under ANZ’s Constitution, the Board may delegate any of its powers and responsibilities to Committees of the Board. The roles of the principal Board Committees are set out on pages 56 to 58.

Board Meetings

The Board normally meets at least eight times each year, including an offsite meeting to review in detail the Group’s strategy.

Typically at Board meetings the agenda will include:

•	minutes of the previous meeting, and outstanding issues raised by Directors at previous meetings;

•	the Chief Executive Officer’s report;

•	the Chief Financial Officer’s report;

•	reports on major projects and current business issues;

•	specific business proposals;

•	reports from Chairs of Committees which have met shortly prior to the Board meeting on matters considered at those meetings; and

•	for review, the minutes of previous Committee meetings.

There are two private sessions held at the end of each Board meeting which are each chaired by the Chairman of the Board.

The first involves all Directors including the CEO, and the second involves only the non-executive Directors.

The Chief Financial Officer, Group General Counsel and Company Secretary are also present at all Board meetings. Members of senior Management attend Board meetings when an issue under their area of responsibility is being considered or as otherwise requested by the Board.

CEO and Delegation to Management

The Board has delegated to the Chief Executive Officer, and through the Chief Executive Officer to other senior Management, the authority and responsibility for managing the everyday affairs of ANZ. The Board monitors Management and their performance on behalf of shareholders.

The Group Discretions Policy details the comprehensive discretions framework that applies within ANZ and to employees appointed to operational roles or directorships of controlled entities and minority interest entities.

The Group Discretions Policy is maintained by the Chief Financial Officer and reviewed annually by the Audit Committee with the outcome of this review reported to the Board.

Corporate Governance    51

CORPORATE GOVERNANCE (continued)

At a senior management level, ANZ has a Management Board which comprises the Chief Executive Officer and ANZ’s most senior executives.

As at 30 September 2011, the following senior executives, in addition to the Chief Executive Officer, were members of the Management Board: Graham Hodges – Deputy Chief Executive Officer; Peter Marriott – Chief Financial Officer; Phil Chronican – Chief Executive Officer, Australia; David Hisco – Chief Executive Officer, New Zealand; Shayne Elliott – Chief Executive Officer, Institutional; Alex Thursby – Chief Executive Officer, Asia Pacific, Europe and America; David Cartwright – Chief Operating Officer; Susie Babani – Group Managing Director, Human Resources; Chris Page – Chief Risk Officer; Joyce Phillips – Group Managing Director, Strategy, M&A, Marketing and Innovation; and Anne Weatherston – Chief Information Officer. Following David Cartwright’s departure in October 2011, Alistair Currie was appointed as Group Chief Operating Officer and joined the Management Board.

Typically, a sub-group of Management Board meets every week with all Management Board members meeting each month to discuss business performance, review shared initiatives and build collaboration and synergy across the Group.

Board Composition, Selection and Appointment

The Board strives to achieve a balance of skills, tenure, experience, diversity, and perspective among its Directors. Details regarding each Director in office at the date of this Annual Report can be found on pages 47 to 49.

The Governance Committee (see page 57) has been delegated responsibility to review and make recommendations to the Board regarding Board composition, and to assist in relation to the Director nomination process.

The Governance Committee conducts an annual review of the size and composition of the Board, to assess whether there is a need for any new Non-Executive Director appointments. This review takes the following factors into account:

•	relevant guidelines/legislative requirements in relation to Board composition;

•	Board membership requirements as articulated in the Board Charter; and

•	other considerations including ANZ’s strategic goals and the importance of having appropriate Board balance and diversity.

The overarching guiding principle is that the Board’s composition should reflect balance in such matters as:

•

specialist skill representation relating to both functions (such as accounting/finance, law and technology) and industry background (such as banking/ financial services, retail and professional services);

•	tenure;

•

Board experience (amongst the members of the Board, there should be a significant level of familiarity with formal board and governance processes and a considerable period of time previously spent working at senior level within one or more organisations of significant size);

•	age spread;

•	diversity in general (including gender diversity); and

•	geographic experience.

Other matters for explicit consideration by the Committee are personal qualities, communication capabilities, ability and commitment to devote appropriate time to the task, the complementary nature of the distinctive contribution each Director might make, professional reputation and community standing.

Potential candidates for new Directors may be provided at any time by a Board member to the Chair of the Governance Committee. The Chair of the Governance Committee maintains a list of nominees to assist the Board in the succession planning process.

Where there is a need for any new appointments, a formal assessment of nominees will be conducted by the Governance Committee. In assessing nominees, the Governance Committee has regard to the principles set out above.

Professional intermediaries may be used from time to time where deemed necessary and appropriate to assist in the process of identifying and considering potential candidates for Board membership.

If found suitable, potential candidates are recommended to the Board. The Chairman of the Board is responsible for approaching potential candidates.

The Committee also reviews and recommends the process for the election of the Chairman of the Board and reviews succession planning for the Chairman of the Board, making recommendations to the Board as appropriate.

APPOINTMENT DOCUMENTATION

Each new Non-Executive Director receives an appointment letter accompanied by a:

•	Directors’ handbook – The handbook includes information on a broad range of matters relating to the role of a Director, including details of all applicable policies; and

•

Directors’ Deed – Each Director signs a Deed in a form approved by shareholders at the 2005 Annual General Meeting which covers a number of issues including indemnity, directors’ and officers’ liability insurance, the right to obtain independent advice and requirements concerning confidential information.

UNDERTAKING INDUCTION TRAINING

Every new Director takes part in a formal induction program which involves the provision of information regarding ANZ’s values and culture, the Group’s governance framework, the Non-Executive Directors Code of Conduct and Ethics, Director related policies, Board and Committee policies, processes and key issues, financial management and business operations. A briefing is also provided by senior Management about matters concerning their areas of responsibility.

MEETING SHARE QUALIFICATION

Non-Executive Directors are required to accumulate within five years of appointment, and thereafter maintain, a holding in ANZ shares that is equivalent to at least 100% of a Non-Executive Director’s base fee (and 200% of this fee in the case of the Chairman).

52    ANZ Annual Report 2011

ELECTION AT NEXT ANNUAL GENERAL MEETING

Subject to the provisions of ANZ’s Constitution and the Corporations Act 2001, the Board may appoint a person as a Non-Executive Director of ANZ at any time but that person must retire and, if they wish to continue in that role, must seek election by shareholders at the next Annual General Meeting.

FIT AND PROPER

ANZ has an effective and robust framework in place to ensure that individuals appointed to relevant senior positions within the Group have the appropriate fitness and propriety to properly discharge their prudential responsibilities on appointment and during the course of their appointment.

The framework, set out in ANZ’s Fit and Proper Policy, addresses the requirements of APRA’s Fit and Proper Prudential Standard. It involves assessments being carried out for each Director, relevant senior executives and the lead partner of ANZ’s external auditor prior to a new appointment being made. These assessments are carried out against a benchmark of documented competencies which have been prepared for each role, and also involve attestations being completed by each individual, as well as the obtaining of evidence of material qualifications and the carrying out of checks such as criminal record, bankruptcy and regulatory disqualification checks.

These assessments are reviewed thereafter on an annual basis. The Governance Committee and the Board have responsibility for assessing the fitness and propriety of Non-Executive Directors. The Human Resources Committee is responsible for assessing the fitness and propriety of the Chief Executive Officer and key senior executives. The Audit Committee is responsible for assessing the fitness and propriety of the external auditor.

Fit and Proper assessments were successfully carried out in respect of each Non-Executive Director, the Chief Executive Officer, key senior executives and the external auditor during the 2011 financial year.

INDEPENDENCE AND MATERIALITY

Under ANZ’s Board Charter, the Board must contain a majority of Non-Executive Directors who satisfy ANZ’s criteria for independence.

The Board Charter sets out independence criteria in order to establish whether a Non-Executive Director has a relationship with ANZ which could (or could be perceived to) impede their decision-making.

All Non-Executive Directors are required to notify the Chairman before accepting any new outside appointment. The Chairman will review the proposed new appointment and will consider the issue on an individual basis and, where applicable, also the issue of more than one Director serving on the same outside board or other body. When carrying out the review, the Chairman will consider whether the proposed new appointment is likely to impair the Director’s ability to devote the necessary time and focus to their role as an ANZ Director and, where it will involve more than one ANZ Director serving on an outside board or other entity, whether that would create an unacceptable risk to the effective operation of the ANZ Board. Non-Executive Directors are not to accept a new outside appointment until confirmed with the ANZ Chairman who will consult the other Directors as the Chairman deems appropriate.

In the 2011 financial year, the Governance Committee conducted its annual review of the criteria for independence against the ASX Governance Principles and APRA Prudential Standards, as well as US director independence requirements.

ANZ’s criteria are more comprehensive than those set in many jurisdictions including in particular criteria stipulated specifically for Audit Committee members. The criteria and review process are both set out in the Corporate Governance section of ANZ’s website.

In summary, a relationship with ANZ is regarded as material if a reasonable person in the position of a Non-Executive Director of ANZ would expect there to be a real and sensible possibility that it would influence a Director’s mind in:

•	making decisions on matters likely to come regularly before the Board or its Committees;

•	objectively assessing information and advice given by Management;

•	setting policy for general application across ANZ; and

•	generally carrying out the performance of his or her role as a Director.

During 2011, the Board reviewed each Non-Executive Director’s independence and concluded that the independence criteria were met by each Non-Executive Director.

Directors’ biographies on pages 47 to 49 and on anz.com highlight their major associations outside ANZ.

CONFLICTS OF INTEREST

Over and above the issue of independence, each Director has a continuing responsibility to determine whether he or she has a potential or actual conflict of interest in relation to any material matter which comes before the Board. Such a situation may arise from external associations, interests or personal relationships.

Under the Directors Disclosure of Interest Policy and Policy for Handling Conflicts of Interest, a Director may not exercise any influence over the Board if a potential conflict of interest exists.

In such circumstances, unless a majority of other Directors who do not have an interest in the matter resolve to the contrary, the Director may not be present for Board deliberations on the subject, and may not vote on any related Board resolutions. In addition, the Director may not receive relevant Board papers. These matters, should they occur, are recorded in the Board minutes.

INDEPENDENT ADVICE

In order to assist Directors in fulfilling their responsibilities, each Director has the right (with the prior approval of the Chairman) to seek independent professional advice regarding his/her responsibilities, at the expense of ANZ. In addition, the Board and each Committee, at the expense of ANZ, may obtain whatever professional advice it requires to assist in its work.

TENURE AND RETIREMENT

ANZ’s Constitution, consistent with the ASX Listing Rules, provides that a Non-Executive Director must seek re-election by shareholders every three years if they wish to continue in their role as a Non-Executive Director.

In addition, ANZ’s Board Renewal and Performance Evaluation Policy confirms that Non-Executive Directors will retire once they have served a maximum of three 3-year terms after first being elected by shareholders, unless invited by the Board to extend their tenure due to special circumstances.

Corporate Governance 53

CORPORATE GOVERNANCE (continued)

CONTINUING EDUCATION

ANZ Directors take part in a range of training and continuing education programs. In addition to a formal induction program (see page 52), Directors also receive regular bulletins designed to keep them abreast of matters relating to their duties and responsibilities as Directors.

Each Committee also conducts its own continuing education sessions from time to time as appropriate. Internal and/or external experts are engaged to conduct all education sessions. Directors also receive regular business briefings at Board meetings. These briefings are intended to provide Directors with information on each area of ANZ’s business, in particular regarding performance, key issues, risks and strategies for growth. In addition, Directors have the opportunity to participate in site visits from time to time.

ACCESS TO DIRECTORS

Management is able to consult Directors as required. Employees have access to the Directors directly or through the Company Secretary. Shareholders who wish to communicate with the Directors may direct correspondence to a particular Director, or to the Non-Executive Directors as a whole.

Role of Company Secretary

The Board is responsible for the appointment of ANZ’s Company Secretaries. The Board has appointed three Company Secretaries. The Group General Counsel provides legal advice to the Board as and when required. He works closely with the Chair of the Governance Committee to develop and maintain ANZ’s corporate governance principles, and is responsible to the Board for the Company Secretary’s Office function.

The Company Secretary is responsible for the day-to-day operations of the Company Secretary’s Office including lodgements with relevant Securities Exchanges and other regulators, the administration of Board and Board Committee meetings (including preparation of meeting minutes), the management of dividend payments and associated share plans, the administration of the Group’s Australian subsidiaries and oversight of the relationship with ANZ’s Share Registrar.

The Chief Financial Officer is also appointed as a Company Secretary. Profiles of ANZ’s Company Secretaries can be found in the Directors’ Report on page 12.

Performance Evaluations

OVERVIEW

The framework used to assess the performance of Directors is based on the expectation that they are performing their duties:

•	in the interests of shareholders;

•	in a manner that recognises the great importance that ANZ places on the values of honesty, integrity, quality and trust;

•	in accordance with the duties and obligations imposed upon them by ANZ’s Constitution, Non-Executive Directors Code of Conduct and Ethics, and the law; and

•	having due regard to ANZ’s corporate responsibility objectives, and the importance of ANZ’s relationships with all its stakeholders and the communities and environments in which ANZ operates.

The performance criteria also take into account the Director’s contribution to:

•	charting the direction, strategy and financial objectives of ANZ;

•	monitoring compliance with regulatory requirements and ethical standards;

•	monitoring and assessing Management’s performance in achieving strategies and budgets approved by the Board;

•	setting criteria for and evaluating the Chief Executive Officer’s performance; and

•	the regular and continuing review of executive succession planning and executive development activities.

The performance evaluation process is set out in ANZ’s Board Renewal and Performance Evaluation Policy.

NON-EXECUTIVE DIRECTORS

Performance evaluations of the Non-Executive Directors are conducted in two ways:

•

Annual review – On an annual basis, or more frequently if appropriate, the Chairman has a one-on-one meeting with each Non-Executive Director specifically addressing the performance criteria including compliance with the Non-Executive Directors Code of Conduct and Ethics. To assist the effectiveness of these meetings, the Chairman is provided with objective information about each Director (e.g. number of meetings attended, Committee memberships, other current directorships/roles etc) and a guide for discussion to ensure consistency. When considering the Director’s meeting attendance record during the previous year and also their other roles outside ANZ, the Chairman reviews generally whether the Director has sufficient time to properly carry out their duties as an ANZ Director and more specifically whether they are making a sufficient time commitment to the role both at and outside meetings. A report on the outcome of these meetings is provided to the Governance Committee and to the Board.

•

Re-election statement – when nominating for re-election, Non-Executive Directors are given the opportunity to submit a written or oral statement to the Board setting out their reasons for seeking re-election. In the Non-Executive Director’s absence, the Board evaluates the statement, has regard to the performance criteria used in evaluating the performance of Non-Executive Directors as referred to above, and also considers their capacity to commit the necessary time to their role as a Director before deciding whether to endorse the relevant Director’s re-election.In connection with the latter aspect, consideration is given to the time required to attend and prepare for regular scheduled Board and Committee meetings (including the annual off-site meeting to review the Group’s strategy) as well as the time required to attend and prepare for ad hoc meetings should the need arise. With respect to Ms Watkins (who is seeking re-election at the 2011 Annual General Meeting) and her executive role as the CEO of GrainCorp Limited, the Board gave careful consideration at the time of her GrainCorp appointment to her ability to commit the necessary time to her role as an ANZ Director. This aspect is reviewed again as part of the annual performance review process each year (as referred to above) and the Board remains of the view that Ms Watkins has, and is and will be able to continue committing, the necessary time to properly carry out her role as an ANZ Director.

54    ANZ Annual Report 2011

CHAIRMAN OF THE BOARD

An annual review of the performance of the Chairman of the Board is facilitated by the Chair of the Governance Committee who seeks input from each Director individually on the performance of the Chairman of the Board against the competencies for the Chairman’s role approved by the Board.

The Chair of the Governance Committee collates the input in order to provide an overview report to the Governance Committee and to the Board, as well as feedback to the Chairman of the Board.

THE BOARD

For the year ended 30 September 2011 the performance of the Board was assessed using an independent external facilitator, who sought input from each Director and certain members of senior Management when carrying out the assessment.

The assessment was conducted in accordance with broad terms of reference agreed by the Governance Committee, and included a review of Board papers and decision processes for a range of key decisions made over the previous year.

Based on the information and materials reviewed, the external facilitator rated the Board’s practices as delivering superior capabilities across all of the critical elements of board effectiveness. The results of the assessment were discussed with the Chair of the Governance Committee and were presented at a meeting of the Governance Committee which was attended by all Directors.

It is expected that externally facilitated reviews of the Board will occur approximately every three years. The review process in the intervening years is conducted internally, and considers progress against any recommendations implemented arising from the most recent externally facilitated review, together with any new issues that may have arisen.

BOARD COMMITTEES

Each of the principal Board Committees conducts an annual Committee performance self-assessment to review performance using Guidelines approved by the Governance Committee. The Guidelines set out that at a minimum, the self-assessments should review and consider the following:

•	the scope of the Committee’s responsibilities and duties as enshrined in its Charter;

•	the Committee’s performance against its Charter and annual calendar of business;

•	the Committee’s performance against any goals or objectives it set itself for the year under review;

•	major issues considered by the Committee during the year; and

•	the identification of future topics for training/education of the Committee.

The outcomes of the performance self-assessments, along with plans and objectives for the new financial year, are submitted to the Governance Committee (and, in the case of the Governance Committee, to the Board) for discussion and noting.

SENIOR MANAGEMENT

Details of how the performance evaluation process is undertaken by the Board in respect of the Chief Executive Officer and other key senior executives, including how financial, customer, operational and qualitative measures are assessed, are set out in the Remuneration Report on pages 16 to 33.

REVIEW PROCESSES UNDERTAKEN

Board, Director, Board Committee and relevant senior Management evaluations in accordance with the above processes have been undertaken in respect of the 2011 financial year.

Board Committees

As set out on page 51 of this statement, the Board has the ability under its Constitution to delegate its powers and responsibilities to Committees of the Board. This allows the Board to spend additional and more focused time on specific issues. The Board has five principal Board Committees: Audit Committee, Governance Committee, Human Resources Committee, Risk Committee and Technology Committee.

MEMBERSHIP AND ATTENDANCE

Each of the principal Board Committees is comprised solely of independent Non-Executive Directors, has its own Charter and has the power to initiate any special investigations it deems necessary.

Membership criteria are based on each Director’s skills and experience, as well as his/her ability to add value and commit time to the Committee. Composition is reviewed annually by the Board.

The Chairman is an ex-officio member of each principal Board Committee. The Chief Executive Officer is invited to attend Board Committee meetings as appropriate. His presence is not automatic, however, and he does not attend where his remuneration is considered or discussed, nor does he attend the Non-Executive Director private sessions of Committees. Non-Executive Directors may attend any meeting of any Committee.

Each Board Committee may, within the scope of its responsibilities, have unrestricted access to Management, employees and information it considers relevant to the carrying out of its responsibilities under its Charter.

Each Board Committee may require the attendance of any ANZ officer or employee, or request the attendance of any external party, at meetings as appropriate.

MEETINGS

The principal Board Committees plan their annual agendas following a process approved by the Board. The offices of the executives appointed to assist the Chair of each Board Committee liaise in order to review the calendars of business prepared by each Committee and identify any potential gaps and unnecessary overlaps between the Committees. In advance of each Board Committee meeting, the Committee Chair shall ensure that there is at least one planning session with relevant internal and external stakeholders to ensure that all emerging issues are captured in the agenda for the forthcoming meeting as appropriate.

Minutes from Committee meetings are included in the papers to the following Board meeting. In addition, Committee Chairs update the Board regularly about matters relevant to the Committee’s role, responsibilities, activities and matters considered, discussed and resolved at Committee meetings. When there is a cross-Committee item, the Committees will communicate with each other through their Chairs.

Corporate Governance 55

CORPORATE GOVERNANCE (continued)

ANZ BOARD COMMITTEE MEMBERSHIPS – as at 30 September 2011

Audit	Governance	Human Resources	Risk	Technology
Mr D E Meiklejohn FE, C	Mr P A F Hay C	Ms A M Watkins C	Mr I J Macfarlane C	Dr G J Clark C

Mr P A F Hay	Mr I J Macfarlane	Dr G J Clark	Dr G J Clark	Mr Lee Hsien Yang

Mr I J Macfarlane	Ms A M Watkins	Mr P A F Hay	Mr Lee Hsien Yang	Mr D E Meiklejohn

Ms A M Watkins FE	Mr J P Morschel (ex officio)	Mr Lee Hsien Yang	Mr D E Meiklejohn	Mr J P Morschel (ex officio)

Mr J P Morschel (ex officio)		Mr J P Morschel (ex officio)	Mr J P Morschel (ex officio)

C – Chair FE – Financial Expert

AUDIT COMMITTEE

The Audit Committee is responsible for reviewing:

•	ANZ’s financial reporting principles and policies, controls and procedures;

•	the effectiveness of ANZ’s internal control and risk management framework;

•	the work of Global Internal Audit which reports directly and solely to the Chair of the Audit Committee (refer to Global Internal Audit on page 59 for more information);

•	the Audit Committees of significant subsidiary companies;

•	prudential supervision procedures required by regulatory bodies to the extent relating to financial reporting;

•	the integrity of ANZ’s financial statements, compliance with related legal and regulatory requirements, and the independent audit thereof; and

•	any due diligence procedures.

The Audit Committee is also responsible for:

•	the appointment, annual evaluation and oversight of the external auditor, including reviewing their independence, fitness and propriety and qualifications;

•	compensation of the external auditor;

•	where appropriate, replacement of the external auditor; and

•	reviewing the performance and remuneration of the Group General Manager, Global Internal Audit.

Under the Committee Charter, all members of the Audit Committee must be appropriately financially literate. Both Mr Meiklejohn (Chair) and Ms Watkins were determined to be a ‘financial expert’ during the 2011 financial year under the definition set out in the Audit Committee Charter. While the Board has determined that Mr Meiklejohn and Ms Watkins each have the necessary attributes to be a ‘financial expert’ in accordance with the relevant requirements, it is important to note that this does not give rise to Mr Meiklejohn or Ms Watkins having responsibilities additional to those of other members of the Audit Committee.

A review of the Audit Committee Charter was undertaken during the year and a small number of changes were made, including to confirm that the Committee’s duties include reviewing any major proposed outsourcing of the Global Internal Audit function and also that there is some overlap in membership between the Risk Committee and Audit Committee.

The Audit Committee meets with the external auditor and internal auditor without Management being present. The Chair of the Audit Committee meets separately and regularly with Global Internal Audit, the external auditor and Management.

The Deputy Chief Financial Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2011 financial year included:

•

Global Internal and External Audit – the Committee approved the annual plans for Global Internal and External Audit and kept progress against those plans under regular review. Adjustments to the Global Internal Audit Plan were made during the year to accommodate changes arising from high focus areas and changing risk profiles, integration and project work or specific Management requests;

•	Accounting and regulatory developments – reports on accounting developments were provided to the Committee outlining relevant changes and implications for ANZ;

•

Financial Reporting Governance Program – the Committee monitored the financial reporting process and the controls in place to ensure the integrity of the financial statements, including refreshing the Financial Reporting Governance Program; and

•	Whistleblowing – the Committee received reports on disclosures made under ANZ’s Global Whistleblower Protection Policy.

56    ANZ Annual Report 2011

GOVERNANCE COMMITTEE

The Governance Committee is responsible for:

•	identifying and recommending prospective Board members and ensuring appropriate succession planning for the position of Chairman (see page 52);

•	ensuring there is a robust and effective process for evaluating the performance of the Board, Board Committees and non-executive Directors (see pages 54 to 55);

•

monitoring the effectiveness of the Diversity Policy to the extent it relates to Board diversity and reviewing and approving measurable objectives for achieving gender diversity on the Board (see page 62);

•	ensuring an appropriate Board and Board Committee structure is in place;

•	reviewing and approving the Charters for each Board Committee except its own, which is reviewed and approved by the Board; and

•	reviewing the development of and approving corporate governance policies and principles applicable to ANZ.

The Group General Counsel is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2011 financial year included:

•	New diversity requirements – the Committee reviewed ANZ’s governance framework to ensure compliance with the amendments to the ASX Governance Principles relating to diversity;

•

Board governance framework – the Committee conducted its annual review of the Board’s governance framework and principles including in relation to Board composition and size, Director tenure, outside commitments, Board and Committee education, nomination procedures and Director independence criteria;

•

Performance evaluation processes – the Committee reviewed existing processes relating to the annual performance reviews of the Board, Chairman of the Board, non-executive Directors and Board Committees. An independent external facilitator was engaged to facilitate the 2011 performance review of the Board;

•

Board and Committee performance evaluations – the Committee reviewed the major themes arising from the annual Board performance review process. The Committee also received annual performance self-assessment reports from each of the other principal Board Committees; and

•

Review and approval of Group policies – the Committee reviewed and, where appropriate, approved amendments to existing Group policies including the Continuous Disclosure Policy, Board Renewal and Performance Evaluation Policy, Fit and Proper Policy and the procedure relating to the approval of Non-Executive Director outside appointments.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee assists and makes recommendations to the Board in relation to remuneration matters and senior executive succession, including for the Chief Executive Officer. The Committee also assists the Board by reviewing and approving certain policies, as well as monitoring performance, with respect to health and safety issues and diversity.

The Committee is responsible for reviewing and making recommendations to the Board on:

•	remuneration matters relating to the Chief Executive Officer (details in the Remuneration Report on pages 16 to 45);

•	remuneration matters, including incentive arrangements, for other Board Appointees (other than the Group General Manager Global Internal Audit);

•	the design of remuneration structures and significant incentive plans; and

•	the Group’s Remuneration Policy and remuneration strategy.

In addition, the Committee considers and approves the appointment of Board Appointees (other than the Group General Manager Global Internal Audit) and senior executive succession plans.

The Group Managing Director, Human Resources is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2011 financial year included:

•

Management roles and performance – the Committee reviewed the performance of the Chief Executive Officer, the Chief Executive Officer’s direct reports and other key roles, and the succession plans in place for Management Board and business critical roles;

•

Regulatory changes – the Committee continued to closely monitor regulatory developments and implications for ANZ both in Australia and globally, and refined remuneration policy and practice as required;

•	Fitness and propriety – the Committee completed fit and proper assessments for all existing and new Board Appointees; and

•

Remuneration – the Committee approved the grant of up to $1,000 of shares to each eligible employee under the ANZ Employee Share Acquisition Plan, conducted an annual review of remuneration for Non-Executive Directors and also reviewed the compensation structure for senior executives.

For more details on the activities of the Human Resources Committee, please refer to the Remuneration Report on pages 16 to 45.

Corporate Governance    57

CORPORATE GOVERNANCE (continued)

RISK COMMITTEE

The Board is principally responsible for approving the Group’s risk appetite and risk tolerance, related strategies and major policies, for the oversight of policy compliance, and for the effectiveness of the risk and compliance management framework that is in place.

The Risk Committee is delegated responsibility for overseeing, monitoring and reviewing the Group’s risk management principles and policies, strategies, processes and controls including credit, market, liquidity, balance sheet, operational, compliance and other reputational risk control frameworks, as well as the culture of the organisation in connection with such matters.

The Committee is also authorised to approve credit transactions and other related matters beyond the approval discretion of the Chief Risk Officer.

The Chief Risk Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2011 financial year included:

•	Economic environment—the Committee received updates on the global economic environment, including the impact of European sovereign debt issues, a weakened US economy and a high Australian dollar;

•	Regulatory change—the Committee monitored proposed new regulations, both local and global, including Basel III and proposed Australian taxation changes;

•	External environment—the Committee received updates on the impact of natural disasters in Australia, New Zealand and Japan; and

•	Business updates—the Committee received updates from businesses across the Group.

A risk management and internal control system to manage material business risks is in place, and Management reported to the Risk Committee during the year as to the effectiveness of the management of ANZ’s material business risks.

For further information on how ANZ manages its material financial risks, please see the disclosures in relation to AASB 7 ‘Financial instruments: Disclosure’ in the notes to the financial statements.

For further information on risk management governance and related ANZ policies, please see the Corporate Governance section of anz.com

TECHNOLOGY COMMITTEE

The Technology Committee assists the Board in the effective discharge of its responsibilities in relation to technology and related operations. The Committee is responsible for making recommendations to the Board on new projects in technology above $100 million in value, investigating and reviewing security issues relevant to ANZ’s technology, reviewing and approving Management recommendations for long-term technology and related operations planning, and the approval of policies, strategies and control frameworks for the management of technology risk.

The Chief Information Officer is the executive responsible for assisting the Chair of the Committee in connection with the administration and efficient operation of the Committee.

Substantive areas of focus in the 2011 financial year included:

•	Review of new and existing major projects—the Committee reviewed proposed new major projects and monitored the progress of existing major projects;

•

Strategy—the Committee received reports on major strategic initiatives, including the technology strategy, a revised organisational structure and changes to further strengthen the technology leadership team;

•	Security—updates were received on key information security issues, and various tactical and strategic activities planned to remediate or control them; and

•	Service and systems stability and performance—the Committee received regular reports on operational performance, and actions undertaken to improve service stability.

DIRECTORS’ MEETINGS

The number of Board meetings and meetings of Committees during the year the Director was eligible to attend, and the number of meetings attended by each Director were:

	Board		Audit Committee		Governance Committee		Human Resources Committee		Risk Committee		Technology Committee		Shares Committee*		Committee of the Board*
	A	B	A	B	A	B	A	B	A	B	A	B	A	B	A	B
G J Clark	10	9					5	5	6	6	4	4
P A F Hay	10	10	6	6	4	4	5	5					1	1
Lee Hsien Yang	10	10					5	5	6	6	4	4
I J Macfarlane	10	10	6	6	4	3			6	6
D E Meiklejohn	10	9	6	6					6	6	4	4	1	1	3	3
J P Morschel	10	10	6	6	4	4	5	5	6	6	4	4	5	5	8	8
M R P Smith	10	10											5	5	8	8
A M Watkins	10	10	6	6	4	4	5	5					2	2

Column A—Indicates the number of meetings the Director was eligible to attend.

Column B—Indicates the number of meetings attended. The Chairman is an ex-officio member of the Risk, Audit, Human Resources, Governance and Technology Committees.

With respect to Committee meetings, the table above records attendance of Committee members. Any Director is entitled to attend these meetings and from time to time Directors attend meetings of Committees of which they are not a member.

*	The meetings of the Shares Committee and Committee of the Board as referred to in the table above include those conducted by written resolution. The Executive Committee did not meet during the 2011 financial year.

58    ANZ Annual Report 2011

ADDITIONAL COMMITTEES

In addition to the five principal Board Committees, the Board has constituted an Executive Committee and a Shares Committee, each consisting solely of Directors, to assist in carrying out specific tasks.

The Executive Committee has the full power of the Board and is convened as necessary between regularly scheduled Board meetings to deal with urgent matters. The Shares Committee has the power to manage on behalf of the Board the issue of shares and options (including under ANZ’s Employee Share Plan and Share Option Plan). The Board also forms and delegates authority to ad-hoc Committees of the Board as and when needed to carry out specific tasks.

Audit and Financial Governance

GLOBAL INTERNAL AUDIT

Global Internal Audit is a function independent of Management whose role is to provide the Board of Directors and Management with an effective and independent appraisal of the internal controls established by Management. Operating under a Board approved Charter, the Group General Manager, Global Internal Audit reports directly and solely to the Chair of the Audit Committee, with a direct communication line to the Chief Executive Officer and the external auditor.

The Global Internal Audit Plan is developed utilising a risk based approach and is refreshed on a quarterly basis. The Audit Committee approves the plan, the associated budget and any changes thereto.

All audit activities are conducted in accordance with ANZ policies and values, as well as local and international auditing standards, and the results thereof are reported to the Audit Committee, Risk Committee and Management. These results influence the performance assessment of business heads.

Furthermore, Global Internal Audit monitors the remediation of audit issues and highlights the current status of any outstanding audits.

EXTERNAL AUDIT

The external auditor’s role is to provide an independent opinion that ANZ’s financial reports are true and fair and comply with applicable regulations. The external auditor performs an independent audit in accordance with Australian Auditing Standards. The Audit Committee oversees ANZ’s Policy on Relationship with the External Auditor. Under the Policy, the Audit Committee is responsible for the appointment (subject to ratification by shareholders) and also the compensation, retention and oversight of the external auditor.

The Policy also stipulates that the Audit Committee:

•	pre-approves all audit and non-audit services on an engagement by engagement basis or pursuant to specific pre-approval policies adopted by the Committee;

•	regularly reviews the independence of the external auditor; and

•	evaluates the effectiveness of the external auditor.

The Policy also requires that all services provided by the external auditor, including the non-audit services that may be provided by the external auditor, must be in accordance with the following principles:

•	the external auditor should not have a mutual or conflicting interest with ANZ;

•	the external auditor should not audit its own work;
•	the external auditor should not function as part of Management or as an employee; and

•	the external auditor should not act as an advocate of ANZ.

The Policy, which sets out in detail the types of services the external auditor may and may not provide, can be found on the Corporate Governance section of anz.com

Details of the non-audit services provided by the external auditor, KPMG, during the 2011 financial year, including their dollar value, together with the statement from the Board as to their satisfaction with KPMG’s compliance with the related independence requirements of the Corporations Act 2001, are set out in the Directors’ Report on page 12. In addition, the auditor has provided an independence declaration under Section 307C of the Corporations Act 2001.

ANZ requires a two year period before any former partner or employee of the external auditor is appointed as a Director or senior executive of ANZ. The lead partner of the external auditor is required to rotate off the audit after five years and cannot return for a further five years. Certain other senior audit staff are required to rotate off after a maximum of seven years. Any appointments of ex-partners or ex-employees of the external auditor as ANZ finance staff, at senior manager level or higher, must be pre-approved by the Chair of the Audit Committee.

As disclosed in previous Annual Reports, in 2004 the US SEC commenced an inquiry into non-audit services provided by ANZ’s auditor, KPMG. This matter has been resolved and there was no adverse effect on ANZ.

FINANCIAL CONTROLS

The Audit Committee of the Board oversees ANZ’s financial reporting policies and controls, the integrity of ANZ’s financial statements, the relationship with the external auditor, the work of Global Internal Audit, and the Audit Committees of various significant subsidiary companies.

ANZ maintains a Financial Reporting Governance (FRG) Program which evaluates the design and tests the operation of key financial reporting controls. In addition, half-yearly certifications are completed by senior Management, including senior finance executives. These certifications comprise representations and questions about financial results, disclosures, processes and controls and are aligned with ANZ’s external obligations. This process is independently evaluated by Global Internal Audit and tested by the FRG Program.

Any issues arising from the evaluation and testing are reported to the Audit Committee. This process assists the Chief Executive Officer and Chief Financial Officer in making the certifications to the Board under the Corporations Act and ASX Governance Principles as referred to in the Directors’ Report on page 13.

Corporate Governance    59

CORPORATE GOVERNANCE (continued)

Ethical and Responsible Decision-making

CODES OF CONDUCT AND ETHICS

ANZ has two main Codes of Conduct and Ethics, the Employee Code and the Non-Executive Directors Code. These Codes provide employees and Directors with a practical set of guiding principles to help them make decisions in their day to day work. Having two Codes recognises the different responsibilities that Directors have under law but enshrines the same values and principles.

The Codes embody honesty, integrity, quality and trust, and employees and Directors are required to demonstrate these behaviours and comply with the Codes whenever they are identified as representatives of ANZ.

The principles underlying ANZ’s Codes of Conduct and Ethics are:

•	We act in ANZ’s best interests and value ANZ’s reputation;

•	We act with honesty and integrity;

•	We treat others with respect, value difference and maintain a safe working environment;

•	We identify conflicts of interest and manage them responsibly;

•	We respect and maintain privacy and confidentiality;

•	We do not make or receive improper payments, benefits or gains;

•	We comply with the Codes, the law and ANZ’s policies and procedures; and

•	We immediately report any breaches of the Codes, the law or ANZ policies and procedures.

The Codes are supported by the following detailed policies that together form ANZ’s Conduct and Ethics Policy Framework:

•	ANZ Anti-Money Laundering and Counter-Terrorism Financing Program;

•	ANZ Use of Systems, Equipment and Information Policy;

•	ANZ Global Fraud and Corruption Policy;

•	ANZ Group Expense Policy;

•	ANZ Equal Opportunity, Bullying and Harassment Policy;

•	ANZ Health and Safety Policy;

•	ANZ Global Employee Securities Trading and Conflict of Interest Policy;

•	ANZ Global Anti-Bribery Policy; and

•	ANZ Global Whistleblower Protection Policy.

In 2010 ANZ implemented values and ethics training sessions that were run by ANZ leaders with their direct reports at manager level or above. Following this rollout, leaders are now strongly encouraged to run sessions for new direct reports and ensure they, in turn, brief their teams where required on ANZ’s values and ethical decision making within the team. The sessions are designed to build line manager capability, equipping ANZ leaders and their teams with tools and knowledge to make values-based, conscious and ethical business decisions and create team behaviour standards that are in line with the ANZ Values.

Within two months of starting work with ANZ, and thereafter on an annual basis, all employees are required to complete a training course that takes each employee through the eight Code principles and a summary of their obligations under each of the policies in the Conduct and Ethics Policy Framework. Employees are required to declare that they have read, understand and have complied with the principles of the Employee Code, including key relevant extracts of the policies set out above.

To support the Employee Code of Conduct and Ethics, ANZ’s Global Performance Improvement and Unacceptable Behaviour Policy sets out the process to be followed to determine whether the Code has been breached and the consequences that should be applied to employees who are found to have breached the Code. Under the ANZ Global Performance Management Framework, any breach of the Code that leads to a consequence (such as a warning) will result in an unacceptable risk/compliance/behaviour flag being given at the time of the performance assessment. A flag must be taken into account when determining an employee’s performance and remuneration outcome and will almost always negatively impact those outcomes for the financial year in question.

Directors’ compliance with the Non-Executive Directors Code continues to form part of their annual performance review.

SECURITIES TRADING

ANZ’s Global Employee Securities Trading and Conflict of Interest Policy prohibits trading in ANZ securities or the securities of other companies by all employees and Directors who are aware of unpublished price-sensitive information.

The Policy specifically prohibits restricted employees, their associates and Directors trading in ANZ securities during ‘blackout periods’ as defined in the Policy. The Policy also provides that certain types of trading are excluded from the operation of the trading restrictions under the Policy, and for exceptional circumstances in which restricted employees and Directors may be permitted to trade during a prohibited period, with prior written clearance.

Directors are required to obtain written approval from the Chairman in advance of any trading in ANZ securities. The Chairman of the Board is required to seek written approval from the Chair of the Audit Committee. Senior Executives and other restricted employees are also required to obtain written approval before they, or their associates, trade in ANZ securities.

It is a condition of the grant of employee deferred shares and share options and rights that no schemes are entered into by any employee that specifically protect the value of such shares, options and rights before the shares have vested or the options or rights have entered their exercisable period. Any breach of this prohibition would constitute a breach of the grant conditions and would result in the forfeiture of the relevant shares, options or rights.

Directors and Management Board members are also prohibited from providing ANZ securities as security in connection with any margin loan or similar financing arrangement under which they may be subject to a margin call or loan to value ratio breach.

60 ANZ Annual Report 2011

WHISTLEBLOWER PROTECTION

The ANZ Global Whistleblower Protection Policy provides a mechanism by which ANZ employees, contractors and consultants may report serious issues on a confidential basis, without fear of victimisation or disadvantage.

Complaints may be made under the Policy to Managers, designated Whistleblower Protection Officers, or via an independently managed Whistleblower Protection hotline.

Commitment to Shareholders

Shareholders are the owners of ANZ and the approaches described below are enshrined in ANZ’s Shareholder Charter, a copy of which can be found on the Corporate Governance section of anz.com

COMMUNICATION

In order to make informed decisions about ANZ, and to communicate views to ANZ, it is important for shareholders to have an understanding of ANZ’s business operations and performance.

ANZ encourages shareholders to take an active interest in ANZ, and seeks to provide shareholders with quality information in a timely fashion through ANZ’s reporting of results, the Annual Report, the Shareholder and Corporate Responsibility Review, announcements and briefings to the market, half yearly newsletters and via its dedicated shareholder site on anz.com. ANZ strives for transparency in all its business practices, and recognises the impact of quality disclosure on the trust and confidence of shareholders, the wider market and the community. To this end, ANZ, outside of its scheduled result announcements, issued additional Trading Updates to the market during the 2011 financial year.

Should shareholders require any information, contact details for ANZ and its Share Registrar are set out in ANZ’s Annual Report, the Shareholder and Corporate Responsibility Review, the half yearly shareholder newsletter, and the Shareholder Centre section of anz.com

MEETINGS

To allow as many shareholders as possible to have an opportunity to attend shareholder meetings, ANZ rotates meetings around capital cities and makes them available to be viewed online using webcast technology.

Further details on meetings and presentations held throughout this financial year are available on anz.com > About us >Shareholder centre > Presentations and Webcasts. Prior to the Annual General Meeting, shareholders are provided the opportunity to submit any questions they have for the Chairman or Chief Executive Officer to enable key common themes to be considered.

The external auditor is present at ANZ Annual General Meetings and available to answer shareholder questions on any matter that concerns them in their capacity as auditor.

Directors are also required to attend the Annual General Meeting each year, barring unusual circumstances, and be available afterwards to meet with and answer questions of shareholders.

Shareholders have the right to vote on various resolutions related to company matters. If shareholders are unable to attend a meeting they can submit their proxies via post or electronically. Where votes are taken on a poll, which is usual ANZ practice, shareholders are able to cast their votes on a confidential basis. ANZ appoints an independent party to verify the results, normally KPMG, which are reported as soon as possible to the ASX and posted on anz.com

Continuous Disclosure

ANZ’s practice is to release all price-sensitive information to the ASX in a timely manner as required under the ASX Listing Rules and then to all relevant overseas securities exchanges on which ANZ’s securities are listed, and to the market and community generally through ANZ’s media releases, website and other appropriate channels.

Through ANZ’s Continuous Disclosure Policy, ANZ demonstrates its commitment to achieving best practice in terms of disclosure by acting in accordance with the spirit, intention and purposes of the applicable regulatory requirements and by looking beyond form to substance. The Policy reflects relevant obligations under applicable securities exchange listing rules and legislation.

For disclosure purposes, price-sensitive information is information that a reasonable person would expect to have a material effect on the price or value of ANZ’s securities. Designated Disclosure Officers have responsibility for reviewing proposed disclosures and making decisions in relation to what information can be or should be disclosed to the market. Each ANZ employee is required to inform a Disclosure Officer regarding any potentially price-sensitive information concerning ANZ as soon as they become aware of it.

A committee of senior executives (the Continuous Disclosure Review Sub-Committee) also meets on a regular basis each quarter to overview the effectiveness of ANZ’s systems and procedures for achieving compliance with applicable regulatory requirements in relation to the disclosure of price-sensitive information. This Sub-Committee reports to the Governance Committee of the Board on an annual basis.

Corporate Responsibility

ANZ aims to be a role model for responsible business growth and business behaviour as it pursues its goal to become a super regional bank.

ANZ’s corporate responsibility framework responds to the priorities of customers, shareholders, employees, community groups, regulators and governments across ANZ’s business. It emphasises the role ANZ plays in society—helping to create prosperity and build thriving communities while growing ANZ’s business responsibly.

The following five priority areas guide ANZ’s corporate responsibility investments, initiatives and decisions globally:

•	education and employment opportunities;

•	bridging urban and rural social and economic divides;

•	financial capability;

•	responsible practices; and

•	urban sustainability.

The Corporate Responsibility Committee is chaired by the Chief Executive Officer. The Committee provides strategic leadership on the corporate responsibility agenda and monitors progress and results.

Each year, ANZ sets public targets and a business-wide program of work to respond to the most material issues and opportunities for its industry. This year ANZ achieved or made strong progress on over 90% of its public targets.

ANZ keeps interested stakeholders abreast of developments through a monthly e-bulletin, and annual and interim corporate responsibility reporting. Detailed information on ANZ’s approach and results is available on anz.com> About us> Corporate Responsibility

Corporate Governance    61

CORPORATE GOVERNANCE (continued)

Diversity at ANZ

GENDER BALANCE AT ANZ

ANZ considers a gender-balanced, diverse and inclusive workforce, where employee differences in areas like gender, age, culture, disability and lifestyle choice are valued, a strategic asset for its business and critical to achieving its super regional strategy. The ANZ Diversity Council, established in 2004, is responsible for setting the strategic direction and identifying focus areas in relation to diversity. It consists of senior executives and is chaired by the Chief Executive Officer.

Gender balance is a key priority in this strategy and ANZ’s commitment includes Management Board level accountability for year-on-year improvements in gender balance, particularly across senior Management ranks.

GENDER BALANCE AT BOARD, SENIOR EXECUTIVE AND MANAGEMENT LEVELS

ANZ’s Board currently comprises eight Directors, and it is not the Board’s current intention to make any new Board appointments to increase the size of the Board, other than as a part of the succession planning process referred to below.

The Board has one female Director, namely Ms Watkins, who joined the Board in November 2008 as a Non-Executive Director. Ms Watkins is Chair of the Human Resources Committee and a member of the Audit Committee and Governance Committee.

The Board has a tenure policy which limits the period of service of a Non-Executive Director to three 3-year terms after first being elected by shareholders. In accordance with this policy, the next scheduled Board retirements will occur at the 2013 AGM when three Directors are due to retire.

The Board’s objective is that the new Director appointments who will replace the three retiring Directors will include at least one woman, and it is expected that these new appointments will be made in the period leading up to the 2013 AGM in order to provide an appropriate transition. This objective is being effectively progressed.

ANZ has the highest proportion of women on its Management Board of any Australian bank (25%). Three female CEOs lead key countries in ANZ’s Asia Pacific growth markets of Vietnam, the Philippines and Hong Kong. Women also lead major global businesses including Capital Markets, Global Loans and Shared Services operations.

Annual gender targets have been set since 2004. ANZ’s goals for the year ended 30 September 2011 and the results achieved are set out in the table below. While we did not achieve our targets over all the sub-categories, we improved our performance at senior Management level, the key pipeline for future executives. With respect to the total number of women across the organisation, the percentage fell slightly from 56.9% to 55%. See ‘Future Goals’ below for ANZ’s 2012 measurable objectives for achieving gender diversity.

Group	Baseline (30 Sept 2010)	30 September 2011 Target	30 September 2011 results
Senior executives	23.9%	25.8%	22.8%
Senior manager	27.6%	29.3%	28.5%
Manager	40.6%	42.2%	40.3%
Total women in management	38.4%	40.0%	38.2%

PROGRESSION AND DEVELOPMENT PRACTICES

ANZ aims to achieve gender balance in its key talent development and learning programs.

This year ANZ invested significantly in its core Leadership Pathway programs which target entry level managers through to enterprise leaders, and provide comprehensive training in the skills and competencies required to lead at ANZ. 45% of participants in all Leadership Pathway programs were female.

Across ANZ’s broader Leadership Talent Radar program, 38% of participants were female. This percentage is similar to the current representation in Management ranks, however achieving gender balance in this program is a future priority.

Awareness and education programs to eliminate any unconscious bias in ANZ’s policies, practice and workplace culture are underway. This year approximately 800 of ANZ’s managers, including Management Board and top 200 executives, globally participated in a learning program to better understand the economic and business case for gender balancing ANZ and how to best understand, inspire and capitalise on the talents of both female and male employees in ANZ’s workforce.

Actions arising from these sessions include a commitment to early career and succession planning to get more women into line roles where they have access to the critical experiences required to be effective senior leaders. ANZ is also encouraging and supporting its senior male leaders to act as sponsors and advocates for talented women to widen the available pool of female talent who will consider working for ANZ.

PAY EQUITY

ANZ is committed to achieving pay equity for like roles across its business. ANZ tracks its progress annually and publicly reports its performance (see the 2011 Shareholder and Corporate Responsibility Review, which is available at anz.com).

The gender pay differential between males and females (with comparisons based on like-for-like job size) continues to be minimal, and reductions in the gender differentials in fixed pay were achieved.

A review of performance based compensation awarded in 2010 revealed no systemic gender bias in ANZ’s reward allocation, with the proportion of women achieving ANZ’s two highest levels of relative performance outcome (RPO), which determines bonus levels, slightly higher than men. Six percent of females achieved RPO 1 compared to 5% of males and 21% of females achieved RPO 2 compared to 20% of males.

In addition, 57% of award recipients in ANZ’s annual CEO Recognition Program were women.

FLEXIBLE ARRANGEMENTS AND PARENTAL LEAVE

ANZ offers flexible work arrangements, breaks from work and support in special circumstances to help balance life priorities with work and to manage careers. These include: compressed work weeks (where employees work the usual number of hours in fewer days); flexible start and finish times; job sharing; telecommuting; part time work arrangements; and lifestyle leave which offers up to four weeks unpaid leave for any purpose. See the 2011 Shareholder and Corporate Responsibility Review for information on the number of employees in flexible work arrangements.

62    ANZ Annual Report 2011

A new childcare allowance introduced in 2011 provides Australian parents returning to work with a $4,000 grant to help them transition back to work after parental leave and superannuation is paid on all forms of paid parental leave. Over 478 employees received this grant in its first year, and 94% of grant recipients remain ANZ employees today.

WORKPLACE CULTURE

ANZ is building a vibrant, diverse and inclusive culture as a critical foundation for its super regional strategy. This year, in the annual ‘My Voice’ survey, 79% of all respondents supported the statements that ‘ANZ is creating a work environment that is open and accepting of individual differences’ and ‘My manager supports my efforts to balance my work and personal life’ – key indicators of the success of ANZ’s diversity priorities.

SUPPORT FOR GENDER EQUALITY IN OUR COMMUNITIES

The Chairman and Chief Executive Officer support an external business led program to mentor and advance more women into Board positions.

The Chief Executive Officer, Mr Smith, is a member of the Male Champions for Change program (MCC), through which CEOs and Directors use their influence to ensure the issues of gender equality and women’s representation in leadership are elevated onto the national business agenda. Mr Smith is establishing a Melbourne Chapter of MCC, which will advocate for more accessible, flexible and affordable childcare for parents while also championing ANZ’s financial capability programs, which are described below.

In 2011 ANZ was recognised as an Employer of Choice for Women by the Australian Equal Opportunity in the Workplace Agency. This followed similar achievements in the last year, including the Workplace Work and Life award in New Zealand for flexible work practices and an IT Export award, recognising the high percentage of women employed in ANZ’s Technology business in India.

Saver Plus, MoneyMinded, MoneyBusiness and Progress Loans, ANZ’s financial capability initiatives, include mostly female participants and aim to encourage and support their economic empowerment, education and broader inclusion in society. To date, ANZ’s long-term, multi-million dollar investment in these programs has benefited tens of thousands of women on low incomes and from disadvantaged communities.

FUTURE GOALS

ANZ has set the following global goals for gender balance and diversity for 2012. The 2011 Shareholder and Corporate Responsibility Review contains further information on these targets.

Public Gender Balance and Diversity Targets

Reach at least 40% representation of women in management, including maintaining or increasing the proportion of women at all levels.

Achieve gender balance and greater cultural diversity in our key recruitment, talent development and learning programs.

Provide 230 positions through our traineeships, graduate program and permanent employment to people from disadvantaged backgrounds, including Indigenous Australians, Maori, people with disability and refugees; and support their advancement through mentoring and cultural awareness programs amongst all employees.

Advance the role of women in society through engagement on key public policy issues, including advocacy for more accessible, affordable and flexible childcare in Australia.

Develop and commence implementation of a global approach to improving age diversity across our business.

Publicly report outcomes of ANZ’s current Reconciliation Action Plan and Diversity Action Plan.

Donations and Community Investment

ANZ has made a long term public commitment to invest in the communities in which it operates and contributed around $16.9 million in cash, time and in-kind services during the year ended 30 September 2011. This does not include ‘foregone revenue’ such as the cost of providing low or fee free accounts to government benefit recipients.

Building financial capability is a key element of ANZ’s Corporate Responsibility framework, targeting especially those in disadvantaged communities who are most at risk of financial exclusion. For this reason more than $3.5 million of this contribution was invested in financial literacy and inclusion programs such as MoneyMinded (and its cultural adaptations in Australia, New Zealand and the Pacific), Saver Plus and Progress loans (Australia). Saver Plus was successful in gaining ongoing funding from the Australian Government to continue operating in 60 sites around Australia, with the support of partners Brotherhood of St Laurence, Berry Street, the Benevolent Society, the Smith Family and other community agencies. Over 7,500 participants were involved in Saver Plus over the past two years, and research shows that 87% of people continue to save the same amount or more up to three years after completing the program.

ANZ offers all staff at least one day of paid volunteer leave per year to make a difference in their local communities. This year we expanded our volunteering program in Asia and the Pacific through a partnership with Australian Volunteers International where our employees are volunteering their time and expertise to help build the capacity of community organisations. In the past year, staff volunteered more than 91,000 hours across our region.

ANZ also committed more than $3.7 million, including matching of staff donations, to support the recovery and rebuilding of communities in regions affected by natural disasters including Australia, New Zealand and Japan.

Further details can be accessed at anz.com/cr

In addition, for the year to 30 September 2011, ANZ donated $80,000 to the Liberal Party of Australia and $80,000 to the Australian Labour Party.

Corporate Governance 63

SECTION 2

Review of Operations	65
Principal Risks and Uncertainties	76
Five Year Summary	84

64    ANZ Annual Report 2011

Review of Operations

A MESSAGE FROM PETER MARRIOTT

ANZ reported a profit after tax of $5,355 million for the year ended 30 September 2011.

Income Statement ($m)	2011	2010	Movt
Net interest income	11,483	10,869	6%
Other operating income	5,449	4,823	13%

Operating income	16,932	15,692	8%
Operating expenses	(8,023)	(7,304)	10%

Profit before credit impairment and income tax	8,909	8,388	6%
Provision for credit impairment	(1,237)	(1,787)	-31%

Profit before income tax	7,672	6,601	16%
Income tax expense	(2,309)	(2,096)	10%
Non-controlling interests	(8)	(4)	100%

Profit attributable to shareholders of the Company	5,355	4,501	19%

Underlying profit

Profit has been adjusted to exclude non-core items to arrive at underlying profit, the result for the ongoing business activities of the Group. These adjustments have been determined on a consistent basis with those made in prior periods. The adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to audit within the context of the Group statutory audit opinion. The principles set out in the Australian Institute of Company Director’s (AICD) and the Financial Services Institute of Australasia’s (FINSIA) joint recommendations ‘Principles for reporting of non-statutory profit information’ have been adopted in determining underlying profit. The external auditor has advised the Audit Committee that the adjustments are based on the guidelines released by the AICD and FINSIA, and consistent with prior period adjustments.

Income Statement ($m)	2011	2010	Movt
Statutory profit attributable to shareholders of the Company	5,355	4,501	19%
Adjustments between statutory profit and underlying profit	297	524	-43%

Underlying profit	5,652	5,025	12%

Adjustments between statutory profit and underlying profit ($m)	2011	2010	Movt
New Zealand technology integration	86	—	n/a
Acquisition costs and valuation adjustments	126	480	-74%
Treasury shares adjustment	(41)	32	large
Tax on New Zealand conduits	—	(38)	-100%
Changes in New Zealand tax legislation	(2)	36	large
Economic hedging – fair value (gains)/losses	117	146	-20%
Revenue and net investment hedges losses/(gains)	51	(24)	large
NZ managed funds impacts	(39)	(34)	15%
Non-continuing businesses
Credit intermediation trades	(4)	(54)	-93%
Other	3	(20)	large

Adjustments between statutory profit and underlying profit	297	524	-43%

Review of Operations    65

REVIEW OF OPERATIONS (continued)

Pro forma

To enhance the understanding and comparability of financial information between reporting periods, ‘pro forma’ information is presented below. The pro forma adjustments are based on underlying profit and assume the increase in ownership in OnePath Australia and New Zealand acquisitions from 49% to 100% and the Landmark and RBS acquisitions took effect from 1 October 2009, effectively restating the Group’s underlying profit for the 2010 full year. This analysis provides the estimated growth rates of the ongoing business performance of the Group including recent acquisitions. The pro forma results below are also adjusted to exclude the impact of exchange rate movements.

Pro forma/underlying profit by key line item	2011	Pro forma 2010	Movt	2011	Underlying 2010	Movt
Net interest income	11,481	10,869	6%	11,481	10,862	6%
Other operating income[1,2]	5,331	5,105	4%	5,331	4,920	8%

Operating income	16,812	15,974	5%	16,812	15,782	7%
Operating expenses	(7,718)	(7,132)	8%	(7,718)	(6,971)	11%

Profit before credit impairment and income tax	9,094	8,842	3%	9,094	8,811	3%
Provision for credit impairment[1]	(1,211)	(1,845)	-34%	(1,211)	(1,820)	-33%

Profit before income tax	7,883	6,997	13%	7,883	6,991	13%
Income tax expense[2]	(2,222)	(1,977)	12%	(2,222)	(1,960)	13%
Non-controlling interests	(9)	(6)	50%	(9)	(6)	50%

Profit attributable to shareholders of the Company	5,652	5,014	13%	5,652	5,025	12%

1	Credit valuation adjustments on defaulted or impaired exposures of $17 million are reclassified as provision for credit impairment (2010: $34 million).
2	Policyholder tax of $208 million (2010: $215 million) is netted off against the change in policyholder liabilities for underlying profit.

66    ANZ Annual Report 2011

ANZ reported a profit attributable to shareholders of the Company of $5,355 million for the year ended 30 September 2011, up $854 million or 19% from $4,501 million for the year ended 30 September 2010. Underlying profit was up 12% to $5,652 million.

On a pro forma basis, profit increased by $638 million or 13%. Analysis of the business performance on a pro forma basis excluding exchange rates by major income and expense categories follows:

Net Interest Income

Net interest income increased 6% with higher margins (excluding the impact of the Global Markets business), growth in average interest earning assets and an increase in average deposits and other borrowings.

Growth in average interest earning assets1 was $28.2 billion (6%). Major movements include:

•

Australia geography increased $21.3 billion (7%): Mortgages increased $15.5 billion (10%) driven by growth in net advances reflecting continuing customer demand for variable rate lending. There was also growth in Global Markets due to an increase in reverse repo balances and short term available-for-sale assets in the Liquidity Portfolio and in Commercial Banking following growth in customer lending.

•

Asia Pacific, Europe & America (APEA) geography increased $15.8 billion (33%): Hong Kong/Taiwan increased $5.8 billion (90%) due to growth in net advances from the RBS business acquisition and organic growth. Singapore increased $3.8 billion (38%) due to an increase in trade loans, as well as the launch of the mortgage lending business in Retail. China increased $2.2 billion (86%) driven by higher domestic lending and investment of surplus cash. Onshore lending business in India grew with the launch of the India branch.

•	This was partly offset by a decrease of $8.4 billion (2%) due to foreign exchange rate movements.

Growth in average deposits and other borrowings was $32.6 billion (11%). Major movements include:

•

Australia geography increased $27.8 billion (14%): Banking Products increased $8.6 billion (14%) due to uplift from core customer deposits. Treasury increased $8.2 billion (20%) driven by higher Certificates of Deposit due to change in funding mix following the decision to stop re-discounting customer acceptances. Markets & Transaction Banking increased $7.8 billion (16%) with higher customer deposits in part reflecting system growth.

•	Asia Pacific, Europe & America geography increased $14.1 billion (30%): Driven mainly by deposit raising strategies in UK combined with business expansion and RBS acquisition in Asia.

•

This was partly offset by a decrease in New Zealand geography of $2.0 billion (4%) due to a decline in Commercial Paper issuance due to reduced funding requirements. A further decrease of $7.3 billion (2%) was due to foreign exchange rate movements.

Net interest margin2 decreased by 1 basis point to 2.46%. Excluding the impact of the Global Markets business, the Group margin2 increased by 7 basis points. The main drivers of improved margin performance excluding Global Markets were:

•

Improved asset margin (16 basis points) flowing from pricing decisions in retail and commercial businesses in Australia and New Zealand, increase in fee income in Institutional and benefit from a change in the lending mix.

•	Funding & Asset mix changes (3 basis points) driven by lower reliance on wholesale funding as growth in customer deposits meets ongoing funding requirements.

•

This was partly offset by a higher cost of deposits (-8 basis points) and higher funding costs (-3 basis points). Deposit costs were higher due to the competitive pressures (-5 basis points), continued customer migration to lower margin deposits (-2 basis points) and lower returns from the replicating portfolio (-1 basis point). Higher funding costs (-3 basis points) were mainly due to an increase in wholesale funding costs.

Global Markets had a -8 basis points impact on the total Group margin. This was driven by lower earnings from managing balance sheet risk (-4 basis points), lower earnings from other lending and investment activities (-2 basis points), higher funding costs associated with unrealised gains on derivatives (-1 basis point) and the balance sheet dilution impact (-1 basis point).

1	Balance sheet growth and associated commentary is on a statutory (not pro forma) basis and is not adjusted for the changes in exchange rates.
2	Net interest margin and associated commentaries are on a statutory (not pro forma) basis. The acquisitions did not have a significant impact on net interest margin.

Review of Operations    67

REVIEW OF OPERATIONS (continued)

Other Operating Income

Other operating income increased 4% for the year ended 30 September 2011. Major movements include:

•

Fee income increased $29 million (1%): Transaction Banking increased $66 million (17%) driven mainly by volume growth.Deposits Australia decreased $26 million (10%) due to lower exception fees and reduction in volumes.

•	Foreign exchange earnings increased $45 million (18%):

Transaction Banking increased $25 million (24%) driven by higher volumes and pricing initiatives. Retail and Wealth Asia increased $13 million driven by higher volumes.

•

Net income from wealth management increased $44 million (4%): Wealth Australia increased $23 million (2%) driven by increased capital investment earnings largely due to the recovery from the impacts of the Global Financial Crisis. This was partially offset by a reduction in funds management net income due to a combination of margin squeeze and lower average funds under management. New Zealand Wealth increased $18 million (14%) mainly driven by an increase in insurance income from OnePath New Zealand.

•

Other income increased $25 million (5%) largely in Asia Pacific, Europe & America (up $41 million) due to Retail & Wealth Asia growing $25 million and our Partnerships business increasing $16 million (4%). Retail & Wealth Asia increased $25 million mainly due to a $19 million gain on sale of the Taiwan credit card portfolio. The Partnerships business increased $16 million (4%) driven mainly by equity accounted earnings increasing $88 million due to higher earnings in Shanghai Rural Commercial Bank (SRCB) offset in part by lower earnings in Bank of Tianjin (BoT) and Saigon Securities Inc (SSI). This was further offset by the $35 million write-down of the investment in Sacombank in 2011 principally due to a decline in the Vietnamese currency compared to a separate $25 million gain in 2010 reversing an earlier writedown of the investment in SSI. Other impacts include a $19 million gain on sale of 20 Martin Place in Sydney. This was partly offset by: a reduction of $14 million (17%) in E*Trade driven mainly by lower brokerage income and impairment of an investment in associate, a decrease of $9 million (48%) in New Zealand mainly due to the de-consolidation of a previously owned controlled entity, and a decline of $8 million in Global Loans.

Global Markets income is affected by mix impacts between the categories within other operating income and net interest income. Global Markets income decreased $189 million or 11%. Trading and balance sheet income within Global Markets businesses fell 36% reflecting the impact of a number of significant global events that have affected the stability of financial markets. Despite the difficult trading conditions Global Markets continues to diversify the product and geographic mix of its revenue streams and client base. Markets sales were up 22% and foreign exchange revenues increased 3% with foreign exchange sales revenues now representing 52% of Global Markets sales revenues (2010: 48%).

Operating Expenses

Operating expenses grew 8% with cost growth primarily in Asia Pacific, Europe & America, Institutional and Group Centre as a result of ongoing investment in key strategic markets and infrastructure and system enhancements to support future growth.

Asia Pacific, Europe & America cost growth was up 22% from the build out of the franchise, largely in Institutional, and compared with 18% revenue growth. Institutional cost growth was up 17% mainly due to the runrate impact of higher personnel costs from investment to build out capabilities in Asia Pacific, Europe & America and investment in cash management and foreign exchange capability in the prior year. The Australia cost growth of 4% was largely due to annual salary increases and a 2% increase in staff numbers. New Zealand costs were down 2%, reflecting productivity gains from simplifying the business. Group Centre cost growth was up 28% largely from increased investment in our Chengdu and Manila Hubs and increased technology investment.

•

Personnel expenses increased $445 million (10%) as a result of annual salary increases and the continued build out of the Institutional franchise in Asia Pacific, Europe & America. Inflationary increases in New Zealand were partly offset by a 2% reduction in staff numbers from simplifying the business. Staff numbers increased in Group Centre as a result of the build out of the offshore Hubs and investment in technology.

•	Premises expenses increased $23 million (3%) reflecting higher staff numbers, inflationary increases and an increased cost associated with reducing our carbon footprint.

•

Computer expenses increased $157 million (18%) due to a $51 million increase in depreciation and amortisation and an increase in Computer contractors’ costs from our significant investment in technology.

•

Other expenses reduced $39 million (3%) due to a strong focus on constraining discretionary costs, lower non-lending losses in 2011 and lower project related expenses which are offset by increases in Personnel and Computer expenses.

68    ANZ Annual Report 2011

Provision for Credit Impairment

Total credit impairment charge relating to lending assets, commitments and debt securities classified as available-for-sale assets decreased by $550 million from September 2010 to $1,237 million. The pro forma credit impairment charge decreased by $634 million, driven by lower individual provision charges (down $652 million) and partly offset by higher collective provision charges (up $2 million). This reflected a slowing in large single name provisions, a stabilising loan portfolio and growth in low risk assets.

The pro forma individual provision charge decreased $652 million over the year, due mainly to reductions in Institutional. The decrease in Institutional of $589 million reflects improved portfolio quality, recoveries and a reduction in new impaired assets. The decreases in New Zealand and Asia Pacific, Europe & America of $93 million and $54 million respectively reflect slowly improving economies in New Zealand and Asia. Australia saw a $75 million increase reflecting the impact of the natural disasters, and weakness in the rural sector.

The pro forma collective provision charge increased by $2 million during the year with increases in Australia, Institutional and Group Centre offset by decreases in New Zealand and Asia Pacific, Europe & America. The $38 million increase in Australia is primarily driven by growth and an upward trend in delinquencies in the retail portfolio, floods and writebacks in the prior year. The Asia Pacific, Europe & America decrease reflects underlying credit improvement offset partially by growth driven by Asia. The Institutional division increase of $89 million is mainly driven by growth in Global Loans. The New Zealand reduction was driven by releases to the economic cycle adjustment as a result of the earthquake impacted exposures migrating to impaired, coupled with some improvement in credit quality. Part of the flood provision release was used to fund an additional central economic cycle adjustment of $40 million due to ongoing global uncertainty.

Review of Operations    69

REVIEW OF OPERATIONS (continued)

Balance Sheet Summary

	2011 $m	2010 $m	Movt
Assets
Liquid assets	24,899	18,945	31%
Due from other financial institutions	8,824	5,481	61%
Trading and available-for-sale assets	58,338	54,257	8%
Derivative financial instruments	54,118	37,821	43%
Net loans and advances including acceptances	397,307	363,392	9%
Investments relating to insurance business	29,859	32,171	-7%
Other	21,143	19,636	8%

Total Assets	594,488	531,703	12%

Liabilities
Due to other financial institutions	23,012	21,610	6%
Customer deposits	296,754	256,875	16%
Other deposits and other borrowings	71,975	53,508	35%

Deposits and other borrowings	368,729	310,383	19%
Derivative financial instruments	50,088	37,217	35%
Liability for acceptances	970	11,495	-92%
Bonds and notes	56,551	59,714	-5%
Insurance policy liabilities/external unitholder liabilities	32,536	34,429	-5%
Other	24,648	22,700	9%

Total liabilities	556,534	497,548	12%

Total equity	37,954	34,155	11%

The Group’s balance sheet continued to strengthen during 2011 with increased capital ratios, a higher level of liquidity, an increased proportion of funding from customer deposits and a reduction in the proportion of impaired assets to gross loans and advances.

The Group’s Common Equity Tier-1 ratio increased 47 basis points to 8.5% and the Tier 1 ratio increased 84 basis points to 10.9% well above regulatory minima and suffi cient to comply with APRA’s proposed implementation of Basel III capital reforms in Australia at January 2013.

The level of prime and supplementary liquid asset holdings increased from September 2010 by $16.5 billion to $91.3 billion at September 2011, sufficient to cover the maturities of all short and long term off shore wholesale debt securities.

During the year to September 2011 the total increase in customer funding was $42.2 billion. The proportion of customer funding is now 61%, an increase of 3% from September 2010.

Gross impaired assets decreased 15% to $5.6 billion largely refl ecting a 23% decreased in impaired loans. Net impaired assets as a % of net advances decreased from 1.27% in 2010 to 0.98% in 2011.

Asset growth of $62.8 billion (12%) is principally driven by:

•

Net loans and advances including acceptances increased $33.9 billion (9%) primarily driven by above system Australian housing lending growth of $10.9 billion (7%) and Asia Pacific, Europe & America growth of $11.7 billion (43%) across all business lines.

•

Derivative financial instruments increased $16.3 billion (43%) mainly attributable to a depreciation in the Australian Dollar against other currencies late in the second half of 2011 and volatility in the foreign exchange and interest rate markets.

•

Trading & available-for-sale assets increased $4.1 billion (8%) including a $6.0 billion reduction due to ANZ bill acceptances no longer being rediscounted and classified as trading securities. Excluding this, the increase was $10.1 billion mainly driven by an increase of $5.9 billion in investment in government securities by Singapore and New Zealand and an increase of $4.1 billion in Institutional Australia mainly due to increased commodity holdings and government securities.

Liabilities growth of $59.0 billion (12%) is principally driven by:

•

Deposits and other borrowings increased $58.3 billion (19%) due to growth in customer deposits of $39.9 billion (16%) in Retail, Commercial and Institutional in Australia of $18.9 billion (12%) as consumers and corporates deleverage and growth in Asia Pacific, Europe & America of $18.2 billion (39%) driven by strong momentum across the region. Other deposits and borrowings increased $18.5 billion (35%) mainly due to an increase in certificate of deposits issued in Australia following a switch in products used for funding purposes from liability for acceptances to certificates of deposits.

70    ANZ Annual Report 2011

Australia

Income statement ($m)	2011	Pro forma[1] 2010	Movt	2011	Underlying[2] 2010	Movt
Net interest income	5,821	5,426	7%	5,821	5,384	8%
Other external operating income	2,358	2,366	0%	2,358	2,222	6%

Operating income	8,179	7,792	5%	8,179	7,606	8%
Operating expenses	(3,506)	(3,361)	4%	(3,506)	(3,256)	8%

Profit before credit impairment and income tax	4,673	4,431	5%	4,673	4,350	7%
Provision for credit impairment	(711)	(598)	19%	(711)	(583)	22%

Profit before income tax	3,962	3,833	3%	3,962	3,767	5%
Income tax expense	(1,185)	(1,116)	6%	(1,185)	(1,093)	8%
Non-controlling interests	—	—	n/a	—	—	n/a

Profit	2,777	2,717	2%	2,777	2,674	4%

Number of employees				17,768	17,348	2%

1	These results have been presented on a pro forma, foreign exchange adjusted basis. For more information on the presentation of this information on this basis, refer to page 65.
2	Adjusted for non-core items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 66.

On a pro forma basis profit increased 2%, with profit before credit impairment and income tax up 5%.

Net interest income increased 7% driven by strong growth in both average deposits of 12% and average net loans and advances including acceptances of 9%. Net interest margin decreased 2 basis points.

Growth in average net loans and advances was driven by above system growth in Mortgages combined with double digit growth in both the Business Banking and Small Business Banking portfolios. Deposit growth was very strong, with solid contributions from both the Retail and Commercial deposit portfolios.

Net interest margin declined 2 bps in the year as continued competitive pricing on deposits and the impact of a shift in deposit product mix towards higher priced term deposits and on-line accounts more than off set any benefit from asset repricing.

Other external operating income was flat as the adverse impact of removing exception fees and deferred establishment fees in Retail was largely off set by volume driven increases.

Operating expenses were up 4% largely due to inflationary impacts, annual salary increases, higher FTE levels and project related spend.

Provision for credit impairment increased 19% in the year. South East Queensland in particular struggled due to higher than national average unemployment combined with adverse tourism impacts from the strong Australian Dollar and the floods earlier in the year. The individual provision increased 16% reflecting the stress on customers as a consequence of the deteriorating economic conditions. The year on year increase of $38 million in the collective provision charge was driven mainly by raising a flood provision in the March 2011 half combined with volume growth, marginally off set by some improvements in credit quality. Net impaired assets increased from 0.26% to 0.29% of net advances.

Review of Operations    71

REVIEW OF OPERATIONS (continued)

Asia Pacific, Europe and America

Income statement ($m)	2011	Pro forma[1] 2010	Movt	2011	Underlying[2] 2010	Movt
Net interest income	1,130	1,010	12%	1,130	971	16%
Other external operating income	1,364	1,103	24%	1,364	1,097	24%

Operating income	2,494	2,113	18%	2,494	2,068	21%
Operating expenses	(1,488)	(1,224)	22%	(1,488)	(1,142)	30%

Profit before credit impairment and income tax	1,006	889	13%	1,006	926	9%
Provision for credit impairment	(110)	(177)	-38%	(110)	(154)	-29%

Profit before income tax	896	712	26%	896	772	16%
Income tax expense	(166)	(83)	100%	(166)	(90)	84%
Non-controlling interests	(9)	(6)	50%	(9)	(6)	50%

Profit	721	623	16%	721	676	7%

Number of employees				10,650	10,332	3%

1	These results have been presented on a pro forma basis. For more information on the presentation of this information on this basis, refer to page 65.
2	Adjusted for non-core items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 66.

On a pro forma basis, profit grew 16% with solid profit growth by both the Retail and Institutional businesses despite lower Global Markets trading income in the September 2011 half. We completed the acquisitions of the RBS businesses in the Philippines, Vietnam and Hong Kong during the first half of 2010. Asia Partnerships’ profit contribution held steady despite the impairment charge relating to the carrying value of our investment in Saigon Thuong Tin Commercial Joint-Stock Bank (Sacombank) in the first half of 2011 and the positive impact of the reversal of the Saigon Securities Incorporation impairment charge in 2010.

Key factors affecting the result were:

•	Solid balance sheet growth contributed to net interest income increasing 12% compared with 2010.

•

Other external operating income grew 24% primarily from higher fees and other income by Global Markets, the gain from the sale of credit cards loan portfolios in Taiwan, and increased earnings from Asia Partnerships.

•	The 22% increase in operating expenses resulted from the build-up of regional revenue generating staff and support capabilities. Employees increased by 318 during 2011.
•

Provision charges for credit impairment decreased 38%. Individual provision charges were 37% lower in 2011 due to higher recoveries achieved mainly in the Retail businesses in Asia (in particular, Taiwan). Collective provision charges were lower due to the upgrade of a few large Institutional customers and the release arising from active de-risking of the previously RBS-owned portfolios.

Net loans and advances increased 43% and customer deposits 39% due to increases in Transaction Banking and Global Loans.

72    ANZ Annual Report 2011

Institutional

Income statement ($m)	2011	Pro forma[1] 2010	Movt	2011	Underlying[2] 2010	Movt
Net interest income	3,092	3,178	-3%	3,092	3,226	-4%
Other external operating income	1,814	1,684	8%	1,814	1,721	5%

Operating income	4,906	4,862	1%	4,906	4,947	-1%
Operating expenses	(2,001)	(1,717)	17%	(2,001)	(1,748)	14%

Profit before credit impairment and income tax	2,905	3,145	-8%	2,905	3,199	-9%
Provision for credit impairment	(258)	(742)	-65%	(258)	(741)	-65%

Profit before income tax	2,647	2,403	10%	2,647	2,458	8%
Income tax expense	(750)	(670)	12%	(750)	(680)	10%
Non-controlling interests	(2)	—	n/a	(2)	—	n/a

Profit	1,895	1,733	9%	1,895	1,778	7%

Number of employees				6,448	6,180	4%

1	These results have been presented on a pro forma, foreign exchange adjusted basis. For more information on the presentation of this information on this basis, refer to page 65.
2	Adjusted for non-core items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 66.

Institutional’s goal is to build the best bank in the world for clients who are dependent on trade and capital flows across the region, particularly those in the natural resources, agribusiness and infrastructure sectors. Aligned to this strategic ambition, our priority products are trade, cash management, foreign exchange and commodities and capital markets.

Pro forma profit increased 9%, a solid performance in difficult market conditions, with the changing geographic distribution of profit reflecting our super regional strategy. While overall pro forma global revenue increased 1%, customer revenues were up 10% to $4.3 billion, but this was offset by lower trading and balance sheet revenues which were down 36% reflecting the difficult market conditions. Customer revenues in our priority sectors of resources, agribusiness and infrastructure grew around 18%. Over 1,300 new relationships were acquired during the year.

APEA revenues grew 30% and represent 26% of global revenues (2010: 20%). Partially offsetting APEA revenue growth was a 7% contraction in Australia, where trading conditions were particularly difficult in the second half. Despite challenging economic conditions, New Zealand performed well with revenue up 2% on 2010.

Within our priority product segments, Payments and Cash Management (“PCM”) revenues grew 13% on the back of investment in our “Transactive” cash management platforms. Customer deposits in PCM were up 27% with particularly strong growth in Asia, up 68%. Trade revenues were up 29% with 58% growth in Asia. Markets sales were up 13% and foreign exchange (FX) revenues increased 22% with FX sales revenues now representing 52% of total Global Markets sales revenues (2010: 48%).

Net interest margin (excluding Global Markets) was down 8 basis points, partially due to a one-off interest write back in 2010 which increased prior year net interest margin by 3 basis points as well as the geographic mix effect with significant increase in volumes in the lower spread Asia region. Net loans and advances were up $12.4 billion, 16%, with APEA growth of $10.5 billion (49%). Australian lending increased $2.6 billion (5%) and the margins on our lending portfolios in Australia and New Zealand were held relatively steady following repricing completed in 2010.

Expenses increased 17% mainly due to the run rate impact of investments made in building out APEA capabilities in the prior year and in cash platforms to support the super regional strategy.

Credit impairment expense was down 65% reflecting the improvement in the quality of the book as well as the credit cycle.

Review of Operations    73

REVIEW OF OPERATIONS (continued)

New Zealand

Income statement ($m)	2011	Pro forma[1] 2010	Movt	2011	Underlying[2] 2010	Movt
Net interest income	1,693	1,579	7%	1,693	1,635	4%
Other external operating income	466	472	-1%	466	474	-2%

Operating income	2,159	2,051	5%	2,159	2,109	2%
Operating expenses	(1,015)	(1,035)	-2%	(1,015)	(1,057)	-4%

Profit before credit impairment and income tax	1,144	1,016	13%	1,144	1,052	9%
Provision for credit impairment	(166)	(395)	-58%	(166)	(409)	-59%

Profit before income tax	978	621	57%	978	643	52%
Income tax expense	(286)	(172)	66%	(286)	(180)	59%
Non-controlling interests	—	—	n/a	—	—	n/a

Profit	692	449	54%	692	463	49%

Number of employees				8,884	9,073	-2%

1	These results have been presented on a pro forma, foreign exchange adjusted basis. For more information on the presentation of this information on this basis, refer to page 65.
2	Adjusted for non-core items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 66.

Financial performance in the 2011 year was strongly ahead of that in 2010, driven by a clear focus on simplifying the business, margin management and lower credit provisioning, although the lack of credit growth had a moderating impact.

On a pro forma basis, profit for the 2011 year increased 54%, with the result including a $229 million decrease in credit impairment charge. Profit before credit impairment and income tax increased 13%, driven by revenue growth and supported by strong management of costs.

Our customer value proposition in New Zealand continues to be strong across the businesses, with the Simplification Program contributing to a significant uplift in Retail customer satisfaction during the year, culminating in ANZ being awarded the Sunday Star-Times Canstar Cannex Bank of the Year Award, with The National Bank second.

Key components of the pro forma result were:

•

Net interest income increased 7%. This growth reflected the margin benefit from repricing of the fixed rate lending book, and mix benefit from an increased proportion of variable rate lending in the mortgage portfolio. Deposit margins, however, were reduced in the competitive environment. Lending volumes increased 1% and customer deposits increased 7%, both largely market-driven.

•

Other external operating income declined 1%, reflecting lower Retail fees driven by a full year’s impact from the fee restructure implemented during 2010. This was partly off set by increased income in Wealth from growth in the OnePath insurance and KiwiSaver businesses, and increased investment funds under management in Private Banking.

•	Operating expenses decreased 2%, reflecting productivity gains from simplifying the business, which more than offset inflationary impacts.

Provision for credit impairment charge decreased $229 million. The individual provision charge was cyclically lower, down $93 million on last year. The collective provision charge decreased $136 million, largely reflecting credit cycle adjustments booked in the 2010 year, with part releases in 2011. The total loss rate (total provision charge as a percentage of average net advances) for the 2011 year was 0.25%, down from 0.59% for the 2010 year.

74    ANZ Annual Report 2011

Group Centre

Income statement ($m)	2011	Pro forma[1] 2010	Movt	2011	Underlying[2] 2010	Movt
Net interest income	381	219	74%	381	223	71%
Other external operating income	(35)	(48)	-27%	(35)	(87)	-60%

Operating income	346	171	large	346	136	large
Operating expenses	(388)	(302)	28%	(388)	(302)	28%

Profit before credit impairment and income tax	(42)	(131)	-68%	(42)	(166)	-75%
Provision for credit impairment	(40)	(10)	large	(40)	(10)	large

Profit before income tax	(82)	(141)	-42%	(82)	(176)	-53%
Income tax expense	46	(23)	large	46	(11)	large
Non-controlling interests	—	—	n/a	—	—	n/a

Profit	(36)	(164)	-78%	(36)	(187)	-81%

Number of employees				6,689	5,557	20%

1	These results have been presented on a pro forma, foreign exchange adjusted basis. For more information on the presentation of this information on this basis, refer to page 65.
2	Adjusted for non-core items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. Refer to page 66.

The pro forma loss of $36 million improved $128 million compared to a loss of $164 million for the September 2010 full year largely as a result of earnings on higher surplus capital. Significant factors influencing the result were:

•

Operating income improved $175 million largely due to higher earnings on central capital combined with a lower funding cost associated with lower debit tax balances, and profit recognised on the sale of the Martin Place headquarters in Sydney of $19 million. There were offsetting variances between net interest and other income as a result of elimination entries associated with the consolidation of OnePath Australia.

•	Operating expenses increased $86 million largely as a result of increased project related technology expenditure and increased investment in our Chengdu and Manila hubs.

Provision for credit impairment increased $30 million with $40 million of flood provisions transferred to the Group Centre to provide for emerging issues resulting from the global uncertainty.

Review of Operation     75

Principal Risks and Uncertainties

Associated with ANZ

1. Introduction

The Group’s activities are subject to risks that can adversely impact its business, operations and financial condition. The risks and uncertainties described below are not the only ones that the Group may face. Additional risks and uncertainties that the Group is unaware of, or that the Group currently deems to be immaterial, may also become important factors that affect it. If any of the listed or unlisted risks actually occur, the Group’s business, operations, financial condition, or reputation could be materially adversely affected, with the result that the trading price of the Group’s equity or debt securities could decline, and investors could lose all or part of their investment.

2. Changes in general business and economic conditions, including disruption in regional or global credit and capital markets, may adversely affect the Group’s business, operations and financial condition.

The Group’s financial performance is primarily influenced by the economic conditions and the level of business activity in the major countries and regions in which it operates or trades, i.e. Australia, New Zealand, the Asia Pacific region, Europe and the United States of America. The Group’s business, operations, and financial condition can be negatively affected by changes to these economic and business conditions.

The economic and business conditions that prevail in the Group’s major operating and trading markets are affected by domestic and international economic events, political events, natural disasters and by movements and events that occur in global financial markets.

The global financial crisis (GFC) in 2008 and 2009 saw a sudden and prolonged dislocation in credit and equity capital markets, a contraction in global economic activity and the creation of many challenges for financial services institutions worldwide that still persist in many regions. More recently, sovereign risk (particularly in Europe) and its potential impact on financial institutions in Europe and globally has emerged as a significant risk to the recovery prospects of the global economy. The impact of the GFC and its results (such as heightened sovereign risk) continues to affect global economic activity and capital markets.

The economic effects of the GFC have been widespread and far-reaching with unfavourable impacts on retail sales, personal and business credit growth, housing credit, and business and consumer confidence. While some of these economic factors have since improved, ongoing and lasting impacts from the GFC and subsequent volatility in financial markets and the more recent sovereign debt crisis in Europe (and potential contagion from it) suggest ongoing vulnerability and adjustment in these and other areas of consumer and business behaviour.

The New Zealand economy is also vulnerable to more volatile markets and deteriorating funding conditions. Economic conditions in Australia, New Zealand, and some Asia Pacific countries remain difficult, albeit less so than in many European countries and in the United States of America (US).

Should the difficult economic conditions of these countries persist or worsen, asset values in the housing, commercial or rural property markets could decline, unemployment could rise and corporate and personal incomes could suffer. Also, deterioration in global markets, including equity, property and other asset markets, could impact the Group’s customers and the security the Group holds against loans and other credit exposures, which may impact its ability to recover some loans and other credit exposures.

All or any of these negative economic and business impacts could cause a reduction in demand for the Group’s products and services and/or an increase in loan and other credit defaults and bad debts, which could adversely affect the Group’s business, operations and financial condition.

The Group’s financial performance could also be adversely affected if it were unable to adapt cost structures, products, pricing or activities in response to a drop in demand or lower than expected revenues. Similarly, higher than expected costs (including credit costs) could be incurred because of adverse changes in the economy, general business conditions or the operating environment in the countries in which it operates.

Other economic and financial factors or events which may adversely affect the Group’s performance and results, include, but are not limited to, the level of and volatility in foreign exchange rates and interest rates, changes in inflation and money supply, fluctuations in both debt and equity capital markets, declining commodity prices due to, for example, reduced demand in Asia, and decreasing consumer and business confidence.

Geopolitical instability, such as threats of, potential for, or actual conflict, occurring around the world, such as the ongoing conflicts in the Middle East, may also adversely affect global financial markets, general economic and business conditions and the Group’s ability to continue operating or trading in a country, which in turn may adversely affect the Group’s business, operations and financial condition.

Natural disasters such as (but not restricted to) cyclones, floods and earthquakes, and the economic and financial market implications of such disasters on domestic and global conditions can adversely impact the Group’s ability to continue operating or trading in the country or countries directly or indirectly affected, which in turn may adversely affect the Group’s business, operations and financial condition. For more specific risks in relation to earthquakes and the recent Christchurch earthquake, see the risk factor entitled ‘The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition’.

76    ANZ Annual Report 2011

3. Changes in exchange rates may adversely affect the Group’s business, operations and financial condition

The recent appreciation in the Australian and New Zealand dollars relative to other currencies has adversely affected, and could continue to have an adverse effect on, certain portions of the Australian and New Zealand economies, including agricultural exports, international tourism, manufacturers, and import-competing producers. Similarly, a depreciation in the Australian or New Zealand dollars relative to other currencies would increase debt service obligations in Australia or New Zealand dollar terms of unhedged exposures. Appreciation of the Australian dollar against the New Zealand dollar, United States dollar and other currencies has had a negative translation effect, and future appreciation could have a greater negative impact, on the Group’s results from its other non-Australian businesses, particularly its New Zealand and Asian businesses which are largely based on non-Australian dollar currencies. The Group has put in place hedges to partially mitigate the impact of currency appreciation, but notwithstanding this, any appreciation could have an adverse impact upon the Group’s earnings.

4. Competition may adversely affect the Group’s business, operations and financial condition, especially in Australia, New Zealand and the Asian markets in which it operates

The markets in which the Group operates are highly competitive and could become even more so, particularly in those segments that are considered to provide higher growth prospects or are in greatest demand, (for example, customer deposits). Factors that contribute to competition risk include industry regulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods, increased diversification of products by competitors, and regulatory changes in the rules governing the operations of banks and non-bank competitors. For example, changes in the financial services sector in Australia and New Zealand have made it possible for non-banks to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages, and credit cards. In addition, banks organised in jurisdictions outside Australia and New Zealand are subject to different levels of regulation and consequently some may have lower cost structures. Increasing competition for customers could also potentially lead to a compression in the Group’s net interest margins, or increased advertising and related expenses to attract and retain customers.

Additionally, the Australian Government announced in late 2010 a set of measures with the stated purpose of promoting a competitive and sustainable banking system in Australia. Any regulatory or behavioural change that occurs in response to this policy shift could have the effect of limiting or reducing the Group’s revenue earned from its banking products or operations. These regulatory changes could also result in higher operating costs. A reduction or limitation in revenue or an increase in operating costs could adversely affect the Group’s profitability.

The effect of competitive market conditions, especially in the Group’s main markets, may lead to erosion in the Group’s market share or margins, and adversely affect the Group’s business, operations, and financial condition.

5. Changes in monetary policies may adversely affect the Group’s business, operations and financial condition

Central monetary authorities (including the Reserve Bank of Australia (RBA), the Reserve Bank of New Zealand (RBNZ), the US Federal Reserve and the monetary authorities in Asian jurisdictions in which we carry on business) set official interest rates so as to affect the demand for money and credit in their relevant jurisdictions. Their policies can significantly affect the Group’s cost of funds for lending and investing and the return that the Group will earn on those loans and investments. Both these factors impact the Group’s net interest margin and can affect the value of financial instruments it holds, such as debt securities and hedging instruments. The policies of central monetary authorities can also affect the Group’s borrowers, potentially increasing the risk that they may fail to repay loans. Changes in such policies are difficult to predict accurately.

6. Sovereign risk may destabilise global financial markets adversely affecting all participants, including the Group

Sovereign risk or the risk that foreign governments will default on their debt obligations, increase borrowings as and when required or be unable to refinance their debts as they fall due, has emerged as a risk to the recovery prospects of global economies. This risk is particularly relevant to a number of European countries though it is not limited to these places (and includes the United States). Should one sovereign default, there could be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to or worse than that currently being experienced or which was experienced during the GFC. Such an event could destabilise global financial markets adversely affecting all participants, including the Group.

7. The withdrawal of the Australian Government Guarantee Scheme for large deposits and wholesale funding and the New Zealand Government Wholesale Funding Guarantee Scheme may adversely impact the Group’s access to funding and liquidity

In response to the GFC, a number of government-sponsored financial stabilisation packages (including guarantees of certain bank obligations) were introduced around the world, including in Australia and New Zealand. International capital markets and liquidity conditions improved following the GFC and banks were able to raise non-government guaranteed funds. Many such government-sponsored financial stabilisation packages were withdrawn or phased out, including in Australia and New Zealand in relation to wholesale funding. More recently, heightened sovereign risk and subsequent volatility in financial markets has re-emerged. There is no certainty that financial conditions will improve or that government-sponsored financial stabilisation packages would be re-introduced if conditions deteriorated.

Principal Risks and Uncertainties    77

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

The absence of government-sponsored financial stabilisation schemes may result in stress on the global financial system or regional financial systems, which could adversely impact the Group and its customers and counterparties. Specifically, it could adversely affect the Group’s ability to access sources of funding and lead to a decrease in the Group’s liquidity position and increase in its funding costs, negatively affecting Group’s business, operations and financial condition.

8. The Group is exposed to liquidity and funding risk, which may adversely affect its business, operations and financial condition

Liquidity risk is the risk that the Group is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt, or that the Group has insufficient capacity to fund increases in assets. Liquidity risk is inherent in all banking operations due to the timing mismatch between cash inflows and cash outflows.

Reduced liquidity could lead to an increase in the cost of the Group’s borrowings and possibly constrain the volume of new lending, which could adversely affect the Group’s profitability. A significant deterioration in investor confidence in the Group could materially impact the Group’s cost of borrowing, and the Group’s ongoing operations and funding.

The Group raises funding from a variety of sources including customer deposits and wholesale funding in Australia and off shore markets to ensure that it continues to meet its funding obligations and to maintain or grow its business generally. The composition of the Group’s funding is described in the section headed ‘Funding composition’ on page 163 of this report. In times of systemic liquidity stress, in the event of damage to market confidence in the Group or in the event that funding inside or outside Australia is not available or constrained, the Group’s ability to access sources of funding and liquidity may be constrained and it will be exposed to liquidity risk. In any such cases, ANZ may be forced to seek alternative funding. The availability of such alternative funding, and the terms on which it may be available, will depend upon a variety of factors, including prevailing market conditions and ANZ’s credit ratings. Even if available, the cost of these alternatives may be more expensive or on unfavourable terms.

Since the GFC, developments in the US mortgage industry and in the US and European markets more generally, including recent European sovereign debt concerns and the downgrade by Standard & Poor’s of the US government’s long-term debt rating on 5 August 2011 have adversely affected the liquidity in global capital markets including an increase in funding costs. Future deterioration in these market conditions may limit the Group’s ability to replace maturing liabilities and access funding in a timely and cost-effective manner necessary to fund and grow its business.

9. The Group is exposed to the risk that its credit ratings could change, which could adversely affect its ability to raise capital and wholesale funding

ANZ’s credit ratings have a significant impact on both its access to, and cost of, capital and wholesale funding. Credit ratings are not a recommendation by the relevant rating agency to invest in securities offered by ANZ. Credit ratings may be withdrawn, subject to qualifiers, revised, or suspended by the relevant credit rating agency at any time and the methodologies by which they are determined may be revised. A downgrade or potential downgrade of ANZ’s credit rating may reduce access to capital and wholesale debt markets, potentially leading to an increase in funding costs, as well as affecting the willingness of counterparties to transact with it. In addition, the ratings of individual securities (including, but not limited to, Tier 1 Capital and Tier 2 Capital securities) issued by ANZ (and banks globally) could be impacted from time to time by changes in the ratings methodologies used by rating agencies. Ratings agencies may revise their methodologies in response to legal or regulatory changes or other market developments.

10. The Group may experience challenges in managing its capital base, which could give rise to greater volatility in capital ratios

The Group’s capital base is critical to the management of its businesses and access to funding. The Group is required by regulators including, but not limited to, APRA, RBNZ, the UK Financial Services Authority, US regulators and various Asia Pacific jurisdictions where the Group has operations, to maintain adequate regulatory capital.

Under current regulatory requirements, risk-weighted assets and expected loan losses increase as a counterparty’s risk grade worsens. These additional regulatory capital requirements compound any reduction in capital resulting from increased provisions for loan losses and lower profits in times of stress. As a result, greater volatility in capital ratios may arise and may require the Group to raise additional capital. There can be no certainty that any additional capital required would be available or could be raised on reasonable terms.

Global and domestic regulators have released proposals, including the Basel III proposals, to strengthen, among other things, the liquidity and capital requirements of banks, funds management entities, and insurance entities. These proposals, together with any risks arising from any regulatory changes, are described below in the risk factor entitled ‘Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition’.

Further details about the capital management regime affecting the Group are contained in note 31 to the 2011 financial statements.

78    ANZ Annual Report 2011

11. The Group is exposed to credit risk, which may adversely affect its business, operations and financial condition

As a financial institution, the Group is exposed to the risks associated with extending credit to other parties. Less favourable business or economic conditions, whether generally or in a specific industry sector or geographic region, or natural disasters, could cause customers or counterparties to fail to meet their obligations in accordance with agreed terms. For example, our customers and counterparties in the natural resources sector could be adversely impacted in the event of a prolonged slowdown in the Chinese economy. Also, our customers and counterparties in the tourism and manufacturing industries may have been adversely impacted by the recent appreciation of the Australian dollar relative to other currencies. The Group holds provisions for credit impairment. The amount of these provisions is determined by assessing the extent of impairment inherent within the current lending portfolio, based on current information. This process, which is critical to the Group’s financial condition and results, requires difficult, subjective and complex judgments, including forecasts of how current and future economic conditions might impair the ability of borrowers to repay their loans. However, if the information upon which the assessment is made proves to be inaccurate or if the Group fails to analyse the information correctly, the provisions made for credit impairment may be insufficient, which could have a material adverse effect on the Group’s business, operations and financial condition.

In addition, in assessing whether to extend credit or enter into other transactions with customers, the Group relies on information provided by or on behalf of customers, including financial statements and other financial information. The Group may also rely on representations of customers as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. The Group’s financial performance could be negatively impacted to the extent that it relies on information that is inaccurate or materially misleading.

12. An increase in the failure of third parties to honour their commitments in connection with the Group’s trading, lending, derivatives and other activities may adversely affect its business, operations and financial condition

The Group is exposed to the potential risk of credit-related losses that can occur as a result of a counterparty being unable or unwilling to honour its contractual obligations. As with any financial services organisation, the Group assumes counterparty risk in connection with its lending, trading, derivatives and other businesses where it relies on the ability of a third party to satisfy its financial obligations to the Group on a timely basis. The Group is also subject to the risk that its rights against third parties may not be enforceable in certain circumstances.

Credit exposure may also be increased by a number of factors including deterioration in the financial condition of the counterparty, the value of assets the Group holds as collateral, and the market value of the counterparty instruments and obligations it holds. Credit losses can and have resulted in financial services organisations realising significant losses and in some cases failing, altogether. Should material unexpected credit losses occur to the Group’s credit exposures, it could have an adverse effect on the Group’s business, operations and financial condition.

13. Weakening of the real estate markets in Australia, New Zealand or other markets where it does business may adversely affect the Group’s business, operations and financial condition

Residential, commercial and rural property lending, together with property finance, including real estate development and investment property finance, constitute important businesses to the Group. Overall, the property market has been variable. Whilst there has been some moderation in Australian house prices, with the RP Data-Rismark house price index declining by 3.9% over the 12 month period ending August 2011, this has not had a material impact on the Group’s business, operations and financial condition.

A decrease in property valuations in Australia, New Zealand or other markets where it does business could decrease the amount of new lending the Group is able to write and/or increase the losses that the Group may experience from existing loans, which, in either case, could materially and adversely impact the Group’s financial condition and results of operations. A significant slowdown in the Australian and New Zealand housing markets or in other markets where the Group does business could adversely affect the Group’s business, operations and financial conditions.

14. The Group is exposed to market risk which may adversely affect its business, operations and financial condition

The Group is subject to market risk, which is the risk to the Group’s earnings arising from changes in interest rates, foreign exchange rates, credit spreads, equity prices and indices, prices of commodities, debt securities and other financial contracts, including derivatives. Losses arising from these risks may have a material adverse effect on the Group. As the Group conducts business in several different currencies, its businesses may be affected by a change in currency exchange rates. Additionally, as the Group’s annual and interim reports are prepared and stated in Australian dollars, any appreciation in the Australian dollar against other currencies in which the Group earns revenues (particularly to the New Zealand dollar and US dollar) may adversely affect the reported earnings.

The profitability of the Group’s funds management and insurance businesses is also affected by changes in investment markets and weaknesses in global securities markets due to credit, liquidity or other problems.

Principal Risks and Uncertainties     79

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

15. The Group is exposed to the risks associated with credit intermediation and financial guarantors which may adversely affect its business, operations and financial condition

The Group entered into a series of structured credit intermediation trades from 2004 to 2007. The Group sold protection using credit default swaps over these structures and then, to mitigate risk, purchased protection via credit default swaps over the same structures from eight US financial guarantors. The underlying structures involve credit default swaps (CDSs) over synthetic collateralised debt obligations (CDOs), portfolios of external collateralised loan obligations (CLOs) or specific bonds/floating rate notes (FRNs).

Being derivatives, both the sold protection and purchased protection are marked-to-market. Prior to the commencement of the GFC, movements in valuations of these positions were not significant and the credit valuation adjustment (CVA) charge on the protection bought from the non-collateralised financial guarantors was minimal.

During and after the GFC, the market value of the structured credit transactions increased and the financial guarantors were downgraded. The combined impact of this was to increase the CVA charge on the purchased protection from financial guarantors. Volatility in the market value and hence CVA will continue to persist given the volatility in credit spreads and US dollar and Australian dollar rates.

16. The Group is exposed to operational risk, which may adversely affect its business, operations and financial condition

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, or from external events. Operational risk includes legal risk and the risk of reputational loss, environmental damage, and health and safety risks, but excludes strategic risk.

Loss from operational risk can include fines, penalties, loss or theft of funds or assets, legal costs, customer compensation, loss of shareholder value, reputational loss, loss of life or injury to people, and loss of property and / or information.

All operational risks carry at least a financial consequence. Examples of operational risk that the Group is exposed to include the losses arising from internal fraud, external fraud, acts that are inconsistent with employment, health or safety laws or agreements, failure to meet professional customer and legal obligations, disruption of business or system failures, failure to execute a transaction correctly including but not limited to internal restructures, inadequate process management and from failure caused by third parties.

Direct or indirect losses that occur as a result of operational failures, breakdowns, omissions or unplanned events could adversely affect the Group’s financial results.

17. Disruption of information technology systems or failure to successfully implement new technology systems could significantly interrupt the Group’s business which may adversely affect its business, operations and financial condition

The Group is highly dependent on information systems and technology and there is a risk that these, or the services the Group uses or is dependent upon, might fail.

Most of the Group’s daily operations are computer-based and information technology systems are essential to maintaining effective communications with customers. The exposure to systems risks includes the complete or partial failure of information technology systems or data centre infrastructure, the inadequacy of internal and third-party information technology systems due to, among other things, failure to keep pace with industry developments and the capacity of the existing systems to effectively accommodate growth and integrate existing and future acquisitions and alliances.

To manage these risks, the Group has disaster recovery and information technology governance in place. However, any failure of these systems could result in business interruption, loss of customers, financial compensation, damage to reputation and/or a weakening of the Group’s competitive position, which could adversely impact the Group’s business and have a material adverse effect on the Group’s financial condition and operations.

In addition, the Group must update and implement new information technology systems, in part to assist it to satisfy regulatory demands, ensure information security, enhance computer-based banking services for the Group’s customers and integrate the various segments of its business. The Group may not implement these projects effectively or execute them efficiently, which could lead to increased project costs, delays in the ability to comply with regulatory requirements, failure of the Group’s information security controls or a decrease in the Group’s ability to service its customers.

18. The Group is exposed to risks associated with information security, which may adversely affect its financial results and reputation

Information security means protecting information and information systems from unauthorised access, use, disclosure, disruption, modification, perusal, inspection, recording or destruction. As a bank, the Group handles a considerable amount of personal and confidential information about its customers and its own internal operations.

The Group employs a team of information security subject matter experts who are responsible for the development and implementation of the Group’s Information Security Policy. The Group is conscious that threats to information security are continuously evolving and as such the Group conducts regular internal and external reviews to ensure new threats are identified, evolving risks are mitigated, policies and procedures are updated, and good practice is maintained. However, there is a risk that information may be inadvertently or inappropriately accessed or distributed or illegally accessed or stolen. Any unauthorised use of confidential information could potentially result in breaches of privacy laws, regulatory sanctions, legal action, and claims for compensation or erosion to the Group’s competitive market position, which could adversely affect the Group’s financial position and reputation.

80 ANZ Annual Report 2011

19. The Group is exposed to reputation risk, which may adversely impact its business, operations and financial condition

Reputation risk may arise as a result of an external event or the Group’s own actions, and adversely affect perceptions about the Group held by the public (including the Group’s customers), shareholders, investors, regulators or rating agencies. The impact of a risk event on the Group’s reputation may exceed any direct cost of the risk event itself and may adversely impact the Group’s business, operations and financial condition. Accordingly, damage to the Group’s reputation may have wide-ranging impacts, including adverse effects on the Group’s profitability, capacity and cost of sourcing funding, and availability of new business opportunities.

20. The unexpected loss of key staff or inadequate management of human resources may adversely affect the Group’s business, operations and financial condition

The Group’s ability to attract and retain suitably qualified and skilled employees is an important factor in achieving its strategic objectives. The Chief Executive Officer and the management team of the Chief Executive Officer have skills and reputations that are critical to setting the strategic direction, successful management and growth of the Group, and whose unexpected loss due to resignation, retirement, death or illness may adversely affect its operations and financial condition. In addition, the Group may in the future have difficulty attracting highly qualified people to fill important roles, which could adversely affect its business, operations and financial condition.

21. The Group may be exposed to the impact of future climate change, geological events, plant and animal diseases, and other extrinsic events which may adversely affect its business, operations and financial condition

Scientific observations and climate modelling point to changes in the global climate system that may see extreme weather events increase in both frequency and severity. Among the possible effects of climate change are the risks of severe storms, drought, fires, cyclones, hurricanes, floods and rising sea levels. Such events, and others like them, pose the risk of inundation and damage to Group property, and the houses and commercial assets of the Group’s customers. In some cases, this impact may temporarily interrupt or restrict the provision of some Group services, and also adversely affect the Group’s collateral position in relation to credit facilities extended to those customers.

While the future impact of climate change is difficult to predict accurately, it should nevertheless be considered among the risks that may adversely impact the Group’s business, operations and financial condition in the future.

In addition to climatic events, geological events and events related to them, such as volcanic or seismic activity, tsunamis, or other extrinsic events, such as plant and animal diseases or a flu pandemic, can also severely disrupt normal business activity and have a negative effect on the Group’s business, operations and financial condition.

In New Zealand, a number of major earthquakes have impacted the Christchurch area since September 2010, causing widespread property and infrastructure damage, and deaths. Whilst much of the damage was covered by public (Earthquake Commission) and private insurance, there will potentially be negative impacts on property values and on future levels of insurance and reinsurance coverage across New Zealand. Subsequent earthquakes in Christchurch or in other populated areas may further adversely impact property values and the ability to obtain insurance on properties used by ANZ to secure loans. A reduction in value of New Zealand property as a result of geological events such as earthquakes could increase lending losses which may adversely affect ANZ’s business, operations and financial condition.

22. Regulatory changes or a failure to comply with regulatory standards, law or policies may adversely affect the Group’s business, operations or financial condition

The Group is subject to laws, regulations, policies and codes of practice in Australia, New Zealand and in the other countries (including but not limited to the United Kingdom, the United States of America, Hong Kong, Singapore, Japan, China and other countries within the Asia Pacific region) in which it has operations, trades or raises funds or in respect of which it has some other connection. In particular, the Group’s banking, funds management and insurance activities are subject to extensive regulation, mainly relating to its liquidity levels, capital, solvency, provisioning, and insurance policy terms and conditions.

Regulations vary from country to country but generally are designed to protect depositors, insured parties, customers with other banking products, and the banking and insurance system as a whole.

The Australian Government and its agencies, including APRA, the RBA and other financial industry regulatory bodies including the Australian Securities and Investments Commission (ASIC), have supervisory oversight of the Group. The New Zealand Government and its agencies, including the RBNZ, the Financial Markets Authority and the Commerce Commission, have supervisory oversight of the Group’s operations in New Zealand. To the extent that the Group has operations, trades or raises funds in, or has some other connection with, countries other than Australia or New Zealand, then such activities may be subject to the laws of, and regulation by agencies in, those countries. Such regulatory agencies include, by way of example, the US Federal Reserve Board, the US Department of Treasury, the US Office of the Comptroller of the Currency, the US Office of Foreign Assets Control, the UK’s Financial Services Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory Commission, the Kanto Local Finance Bureau of Japan, and other financial regulatory bodies in those countries and in other relevant countries. In addition, the Group’s expansion and growth in the Asia Pacific region gives rise to a requirement to comply with a number of different legal and regulatory regimes across that region.

Principal Risks and Uncertainties    81

PRINCIPAL RISKS AND UNCERTAINTIES (continued)

A failure to comply with any standards, laws, regulations or policies in any of those jurisdictions could result in sanctions by these or other regulatory agencies, the exercise of any discretionary powers that the regulators hold or compensatory action by affected persons, which may in turn cause substantial damage to the Group’s reputation. To the extent that these regulatory requirements limit the Group’s operations or flexibility, they could adversely impact the Group’s profitability and prospects.

These regulatory and other governmental agencies (including revenue and tax authorities) frequently review banking and tax laws, regulations, codes of practice and policies. Changes to laws, regulations, codes of practice or policies, including changes in interpretation or implementation of laws, regulations, codes of practice or policies, could affect the Group in substantial and unpredictable ways. These may include increasing required levels of bank liquidity and capital adequacy, limiting the types of financial services and products the Group can offer, and/or increasing the ability of non-banks to offer competing financial services or products, as well as changes to accounting standards, taxation laws and prudential regulatory requirements.

As a result of the GFC, regulators have proposed various amendments to financial regulation that will affect the Group. APRA, the Basel Committee on Banking Supervision (the ‘Basel Committee’) and regulators in other jurisdictions where the Group has a presence have released discussion papers and proposals in regard to strengthening the resilience of the banking and insurance sectors, including proposals to strengthen capital and liquidity requirements for the banking sector. In addition, the US passed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act which significantly affects financial institutions and financial activities in the US.

Uncertainty remains as to the final form that the proposed regulatory changes will take in Australia, the US and other countries in which the Group operate and any such changes could adversely affect the Group’s business, operations and financial condition. The changes may lead the Group to, among other things, change its business mix, incur additional costs as a result of increased management attention, raise additional amounts of higher-quality capital (such as ordinary shares) and hold significant levels of additional liquid assets and undertake additional long-term wholesale funding to replace short-term wholesale funding to more closely match the Group’s asset maturity profile.

23. Unexpected changes to the Group’s license to operate in any jurisdiction may adversely affect its business, operations and financial condition

The Group is licensed to operate in the various countries, states and territories in which it operates. Unexpected changes in the conditions of the licenses to operate by governments, administrations or regulatory agencies which prohibit or restrict the Group from trading in a manner that was previously permitted may adversely impact the Group’s financial results.

24. The Group is exposed to insurance risk, which may adversely affect its business, operations and financial condition

Insurance risk is the risk of loss due to unexpected changes in current and future insurance claim rates. In life insurance business, insurance risk arises primarily through mortality (death) and morbidity (illness and injury) risks being greater than expected and, in the case of annuity business, should annuitants live longer than expected. For general insurance business, insurance risk arises mainly through weather-related incidents (including floods and bushfires) and other calamities, such as earthquakes, tsunamis and volcanic activities, as well as adverse variability in home, contents, motor, travel and other insurance claim amounts. For further details on climate and geological events see also the risk factor entitled ‘The Group may be exposed to the impact of future climate change, geological and other extrinsic events which may adversely affect its business, operations and financial condition’. The Group has exposure to insurance risk in both life insurance and general insurance business, which may adversely affect its business, operations and financial condition.

25. The Group may experience reductions in the valuation of some of its assets, resulting in fair value adjustments that may have a material adverse effect on its earnings

Under Australian Accounting Standards, the Group recognises at fair value:

•	financial instruments classified as ‘held-for-trading’ or ‘designated as at fair value through profit or loss’

•	financial assets classified as ‘available-for-sale’;

•	derivatives; and

•	financial assets backing insurance and investment liabilities.

Generally, in order to establish the fair value of these instruments, the Group relies on quoted market prices or, where the market for a financial instrument is not sufficiently active, fair values are based on present value estimates or other accepted valuation techniques. In certain circumstances, the data for individual financial instruments or classes of financial instruments used by such estimates or techniques may not be available or may become unavailable due to changes in market conditions. In these circumstances, the fair value is determined using data derived and extrapolated from market data, and tested against historic transactions and observed market trends.

The valuation models incorporate the impact of factors that would influence the fair value determined by a market participant. Principal inputs used in the determination of the fair value of financial instruments based on valuation techniques include data inputs such as statistical data on delinquency rates, foreclosure rates, actual losses, counterparty credit spreads, recovery rates, implied default probabilities, credit index tranche prices and correlation curves. These assumptions, judgments and estimates need to be updated to reflect changing trends and market conditions. The resulting change in the fair values of the financial instruments could have a material adverse effect on the Group’s earnings.

82 ANZ Annual Report 2011

26. Changes to accounting policies may adversely affect the Group’s business, operations and financial condition

The accounting policies and methods that the Group applies are fundamental to how it records and reports its financial position and results of operations. Management must exercise judgment in selecting and applying many of these accounting policies and methods so that they not only comply with generally accepted accounting principles but they also reflect the most appropriate manner in which to record and report on the financial position and results of operations. However, these accounting policies may be applied inaccurately, resulting in a misstatement of financial position and results of operations.

In some cases, management must select an accounting policy or method from two or more alternatives, any of which might comply with generally accepted accounting principles and be reasonable under the circumstances, yet might result in reporting materially different outcomes than would have been reported under another alternative.

27. The Group may be exposed to the risk of impairment to capitalised software, goodwill and other intangible assets that may adversely affect its business, operations and financial condition

In certain circumstances the Group may be exposed to a reduction in the value of intangible assets. At reporting date, the Group carried goodwill principally related to its investments in New Zealand and Australia, intangible assets principally relating to assets recognised on acquisition of subsidiaries, and capitalised software balances.

The Group is required to assess the recoverability of the goodwill balances on at least an annual basis. For this purpose the Group uses either a discounted cash flow or a multiple of earnings calculation. Changes in the assumptions upon which the calculation is based, together with expected changes in future cash flows, could materially impact this assessment, resulting in the potential write-off of a part or all of the goodwill balances.

Capitalised software and other intangible assets are assessed for indicators of impairment at least annually. In the event that an asset is no longer in use, or that the cash flows generated by the asset do not support the carrying value, an impairment may be recorded, adversely impacting the Group’s financial condition.

28. Litigation and contingent liabilities may adversely affect the Group’s business, operations and financial condition

From time to time, the Group may be subject to material litigation, regulatory actions, legal or arbitration proceedings and other contingent liabilities which, if they crystallise, may adversely affect the Group’s results. Details regarding the Group’s material contingent liabilities as at 30 September 2011 are contained in note 44 to the 2011 financial statements. There is a risk that these contingent liabilities may be larger than anticipated or that additional litigation or other contingent liabilities may arise.

29. The Group regularly considers acquisition and divestment opportunities, and there is a risk that the Group may undertake an acquisition or divestment that could result in a material adverse effect on its business, operations and financial condition

The Group regularly examines a range of corporate opportunities, including material acquisitions and disposals, with a view to determining whether those opportunities will enhance the Group’s financial performance and position. Any corporate opportunity that is pursued could, for a variety of reasons, turn out to have a material adverse effect on the Group.

The successful implementation of the Group’s corporate strategy, including its strategy to expand in the Asia Pacific region, will depend on a range of factors including potential funding strategies, and challenges associated with integrating and adding value to acquired businesses, as well as new regulatory, market and other risks associated with increasing operations outside Australia and New Zealand.

There can be no assurance that any acquisition would have the anticipated positive results, including results relating to the total cost of integration, the time required to complete the integration, the amount of longer-term cost savings, the overall performance of the combined entity, or an improved price for the Group’s securities. Integration of an acquired business can be complex and costly, sometimes including combining relevant accounting and data processing systems, and management controls, as well as managing relevant relationships with employees, clients, suppliers and other business partners. Integration efforts could divert management attention and resources, which could adversely affect the Group’s operations or results. Additionally, there can be no assurance that customers, counterparties and vendors of newly acquired businesses will remain as such post-acquisition, and the loss of customers, counterparties and vendors could adversely affect the Group’s operations or results.

Acquisitions and disposals may also result in business disruptions that cause the Group to lose customers or cause customers to remove their business from the Group to competing financial institutions. It is possible that the integration process related to acquisitions could result in the disruption of the Group’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that could adversely affect the Group’s ability to maintain relationships with clients, customers, depositors and employees. The loss of key employees in connection with an acquisition or disposal could adversely affect the Group’s ability to conduct its business successfully. The Group’s operating performance, risk profile or capital structure may also be affected by these corporate opportunities and there is a risk that any of the Group’s credit ratings may be placed on credit watch or downgraded if these opportunities are pursued.

Principal Risks and Uncertainties    83

Five Year Summary

		2011 $m	2010 $m	2009 $m	2008 $m	2007 $m
Financial performance[1]
Net interest income		11,481	10,862	9,890	7,855	7,302
Other operating income		5,331	4,920	4,477	4,440	3,720
Operating expenses		(7,718)	(6,971)	(6,068)	(5,406)	(4,953)
Profit before income tax, credit impairment and non-core items[1]		9,094	8,811	8,299	6,889	6,069
Provision for credit impairment		(1,211)	(1,820)	(3,056)	(2,090)	(522)
Income tax expense		(2,222)	(1,960)	(1,469)	(1,365)	(1,616)
Non-controlling interest		(9)	(6)	(2)	(8)	(7)

Underlying profit[1]		5,652	5,025	3,772	3,426	3,924
Adjustments between statutory profit and underlying profit[1]		(297)	(524)	(829)	(107)	256

Profit attributable to shareholders of the Company		5,355	4,501	2,943	3,319	4,180

Financial position
Assets[2]		594,488	531,703	476,987	470,293	392,773
Net assets		37,954	34,155	32,429	26,552	22,048
Tier 1 capital ratio[3]		10.9%	10.1%	10.6%	7.7%	6.7%
Return on average ordinary equity[4]		15.3%	13.9%	10.3%	14.5%	20.9%
Return on average assets[4]		1.0%	0.9%	0.6%	0.8%	1.2%
Cost to income ratio[1]		45.9%	44.2%	42.2%	44.0%	44.9%

Shareholder value – ordinary shares
Total return to shareholders (share price movement plus dividends)		-12.6%	1.9%	40.3%	-33.5%	15.6%
Market capitalisation		51,319	60,614	61,085	38,263	55,382
Dividend		140 cents	126 cents	102 cents	136 cents	136 cents
Franked portion	– interim	100%	100%	100%	100%	100%
	– final	100%	100%	100%	100%	100%

Share price	– high	$25.96	$26.23	$24.99	$31.74	$31.50
	– low	$17.63	$19.95	$11.83	$15.07	$25.75
	– 30 September	$19.52	$23.68	$24.39	$18.75	$29.70

Share information
(per fully paid ordinary share)
Earnings per share		208.2c	178.9c	131.0c	170.4c	224.1c
Dividend payout ratio		68.5%	71.6%	82.3%	82.6%	60.9%
Net tangible assets per ordinary share[5]		$11.44	$10.38	$11.02	$10.72	$9.36
No. of fully paid ordinary shares issued (millions)		2,629.0	2,559.7	2,504.5	2,040.7	1,864.7
Dividend Reinvestment Plan (DRP) issue price
	– interim	$21.69	$21.32	$15.16	$20.82	$29.29
	– final	–	$22.60	$21.75	$13.58	$27.33

Other information
Points of representation[6]		1,381	1,394	1,352	1,346	1,327
No. of employees (full time equivalents)		48,938	47,099	37,687	36,925	34,353
No. of shareholders[7]		442,943	411,692	396,181	376,813	327,703

1	Adjusted for material items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing business, timing differences on economic hedges, and acquisition related costs. Prior to 2010 these were adjustments to arrive at cash profit in accordance with market convention.
2	In 2010, consolidated assets included assets from OnePath (formerly INGA), OnePath NZ (formerly ING NZ), Landmark and RBS acquired during the financial year.
3	Calculated in accordance with Australian Prudential Regulation Authority requirements effective at the relevant date. Basel II has been applied from 1 January 2008.
4	Excludes minority interest.
5	Equals shareholders’ equity less preference share capital, goodwill, software and other intangible assets divided by the number of ordinary shares.
6	Includes branches, offices, representative offices and agencies.
7	Excludes employees whose only ANZ shares are held in trust under ANZ employee share schemes.

84    ANZ Annual Report 2011

SECTON 3

ANZ Annual Report 2011    85

Financial Statements

INCOME STATEMENT FOR THE YEAR ENDED 30 SEPTEMBER

		Consolidated		The Company
		2011	2010	2011	2010
	Note	$m	$m	$m	$m
Interest income	3	30,368	26,608	26,997	22,922
Interest expense	4	(18,885)	(15,739)	(18,486)	(14,677)

Net interest income		11,483	10,869	8,511	8,245

Net funds management and insurance income	3	1,405	1,099	183	164
Other operating income	3	3,608	3,291	4,128	4,436
Share of joint venture profit from OnePath	3	—	33	—	—
Share of associates’ profit	3	436	400	—	—

Operating income		16,932	15,692	12,822	12,845
Operating expense	4	(8,023)	(7,304)	(6,256)	(5,636)

Profit before credit impairment and income tax		8,909	8,388	6,566	7,209
Provision for credit impairment	16	(1,237)	(1,787)	(994)	(1,369)

Profit before income tax		7,672	6,601	5,572	5,840

Income tax expense	6	(2,309)	(2,096)	(1,421)	(1,412)

Profit for the period		5,363	4,505	4,151	4,428
Profit attributable to non-controlling interests		(8)	(4)	—	—

Profit attributable to shareholders of the Company		5,355	4,501	4,151	4,428

Earnings per ordinary share (cents)
Basic	8	208.2	178.9	n/a	n/a
Diluted	8	198.8	174.6	n/a	n/a
Dividend per ordinary share (cents)	7	140	126	140	126

The notes appearing on pages 92 to 208 form an integral part of these financial statements.

86    ANZ Annual Report 2011

STATEMENT OF COMPREHENSIVE INCOME FOR THE YEAR ENDED 30 SEPTEMBER

		Consolidated		The Company
		2011	2010	2011	2010
	Note	$m	$m	$m	$m
Profit for the period		5,363	4,505	4,151	4,428

Other comprehensive income
Foreign currency translation reserve
Exchange differences taken to equity	29	330	(1,006)	97	(337)

Available-for-sale assets
Valuation gain/(loss) taken to equity	29	77	136	(10)	69
(Gain)/loss transferred to the income statement		19	8	57	(23)

Cash flow hedges reserve
Valuation gain/(loss) taken to equity	29	229	187	183	121
Transferred to income statement for the period		(9)	(54)	(12)	(69)
Share of associates’ other comprehensive income[1]		(15)	18	—	—
Actuarial gain/(loss) on defined benefit plans	45	(15)	(6)	34	(26)

Income tax on items transferred directly to/from equity
Foreign currency translation reserve		(5)	(10)	—	—
Available-for-sale reserve		(35)	(38)	(17)	(23)
Cash flow hedge reserve		(63)	(36)	(51)	(16)
Actuarial gain/(loss) on defined benefits plan		5	2	(10)	8

Other comprehensive income		518	(799)	271	(296)

Total comprehensive income for the period		5,881	3,706	4,422	4,132

Comprising:
Total comprehensive income attributable to non-controlling interests		8	4	—	—
Total comprehensive income attributable to shareholders of the company		5,873	3,702	4,422	4,132

1	Share of associates other comprehensive income for 2011 comprises available-for-sale assets -$15 million (2010: $15 million), foreign currency translation reserve -$1 million (2010: -$1 million) and cash flow hedge reserve $1 million (2010: $4 million).

The notes appearing on pages 92 to 208 form an integral part of these financial statements.

Financial Statements    87

BALANCE SHEET AS AT 30 SEPTEMBER

		Consolidated		The Company
		2011	2010	2011	2010
	Note	$m	$m	$m	$m
Assets
Liquid assets	9	24,899	18,945	20,555	16,047
Due from other financial institutions	10	8,824	5,481	6,338	4,136
Trading securities[1]	11	36,074	33,515	28,367	28,305
Derivative financial instruments	12	54,118	37,821	48,356	34,191
Available-for-sale assets	13	22,264	20,742	19,017	16,973
Net loans and advances[1]	14	396,337	351,897	323,286	280,439
Customer’s liability for acceptances[1]		970	11,495	688	11,517
Due from controlled entities		—	—	46,446	46,216
Shares in controlled entities	17	—	—	9,098	9,189
Shares in associates	17	3,513	2,965	971	1,035
Current tax assets	18	41	76	40	61
Deferred tax assets	18	599	792	552	575
Goodwill and other intangible assets[2]	19	6,964	6,630	1,544	1,198
Investments backing policyholder liabilities	49	29,859	32,171	—	—
Other assets	20	7,901	7,015	4,353	4,302
Premises and equipment	21	2,125	2,158	1,502	1,508

Total assets		594,488	531,703	511,113	455,692

Liabilities
Due to other financial institutions		23,012	21,610	21,345	19,939
Deposits and other borrowings	22	368,729	310,383	307,254	252,518
Derivative financial instruments	12	50,088	37,217	44,287	34,647
Liability for acceptances[1]		970	11,495	688	11,517
Due to controlled entities		—	—	38,561	38,261
Current tax liabilities	23	1,128	973	1,079	987
Deferred tax liabilities	23	28	35	27	39
Policyholder liabilities	49	27,503	28,981	—	—
External unit holder liabilities (life insurance funds)		5,033	5,448	—	—
Payables and other liabilities	24	10,251	8,115	7,008	5,842
Provisions	25	1,248	1,297	798	831
Bonds and notes	26	56,551	59,714	44,870	48,178
Loan capital	27	11,993	12,280	10,817	10,927

Total liabilities		556,534	497,548	476,734	423,686

Net Assets		37,954	34,155	34,379	32,006

Shareholders’ equity
Ordinary share capital	28	21,343	19,886	21,701	20,246
Preference share capital	28	871	871	871	871
Reserves	29	(2,095)	(2,587)	(544)	(777)
Retained earnings	29	17,787	15,921	12,351	11,666

Share capital and reserves attributable to shareholders of the Company		37,906	34,091	34,379	32,006
Non-controlling interests	30	48	64	—	—

Total equity		37,954	34,155	34,379	32,006

Commitments	43
Contingent liabilities	44

1	In 2011 the Group ceased re-discounting Commercial bill acceptances in its Australian operations. This has impacted balance sheet classifications as there is no intention to trade the commercial bills as negotiable instruments, therefore they are classified as commercial bill loans initially recognised at fair value and subsequently measured at amortised cost: September 2011 – Trading securities: $nil; Net loans and advances: $17,326 million; Customer’s liability for acceptances: $nil; Liability for acceptances $nil. September 2010 – Trading securities: $6,035 million; Net loans and advances: $nil; Customer’s liability for acceptances: $11,150 million; Liability for acceptances: $11,150 million.
2	Excludes notional goodwill in equity accounted entities.

The notes appearing on pages 92 to 208 form an integral part of these financial statements.

88    ANZ Annual Report 2011

CASH FLOW STATEMENT FOR THE YEAR ENDED 30 SEPTEMBER

			Consolidated		The Company
			2011	2010	2011	2010
	Note		$m	$m	$m	$m
Cash flows from operating activities
Interest received			30,260	26,362	26,934	22,708
Dividends received			84	54	974	1,184
Fee income received			2,471	2,177	2,850	2,117
Other income received			1,408	1,230	897	996
Interest paid			(18,797)	(15,726)	(17,874)	(14,651)
Personnel expenses paid			(4,547)	(4,102)	(3,560)	(3,044)
Premises expenses paid			(596)	(557)	(405)	(389)
Other operating expenses paid			(2,034)	(1,625)	(2,130)	(1,292)
Cash settled on derivatives			(2,038)	(1,823)	(3,751)	(1,110)
Income taxes paid
Australia			(1,727)	(353)	(1,727)	(353)
Overseas			(306)	(629)	(65)	(123)
Net cash flows from funds management and insurance business
Funds management income received			870	665	101	85
Insurance premium income received			4,988	6,144	33	28
Claims and policyholder liability payments			(4,531)	(5,587)	—	—
Investment income (paid)/received			(21)	536	—	—
Commission expense (paid)/received			(491)	(353)	49	51
Net cash flows from investments backing policy liabilities
Purchase of insurance assets			(9,127)	(9,982)	—	—
Proceeds from sale/maturity of insurance assets			10,182	10,021	—	—
Goods and services tax (paid)/received			50	33	14	9

(Increase)/decrease in operating assets:
Liquid assets—greater than three months			1,593	2,184	1,106	815
Due from other financial institutions—greater than three months			(1,476)	(65)	(1,586)	(145)
Trading securities			(7,614)	(2,004)	(5,558)	(1,835)
Loans and advances			(25,568)	(17,044)	(25,753)	(20,345)
Net intra-group loans and advances			—	—	336	(5,110)
Increase/(decrease) in operating liabilities
Deposits and other borrowings			43,834	14,726	42,542	20,862
Due to other financial institutions			1,350	55	1,415	1,329
Payables and other liabilities			584	(1,288)	835	(709)

Net cash provided by/(used in) operating activities	37	(a)	18,801	3,049	15,677	1,078

Cash flows from investing activities
Available-for-sale assets
Purchases			(40,657)	(29,312)	(37,402)	(24,236)
Proceeds from sale or maturity			39,518	25,244	35,409	20,955
Controlled entities and associates
Purchased (net of cash acquired)	37	(c)	(304)	50	(260)	2,310
Proceeds from sale (net of cash disposed)	37	(c)	74	15	36	113
Premises and equipment
Purchases			(319)	(317)	(194)	(240)
Proceeds from sale			6	24	—	—
Other assets			(849)	(1,428)	(127)	(687)

Net cash provided by/(used in) investing activities			(2,531)	(5,724)	(2,538)	(1,785)

Cash flows from financing activities
Bonds and notes
Issue proceeds			12,213	21,756	10,600	17,401
Redemptions			(17,193)	(17,105)	(15,415)	(14,070)
Loan capital
Issue proceeds			1,341	1,976	1,341	1,976
Redemptions			(1,579)	(2,565)	(1,322)	(2,451)
Dividends paid			(2,113)	(1,671)	(2,124)	(1,660)
Share capital issues			43	37	43	37
On market share purchases			(137)	(78)	(137)	(78)

Net cash provided by/(used in) by financing activities			(7,425)	2,350	(7,014)	1,155

Net cash provided by/(used in) operating activities			18,801	3,049	15,677	1,078
Net cash provided by/(used in) investing activities			(2,531)	(5,724)	(2,538)	(1,785)
Net cash provided by/(used in) financing activities			(7,425)	2,350	(7,014)	1,155

Net increase/(decrease) in cash and cash equivalents			8,845	(325)	6,125	448
Cash and cash equivalents at beginning of period			20,610	21,511	16,934	16,850
Effects of exchange rate changes on cash and cash equivalents			566	(576)	592	(364)

Cash and cash equivalents at end of period	37	(b)	30,021	20,610	23,651	16,934

The notes appearing on pages 92 to 208 form an integral part of these financial statements

Financial Statements    89

STATEMENTS OF CHANGES IN EQUITY FOR THE YEAR ENDED 30 SEPTEMBER

Consolidated	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2009	19,151	871	(1,787)	14,129	32,364	65	32,429

Profit for the period	—	—	—	4,501	4,501	4	4,505
Other comprehensive income	—	—	(795)	(4)	(799)	—	(799)

Total comprehensive income for the period	—	—	(795)	4,497	3,702	4	3,706
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(2,678)	(2,678)	—	(2,678)
Dividend reinvestment plan	1,007	—	—	—	1,007	—	1,007
Other equity movements:
Group employee share acquisition scheme	51	—	—	—	51	—	51
Share based payments	—	—	7	—	7	—	7
Group share option scheme	37	—	—	—	37	—	37
Treasury shares OnePath Australia adjustment	(360)	—	—	—	(360)	—	(360)
Adjustments to opening retained earningson adoption of revised accounting standard AASB 3R	—	—	—	(39)	(39)	—	(39)
Other changes	—	—	(12)	12	—	(5)	(5)

As at 30 September 2010	19,886	871	(2,587)	15,921	34,091	64	34,155

Profit for the period			—	5,355	5,355	8	5,363
Other comprehensive income			528	(10)	518	—	518

Total comprehensive income for the period	—	—	528	5,345	5,873	8	5,881
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(3,503)	(3,503)	—	(3,503)
Dividend income on Treasury shares held within the Group’s life insurance statutory funds	—	—	—	23	23	—	23
Dividend reinvestment plan	1,367	—	—	—	1,367	—	1,367
Transactions with non-controlling interest	—	—	(22)	—	(22)	(22)	(44)
Other equity movements:
Group employee share acquisition scheme	45	—	—	—	45	—	45
Share based payments	—	—	(14)	—	(14)	—	(14)
Treasury shares OnePath Australia adjustment	2	—	—	—	2	—	2
Group share option scheme	43	—	—	—	43	—	43
Other changes	—	—	—	1	1	(2)	(1)

As at 30 September 2011	21,343	871	(2,095)	17,787	37,906	48	37,954

The notes appearing on pages 92 to 208 form an integral part of these financial statements.

1	Further information on other comprehensive income is disclosed in note 29 to the financial statements.

90    ANZ Annual Report 2011

The Company	Ordinary share capital $m	Preference shares $m	Reserves[1] $m	Retained earnings $m	Shareholders’ equity attributable to equity holders of the Bank $m	Non-controlling interests $m	Total shareholders’ equity $m
As at 1 October 2009	19,151	871	(494)	9,950	29,478	—	29,478
Profit for the period	—	—	—	4,428	4,428	—	4,428
Other comprehensive income	—	—	(278)	(18)	(296)	—	(296)

Total comprehensive income for the period	—	—	(278)	4,410	4,132	—	4,132
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(2,667)	(2,667)	—	(2,667)
Dividend reinvestment plan	1,007	—	—	—	1,007	—	1,007
Other equity movements:
Share based payments	—	—	7	—	7	—	7
Group share option scheme	37	—	—	—	37	—	37
Group employee share acquisition scheme	51	—	—	—	51	—	51
Adjustments to opening retained earningson adoption of revised accounting standard AASB 3R	—	—	—	(39)	(39)	—	(39)
Other changes	—	—	(12)	12	—	—	—

As at 30 September 2010	20,246	871	(777)	11,666	32,006	—	32,006

Profit for the period				4,151	4,151		4,151
Other comprehensive income			247	24	271		271

Total comprehensive income for the period	—	—	247	4,175	4,422	—	4,422
Transactions with equity holders in their capacity as equity holders:
Dividends paid	—	—	—	(3,491)	(3,491)	—	(3,491)
Dividend reinvestment plan	1,367	—	—	—	1,367	—	1,367
Other equity movements:
Share based payments	—	—	(14)	—	(14)	—	(14)
Group share option scheme	43	—	—	—	43	—	43
Group employee share acquisition scheme	45	—	—	—	45	—	45
Other changes	—	—	—	1	1	—	1

As at 30 September 2011	21,701	871	(544)	12,351	34,379	—	34,379

The notes appearing on pages 92 to 208 form an integral part of these financial statements.

1	Further information on other comprehensive income is disclosed in note 29 to the financial statements.

Financial Statements    91

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies

The financial report of Australia and New Zealand Banking Group Limited (the Company) and its controlled entities (the Group) for the year ended 30 September 2011 was authorised for issue in accordance with the resolution of the Directors on 2 November, 2011.

The principal accounting policies adopted in the preparation of the financial report are set out below. These policies have been consistently applied by all consolidated entities and to all periods presented in the consolidated financial report.

The Company is incorporated and domiciled in Australia. The address of the Company’s registered office is ANZ Centre, Level 9, 833 Collins Street, Docklands, Victoria, Australia 3008.

A) BASIS OF PREPARATION

i) Statement of compliance

The financial report of the Company and Group is a general purpose financial report which has been prepared in accordance with the accounts provisions of the Banking Act 1959 (as amended), Australian Accounting Standards (AASs), Australian Accounting Standards Board (AASB) Interpretations, other authoritative pronouncements of the AASB and the Corporations Act 2001.

International Financial Reporting Standards (IFRS) are Standards and Interpretations adopted by the International Accounting Standards Board (IASB). IFRS forms the basis of AASs and Interpretations issued by the AASB. The Group’s application of AASs and Interpretations ensures that the consolidated financial report of the Group and the financial report of the Company comply with IFRS.

ii) Use of estimates and assumptions

The preparation of the financial report requires the use of management judgement, estimates and assumptions that affect reported amounts and the application of policies. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable. Actual results may differ from these estimates. Discussion of the critical accounting treatments, which include complex or subjective decisions or assessments, are covered in note 2. Such estimates may require review in future periods.

iii) Basis of measurement

The financial information has been prepared in accordance with the historical cost basis except that the following assets and liabilities are stated at their fair value:

•	derivative financial instruments, including in the case of fair value hedging (refer note 1 (E)(ii)) the fair value of any applicable underlying exposure;

•	financial assets treated as available-for-sale;

•	financial instruments held for trading; and

•	assets and liabilities designated at fair value through profit and loss.

In accordance with AASB 1038 Life Insurance Contracts, life insurance liabilities are measured using the Margin on Services model.

In accordance with AASB 119 Employee Benefits, defined benefit obligations are measured using the Projected Unit Credit Method.

iv) Changes in Accounting Policy and early adoptions

All new Accounting Standards and Interpretations applicable to annual reporting periods beginning on or after 1 October 2010 have been applied to the Group effective from the required date of application. The initial application of these Standards and Interpretations has not had a material impact on the financial position or the financial results of the Group.

There has been no other change in accounting policy during the year.

v) Rounding

The Parent entity is an entity of the kind referred to in Australian Securities and Investments Commission class order 98/100 dated 10 July 1998 (as amended). Consequently, amounts in the financial report have been rounded to the nearest million dollars, except where otherwise indicated.

vi) Comparatives

Certain amounts in the comparative information have been reclassified to conform with current period financial statement presentations. During the current year, this includes the reclassification of certain assets from Liquid Assets to Net Loans and Advances following a review of the definition of the Liquid Assets category and the reclassification of certain customer deposit liabilities from Deposits and other borrowings to Due from other financial institutions.

vii) Principles of consolidation

Subsidiaries

The financial statements consolidate the financial statements of the Company and all its subsidiaries where it is determined that there is a capacity to control.

Where subsidiaries have been sold or acquired during the year, their operating results have been included to the date of disposal or from the date of acquisition.

Control means the power to govern, directly or indirectly, the financial and operating policies of an entity so as to obtain benefits from its activities. All the facts of a particular situation are considered when determining whether control exists. Control is usually present when an entity has:

•	power over more than one-half of the voting rights of the other entity; or

•	power to govern the financial and operating policies of the other entity; or

•	power to appoint or remove the majority of the members of the board of directors or equivalent governing body; or

•	power to cast the majority of votes at meetings of the board of directors or equivalent governing body of the entity.

In addition, potential voting rights that are presently exercisable or convertible are taken into account in determining whether control exists.

In relation to special purpose entities, control is deemed to exist where:

•	in substance, the majority of the residual risks and rewards from their activities accrue to the Group; or

•	in substance, the Group controls decision making powers so as to obtain the majority of the risks and rewards from their activities.

Further detail on special purpose entities is provided in note 2(i).

92    ANZ Annual Report 2011

1: Significant Accounting Policies (continued)

Associates and joint ventures

The Group adopts the equity method of accounting for associates and the Group’s interest in joint venture entities.

The Group’s share of results of associates and joint venture entities is included in the consolidated income statement. Shares in associates and joint venture entities are carried in the consolidated balance sheet at cost plus the Group’s share of post-acquisition net assets. Interests in associates and joint ventures are reviewed for any indication of impairment at least at each reporting date. This impairment review uses a discounted cash flow (DCF) methodology and other methodologies to determine the reasonableness of the valuation, including the capitalisation of earnings methodology (CEM).

In the Company’s financial statements, investments in associates and joint venture entities are carried at cost less accumulated impairment losses.

viii) Foreign currency translation

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the functional currency).

The consolidated financial statements are presented in Australian dollars, which is the Company’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions.

Monetary assets and liabilities resulting from foreign currency transactions are subsequently translated at the spot rate at reporting date.

Exchange differences arising on the settlement of monetary items or on translating monetary items at rates different to those at which they were initially recognised or included in a previous financial report are recognised in the income statement in the period in which they arise.

Translation differences on non-monetary items, such as derivatives measured at fair value through profit or loss, are reported as part of the fair value gain or loss on these items.

Translation differences on non-monetary items measured at fair value through equity, such as equities classified as available-for-sale financial assets, are included in the available-for-sale reserve in equity.

Foreign operations

The results and financial position of all Group entities (none of which has the currency of a hyperinflationary economy), that have a functional currency different from the Group’s presentation currency, are translated into the Group’s presentation currency as follows:

•	assets and liabilities of each foreign operation are translated at the rates of exchange ruling at balance date;

•

revenue and expenses of each foreign operation are translated at the average exchange rate for the period, unless this average is not a reasonable approximation of the rate prevailing on transaction date, in which case revenue and expenses are translated at the exchange rate ruling at transaction date; and

•	all resulting exchange differences are recognised in the foreign currency translation reserve.

When a foreign operation is disposed, exchange differences are recognised in the income statement as part of the gain or loss on sale.

Goodwill arising on the acquisition of a foreign entity is treated as an asset of the foreign entity and translated at the rate ruling at balance date.

B) INCOME RECOGNITION

i) Interest income

Interest income is recognised as it accrues using the effective interest rate method.

The effective interest rate method calculates the amortised cost of a financial asset or financial liability and allocates the interest income or interest expense over the expected life of the financial asset or financial liability so as to achieve a constant yield on the financial asset or liability.

For assets subject to prepayment, expected life is determined on the basis of the historical behaviour of the particular asset portfolio, taking into account contractual obligations and prepayment experience assessed on a regular basis.

ii) Fee and commission income

Fees and commissions received that are integral to the effective interest rate of a financial asset are recognised using the effective interest method. For example, loan commitment fees, together with related direct costs, are deferred and recognised as an adjustment to the effective interest rate on a loan once drawn. Commitment fees to originate a loan which is unlikely to be drawn down are recognised as income as the service is provided.

Fees and commissions that relate to the execution of a significant act (for example, advisory or arrangement services, placement fees and underwriting fees) are recognised when the significant act has been completed.

Fees charged for providing ongoing services (for example, maintaining and administering existing facilities) are recognised as income over the period the service is provided.

iii) Dividend income

Dividends are recognised as revenue when the right to receive payment is established.

iv) Leasing income

Finance income on finance leases is recognised on a basis that reflects a constant periodic return on the net investment in the finance lease.

v) Gain or loss on sale of premises and equipment

The gain or loss on the disposal of premises and equipment is determined as the difference between the carrying amount of the assets at the time of disposal and the proceeds of disposal, and is recognised as an item of other income in the year in which the significant risks and rewards of ownership are transferred to the buyer.

Notes to the Financial Statements 93

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

C) EXPENSE RECOGNITION

i) Interest expense

Interest expense on financial liabilities measured at amortised cost is recognised in the income statement as it accrues using the effective interest rate method.

ii) Loan origination expenses

Certain loan origination expenses are an integral part of the effective interest rate of a financial asset measured at amortised cost. These loan origination expenses include:

•	fees and commissions payable to brokers in respect of originating lending business; and

•	other expenses of originating lending business, such as external legal costs and valuation fees, provided these are direct and incremental costs related to the issue of a financial asset.

Such loan origination expenses are initially recognised as part of the cost of acquiring the financial asset and amortised as part of the effective yield of the financial asset over its expected life using the effective interest rate method.

iii) Share-based compensation expense

The Group has various equity settled share-based compensation plans. These are described in note 46 and comprise the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ Employee Share Acquisition Plan

The fair value of ANZ ordinary shares granted under the Employee Share Acquisition Plan is measured at grant date, using the one-day volume weighted average market price of ANZ shares. The fair value is expensed immediately when shares vest or on a straight-line basis over the relevant vesting period.

ANZ Share Option Plan

The fair value of share options is measured at grant date, using an option pricing model. The fair value is expensed on a straight-line basis over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in the share options reserve.

The option pricing model takes into account the exercise price of the option, the risk-free interest rate, the expected volatility of ANZ’s ordinary share price and other factors. Market vesting conditions are taken into account in estimating the fair value.

A performance right is a right to acquire a share at nil cost to the employee subject to satisfactorily meeting time and/or performance hurdles. Upon exercise, each performance right entitles the holder to one ordinary share in ANZ. The fair value of performance rights is determined at grant date using an option pricing model, taking into account market conditions. The fair value is expensed over the relevant vesting period. This is recognised as share-based compensation expense with a corresponding increase in the share options reserve.

Other adjustments

Subsequent to the grant of an equity-based award, the amount recognised as an expense is reversed when an employee fails to satisfy the minimum service period specified in the award.

iv) Lease payments

Leases entered into by the Group as lessee are predominantly operating leases, and the operating lease payments are recognised as an expense on a straight-line basis over the lease term.

D) INCOME TAX

i) Income tax expense

Income tax on earnings for the year comprises current and deferred tax and is based on the applicable tax law in each jurisdiction. It is recognised in the income statement as tax expense, except when it relates to items credited directly to equity, in which case it is recorded in equity, or where it arises from the initial accounting for a business combination, in which case it is included in the determination of goodwill.

ii) Current tax

Current tax is the expected tax payable on taxable income for the year, based on tax rates (and tax laws) which are enacted at the reporting date, including any adjustment for tax payable in previous periods. Current tax for current and prior periods is recognised as a liability (or asset) to the extent that it is unpaid (or refundable).

iii) Deferred tax

Deferred tax is accounted for using the comprehensive tax balance sheet method. It is generated by temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base.

Deferred tax assets, including those related to the tax effects of income tax losses and credits available to be carried forward, are recognised only to the extent that it is probable that future taxable profits will be available against which the deductible temporary differences or unused tax losses and credits can be utilised.

Deferred tax liabilities are recognised for all taxable temporary differences, other than those relating to taxable temporary differences arising from goodwill. They are also recognised for taxable temporary differences arising on investments in controlled entities, branches, associates and joint ventures, except where the Group is able to control the reversal of the temporary differences and it is probable that temporary diff erences will not reverse in the foreseeable future. Deferred tax assets associated with these interests are recognised only to the extent that it is probable that the temporary difference will reverse in the foreseeable future and there will be sufficient taxable profits against which to utilise the benefits of the temporary difference.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the period(s) when the asset and liability giving rise to them are realised or settled, based on tax rates (and tax laws) that have been enacted or substantively enacted by the reporting date. The measurement reflects the tax consequences that would follow from the manner in which the Group, at the reporting date, recovers or settles the carrying amount of its assets and liabilities.

iv) Offsetting

Current and deferred tax assets and liabilities are offset only to the extent that they relate to income taxes imposed by the same taxation authority, there is a legal right and intention to settle on a net basis and it is allowed under the tax law of the relevant jurisdiction.

94 ANZ Annual Report 2011

1: Significant Accounting Policies (continued)

E) ASSETS

Financial assets

i) Financial assets and liabilities at fair value through profit or loss

Trading securities are financial instruments acquired principally for the purpose of selling in the short-term or which are a part of a portfolio which is managed for short-term profit-taking. Trading securities are initially recognised and subsequently measured in the balance sheet at their fair value.

Derivatives that are neither financial guarantee contracts nor effective hedging instruments are carried at fair value through profit or loss.

Certain financial assets and liabilities may be designated and measured at fair value through profit or loss where any of the following applies:

•	investments backing policy liabilities (refer note 1 (I)(viii));

•	life investment contract liabilities (refer note 1 (I)(i));

•

doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities, or recognising the gains or losses thereon, on different bases;

•	a group of financial assets or financial liabilities or both is managed and its performance evaluated on a fair value basis; or

•

the financial instrument contains an embedded derivative, unless the embedded derivative does not significantly modify the cash flows or it is clear, with little or no analysis, that it would not be separately recorded.

Changes in the fair value (gains or losses) of these financial instruments are recognised in the income statement in the period in which they occur.

Purchases and sales of trading securities are recognised on trade date.

ii) Derivative financial instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying price, index or other variable. They include swaps, forward rate agreements, futures, options and combinations of these instruments.

Derivative financial instruments are entered into for trading purposes (including customer-related reasons), or for hedging purposes (where the derivative instruments are used to hedge the Group’s exposures to interest rate risk, currency risk, price risk, credit risk and other exposures relating to non-trading positions).

Derivative financial instruments are recognised initially at fair value with gains or losses from subsequent measurement at fair value being recognised in the income statement. Included in the determination of the fair value of derivatives is a credit valuation adjustment to reflect the credit worthiness of the counterparty. The valuation adjustment is influenced by the mark-to-market of the derivative trades and by movement in credit spreads.

Where the derivative is effective as a hedging instrument and is designated as such, the timing of the recognition of any resultant gain or loss in the income statement is dependent on the hedging designation. These hedging designations and associated accounting are as follows:

Fair value hedge

Where the Group hedges the fair value of a recognised asset or liability or firm commitment, changes in the fair value of the derivative designated as a fair value hedge are recognised in the income statement. Changes in the fair value of the hedged item attributable to the hedged risk are reflected in adjustments to the carrying value of the hedged item, which are also recognised in the income statement.

Hedge accounting is discontinued when the hedge instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. The resulting adjustment to the carrying amount of the hedged item arising from the hedged risk is amortised to the income statement over the period to maturity of the hedged item.

If the hedged item is sold or repaid, the unamortised fair value adjustment is recognised immediately in the income statement.

Cash flow hedge

The Group designates derivatives as cash flow hedges where the instrument hedges the variability in cash flows of a recognised asset or liability, a foreign exchange component of a firm commitment or a highly probable forecast transaction. The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is deferred to the hedging reserve, which forms part of shareholders’ equity. Any ineffective portion is recognised immediately in the income statement. Amounts deferred in equity are recognised in the income statement in the period during which the hedged forecast transactions take place. When the hedging instrument expires, is sold, terminated, or no longer qualifies for hedge accounting, the cumulative amount deferred in equity remains in the hedging reserve, and is subsequently transferred to the income statement when the hedged item is recognised in the income statement.

When a forecast hedged transaction is no longer expected to occur, the amount deferred in equity is recognised immediately in the income statement.

Net investment hedge

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. The gain or loss from remeasuring the fair value of the hedging instrument relating to the effective portion of the hedge is deferred in the foreign currency translation reserve in equity and the ineffective portion is recognised immediately in the income statement.

Derivatives that do not qualify for hedge accounting

All gains and losses from changes in the fair value of derivatives that are not designated in a hedging relationship but are entered into to manage the interest rate and foreign exchange risk of funding instruments are recognised in the income statement. Under certain circumstances, the component of the fair value change in the derivative which relates to current period realised and accrued interest is included in net interest income. The remainder of the fair value movement is included in other income.

Set-off arrangements

Fair value gains/losses arising from trading derivatives are not offset against fair value gains/losses on the balance sheet unless a legal right of set-off exists and there is an intention to settle.

For contracts subject to master netting agreements that create a legal right of set-off for which only the net revaluation amount is recognised in the income statement, net unrealised gains on derivatives are recognised as part of other assets and net unrealised losses are recognised as part of other liabilities.

Notes to the Financial Statements 95

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

iii) Available-for-sale financial assets

Available-for-sale financial assets comprise non-derivative financial assets which the Group designates as available-for-sale but which are not deemed to be held principally for trading purposes, and include equity investments, certain loans and advances, and quoted debt securities.

They are initially recognised at fair value plus transaction costs. Subsequent gains or losses arising from changes in fair value are included as a separate component of equity in the available-for-sale revaluation reserve except for interest, dividends and foreign exchange gains and losses on monetary assets, which are recognised directly in the income statement. When the asset is sold, the cumulative gain or loss relating to the asset is transferred to the income statement.

Where there is objective evidence of impairment on an available-for-sale financial asset, the cumulative loss related to that asset is removed from equity and recognised in the income statement, as an impairment expense for debt instruments or as non-interest income for equity instruments. If, in a subsequent period, the amount of an impairment loss relating to an available-for-sale debt instrument decreases and the decrease can be linked objectively to an event occurring after the impairment event, the loss is reversed through the income statement through the impairment expense line.

Purchases and sales of available-for-sale financial assets are recognised on trade date being the date on which the Group commits to purchase or sell the asset.

iv) Net loans and advances

Net loans and advances are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the Group provides money to a debtor with no intention of trading the loans and advances. The loans and advances are initially recognised at fair value plus transaction costs that are directly attributable to the issue of the loan or advance. They are subsequently measured at amortised cost using the effective interest rate method (refer note 1 (B)(i)) unless specifically designated on initial recognition at fair value through profit or loss.

All loans are graded according to the level of credit risk.

Net loans and advances includes direct finance provided to customers such as bank overdrafts, credit cards, term loans, finance lease receivables and commercial bills.

Impairment of loans and advances

Loans and advances are reviewed at least at each reporting date for impairment.

Credit impairment provisions are raised for exposures that are known to be impaired. Exposures are impaired and impairment losses are recorded if, and only if, there is objective evidence of impairment as a result of one or more loss events that occurred after the initial recognition of the loan and prior to the reporting date, and that loss event, or events, has had an impact on the estimated future cash flows of the individual loan or the collective portfolio of loans that can be reliably estimated.

Impairment is assessed for assets that are individually significant (or on a portfolio basis for small value loans) and then on a collective basis for those exposures not individually known to be impaired.

Exposures that are assessed collectively are placed in pools of similar assets with similar risk characteristics. The required provision is estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data such as changed economic conditions. The provision also takes account of the impact of inherent risk of large concentrated losses within the portfolio and an assessment of the economic cycle.

The estimated impairment losses are measured as the difference between the asset’s carrying amount and the estimated future cash flows discounted to their present value. As the discount unwinds during the period between recognition of impairment and recovery of the cash flow, it is recognised in interest income. The process of estimating the amount and timing of cash flows involves considerable management judgement. These judgements are reviewed regularly to reduce any differences between loss estimates and actual loss experience.

Impairment of capitalised acquisition expenses is assessed through comparing the actual behaviour of the portfolio against initial expected life assumptions.

The provision for impairment loss (individual and collective) is deducted from loans and advances in the balance sheet and the movement for the reporting period is reflected in the income statement.

When a loan is uncollectable, either partially or in full, it is written-off against the related provision for loan impairment. Unsecured facilities are normally written-off when they become 180 days past due or earlier in the event of the customer’s bankruptcy or similar legal release from the obligation.

However a certain level of recoveries is expected after the write-off, which is reflected in the amount of the provision for credit losses. In the case of secured facilities, remaining balances are written-off after proceeds from the realisation of collateral have been received if there is a shortfall.

Where impairment losses recognised in previous periods have subsequently decreased or no longer exist, such impairment losses are reversed in the income statement.

A provision is also raised for off-balance sheet items such as loan commitments that are considered to be onerous.

v) Lease receivables

Contracts to lease assets and hire purchase agreements are classified as finance leases if they transfer substantially all the risks and rewards of ownership of the asset to the customer or an unrelated third party. All other lease contracts are classified as operating leases.

vi) Repurchase agreements

Securities sold under repurchase agreements are retained in the financial statements where substantially all the risks and rewards of ownership remain with the Group, and a counterparty liability is disclosed under the classifications of due to other financial institutions or payables and other liabilities. The difference between the sale price and the repurchase price is accrued over the life of the repurchase agreement and charged to interest expense in the income statement.

96 ANZ Annual Report 2011

1: Significant Accounting Policies (continued)

Securities purchased under agreements to resell, where the Group does not acquire the risks and rewards of ownership, are recorded as receivables in liquid assets, net loans and advances, or due from other financial institutions, depending on the term of the agreement and the counterparty. The security is not included in the balance sheet. Interest income is accrued on the underlying loan amount.

Securities borrowed are not recognised in the balance sheet, unless these are sold to third parties, at which point the obligation to repurchase is recorded as a financial liability at fair value with fair value movements included in the income statement.

vii) Derecognition

The Group enters into transactions where it transfers financial assets recognised on its balance sheet yet retains either all the risks and rewards of the transferred assets or a portion of them. If all, or substantially all, of the risks and rewards are retained, the transferred assets are not derecognised from the balance sheet.

In transactions where substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, the Group derecognises the asset if control over the asset is lost. In transfers where control over the asset is retained, the Group continues to recognise the asset to the extent of its continuing involvement, determined by the extent to which it is exposed to changes in the value of the transferred asset. The rights and obligations retained or created in the transfer are recognised separately as assets and liabilities as appropriate.

Non-financial assets

viii) Goodwill

Goodwill represents the excess of the purchase consideration over the fair value of the identifiable net assets of a controlled entity at the date of gaining control. Goodwill is recognised as an asset and not amortised, but assessed for impairment at least annually or more frequently if there is an indication that the goodwill may be impaired. This involves using the DCF or CEM methodology to determine the expected future benefits of the cash-generating units to which the goodwill relates. Where the assessment results in the goodwill balance exceeding the value of expected future benefits, the difference is charged to the income statement. Any impairment of goodwill is not subsequently reversed.

ix) Software and computer system costs

Includes costs incurred in acquiring and building software and computer systems (‘software’).

Software is amortised using the straight-line method over its expected useful life to the Group. The period of amortisation is between 3 and 5 years, except for certain core infrastructure projects where the useful life has been determined to be 7 years.

At each reporting date, software assets are reviewed for impairment. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement.

Costs incurred in planning or evaluating software proposals, or in maintaining systems after implementation, are not capitalised.

x) Acquired portfolio of insurance and life investment business

Identifiable intangible assets in respect of acquired portfolios of insurance and life investment business acquired in a business combination are stated initially at fair value at acquisition date. These are amortised over the period of expected benefit of between 15 to 23 years.

xi) Deferred acquisition costs

Refer to note 1(I)(vi).

xii) Other intangible assets

Other intangible assets include management fee rights, distribution relationships and distribution agreements where they are clearly identifiable, can be reliably measured and where it is probable they will lead to future economic benefits that the Group can control.

Where, based on historical observation, there is an expectation that, for the foreseeable future, the level of investment in the funds will not decline significantly and the Group will continue to manage the fund, the management fee right is assessed to have an indefinite life and is carried at cost less any impairment losses.

Other management fee rights, distribution relationships, distribution agreements and licenses are amortised over the expected useful lives to the Group using the straight line method. The period of amortisation is as follows:

Management fee rights	7 years
Aligned advisor relationships	15 years
Distribution agreements	3 years

xiii) Premises and equipment

Assets other than freehold land are depreciated at rates based upon their expected useful lives to the Group, using the straight-line method. The depreciation rates used for each class of asset are:

Buildings	1–1.5%
Building integrals	10%
Furniture & equipment	10%
Computer & office equipment	12.5%–33%

Leasehold improvements are amortised on a straight-line basis over the shorter of their useful lives or remaining terms of the lease.

At each reporting date, the carrying amounts of premises and equipment are reviewed for impairment. If any such indication exists, the recoverable amount of the assets are estimated and compared against the existing carrying value. Where the existing carrying value exceeds the recoverable amount, the difference is charged to the income statement. If it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs.

A previously recognised impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

xiv) Borrowing costs

Borrowing costs incurred for the construction of qualifying assets (principally the office building in the Docklands, Melbourne, Australia) are capitalised into the cost of the qualifying asset during the period of time that is required to complete and prepare the asset for its intended use. The calculation of borrowing costs is based on an internal measure of the costs associated with the borrowing of funds.

Notes to the Financial Statements 97

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

F) LIABILITIES

Financial liabilities

i) Deposits and other borrowings

Deposits and other borrowings include certificates of deposit, interest bearing deposits, debentures and other related interest bearing financial instruments. They are measured at amortised cost. The interest expense is recognised using the effective interest rate method.

ii) Financial liabilities at fair value through profit or loss

Refer to note 1(E)(i).

iii) Acceptances

The exposure arising from the acceptance of bills of exchange that are sold into the market is recognised as a liability. An asset of equal value is recognised to reflect the offsetting claim against the drawer of the bill. Bill acceptances generate fee income that is recognised in the income statement when earned.

iv) Bonds, notes and loan capital

Bonds, notes and loan capital are accounted for in the same way as deposits and other borrowings, except for those bonds and notes which are designated as at fair value through profit or loss on initial recognition, with fair value movements recorded in the income statement.

v) Financial guarantee contracts

Financial guarantee contracts that require the issuer to make specified payments to reimburse the holder for a loss the holder incurs because a specified debtor fails to make payments when due, are initially recognised in the financial statements at fair value on the date the guarantee was given; typically this is the premium received. Subsequent to initial recognition, the Group’s liabilities under such guarantees are measured at the higher of their amortised amount and the best estimate of the expenditure required to settle any financial obligation arising at the balance sheet date. These estimates are determined based on experience of similar transactions and the history of past losses.

vi) Derecognition

Financial liabilities are derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Non-financial liabilities

vii) Employee benefits

Leave benefits

The liability for long service leave is calculated and accrued for in respect of all applicable employees (including on-costs) using an actuarial valuation. The amounts expected to be paid in respect of employees’ entitlements to annual leave are accrued at expected salary rates including on-costs. Expected future payments for long service leave are discounted using market yields at the reporting date on national government bonds with terms to maturity that match, as closely as possible, the estimated future cash outflows.

Defined contribution superannuation schemes

The Group operates a number of defined contribution schemes and also contributes, according to local law, in the various countries in which it operates, to government and other plans that have the characteristics of defined contribution schemes.

The Group’s contributions to these schemes are recognised as an expense in the income statement when incurred.

Defined benefit superannuation schemes

The Group operates a small number of defined benefit schemes. The liability and expense related to providing benefits to employees under each defined benefit scheme are calculated by independent actuaries.

A defined benefit liability is recognised to the extent that the present value of the defined benefit obligation of each scheme, calculated using the Projected Unit Credit Method, is greater than the fair value of each scheme’s assets. Where this calculation results in an asset of the Group, a defined benefit asset is recognised, which is capped at the recoverable amount. In each subsequent reporting period, ongoing movements in the defined benefit liability or asset carrying value is treated as follows:

•

the net movement relating to the current period’s service cost, interest cost, expected return on scheme assets, past service costs and other costs (such as the effects of any curtailments and settlements) is recognised as an employee expense in the income statement;

•	movements relating to actuarial gains and losses are recognised directly in retained earnings; and

•	contributions made by the Group are recognised directly against the net defined benefit position.

viii) Provisions

The Group recognises provisions when there is a present obligation, the future sacrifice of economic benefits is probable, and the amount of the provision can be measured reliably.

The amount recognised is the best estimate of the consideration required to settle the present obligation at reporting date, taking into account the risks and uncertainties surrounding the obligation at reporting date. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

G) EQUITY

i) Ordinary shares

Ordinary shares in the Company are recognised at the amount paid per ordinary share net of directly attributable issue costs.

ii) Treasury shares

Shares in the Company which are purchased on-market by the ANZ Employee Share Acquisition Plan or issued by the Company to the ANZ Employee Share Acquisition Plan are classified as treasury shares (to the extent that they relate to unvested employee share-based awards) and are deducted from Capital.

In addition, the life insurance business may also purchase and hold shares in the Company to back policy liabilities in the life insurance statutory funds. These shares are also classified as treasury shares and deducted from Capital. These assets, plus any corresponding income statement fair value movement on the assets and dividend income, are eliminated when the life statutory funds are consolidated into the Group. The cost of the investment in the shares is deducted from Capital. However, the corresponding life investment contract and insurance contract liabilities, and related income statement changes in the liabilities, remain upon consolidation.

Treasury shares are excluded from the weighted average number of ordinary shares used in the earnings per share calculations

98 ANZ Annual Report 2011

1: Significant Accounting Policies (continued)

iii) Non-controlling interest

Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests not owned directly or indirectly by the Company.

iv) Reserves

Foreign currency translation reserve

As indicated in note 1 (A)(viii), exchange differences arising on translation of the assets and liabilities of all Group entities are reflected in the foreign currency translation reserve. Any off setting gains or losses on hedging these balances, together with any tax effect, are also reflected in this reserve.

Available-for-sale revaluation reserve

This reserve includes changes in the fair value of available-for-sale financial assets, net of tax. These changes are transferred to the income statement (in non-interest income) when the asset is derecognised. Where the asset is impaired, the changes are transferred to impairment expense in the income statement for debt instruments and in the case of equity instruments to other income.

Cash flow hedging reserve

This reserve includes the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments.

Share-based payment reserves

Share-based payment reserves include the share options reserve and other equity reserves which arise on the recognition of share-based compensation expense (see note 1 (C)(iii)).

H) PRESENTATION

i) Off setting of income and expenses

Income and expenses are not offset unless required or permitted by an accounting standard. At the Group level, this generally arises in the following circumstances:

•

where transaction costs form an integral part of the effective interest rate of a financial instrument which is measured at amortised cost, these are off set against the interest income generated by the financial instrument; or

•	where gains and losses relating to fair value hedges are assessed as being effective; or

•	where gains and losses arise from a group of similar transactions, such as foreign exchange gains and losses.

ii) Off setting assets and liabilities

Assets and liabilities are off set and the net amount reported in the balance sheet only where there is:

•	a current enforceable legal right to offset the asset and liability; and

•	an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

iii) Cash and cash equivalents

For cash flow statement presentation purposes, cash and cash equivalents includes cash on hand, deposits held at call with other financial institutions, other short-term, highly liquid investments with original terms to maturity of three months or less that are readily convertible to cash and which are subject to an insignificant risk of changes in value.

iv) Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Chief Executive Officer to make decisions about resources to be allocated to the segment and assess its performance and for which discrete information is available.

v) Goods and services tax

Income, expenses and assets are recognised net of the amount of goods and services tax (GST), except where the amount of GST incurred is not recoverable from the Australian Tax Office (ATO). In these circumstances the GST is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated with the amount of GST included. The net amount of GST recoverable from or payable to the ATO is included as an other asset or liability in the balance sheet.

Cash flows are included in the cash flow statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from or payable to the ATO are classified as operating cash flows.

I) LIFE INSURANCE AND FUNDS MANAGEMENT BUSINESS

The Group conducts its life insurance and funds management business (the Life Business) in Australia primarily through OnePath Life Limited, which is registered under the Life Insurance Act 1995 (Life Act), amended by the Financial Sector Legislation Amendment (Simplifying Regulation and Review) Act 2007 (SRR Act) and in New Zealand through OnePath Life (NZ) Limited and OnePath Insurance Services (NZ) Limited which are registered under the New Zealand Life Insurance Act 1908.

The operations of the Life Business in Australia are conducted within separate statutory funds as required by the Life Act. The assets of the Life Business are allocated between policyholder and shareholder funds in accordance with the requirements of the Life Act. Under AASs, the financial statements must include all assets, liabilities, revenues, expenses and equity, irrespective of whether they are designated as relating to shareholders or policyholders. Accordingly, the consolidated financial statements include both policyholder (statutory) and shareholder’s funds.

(i) Policy liabilities

Policy liabilities include liabilities arising from life insurance contracts and life investment contracts.

Life insurance contracts are insurance contracts regulated under the Life Act and similar contracts issued by entities operating outside Australia. An insurance contract is a contract under which an insurer accepts significant insurance risk from another party (the policyholder) by agreeing to compensate the policyholder if a specified uncertain future event adversely affects the policyholder.

All contracts written by registered life insurers that do not meet the definition of an insurance contract are referred to as life investment contracts. Life investment contract business relates to funds management products in which the Group issues a contract where the resulting liability to policyholders is linked to the performance and value of the assets that back those liabilities.

Notes to the Financial Statements 99

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

Whilst the underlying assets are registered in the name of the life insurer and the policyholder has no direct access to the specific assets, the contractual arrangements are such that the policyholder bears the risks and rewards of the fund’s investment performance with the exception of guaranteed products where the policyholder is guaranteed a minimum return or asset value. The Group derives fee income from the administration of the underlying assets.

Life investment contracts that include a discretionary participation feature (participating contracts) are accounted for as if they are life insurance contracts under AASB 1038 Life Insurance Contracts.

Life insurance liabilities

Life insurance liabilities are determined using the ‘Margin on Services’ (MoS) model using a projection method or using an accumulation method. Under the projection method, the liability is determined as the net present value of the expected future cash flows, plus planned margins of revenues over expenses relating to services yet to be provided, discounted using a risk-free discount rate that reflects the nature, structure and term of the liabilities. Expected future cash flows include premiums, expenses, redemptions and benefit payments, including bonuses.

An accumulation method is used where the policy liabilities determined are not materially different from those determined under the projection method.

Profits from life insurance contracts are brought to account using the MoS model in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04) as issued by the Australian Prudential Regulation Authority under the Life Act and Professional Standard 3 Determination of Life Insurance Policy Liabilities as issued by the New Zealand Society of Actuaries. Under MoS, profit is recognised as premiums are received and services are provided to policyholders. When premiums are received but the service has not been provided, the profit is deferred. Losses are expensed when identified.

Costs associated with the acquisition of policies are recognised over the life of the policy. Costs may only be deferred, however, to the extent that a contract is expected to be profitable.

Participating contracts, defined as those contracts that entitle the policyholder to participate in the performance and value of certain assets in addition to the guaranteed benefit, are entitled to share in the profits that arise from participating business. This profit sharing is governed by the Life Act and the life insurance company’s constitution. The profit sharing entitlement is treated as an expense in the consolidated financial statements. Any benefits which remain payable at the end of the reporting period are recognised as part of life insurance liabilities.

Life investment contract liabilities

Life investment contracts involve both the origination of a financial instrument and the provision of investment management services.

The financial instrument component of the life investment contract liabilities is designated as at fair value through profit or loss. The management services component, including associated acquisition costs, is recognised as revenue as services are performed. See note 1 (I)(vi) for the deferral and amortisation of life investment contract acquisition costs and entry fees.

For investment-linked products, the life investment contract liability is directly linked to the performance and value of the assets that back them and is determined as the fair value of those assets after tax. For fixed income policies the liability is determined as the net present value of expected cash flows subject to a minimum of current surrender value.

(ii) External unit holder liabilities (life insurance funds)

The life insurance business includes controlling interests in trusts and companies, and the total amounts of each underlying asset, liability, revenue and expense of the controlled entities are recognised in the Group’s consolidated financial statements. When a controlled unit trust is consolidated, the share of the unit holder liability attributable to the Group is eliminated but amounts due to external unit holders remain as liabilities in the Group’s consolidated balance sheet.

(iii) Claims

Claims are recognised when the liability to the policyholder under the policy contract has been established or upon notification of the insured event depending on the type of claim. Claims are separated into their expense and liability components.

Claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life investment contract liabilities.

Claims incurred that relate to the provision of services and bearing of insurance risks are treated as expenses and these are recognised on an accruals basis once the liability to the policyholder has been established under the terms of the contract.

(iv) Revenue

Life insurance premiums

Life insurance premiums earned by providing services and bearing risks are treated as revenue. Life insurance deposit premiums are recognised as an increase in policy liabilities. For annuity, risk and traditional business, all premiums are recognised as revenue. Premiums with no due date are recognised as revenue on a cash received basis. Premiums with a regular due date are recognised as revenue on an accruals basis. Unpaid premiums are only recognised as revenue during the days of grace or where secured by the surrender value of the policy and are included as ‘Other assets’ in the balance sheet.

Life investment contract premiums

There is no premium revenue in respect of investment contracts. Investment contract amounts received from policyholders in respect of investment contracts comprise a deposit component or origination fee and/or ongoing investment management fee or amounts directly credited to investment contract liabilities.

Fees

Fees are charged to policyholders in connection with life insurance and life investment contracts and are recognised when the service has been provided. Entry fees from life investment contracts are deferred and recognised over the average expected life of the contracts. Deferred entry fees are presented within ‘Other liabilities’ in the balance sheet.

100 ANZ Annual Report 2011

1: Significant Accounting Policies (continued)

(v) Reinsurance contracts

Reinsurance premiums, commissions and claim settlements, as well as the reinsurance element of insurance contract liabilities, are accounted for on the same basis as the underlying direct insurance contracts for which the reinsurance was purchased.

(vi) Policy acquisition costs

Life insurance contract acquisition costs

Policy acquisition costs are the fixed and variable costs of acquiring new business. The appointed actuary assesses the value and future recoverability of these costs in determining policy liabilities. The net profit impact is presented in the income statement as a change in policy liabilities. The deferral is determined as the actual costs are incurred subject to an overall limit that future profits are anticipated to cover these costs. Losses arising on acquisition are recognised in the income statement in the year in which they occur. Amounts which are deemed recoverable from future premiums or policy charges are deferred and amortised over the life of the policy.

Life investment contract acquisition costs

Incremental acquisition costs, such as commissions, that are directly attributable to securing a life investment contract are recognised as an asset where they can be identified separately and measured reliably and if it is probable that they will be recovered. These deferred acquisition costs are presented in the balance sheet as an intangible asset and are amortised over the period that they will be recovered from future policy charges.

Any impairment losses arising on deferred acquisition costs are recognised in the income statement in the period in which they occur.

(vii) Basis of expense apportionment

All life investment contracts and insurance contracts are categorised based on individual policy or products. Expenses for these products are then allocated between acquisition, maintenance, investment management and other expenses.

Expenses which are directly attributable to an individual policy or product are allocated directly to a particular expense category, fund, class of business and product line as appropriate. Where expenses are not directly attributable to an individual policy or product, they are appropriately apportioned based on detailed expense analysis having regard to the objective in incurring that expense and the outcome achieved. The apportionment has been made in accordance with Actuarial Standard LPS 1.04 Valuation of Policy Liabilities (formerly AS 1.04), issued by the Australian Prudential Regulation Authority, and on an equitable basis to the different classes of business in accordance with Division 2 of Part 6 of the Life Act.

(viii) Investments backing policy liabilities

All investments backing policy liabilities are designated as at fair value through profit or loss. For OnePath Australia, all policy holder assets, being those assets held within the statutory funds of the life company that are not segregated and managed under a distinct shareholder investment mandate are held to back life insurance and life investment contract liabilities (collectively referred to as policy liabilities). These investments are designated as at fair value through profit or loss.

J) OTHER

i) Contingent liabilities

Contingent liabilities acquired in a business combination are individually measured at fair value at the acquisition date. At subsequent reporting dates the value of such contingent liabilities is reassessed based on the estimate of the expenditure required to settle the contingent liability.

Other contingent liabilities are not recognised in the balance sheet but disclosed in note 44 unless it is considered remote that the Group will be liable to settle the possible obligation.

ii) Earnings per share

The Group presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period after eliminating treasury shares.

Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding for the effect of dilutive ordinary shares.

Notes to the Financial Statements 101

NOTES TO THE FINANCIAL STATEMENTS

1: Significant Accounting Policies (continued)

iii) Accounting Standards not early adopted

The following standards were available for early adoption, but have not been applied by the Company or Group in these financial statements.

AASB standard	Possible impact on the Company and the Group’s financial report in period of initial adoption	Application date for the Company and Group

AASB 9 Financial Instruments	This standard and its associated amending standard (AASB 2009-11) specifies new recognition and measurement requirements for financial assets and financial liabilities within the scope of AASB 139 Financial Instruments: Recognition and Measurement. This standard represents the first phase of the project to replace AASB 139 and will result in fundamental changes in the way that the Company and the Group accounts for financial instruments.	1 October 2013[1]

The main changes from AASB 139 include:

• all financial assets, except for certain equity instruments, will be classified into two categories:

• amortised cost, where they generate solely payments of interest and principal and the business model is to collect contractual cash flows that represent principal and interest; or

• fair value through the income statement.

•      certain equity instruments not held for trading purposes will be classified at fair value through the income statement or fair value through other comprehensive income (OCI) with dividends recognised in net income.

• financial assets which meet the requirements for classification at amortised cost are permitted to be measured at fair value if that eliminates or significantly reduces an accounting mismatch.

•      financial liabilities – gains and losses on own credit arising from financial liabilities designated at fair value through profit or loss will be excluded from the income statement and instead taken to OCI.

Future phases of the project to replace AASB 139 will cover impairment of financial assets measured at amortised cost and hedge accounting.

The Group is currently assessing the impact of this standard, as well as developments arising from future phases of the project to replace AASB 139.

AASB 10 Consolidated Financial Statements	This standard provides a definition of ‘control’ based on whether the investor is exposed to, or has rights to, the variable returns from its involvement with an investee and has the ability to affect those returns through its power over the investee. The standard also provides guidance on how the control principle is applied in certain situations, such as where potential voting rights exist or where voting rights are not the dominant factor in determining whether control exists (e.g. where relevant activities are directed through contractual means). An assessment of the impact of this standard is being performed, however no material impact on the Group is expected.	1 October 2013

AASB 12 Disclosure of Interests in Other Entities	This standard applies where an entity has an ‘interest in another entity’ (essentially, any contractual or non-contractual interest that exposes an entity to the returns from the performance of the other entity). Such interests include a subsidiary, joint arrangement, associate or an unconsolidated structured entity. A range of disclosures is required which assist users to evaluate the nature, extent and financial effects and risks associated with an entity’s interest in other entities. These disclosures replace and significantly enhance those in other standards applicable to subsidiaries, joint arrangements or associates and impose new disclosures. As the amendments are only related to disclosure, no material impact on the Group is expected.	1 October 2013

AASB 13 Fair Value Measurement	This standard provides a single source of guidance on fair value measurement and requires certain disclosures regarding fair value. This standard aims to improve the consistency and reduce the complexity of fair value measurement. An assessment of the impact of this standard is being made, however no material impact on the Group is expected.	1 October 2013

A number of other AASB standards are also available for early adoption, but have not been applied by the Company or Group in these financial statements. These standards involve amendments of a technical nature which are not expected to have a material impact on the Company or Group

1	Mandatory effective date is currently being reviewed by the International Accounting Standards Board with the possible deferral to 1 October 2015.

102    ANZ Annual Report 2011

2: Critical Estimates and Judgements Used in Applying Accounting Policies

The Group prepares its financial report in accordance with policies which are based on AASs, other authoritative accounting pronouncements and Interpretations of the AASB and the Corporations Act 2001. This involves the Group making estimates and assumptions that affect the reported amounts within the financial statements. Estimates and judgements are continually evaluated and are based on historical factors, including expectations of future events that are believed to be reasonable under the circumstances. All material changes to accounting policies and estimates and the application of these policies and judgements are approved by the Audit Committee of the Board.

A brief explanation of critical estimates and judgements and their impact on the Group follows:

Critical accounting estimates and assumptions

Provisions for credit impairment

The accounting policy, as explained in note 1 (E)(iv), relating to measuring the impairment of loans and advances, requires the Group to assess impairment at least at each reporting date. The credit provisions raised (individual and collective) represent management’s best estimate of the losses incurred in the loan portfolio at balance date based on experienced judgement.

The collective provision is estimated on the basis of historical loss experience for assets with credit characteristics similar to those in the collective pool. The historical loss experience is adjusted based on current observable data and events and an assessment of the impact of model risk. The provision also takes into account the impact of large concentrated losses within the portfolio and the economic cycle.

The use of such judgements and reasonable estimates is considered by management to be an essential part of the process and does not impact on reliability.

Individual provisioning is applied when the full collectability of a loan is identified as being doubtful.

Individual and collective provisioning is calculated using discounted expected future cash flows. The methodology and assumptions used for estimating both the amount and timing of future cash flows are revised regularly to reduce any differences between loss estimates and actual loss experience.

Critical judgements in applying the entity’s accounting policies

i) Special purpose and off-balance sheet entities

The Group may invest in or establish special purpose entities (SPEs) to enable it to undertake specific types of transactions. The main types of these SPEs are securitisation vehicles, structured finance entities, and entities used to sell credit protection.

Where the Group has established SPEs which are controlled by the Group, they are consolidated in the Group’s financial statements.

The Group does not consolidate SPEs that it does not control in accordance with the Group’s policy outlined in note 1 (A)(vii). As it can be complex to determine whether the Group has control of a SPE, the Group makes judgements about its exposure to the risks and rewards, as well as about its ability to make operational decisions for the SPE in question.

The table below summarises the main types of SPEs with which the Group is involved, the reason for their establishment, and the control factors associated with ANZ’s interest in them. Although there may be some indicators of control, ANZ does not bear the majority of residual risks and rewards of the SPEs. Therefore they are not consolidated.

Type of SPE	Reason for establishment	Control factors

Securitisation vehicles	Securitisation is a financing technique whereby assets are transferred to an SPE which funds the purchase by issuing securities. This enables ANZ (in the case where transferred assets originate within ANZ) or customers to increase diversity of funding sources.	ANZ may manage these securitisation vehicles, service assets in the vehicle or provide liquidity or other support. ANZ retains the risks associated with the provision of these services. For any SPE which is not consolidated, credit and market risks associated with the underlying assets are not retained or assumed by ANZ except to the limited extent that ANZ provides arm’s length services and facilities.

Structured finance entities	These entities are set up to assist with the structuring of client financing. The resulting lending arrangements are at arms length and ANZ typically has limited ongoing involvement with the entity.	ANZ may manage these vehicles, hold minor amounts of capital, provide financing or derivatives.

Credit protection	The SPE in this category is created to allow ANZ to purchase credit protection.	ANZ may manage this vehicle.

Notes to the Financial Statements    103

NOTES TO THE FINANCIAL STATEMENTS

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

ii) Significant associates

The carrying values of all significant investments in associates (as disclosed in note 39) are subject to an annual recoverable amount test. This assessment involves ensuring that the investment’s fair value less costs to sell or its value in use is greater than its carrying amount. Judgement is applied when determining the assumptions supporting these calculations.

The Group reviews its investments in associates against the following impairment indicators:

•	actual financial performance against budgeted financial performance;

•	any material unfavourable operational factors and regulatory factors;

•	any material unfavourable economic outlook and market competitive factors;

•	carrying value against available quoted market values (supported by third-party broker valuations where available); and

•	carrying value against market capitalisation (for listed investments).

Where appropriate, additional potential impairment indicators are reviewed which are more specific to the respective investment.

As at 30 September 2011, no impairment of associates was identified as a result of either the review of impairment indicators listed above or the recoverable amount test.

iii) Available-for-sale financial assets

The accounting policy for impairment of available-for-sale financial assets, as explained in note 1 (E)(iii), requires the Group to assess whether there is objective evidence of impairment. This requires judgement when considering whether such evidence exists and, if so, in reliably determining the impact of such events on the estimated cash flows of the asset. During the year ended 30 September 2011, an impairment of $35 million (2010: $nil) was recognised in the income statement in respect of Sacombank after assessing that the decline in the market value of the investment was significant and prolonged.

iv) Financial instruments at fair value

A significant portion of financial instruments are carried on the balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible, fair value is based on quoted market prices for the financial instrument.

In the event that there is no active market for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spread, counterparty credit spreads and other factors that would influence the fair value determined by a market participant.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments, the fair value cannot be determined with reference to current market transactions or valuation techniques whose variables only include data from observable markets.

In respect of the valuation component where market observable data is not available, the fair value is determined using data derived and extrapolated from market data and tested against historic transactions and observed market trends. These valuations are based upon assumptions established by application of professional judgement to analyse the data available to support each assumption. Changing the assumptions changes the resulting estimate of fair value.

The majority of outstanding derivative positions are transacted over-the-counter and therefore need to be valued using valuation techniques. Included in the determination of the fair value of derivatives is a credit valuation adjustment to reflect the credit worthiness of the counterparty, representing the credit risk component of the overall fair value movement on a particular derivative asset. The total valuation adjustment is influenced by the mark-to-market of the derivative trades and by the movement in the market cost of credit.

v) Goodwill and indefinite life intangible assets

The carrying values of goodwill and intangible assets with indefinite lives are reviewed at each balance date and written-down to the extent that they are no longer supported by probable future benefits.

Goodwill and intangible assets with indefinite useful lives are allocated to cash-generating units (CGUs) for the purpose of impairment testing. In respect of goodwill, the CGUs are based on the operating segments of the Group. During the year the operating segments were changed from the major geographies in which the Group operates to the major divisions through which the Group operates. Goodwill has been reallocated accordingly.

Impairment testing of goodwill and indefinite life intangibles is performed annually or more frequently when there is an indication that the asset may be impaired. Impairment testing is conducted by comparing the recoverable amount of the CGU with the current carrying amount of its net assets, including goodwill and intangibles as applicable. Where the current carrying value is greater than recoverable amount, a charge for impairment is recognised in the income statement.

The most significant components of the Group’s goodwill balance at 30 September 2011 relate to the New Zealand division which was $1,720 million (Sep 2010: $1,653 million) and Australia division which was $1,433 million (Sep 2010: $1,414 million).

The recoverable amount of the CGU to which each goodwill component is allocated is estimated using a market multiple approach as representative of the fair value less costs to sell of each CGU. The price earnings multiples are based on observable multiples in the respective markets in which the Group operates. The earnings are based on the current forecast earnings of the divisions. Key assumptions on which management has based its determination of fair value less costs to sell include assumptions regarding market multiples, costs to sell and forecast earnings. Changes in assumptions upon which the valuation is based could materially impact the assessment of the recoverable amount of each CGU.

As at 30 September 2011, results of the impairment testing performed did not result in any material impairment being identified.

104    ANZ Annual Report 2011

2: Critical Estimates and Judgements Used in Applying Accounting Policies (continued)

vi) Intangible assets with finite useful lives

The carrying value of intangible assets with finite useful lives are reviewed each balance date for any indication of impairment. This assessment involves applying judgement and consideration is given to both internal and external indicators of potential impairment. The majority of the Group’s intangible assets with a finite life is represented by capitalised software and intangible assets purchased as part of the acquisition of OnePath Australia Limited and OnePath (NZ) Limited.

As at 30 September 2011, the results of the impairment testing performed did not result in any material impairment being identified.

vii) Life insurance contract liabilities

Policy liabilities for life insurance contracts are computed using statistical or mathematical methods, which are expected to give approximately the same results as if an individual liability was calculated for each contract. The computations are made by suitably qualified personnel on the basis of recognised actuarial methods, with due regard to relevant actuarial principles and standards. The methodology takes into account the risks and uncertainties of the particular classes of life insurance business written. Deferred policy acquisition costs are connected with the measurement basis of life insurance liabilities and are equally sensitive to the factors that are considered in the liability measurement.

The key factors that affect the estimation of these liabilities and related assets are:

•	the cost of providing the benefits and administering these insurance contracts;

•	mortality and morbidity experience on life insurance products, including enhancements to policyholder benefits;

•	discontinuance experience, which affects the Company’s ability to recover the cost of acquiring new business over the lives of the contracts; and

•	the amounts credited to policyholders’ accounts compared to the returns on invested assets through asset-liability management and strategic and tactical asset allocation.

In addition, factors such as regulation, competition, interest rates, taxes and general economic conditions affect the level of these liabilities.

The total value of policy liabilities for life insurance contracts have been appropriately calculated in accordance with these principles.

viii) Taxation

Significant judgement is required in determining provisions held in respect of uncertain tax positions. The Group estimates its tax liabilities based on its understanding of the relevant law in each of the countries in which it operates.

Notes to the Financial Statements 105

NOTES TO THE FINANCIAL STATEMENTS

3: Income

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Interest income
Other financial institutions	221	185	168	159
Trading securities	1,481	1,525	1,166	1,249
Available-for-sale assets	570	535	481	404
Loans and advances and acceptances	27,614	23,950	22,716	19,228
Other	482	413	298	211

	30,368	26,608	24,829	21,251
Controlled entities	—	—	2,168	1,671

Total interest income	30,368	26,608	26,997	22,922

Interest income is analysed by types of financial assets as follows
Financial assets not at fair value through profit or loss	28,872	25,066	25,822	21,662
Trading securities	1,481	1,525	1,166	1,249
Financial assets designated at fair value through profit or loss	15	17	9	11

	30,368	26,608	26,997	22,922

i) Fee and commission income
Lending fees[1]	652	634	583	574
Non-lending fees and commissions	2,053	1,967	1,511	1,435

	2,705	2,601	2,094	2,009
Controlled entities	—	—	651	424

Total fee and commission income	2,705	2,601	2,745	2,433
Fee and commission expense[2]	(314)	(277)	(236)	(200)

Net fee and commission income	2,391	2,324	2,509	2,233

ii) Other income
Net foreign exchange earnings	817	747	528	458
Net gains from trading securities and derivatives[3]	295	319	280	366
Credit risk on derivatives	21	35	19	39
Fair value impairment for investment in OnePath Australia and OnePath NZ	—	(217)	—	—
Movements on financial instruments measured at fair value through profit or loss[4]	(167)	(202)	(87)	(203)
Dividends received from controlled entities[5]	—	—	941	1,490
Brokerage income	61	70	—	—
NZ managed funds impacts	61	4	—	—
Write-down of assets in non-continuing business	(13)	(12)	(13)	(12)
Write-back of investment in Saigon Securities Inc	—	25	—	25
Write-down of investment in Sacombank	(35)	—	(35)	—
Private equity and infrastructure earnings	26	43	26	43
Profit on sale of property	24	2	—	—
Other	127	153	(40)	(3)

Total other income	1,217	967	1,619	2,203

Other operating income	3,608	3,291	4,128	4,436

iii) Net funds management and insurance income
Funds management income	868	730	101	85
Investment income	(511)	1,165	—	—
Insurance premium income	1,184	847	33	28
Commission income (expense)	(490)	(358)	49	51
Claims	(548)	(414)	—	—
Changes in policy liabilities	854	(836)	—	—
Elimination of treasury share gain	48	(35)	—	—

Total net funds management and insurance income	1,405	1,099	183	164

Total other operating income	5,013	4,390	4,311	4,600
Share of joint venture profit from OnePath Australia and OnePath NZ	—	33	—	—
Share of associates’ profit	436	400	—	—

Total share of joint venture and associates profit	436	433	—	—

Total income[6]	35,817	31,431	31,308	27,522

1	Lending fees exclude fees treated as part of the effective yield calculation and included in interest income (refer note 1 B(ii)).
2	Includes interchange fees paid.
3	Does not include interest income.
4	Includes fair value movements (excluding realised and accrued interest) on derivatives entered into for management of interest rate and foreign exchange risk on funding instruments, and not designated as accounting hedges, ineffective portions of cashflow hedges, and fair value movements in financial assets and liabilities designated at fair value.

The net gain on financial assets and liabilities designated at fair value was $107 million (2010: $251 million) for the Group and $104 million (2010: $253 million) for the Company.

5	Dividends received from controlled entities are subject to meeting applicable regulatory and corporate law requirements, including solvency requirements.
6	Total income includes external dividend income of $11 million (2010: $18 million) for the Group and $9 million (2010: $16 million) for the Company.

106    ANZ Annual Report 2011

4: Expenses

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Interest expense
Financial institutions	526	326	485	279
Deposits	12,661	9,784	10,900	8,081
Borrowing corporations’ debt	101	135	—	—
Commercial paper	489	499	378	287
Loan capital, bonds and notes	4,828	4,171	4,018	3,419
Other	280	824	217	781

	18,885	15,739	15,998	12,847
Controlled entities	—	—	2,488	1,830

Total interest expense	18,885	15,739	18,486	14,677

Interest expense is analysed by types of financial liabilities as follows:
Financial liabilities not at fair value through profit or loss	18,521	15,355	18,233	14,504
Financial liabilities designated at fair value through profit or loss	364	384	253	173

	18,885	15,739	18,486	14,677

Operating expenses
i) Personnel
Employee entitlements and taxes	306	259	238	184
Salaries and wages	2,971	2,639	2,332	1,885
Superannuation costs – defined benefit plans	13	14	7	9
– defined contribution plans	287	253	249	201
Equity-settled share-based payments	166	140	145	119
Temporary staff	250	215	192	165
Other	743	730	581	575

Total personnel expenses	4,736	4,250	3,744	3,138

ii) Premises
Amortisation of leasehold improvements	49	42	30	28
Depreciation of buildings and integrals	40	37	20	17
Rent	387	365	251	240
Utilities and other outgoings	165	160	114	117
Other	44	35	38	33

Total premises expenses	685	639	453	435

iii) Computer
Computer contractors	143	120	117	81
Data communication	125	94	83	59
Depreciation and amortisation[1]	348	297	266	248
Rentals and repairs	120	100	91	74
Software purchased	250	214	181	150
Software impairment[2]	20	17	7	12
Other	35	24	7	3

Total computer expenses	1,041	866	752	627

iv) Other
Advertising and public relations	235	252	139	151
Amortisation and impairment of other intangible assets (refer note 19)	122	95	8	3
Audit and other fees (refer note 5)	18	15	10	8
Depreciation of furniture and equipment (refer note 21)	97	91	81	75
Freight and cartage	65	62	51	48
Loss on sale and write-off of equipment	4	11	2	3
Non-lending losses, fraud and forgeries	53	67	27	40
Postage and stationery	130	130	88	92
Professional fees	274	349	235	307
Telephone	75	68	38	38
Travel	208	196	150	142
Other	132	179	455	495

Total other expenses	1,413	1,515	1,284	1,402

v) Restructuring[3]	148	34	23	34

Total operating expenses	8,023	7,304	6,256	5,636

Total expenses	26,908	23,043	24,742	20,313

1	Comprises software amortisation $249 million (2010: $207 million) (refer note 19) and computer depreciation $99 million (2010: $90 million) (refer note 21). The Company comprises software amortisation $199 million (2010: $183 million) (refer note 19), and computer depreciation $67 million (2010: $65 million) (refer note 21).
2	$24 million of software impairment expense has been booked as restructuring expenses by the Group in 2011 (2010: $nil).
3	Includes $125 million relating to costs associated with adopting a single core banking system in New Zealand.

Notes to the Financial Statements    107

NOTES TO THE FINANCIAL STATEMENTS

5: Compensation of Auditors

	Consolidated		The Company
	2011 $’000	2010 $’000	2011 $’000	2010 $’000
KPMG Australia[1]
Audit or review of financial reports of the Company or Group entities	8,620	7,916	5,479	5,053
Audit-related services[2]	3,636	2,280	2,806	1,595
Non-audit services[3]	266	80	138	80

	12,522	10,276	8,423	6,728

Overseas related practices of KPMG Australia
Audit or review of financial reports of the Company or Group entities	4,522	4,119	1,187	1,040
Audit-related services[2]	808	539	454	400
Non-audit services[3]	69	92	15	20

	5,399	4,750	1,656	1,460

Total compensation of auditors	17,921	15,026	10,079	8,188

Group policy allows KPMG Australia or any of its related practices to provide assurance and other audit-related services that, while outside the scope of the statutory audit, are consistent with the role of external auditor. These include regulatory and prudential reviews requested by the Company’s regulators such as APRA. Any other services that are not audit or audit-related services are non-audit services. Group Policy allows certain non-audit services to be provided such as accounting advice and the provision of training, where the service would not contravene auditor independence requirements. KPMG Australia or any of its related practices may not provide services that are perceived to be in conflict with the role of auditor. These include consulting advice and subcontracting of operational activities normally undertaken by management, and engagements where the auditor may ultimately be required to express an opinion on its own work.

1	Goods and services tax inclusive.
2	Comprises prudential and regulatory services of $3.578 million (2010: $2.123 million), comfort letters $0.446 million (2010: $0.521 million) and other $0.420 million (2010: $0.175 million).
3	Non-audit services comprises:

	Non-audit services
Consolidated	2011 $’000	2010 $’000
Collective provision review (on behalf of APRA)	101	—
Managed investment schemes distribution model review	81	—
Review script for script audit validation model and trust voting analysis models	46	—
R&D claim review	40	—
Review output from counterparty credit risk review project	20	—
Presentations	18	—
Prudential standard impact assessment	11	—
Training courses	9	—
Accounting advice	5	82
Witness branch transfer of deposit boxes	4	—
Market Risk benchmarking review	—	50
Market Risk system capability review	—	30
Overseas branch registration regulatory assistance	—	2
Review of foreign exchange process in overseas branch	—	8

Total	335	172

108    ANZ Annual Report 2011

6: Current Income Tax Expense

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Income tax recognised in the income statement

Tax expense/(income) comprises:
Current tax expense/(income)	2,364	2,153	1,624	1,542
Adjustments recognised in the current year in relation to the current tax of prior years	3	(1)	3	(1)
Deferred tax expense/(income) relating to the origination and reversal of temporary differences	(58)	(56)	(206)	(129)

Total income tax expense charged in the income statement	2,309	2,096	1,421	1,412

Reconciliation of the prima facie income tax expense on pre-tax profit with the income tax expense charged in the Income statement

Profit before income tax	7,672	6,601	5,572	5,840

Prima facie income tax expense at 30%	2,302	1,980	1,672	1,752

Tax effect of permanent differences:
Overseas tax rate differential	(29)	5	(18)	15
Rebateable and non-assessable dividends	(5)	(5)	(282)	(447)
Profit from associates and joint venture entities	(131)	(130)	—	—
Fair value adjustment for OnePath Australia and OnePath NZ	—	65	—	—
New Zealand conduits	—	(38)	—	—
Mark-to-market (gains)/losses on fair valued investments related to associated entities	—	(2)	—	(2)
Write-down of investment in Sacombank	11	—	11	—
Write-back of investment in Saigon Securities Inc.	—	(7)	–	(7)
Impact of changes in New Zealand tax legislation	(2)	36	—	—
Offshore Banking Units	—	(7)	—	(7)
Foreign exchange translation of US hybrid loan capital	—	—	(2)	4
OnePath Australia – policyholder income and contributions tax	146	150	—	—
Non deductible RBS integration costs	4	27	4	27
Resolution of US tax matter	—	(31)	—	(31)
Withholding tax provision no longer required	(35)	—	(35)	—
Other	45	54	68	109

	2,306	2,097	1,418	1,413

Income tax (over) provided in previous years	3	(1)	3	(1)

Total income tax expense charged in the income statement	2,309	2,096	1,421	1,412

Effective tax rate	30.1%	31.8%	25.5%	24.2%

Australia	1,847	1,753	1,322	1,328

Overseas	462	343	99	84

Tax consolidation

The Company and all its wholly owned Australian resident entities are part of a tax-consolidated group under Australian taxation law. The Company is the head entity in the tax-consolidated group. Tax expense/income and deferred tax liabilities/assets arising from temporary differences of the members of the tax-consolidated group are recognised in the separate financial statements of the members of the tax-consolidated group on a ‘group allocation’ basis. Current tax liabilities and assets of the tax consolidated group are recognised by the Company (as head entity in the tax-consolidated group).

Due to the existence of a tax funding arrangement between the entities in the tax-consolidated group, amounts are recognised as payable to or receivable by the Company and each member of the group in relation to the tax contribution amounts paid or payable between the Company and the other members of the tax-consolidated group in accordance with the arrangement.

Members of the tax-consolidated group have also entered into a tax sharing agreement that provides for the allocation of income tax liabilities between the entities should the head entity default on its income tax payment obligations.

Taxation of Financial Arrangements ‘TOFA’

The Group adopted the new tax regime for financial arrangements (TOFA) in Australia effective from 1 October 2009. The regime aims to more closely align the tax and accounting recognition and measurement of the financial arrangements within scope and their related flows. Deferred tax balances for financial arrangements that existed on adoption at 1 October 2009 will reverse over a four year period.

Notes to the Financial Statements    109

NOTES TO THE FINANCIAL STATEMENTS

7: Dividends

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Ordinary dividends[1]
Interim dividend	1,662	1,318	1,662	1,318
Final dividend	1,895	1,403	1,895	1,403
Bonus option plan adjustment	(66)	(54)	(66)	(54)

Dividend on ordinary shares	3,491	2,667	3,491	2,667

1	Dividends are not accrued and are recorded when paid.

A final dividend of 76 cents, fully franked, is proposed to be paid on 16 December 2011 on each eligible fully paid ordinary share (2010: final dividend of 74 cents, paid 17 December 2010, fully franked). The 2011 interim dividend of 64 cents, paid 1 July 2011, was fully franked (2010: interim dividend of 52 cents, paid 1 July 2010, fully franked).

The tax rate applicable to the franking credits attached to the 2011 interim dividend and to be attached to the proposed 2011 final dividend is 30% (2010: 30%).

Dividends paid in cash or satisfied by the issue of shares under the Dividend Reinvestment Plan during the years ended 30 September 2011 and 2010 were as follows:

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Paid in cash[1]	2,124	1,660	2,124	1,660
Satisfied by share issue[2]	1,367	1,007	1,367	1,007

	3,491	2,667	3,491	2,667

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Preference share dividend[3]
Euro trust securities[4]	12	11	—	—

Dividend on preference shares	12	11	—	—

1	Refers to cash paid to shareholders who did not elect to participate in the dividend reinvestment plan or the bonus option plan.
2	Includes shares issued to participating shareholders under the dividend reinvestment plan.
3	Dividends are not accrued and are recorded when paid.
4	Refer to note 28 for details.

Dividend franking account

The amount of franking credits available to the Company for the subsequent financial year is $363 million (2010: $397 million) after adjusting for franking credits that will arise from the payment of tax on Australian profits for the 2011 financial year, $857 million of franking credits which will be utilised in franking the proposed 2011 final dividend and franking credits that may not be accessible by the Company at present.

Restrictions which limit the payment of dividends

There are presently no significant restrictions on the payment of dividends from material controlled entities to the Company. Various capital adequacy, liquidity, foreign currency controls, statutory reserve and other prudential and legal requirements must be observed by certain controlled entities and the impact of these requirements on the payment of cash dividends is monitored.

There are presently no significant restrictions on the payment of dividends by the Company, although reductions in shareholders’ equity through the payment of cash dividends is monitored having regard to the following:

•	There are regulatory and other legal requirements to maintain a specified capital adequacy ratio. Further, APRA has advised that a bank under its supervision must consult with it before declaring a coupon payment or dividend on a Tier 1 or Upper Tier 2 instrument, if the bank proposes to pay coupons or dividends on Tier 1 or Upper Tier 2 instruments which exceed its after tax earnings or the level of current year profits (as defined by APRA from time to time).

•

The Corporations Act 2001 (Cth) provides that the Company must not pay a dividend on any instrument unless (i) it has suffi cient net assets for the payment, (ii) the payment is fair and reasonable to the Company’s shareholders as a whole, and (iii) the payment does not materially prejudice the Company’s ability to pay its creditors.

•	The Company may not pay a dividend if to do so would result in the Company becoming, or likely to become, insolvent or if APRA directs not to do so.

•

If any dividend, interest or redemption payments or other distributions are not paid on the scheduled payment date, or shares or other qualifying Tier 1 securities are not issued on the applicable conversion or redemption dates, on the Group’s Euro Trust Securities, US Trust Securities, UK Stapled Securities or ANZ Convertible Preference Shares in accordance with their terms, the Group may be restricted from declaring or paying any dividends or other distributions on Tier 1 securities including ANZ ordinary shares and preference shares. This restriction is subject to a number of exceptions.

110    ANZ Annual Report 2011

7: Dividends (continued)

Dividend Reinvestment Plan

During the year ended 30 September 2011, 31,506,936 ordinary shares were issued at $22.60 per share and 30,178,811 ordinary shares at $21.69 per share to participating shareholders under the dividend reinvestment plan (2010: 22,970,973 ordinary shares at $21.75 per share, and 23,779,667 ordinary shares at $21.32 per share). All eligible shareholders can elect to participate in the dividend reinvestment plan.

For the 2011 final dividend, a discount of 1.5% will be applied when calculating the ‘Acquisition Price’ used in determining the number of ordinary shares to be provided under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions, and the ‘Pricing Period’ under the Dividend Reinvestment Plan and Bonus Option Plan terms and conditions will be the seven trading days commencing on 18 November 2011 (unless otherwise determined by the Directors and announced on the ASX).

Bonus Option Plan

The amount paid in dividends during the year has been reduced as a result of certain eligible shareholders participating in the bonus option plan and foregoing all or part of their right to dividends. These shareholders were issued ordinary shares under the Bonus Option Plan.

During the year ended 30 September 2011, 3,013,239 ordinary shares were issued under the Bonus Option Plan (2010: 2,481,103 ordinary shares). For the 2011 final dividend, details of the discount that will be applied when calculating the ‘Acquisition Price’ and of the ‘Pricing Period’, in respect of the Bonus Option Plan are set out above in the section relating to the Dividend Reinvestment Plan.

8: Earnings per Ordinary Share

	Consolidated
	2011 $m	2010 $m
Basic earnings per share (cents)	208.2	178.9
Earnings reconciliation ($ millions)
Profit for the period	5,363	4,505
Less: profit attributable to non-controlling interests	8	4
Less: preference share dividend paid	12	11

Earnings used in calculating basic earnings per share	5,343	4,490
Weighted average number of ordinary shares (net of Treasury shares) (millions)	2,565.9	2,509.3

Diluted earnings per share (cents)	198.8	174.6
Earnings reconciliation ($ millions)
Earnings used in calculating basic earnings per share	5,343	4,490
Add: US Trust Securities interest expense	28	35
Add: UK Stapled Securities interest expense	46	51
Add: ANZ Convertible Preference Shares interest expense	168	134

Earnings used in calculating diluted earnings per share	5,585	4,710
Weighted average number of ordinary shares (net of Treasury shares) (millions)
Used in calculating basic earnings per share	2,565.9	2,509.3
Add: weighted average number of options/rights potentially convertible to ordinary shares	4.5	4.8
weighted average number of convertible US Trust Securities	41.6	37.2
weighted average number of convertible UK Stapled Securities	38.9	32.8
weighted average number of ANZ Convertible Preference Shares	158.7	112.9

Used in calculating diluted earnings per share	2,809.6	2,697.0

The weighted average number of converted and lapsed options, weighted with reference to the date of conversion or lapse, and included in the calculation of diluted earnings per share is approximately 1 million (2010: approximately 1 million).

Notes to the Financial Statements    111

NOTES TO THE FINANCIAL STATEMENTS

9: Liquid Assets

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Coins, notes and cash at bank	2,805	2,793	958	1,082
Money at call, bills receivable and remittances in transit	12,769	4,473	11,539	3,825
Other banks’ certificates of deposit	3,377	4,152	2,149	3,613
Securities purchased under agreements to resell in less than three months	5,948	7,527	5,909	7,527

Total liquid assets	24,899	18,945	20,555	16,047

Maturity analysis based on original term to maturity
Less than three months	23,400	15,748	19,072	13,342
More than three months	1,499	3,197	1,483	2,705

Total liquid assets	24,899	18,945	20,555	16,047

10: Due from Other Financial Institutions

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Maturity analysis based on original term to maturity
Less than three months	6,621	4,862	4,579	3,592
More than three months	2,203	619	1,759	544

Total due from other financial institutions	8,824	5,481	6,338	4,136

11: Trading Securities

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Listed
Local, semi-government and other government securities	115	—	115	—
Other securities and equity securities	31	48	31	26

	146	48	146	26

Unlisted
Commonwealth securities	4,505	3,649	4,505	3,647
Local, semi-government and other government securities	13,448	8,182	8,764	5,195
ANZ accepted bills[1]	—	6,035	—	6,035
Other securities and equity securities	17,975	15,601	14,952	13,402

	35,928	33,467	28,221	28,279

Total trading securities	36,074	33,515	28,367	28,305

1	In 2011 the Group ceased re-discounting Commercial Bill acceptances.

112    ANZ Annual Report 2011

12: Derivative Financial Instruments

Derivative financial instruments are contracts whose value is derived from one or more underlying variables or indices, require little or no initial net investment and are settled at a future date. Derivatives include contracts traded on registered exchanges and contracts agreed between counterparties. The use of derivatives and their sale to customers as risk management products is an integral part of the Group’s trading and sales activities. Derivatives are also used to manage the Group’s own exposure to fluctuations in exchange and interest rates as part of its asset and liability management activities.

Derivative financial instruments are subject to market and credit risk and these risks are managed in a consistent manner to risks arising on other financial instruments.

Types of derivative financial instruments

The Group transacts principally in foreign exchange, interest rate, commodity and credit derivative contracts. The principal types of derivative contracts include swaps, forwards, futures and options contracts and agreements, as detailed in the table below.

Derivatives, except for those that are specifically designated as effective hedging instruments, are classified as held for trading. The held for trading classification includes two categories of derivative financial instruments: those held as trading positions and those used in the Group’s balance sheet risk management activities.

Trading positions

Trading positions consist of both sales to customers and market making activities. Sales to customers include the structuring and marketing of derivative products to customers which enable them to manage their own risks. Market making activities consist of derivatives entered into principally for the purpose of generating profits from short-term fluctuations in price or margins. Positions may be traded actively or held over a period of time to benefit from expected changes in market rates.

Gains or losses, including any current period interest, from the change in fair value of trading positions are recognised in the income statement as ‘other income’ in the period in which they occur.

Balance sheet risk management

The Group designates balance sheet risk management derivatives into hedging relationships in order to minimise income statement volatility. This volatility is created by differences in the timing of recognition of gains and losses between the derivative and the hedged item. Hedge accounting is not applied to all balance sheet risk management positions.

Gains or losses from the change in fair value of balance sheet risk management derivatives that form part of an effective hedging relationship are recognised in the income statement based on the hedging relationship. Any ineffectiveness is recognised in the income statement as ‘other income’ in the period in which it occurs.

Gains or losses, excluding any current period interest, from the change in fair value of balance sheet risk management positions that are not designated into hedging relationships are recognised in the income statement as ‘other income’ in the period in which they occur. Current period interest is included in interest income and expense.

The tables on the following pages provide an overview of the Group’s and the Company’s foreign exchange, interest rate, commodity and credit derivatives. They include all trading and balance sheet risk management contracts. Notional principal amounts measure the amount of the underlying physical or financial commodity and represent the volume of outstanding transactions. They are not a measure of the risk associated with a derivative. The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market rates relative to their terms. The aggregate notional amount of derivative financial instruments on hand, the extent to which instruments are favourable or unfavourable, and as a consequence the aggregate fair values of derivative financial assets and liabilities, can fluctuate significantly from time to time. The fair values of derivative instruments held and their notional principal amounts are set out below.

Notes to the Financial Statements    113

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

				Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional Principal Amount $m			Fair value		Cash flow		Net investment
Consolidated at 30 September 2011		Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	328,740	10,657	(8,940)	—	—	—	—	1	—	10,658	(8,940)
Swap agreements	223,074	15,536	(16,034)	289	(114)	—	—	12	—	15,837	(16,148)
Futures contracts	886	812	(949)	—	—	—	—	—	—	812	(949)
Options purchased	57,053	1,318	—	—	—	—	—	—	—	1,318	—
Options sold	60,182	—	(1,290)	—	—	—	—	—	—	—	(1,290)

	669,935	28,323	(27,213)	289	(114)	—	—	13	—	28,625	(27,327)

Commodity contracts
Derivative contracts	25,916	1,885	(1,386)	—	—	—	—	—	—	1,885	(1,386)

Interest rate contracts
Forward rate agreements	155,215	34	(29)	—	—	1	(1)	—	—	35	(30)
Swap agreements	1,478,261	22,621	(22,356)	1,525	(417)	893	(612)	—	—	25,039	(23,385)
Futures contracts	86,253	1,029	(1,011)	—	—	3	(13)	—	—	1,032	(1,024)
Options purchased	43,926	611	—	—	—	—	—	—	—	611	—
Options sold	40,221	—	(765)	—	—	—	—	—	—	—	(765)

	1,803,876	24,295	(24,161)	1,525	(417)	897	(626)	—	—	26,717	(25,204)

Credit default swaps
Structured credit derivatives purchased[1]	8,976	609	—	—	—	—	—	—	—	609	—
Other credit derivatives purchased	15,641	781	(29)	—	—	—	—	—	—	781	(29)

Total credit derivatives purchased	24,617	1,390	(29)	—	—	—	—	—	—	1,390	(29)

Structured credit derivatives sold	8,475	—	(788)	—	—	—	—	—	—	—	(788)
Other credit derivatives sold	14,867	24	(556)	—	—	—	—	—	—	24	(556)

Total credit derivatives sold	23,342	24	(1,344)	—	—	—	—	—	—	24	(1,344)

	47,959	1,414	(1,373)	—	—	—	—	—	—	1,414	(1,373)

Collateral	—	(4,523)	5,202	—	—	—	—	—	—	(4,523)	5,202

Total	2,547,686	51,394	(48,931)	1,814	(531)	897	(626)	13	—	54,118	(50,088)

1	Inclusive of credit valuation adjustment.

114    ANZ Annual Report 2011

12: Derivative Financial Instruments (continued)

				Fair Value
		Trading		Hedging						Total fair value of derivatives
	Notional Principal Amount $m			Fair value		Cash flow		Net investment
Consolidated at 30 September 2010		Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	244,322	5,616	(7,304)	—	—	—	—	2	—	5,618	(7,304)
Swap agreements	210,038	10,843	(15,455)	375	(140)	—	—	164	—	11,382	(15,595)
Futures contracts	739	93	(148)	—	—	—	—	—	—	93	(148)
Options purchased	7,594	323	—	—	—	—	—	—	—	323	—
Options sold	12,701	—	(343)	—	—	—	—	—	—	—	(343)

	475,394	16,875	(23,250)	375	(140)	—	—	166	—	17,416	(23,390)

Commodity contracts
Derivative contracts	20,995	1,381	(1,409)	—	—	—	—	—	—	1,381	(1,409)

Interest rate contracts
Forward rate agreements	108,534	17	(15)	—	—	1	—	—	—	18	(15)
Swap agreements	1,159,637	16,984	(16,654)	1,535	(486)	507	(491)	—	—	19,026	(17,631)
Futures contracts	148,600	1,576	(1,595)	—	—	8	(17)	—	—	1,584	(1,612)
Options purchased	37,497	268	—	—	—	—	—	—	—	268	—
Options sold	32,292	—	(329)	—	—	—	—	—	—	—	(329)

	1,486,560	18,845	(18,593)	1,535	(486)	516	(508)	—	—	20,896	(19,587)

Credit default swaps
Structured credit derivatives purchased[1]	10,213	449	—	—	—	—	—	—	—	449	—
Other credit derivatives purchased	14,326	111	(126)	—	—	—	—	—	—	111	(126)

Total credit derivatives purchased	24,539	560	(126)	—	—	—	—	—	—	560	(126)

Structured credit derivatives sold	8,697	—	(624)	—	—	—	—	—	—	—	(624)
Other credit derivatives sold	11,500	112	(99)	—	—	—	—	—	—	112	(99)

Total credit derivatives sold	20,197	112	(723)	—	—	—	—	—	—	112	(723)

	44,736	672	(849)	—	—	—	—	—	—	672	(849)

Collateral	—	(2,544)	8,018	—	—	—	—	—	—	(2,544)	8,018

Total	2,027,685	35,229	(36,083)	1,910	(626)	516	(508)	166	—	37,821	(37,217)

1	Inclusive of credit valuation adjustment.

Notes to the Financial Statements    115

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

				Fair Value
										Total fair value
		Trading		Hedging						of derivatives
				Fair value		Cash flow		Net investment
The Company at 30 September 2011	Notional Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	326,868	9,748	(8,718)	—	—	—	—	—	—	9,748	(8,718)
Swap agreements	196,031	14,758	(14,375)	286	(114)	—	—	12	—	15,056	(14,489)
Futures contracts	886	812	(949)	—	—	—	—	—	—	812	(949)
Options purchased	57,706	1,299	—	—	—	—	—	—	—	1,299	—
Options sold	60,790	—	(1,267)	—	—	—	—	—	—	—	(1,267)

	642,281	26,617	(25,309)	286	(114)	—	—	12	—	26,915	(25,423)

Commodity contracts
Derivative contracts	25,874	1,881	(1,382)	—	—	—	—	—	—	1,881	(1,382)

Interest rate contracts
Forward rate agreements	98,700	24	(20)	—	—	1	(1)	—	—	25	(21)
Swap agreements	1,125,305	17,889	(18,119)	1,304	(117)	677	(557)	—	—	19,870	(18,793)
Futures contracts	65,610	1,015	(1,004)	—	—	3	(6)	—	—	1,018	(1,010)
Options purchased	41,321	598	—	—	—	—	—	—	—	598	—
Options sold	37,238	—	(745)	—	—	—	—	—	—	—	(745)

	1,368,174	19,526	(19,888)	1,304	(117)	681	(564)	—	—	21,511	(20,569)

Credit default swaps
Structured credit derivatives purchased[1]	8,976	609	—	—	—	—	—	—	—	609	—
Other credit derivatives purchased	15,641	781	(29)	—	—	—	—	—	—	781	(29)

Total credit derivatives purchased	24,617	1,390	(29)	—	—	—	—	—	—	1,390	(29)

Structured credit derivatives sold	8,475	—	(788)	—	—	—	—	—	—	—	(788)
Other credit derivatives sold	14,867	24	(556)	—	—	—	—	—	—	24	(556)

Total credit derivatives sold	23,342	24	(1,344)	—	—	—	—	—	—	24	(1,344)

	47,959	1,414	(1,373)	—	—	—	—	—	—	1,414	(1,373)

Collateral	—	(3,365)	4,460	—	—	—	—	—	—	(3,365)	4,460

Total	2,084,288	46,073	(43,492)	1,590	(231)	681	(564)	12	—	48,356	(44,287)

[1]	Inclusive of credit valuation adjustment.

116    ANZ Annual Report 2011

12: Derivative Financial Instruments (continued)

				Fair Value
										Total fair value
		Trading		Hedging						of derivatives
				Fair value		Cash flow		Net investment
The Company at 30 September 2010	Notional Principal Amount $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m	Assets $m	Liabilities $m
Foreign exchange contracts
Spot and forward contracts	276,490	5,747	(7,032)	—	—	—	—	—	—	5,747	(7,032)
Swap agreements	202,757	11,780	(16,904)	373	(140)	—	—	164	—	12,317	(17,044)
Futures contracts	739	93	(148)	—	—	—	—	—	—	93	(148)
Options purchased	7,435	319	—	—	—	—	—	—	—	319	—
Options sold	12,909	—	(332)	—	—	—	—	—	—	—	(332)

	500,330	17,939	(24,416)	373	(140)	—	—	164	—	18,476	(24,556)

Commodity contracts
Derivative contracts	20,969	1,381	(1,409)	—	—	—	—	—	—	1,381	(1,409)

Interest rate contracts
Forward rate agreements	80,014	13	(11)	—	—	1	—	—	—	14	(11)
Swap agreements	943,720	12,509	(12,434)	1,233	(119)	334	(432)	—	—	14,076	(12,985)
Futures contracts	124,457	1,574	(1,579)	—	—	8	(7)	—	—	1,582	(1,586)
Options purchased	37,247	258	—	—	—	—	—	—	—	258	—
Options sold	30,428	—	(323)	—	—	—	—	—	—	—	(323)

	1,215,866	14,354	(14,347)	1,233	(119)	343	(439)	—	—	15,930	(14,905)

Credit default swaps
Structured credit derivatives purchased[1]	10,213	449	—	—	—	—	—	—	—	449	—
Other credit derivatives purchased	14,321	111	(126)	—	—	—	—	—	—	111	(126)

Total credit derivatives purchased	24,534	560	(126)	—	—	—	—	—	—	560	(126)

Structured credit derivatives sold	8,697	—	(624)	—	—	—	—	—	—	—	(624)
Other credit derivatives sold	11,500	112	(99)	—	—	—	—	—	—	112	(99)

Total credit derivatives sold	20,197	112	(723)	—	—	—	—	—	—	112	(723)

	44,731	672	(849)	—	—	—	—	—	—	672	(849)

Collateral	—	(2,268)	7,072	—	—	—	—	—	—	(2,268)	7,072

Total	1,781,896	32,078	(33,949)	1,606	(259)	343	(439)	164	—	34,191	(34,647)

[1]	Inclusive of credit valuation adjustment.

Notes to the Financial Statements     117

NOTES TO THE FINANCIAL STATEMENTS

12: Derivative Financial Instruments (continued)

Hedging relationships

There are three types of hedging relationships: fair value hedges, cash flow hedges and hedges of a net investment in a foreign operation. Each type of hedging has specific requirements when accounting for the fair value changes in the hedging relationship. For details on the accounting treatment of each type of hedging relationship refer to note 1.

Fair value hedges

The risk being hedged in a fair value hedge is a change in the fair value of an asset or liability or unrecognised firm commitment that may affect the income statement. Changes in fair value might arise through changes in interest rates or foreign exchange rates. The Group’s fair value hedges principally consist of interest rate swaps and foreign currency swaps that are used to protect against changes in the fair value of fixed-rate long-term financial instruments due to movements in market interest rates and exchange rates.

The application of fair value hedge accounting results in the fair value adjustment on the hedged item attributable to the hedged risk being recognised in the income statement at the same time the hedging instrument impacts the income statement. If a hedging relationship is terminated, the fair value adjustment to the hedged item continues to be recognised as part of the carrying amount of the item or group of items and is amortised to the income statement as a part of the eff ective yield over the period to maturity. Where the hedged item is derecognised from the Group’s balance sheet, the fair value adjustment is included in the income statement as ‘other income’ as a part of the gain or loss on disposal.

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Gain/(loss) arising from fair value hedges
Hedged item (attributable to the hedged risk only)	(15)	(662)	(43)	(291)
Hedging instrument	19	668	43	299

Cash flow hedges

The risk being hedged in a cash flow hedge is the potential variability in future cash flows that may affect the income statement. Variability in the future cash flows may result from changes in interest rates or exchange rates affecting recognised financial assets and liabilities and highly probable forecast transactions. The Group’s cash flow hedges consist principally of interest rate swaps, forward rate agreements and foreign currency swaps that are used to protect against exposures to variability in future cash flows on non-trading assets and liabilities which bear interest at variable rates or which are expected to be refunded or reinvested in the future. The Group primarily applies cash flow hedge accounting to its variable rate loan assets, variable rate liabilities and short-term re-issuances of fixed rate customer and wholesale deposit liabilities. The amounts and timing of future cash flows, representing both principal and interest flows, are projected for each portfolio of financial assets and liabilities on the basis of their forecast repricing profile. This forms the basis for identifying gains and losses on the effective portions of derivatives designated as cash flow hedges.

The effective portion of changes in the fair value of derivatives qualifying and designated as cash flow hedges is deferred to the hedging reserve which forms part of shareholders’ equity. Amounts deferred in equity are recognised in the income statement in the period during which the hedged forecast transactions take place. The ineffective portion of a designated cashflow hedge relationship is recognised immediately in the income statement. The schedule below shows the movements in the hedging reserve:

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Balance at start of year	11	(90)	(73)	(109)
Items recorded in net interest income	(9)	(54)	(12)	(69)
Tax effect of items recorded in the income statement	3	21	4	21
Valuation gain taken to other comprehensive income	230	187	183	121
Tax effect of net gain on cash flow hedges	(66)	(53)	(55)	(37)

Closing balance	169	11	47	(73)

The table below shows the breakdown of the hedging reserve attributable to each type of cash flow hedging relationship:

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Variable rate assets	614	265	445	65
Variable rate liabilities	(188)	(106)	(163)	(70)
Re-issuances of short-term fixed rate liabilities	(257)	(148)	(235)	(68)

Total hedging reserve	169	11	47	(73)

118    ANZ Annual Report 2011

12: Derivative Financial Instruments (continued)

The mechanics of a cashflow hedge results in the gain (or loss) in the hedging reserve being released into the income statement at the same time that the corresponding loss (or gain) attributable to the hedged item impacts the income statement. It will not necessarily be released to the income statement uniformly over the period of the hedging relationship as the fair value of the derivative is driven by changes in market rates over the term of the instrument. As market rates do not always move uniformly across all time periods, a change in market rates may drive more value in one forecast period than another, which impacts when the hedging reserve balance is released to the income statement.

All underlying hedged cash flows are expected to be recognised in the income statement in the period in which they occur which is anticipated to take place over the next 0 –10 years (2010: 0–10 years).

All gains and losses associated with the ineffective portion of the hedging derivatives are recognised immediately as ‘other income’ in the income statement. Ineffectiveness recognised in the income statement in respect of cash flow hedges amounted to a $9 million loss for the Group (2010: nil) and a $9 million loss for the Company (2010: $1 million loss).

Hedges of net investments in foreign operations

In a hedge of a net investment in a foreign operation, the risk being hedged is the exposure to exchange rate differences arising on consolidation of foreign operations with a functional currency other than the Australian Dollar. Hedging is undertaken using foreign exchange derivative contracts or by financing with borrowings in the same currency as the foreign functional currency involved.

Ineffectiveness arising from hedges of net investments in foreign operations and recognised as ‘other income’ in the income statement amounted to $3 million gain (2010: $1 million gain).

13: Available-for-sale Assets

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Listed
Other government securities	2,223	3,501	1,755	3,127
Other securities and equity investments	3,065	2,040	2,791	1,715

Total Listed	5,288	5,541	4,546	4,842

Unlisted
Local and semi-government securities	4,219	3,621	2,946	3,552
Other government securities	7,517	5,217	6,657	3,705
Other securities and equity investments	4,885	5,908	4,513	4,419
Loans and advances	355	455	355	455

Total unlisted	16,976	15,201	14,471	12,131

Total available-for-sale assets	22,264	20,742	19,017	16,973

An impairment loss of $78 million was recognised in the Income Statement (2010: $21 million). This includes impairment of $37 million (2010: $21 million) on assets previously reclassified from available-for-sale into loans and advances at amortised cost (refer note 16) and impairment on Sacombank of $35 million.

In May 2011, the Group reclassified syndicated loans of $236 million from available-for-sale into loans and advances measured at amortised cost as it is now the Group’s intention to hold these assets for the foreseeable future. The available-for-sale reserve at that date was insignificant.

Available-for-sale by maturities at 30 September 2011

		Between	Between	Between		No	Total
	Less than	3 and 12	1 and	5 and 10	After	maturity	fair
	3 months	months	5 years	years	10 years	specified	value
	$m	$m	$m	$m	$m	$m	$m
Local and semi government securities	3,397	764	24	2	32	—	4,219
Other government securities	7,471	1,551	628	31	59	—	9,740
Other securities and equity investments	2,491	2,256	1,634	298	736	535	7,950
Loans and advances	—	—	100	255	—	—	355

Total available-for-sale assets	13,359	4,571	2,386	586	827	535	22,264

Available-for-sale by maturities at 30 September 2010

		Between	Between	Between		No	Total
	Less than	3 and 12	1 and	5 and 10	After	maturity	fair
	3 months	months	5 years	years	10 years	specified	value
	$m	$m	$m	$m	$m	$m	$m
Local and semi government securities	3,113	448	42	4	14	—	3,621
Other government securities	5,075	2,605	1,027	8	3	—	8,718
Other securities and equity investments	3,202	1,994	1,897	203	163	489	7,948
Loans and advances	—	99	98	—	258	—	455

Total available-for-sale assets	11,390	5,146	3,064	215	438	489	20,742

Notes to the Financial Statements    119

NOTES TO THE FINANCIAL STATEMENTS

14: Net Loans and Advances

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Overdrafts	8,133	8,671	6,626	6,323
Credit card outstandings	11,189	10,618	9,662	9,107
Term loans – housing	215,382	202,658	179,992	167,931
Term loans – non-housing	136,388	122,584	101,767	89,436
Hire purchase	9,968	10,351	9,481	9,973
Lease receivables	2,084	1,891	1,452	1,228
Commercial bills[1]	18,334	432	18,228	432
Other	1,319	1,382	1,083	1,108

Total gross loans and advances	402,797	358,587	328,291	285,538

Less: Provision for credit impairment (refer note 16)	(4,873)	(5,028)	(3,646)	(3,659)
Less: Unearned income	(2,216)	(2,262)	(1,961)	(2,006)
Add: Capitalised brokerage/mortgage origination fees	629	600	602	566

	(6,460)	(6,690)	(5,005)	(5,099)

Net loans and advances	396,337	351,897	323,286	280,439

Lease receivables
a) Finance lease receivables
Gross finance lease receivables
Less than 1 year	507	478	395	381
1 to 5 years	838	822	576	527
Later than 5 years	260	314	39	95

Less: unearned future finance income on finance leases	(84)	(107)	(59)	(83)

Net investment in finance lease receivables	1,521	1,507	951	920

b) Operating lease receivables
Gross operating lease receivables
Less than 1 year	71	60	58	50
1 to 5 years	408	207	384	165
Later than 5 years	—	10	—	10

Total operating lease receivables	479	277	442	225

Net lease receivables	2,000	1,784	1,393	1,145

Present value of net investment in finance lease receivables
Less than 1 year	491	458	389	371
1 to 5 years	791	770	527	467
Later than 5 years	239	279	35	82

	1,521	1,507	951	920

Hire purchase receivables
Less than 1 year	3,310	3,618	3,132	3,456
1 to 5 years	6,577	6,665	6,268	6,449
Later than 5 years	81	68	81	68

	9,968	10,351	9,481	9,973

[1]	In 2011 the Group ceased re-discounting Commercial bill acceptances. This has impacted balance sheet classifications as there is no intention to trade the Commercial bills as negotiable instruments.

120    ANZ Annual Report 2011

15: Impaired Financial Assets

Presented below is a summary of impaired financial assets that are measured on the balance sheet at amortised cost. For these items, impairment losses are recorded through the provision for credit impairment. This contrasts to financial assets carried on the balance sheet at fair value, for which any impairment loss is recognised as a component of the overall fair value.

Detailed information on impaired financial assets is provided in note 33 Financial Risk Management.

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Summary of impaired financial assets
Impaired loans	4,650	6,075	3,037	4,287
Restructured items[1]	700	141	684	134
Non-performing commitments and contingencies	231	345	211	321

Gross impaired financial assets	5,581	6,561	3,932	4,742
Individual provisions
Impaired loans	(1,687)	(1,849)	(1,143)	(1,253)
Non-performing commitments and contingencies	(10)	(26)	(6)	(20)

Net impaired financial assets	3,884	4,686	2,783	3,469

Accruing loans past due 90 days or more[2]
These amounts are not classified as impaired assets as they are either 90 days or more past due and well secured, or are portfolio managed facilities that can be held on an accrual basis for up to 180 days past due	1,834	1,555	1,510	1,229

1	Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.
2	Includes unsecured credit card and personal loans 90 day past due accounts which are allowed by APRA to be retained on a performing basis for up to 180 days past due amounting to $137 million (2010: $139 million) for the Group and $106 million (2010: $110 million) for the Company.

16: Provision for Credit Impairment

	Consolidated		The Company
	2011	2010	2011	2010
Provision movement analysis	$m	$m	$m	$m
New and increased provisions
Australia	1,362	1,620	1,347	1,612
New Zealand	459	559	15	16
Asia Pacific, Europe & America	212	171	80	80

	2,033	2,350	1,442	1,708
Provision releases	(613)	(437)	(402)	(254)

	1,420	1,913	1,040	1,454
Recoveries of amounts previously written off	(227)	(143)	(203)	(111)

Individual provision charge	1,193	1,770	837	1,343
Impairment on available-for-sale assets	37	21	37	21
Collective provision charge/(credit)	7	(4)	120	5

Charge to income statement	1,237	1,787	994	1,369

Notes to the Financial Statements    121

NOTES TO THE FINANCIAL STATEMENTS

16: Provision for Credit Impairment (continued)

Movement in provision for credit impairment by financial asset class

	Liquid assets and due		Net loans and
	from other financial		advances				Credit related
	institutions		and acceptances		Other financial assets		commitments[1]		Total provisions
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Collective provision
Balance at start of year	—	—	2,577	2,552	—	—	576	448	3,153	3,000
Adjustment for exchange rate fluctuations and transfers	—	—	13	(68)	—	—	3	(15)	16	(83)
Provision acquired	—	—	—	97	—	—	—	143	—	240
Charge/(credit) to income statement	—	—	14	(4)	—	—	(7)	—	7	(4)

Total collective provision	—	—	2,604	2,577	—	—	572	576	3,176	3,153

Individual provision
Balance at start of year	—	—	1,849	1,512	—	—	26	14	1,875	1,526
Charge/(credit) to income statement	—	—	1,209	1,758	—	—	(16)	12	1,193	1,770
Adjustment for exchange rate fluctuations and transfers	—	—	8	(100)	—	—	—	—	8	(100)
Provision acquired	—	—	—	394	—	—	—	—	—	394
Discount unwind	—	—	(185)	(165)	—	—	—	—	(185)	(165)
Bad debts written off	—	—	(1,421)	(1,693)	—	—	—	—	(1,421)	(1,693)
Recoveries of amounts previously written off	—	—	227	143	—	—	—	—	227	143

Total individual provision	—	—	1,687	1,849	—	—	10	26	1,697	1,875

Total provision for credit impairment	—	—	4,291	4,426	—	—	582	602	4,873	5,028

1	Comprises undrawn facilities and customer contingent liabilities.

The table below contains a detailed analysis of the movements in individual provision for net loans and advances and acceptances.

	Australia		APEA		Institutional		New Zealand		Other		Less: Institutional APEA		Net loans and advances and acceptances
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Individual provision
Balance at start of year	459	403	429	75	631	701	435	350	25	22	(130)	(39)	1,849	1,512
Charge/(credit) to income statement	668	579	91	132	198	772	258	356	30	(24)	(36)	(57)	1,209	1,758
Provisions acquired/disposed	—	55	—	339	—	59	—	—	—	—	—	(59)	—	394
Adjustment for exchange rate fluctuations	—	—	(4)	(59)	14	(54)	12	(30)	(8)	35	(6)	8	8	(100)
Discount unwind	(26)	(22)	(3)	(5)	(98)	(97)	(61)	(46)	—	—	3	5	(185)	(165)
Bad debts written off	(615)	(640)	(159)	(73)	(383)	(780)	(263)	(211)	(24)	(3)	23	14	(1,421)	(1,693)
Recoveries of amounts previously written off	79	84	34	20	94	30	17	16	4	(5)	(1)	(2)	227	143

Total individual provision	565	459	388	429	456	631	398	435	27	25	(147)	(130)	1,687	1,849

	Consolidated
	2011%	2010%
Ratios (as a percentage of total gross loans, advances and acceptances)
Individual provision	0.4	0.5
Collective provision	0.8	0.9
Bad debts written off	0.4	0.5

122    ANZ Annual Report 2011

16: Provision for Credit Impairment (continued)

Movement in provision for credit impairment by financial asset class (continued)

	Liquid assets and due from other financial institutions		Net loans and advances and acceptances		Other financial assets		Credit related commitments[1]		Total provisions
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Collective provision
Balance at start of year	—	—	1,950	1,886	—	—	436	352	2,386	2,238
Adjustment for exchange rate fluctuations and transfers	—	—	(8)	(24)	—	—	(2)	(5)	(10)	(29)
Provision acquired	—	—	—	84	—	—	—	88	—	172
Charge/(credit) to income statement	—	—	100	4	—	—	20	1	120	5

Total collective provision	—	—	2,042	1,950	—	—	454	436	2,496	2,386

Individual provision
Balance at start of year	—	—	1,253	1,050	—	—	20	12	1,273	1,062
Charge/(credit) to income statement	—	—	851	1,336	—	—	(14)	7	837	1,343
Adjustment for exchange rate fluctuations and transfers	—	—	(3)	(52)	—	—	—	1	(3)	(51)
Provision acquired	—	—	—	333	—	—	—	—	—	333
Discount unwind	—	—	(123)	(115)	—	—	—	—	(123)	(115)
Bad debts written off	—	—	(1,037)	(1,410)	—	—	—	—	(1,037)	(1,410)
Recoveries of amounts previously written off	—	—	203	111	—	—	—	—	203	111

Total individual provision	—	—	1,144	1,253	—	—	6	20	1,150	1,273

Total provision for credit impairment	—	—	3,186	3,203	—	—	460	456	3,646	3,659

1	Comprises undrawn facilities and customer contingent liabilities.

	The Company
	2011%	2010%
Ratios (as a percentage of total gross loans, advances and acceptances)
Individual provision	0.4	0.4
Collective provision	0.8	0.8
Bad debts written off	0.3	0.5

Notes to the Financial Statements    123

NOTES TO THE FINANCIAL STATEMENTS

17: Shares in Controlled Entities and Associates

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Total shares in controlled entities	—	—	9,098	9,189
Total shares in associates[1] (refer note 39)	3,513	2,965	971	1,035

Total shares in controlled entities, associates and joint venture entities	3,513	2,965	10,069	10,224

1	Investments in associates are accounted for using the equity method of accounting by the Group and are carried at cost by the Company.

Disposal of controlled entities

There were no material controlled entities disposed of during the year ended 30 September 2011 or the year ended 30 September 2010.

Acquisition of controlled entities/businesses

There were no material entities acquired during the year ended 30 September 2011.

During the year ended 30 September 2010, the Group acquired the following entities/businesses:

•	OnePath Australia and OnePath New Zealand (formerly ING Australia and ING New Zealand (ING))

On 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%. The results for the year ended 30 September 2010 includes the financial impact of full ownership since 30 November 2009. For the period 1 October 2009 to 30 November 2009 the investments were accounted for as joint ventures.

•	Landmark Financial Services (Landmark)

On 1 March 2010, the Group completed its acquisition of the Landmark financial services business from the AWB Group. The financial results since acquisition are included in earnings from this date.

•	Selected Royal Bank of Scotland Group plc (RBS) businesses in Asia

During 2009, ANZ announced the acquisition of selected RBS businesses in Asia. The acquisitions were completed in the Philippines on 21 November 2009, Vietnam on 5 December 2009, Hong Kong on 20 March 2010, Taiwan on 17 April 2010, Singapore on 15 May 2010 and Indonesia on 12 June 2010. The financial impacts of these acquisitions are included from these respective dates.

124    ANZ Annual Report 2011

18: Tax Assets

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Australia
Current tax asset	25	61	25	61
Deferred tax asset	276	295	372	346

	301	356	397	407

New Zealand
Current tax asset	—	14	—	—
Deferred tax asset	98	231	6	6

	98	245	6	6

Asia Pacific, Europe & America
Current tax asset	16	1	15	—
Deferred tax asset	225	266	174	223

	241	267	189	223

Total current and deferred tax assets	640	868	592	636

Total current tax assets	41	76	40	61

Deferred tax assets recognised in profit and loss
Collective provision for loans and advances	862	861	707	666
Individual provision for impaired loans and advances	411	458	282	318
Other provisions	334	362	192	223
Deferred fee income	58	102	42	91
Provision for employee entitlements	156	144	123	105
Policyholder tax assets[1]	261	—	—	—
Other	289	171	106	85

	2,371	2,098	1,452	1,488

Deferred tax assets recognised directly in equity
Defined benefits obligation	39	49	20	44
Available-for-sale revaluation reserve	—	12	—	21
Cash flow hedges	—	—	—	29

	39	61	20	94
Deferred tax assets recognised on acquisitions	—	351	—	—
Set-off of deferred tax assets pursuant to set-off provisions[2]	(1,811)	(1,718)	(920)	(1,007)

Net deferred tax assets	599	792	552	575

Unrecognised deferred tax assets

The following deferred tax assets will only be recognised if:

•	assessable income is derived of a nature and an amount sufficient to enable the benefit to be realised

•	the conditions for deductibility imposed by tax legislation are complied with; and

•	no changes in tax legislation adversely affect the Group in realising the benefit.

Unused realised tax losses (on revenue account)	5	9	—	—
Unrealised losses on investments[3]	386	163	—	—

Total unrecognised deferred tax assets	391	172	—	—

1	Comparatives for 2010 are included in the deferred tax assets recognised on acquisitions.
2	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the taxable group.
3	The Group has unrecognised deferred tax assets arising from superannuation funds in OnePath Life Limited.

Notes to the Financial Statements    125

NOTES TO THE FINANCIAL STATEMENTS

19: Goodwill and Other Intangible Assets

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Goodwill
Gross carrying amount
Balances at start of the year	4,086	2,999	102	—
Additions through business combinations	(5)	1,292	(16)	108
Foreign currency exchange differences	82	(205)	1	(6)

Balance at end of year[1]	4,163	4,086	87	102

Software
Gross carrying amount
Balances at start of the year	2,258	1,760	2,019	1,573
Additions through business combinations	—	60	—	—
Additions from internal developments	591	498	517	435
Other additions	54	34	32	31
Foreign currency exchange differences	6	(8)	—	(1)
Impairment	(59)	(86)	(15)	(19)

Balance at end of year	2,850	2,258	2,553	2,019

Accumulated amortisation and impairment
Balances at start of the year	1,041	911	960	784
Amortisation expense	249	207	199	183
Foreign currency exchange differences	3	(8)	—	—
Impairment	(15)	(69)	(8)	(7)

Balance at end of year	1,278	1,041	1,151	960

Net book value
Balances at start of the year	1,217	849	1,059	789

Balance at end of year	1,572	1,217	1,402	1,059

Acquired portfolio of insurance and investment business
Gross carrying amount
Balances at start of the year	1,177	—	—	—
Additions through business combination	—	1,179	—	—
Foreign currency exchange differences	2	(2)	—	—

Balance at end of year	1,179	1,177	—	—

Accumulated amortisation and impairment
Balances at start of the year	77	—	—	—
Amortisation expense (refer note 4)	89	78	—	—
Foreign currency exchange differences	—	(1)	—	—

Balance at end of year	166	77	—	—

Net book value
Balances at start of the year	1,100	—	—	—

Balance at end of year	1,013	1,100	—	—

Other intangible assets
Gross carrying amount
Balance at start of the year	261	65	48	48
Additions through business combinations	30	181	26	—
Other additions	5	19	—	—
Foreign currency exchange differences	2	(4)	—	—
Impairment (refer note 4)	(13)	—	—	—
Derecognised on disposal	(15)	—	—	—

Balance at end of year	270	261	74	48

Accumulated amortisation and impairment
Balances at start of the year	34	17	11	8
Amortisation expense[2] (refer note 4)	20	17	8	3

Balance at end of year	54	34	19	11

Net book value
Balances at start of the year	227	48	37	40

Balance at end of year	216	227	55	37

Goodwill, software and other intangible assets
Net book value
Balances at start of the year	6,630	3,896	1,198	829

Balance at end of year	6,964	6,630	1,544	1,198

1	Excludes notional goodwill in equity accounted entities.
2	Comprises brand names $1 million (2010: $3 million), aligned advisor relationships $4 million (2010: $2 million), distribution agreements and management fee rights $4 million (2010: $2 million), credit card relationships $2 million (2010: $ nil) and other intangibles $9 million (2010: $10 million). The Company comprises distribution agreements and management fee rights $2 million (2010: $nil), card relationships $2 million (2010: $nil) and other intangibles $4 million (2010: $3 million).

126    ANZ Annual Report 2011

19: Goodwill and Other Intangible Assets (continued)

Goodwill allocated to cash-generating units

The goodwill balance above largely comprises the goodwill purchased on acquisition of NBNZ Holdings Limited in December 2003 (included in the New Zealand division) and OnePath Australia Limited on 30 November 2009 (included in the Australia division). Discussion of the goodwill and impairment testing for the cash generating unit containing this goodwill is included in note 2(v).

20: Other Assets

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Accrued interest/prepaid discounts	1,323	1,279	999	944
Accrued commissions	163	283	112	191
Prepaid expenses	124	128	74	48
Insurance contract liabilities ceded (refer to note 49)	427	360	—	—
Outstanding premiums	267	231	—	—
Issued securities settlements	2,235	1,649	1,560	1,496
Operating leases residual value	290	229	274	205
Capitalised expenses	12	14	12	14
Regulatory deposits	1,505	1,056	497	616
Other	1,555	1,786	825	788

Total other assets	7,901	7,015	4,353	4,302

21: Premises and Equipment

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Freehold and leasehold land and buildings
At cost	1,187	1,244	696	699
Depreciation	(251)	(235)	(71)	(53)

	936	1,009	625	646

Leasehold improvements
At cost	518	485	314	295
Depreciation	(325)	(288)	(212)	(185)

	193	197	102	110

Furniture and equipment
At cost	1,283	1,241	1,041	1,011
Depreciation	(742)	(674)	(570)	(513)

	541	567	471	498

Computer equipment
At cost	1,177	1,080	851	789
Depreciation	(853)	(763)	(628)	(565)

	324	317	223	224

Capital works in progress
At cost	131	68	81	30

Total premises and equipment	2,125	2,158	1,502	1,508

Notes to the Financial Statements    127

NOTES TO THE FINANCIAL STATEMENTS

21: Premises and Equipment (continued)

Reconciliations of the carrying amounts for each class of premises and equipment are set out below:

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Freehold and leasehold land and buildings
Carrying amount at beginning of year	1,009	410	646	50
Additions through business combinations	—	15	—	12
Additions[1]	30	631	—	604
Disposals	(68)	—	(1)	—
Depreciation	(40)	(37)	(20)	(17)
Foreign currency exchange difference	5	(10)	—	(3)

Carrying amount at end of year	936	1,009	625	646

Leasehold improvements
Carrying amount at beginning of year	197	156	110	104
Additions through business combinations	—	39	—	2
Additions[1]	46	48	22	33
Disposals	(2)	—	—	—
Amortisation	(49)	(42)	(30)	(28)
Foreign currency exchange difference	1	(4)	—	(1)

Carrying amount at end of year	193	197	102	110

Furniture and equipment
Carrying amount at beginning of year	567	356	498	294
Additions through business combinations	—	18	—	3
Additions[1]	72	303	57	288
Disposals	(3)	(12)	(2)	(11)
Depreciation	(97)	(91)	(81)	(75)
Foreign currency exchange difference	2	(7)	(1)	(1)

Carrying amount at end of year	541	567	471	498

Computer equipment
Carrying amount at beginning of year	317	231	224	169
Additions through business combinations	—	13	—	4
Additions[1]	104	168	64	118
Disposals	(1)	(1)	—	(1)
Depreciation	(99)	(90)	(67)	(65)
Foreign currency exchange difference	3	(4)	2	(1)

Carrying amount at end of year	324	317	223	224

Capital works in progress
Carrying amount at beginning of year	68	909	30	832
Net transfers/additions	63	(844)	51	(805)
Borrowing costs capitalised[2]	—	3	—	3

Carrying amount at end of year	131	68	81	30

Total premises and equipment	2,125	2,158	1,502	1,508

1	Includes transfers.
2	The capitalisation rate used to determine the amount of borrowing costs capitalised is 5.3% (2010: 5.1%).

22: Deposits and Other Borrowings

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Certificates of deposit	55,554	39,530	53,904	37,059
Term deposits	153,200	135,467	123,625	108,703
Other deposits bearing interest and other borrowings	132,812	111,391	113,182	94,999
Deposits not bearing interest	11,334	10,598	5,974	5,677
Commercial paper	14,333	11,641	10,569	6,080
Borrowing corporations debt[1]	1,496	1,756	—	—

Total deposits and other borrowings	368,729	310,383	307,254	252,518

1	Included in this balance is debenture stock of $0.2 billion (2010: $0.5 billion) of Esanda Finance Corporation Limited (Esanda), together with accrued interest thereon, which are secured by a trust deed and collateral debentures, giving floating charges upon the undertaking and all the assets of the entity of $0.6 billion (2010: $1.3 billion) other than land and buildings. All controlled entities of Esanda have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda. The only loans pledged as collateral are those in Esanda and its subsidiaries. Effective from 18 March 2009, Esanda ceased to write new debentures and since September 2009 stopped writing new loans.

In addition, this balance also includes NZD 1.5 billion (2010: NZD 1.4 billion) of secured debenture stock of the consolidated subsidiary UDC Finance Limited (UDC) and the accrued interest thereon which are secured by a floating charge over all assets of UDC of NZD 2.0 billion (2010: NZD 2.1 billion).

128    ANZ Annual Report 2011

23: Income Tax Liabilities

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Australia
Current tax payable	1,007	905	1,007	923
Deferred tax liabilities	—	—	—	—

	1,007	905	1,007	923

New Zealand
Current tax payable	3	—	16	—
Deferred tax liabilities	—	—	—	—

	3	—	16	—

Asia Pacific, Europe & America
Current tax payable	118	68	56	64
Deferred tax liabilities	28	35	27	39

	146	103	83	103

Total current and deferred income tax liability	1,156	1,008	1,106	1,026

Total current tax payable	1,128	973	1,079	987

Deferred tax liabilities recognised in profit and loss
Acquired portfolio of insurance and investment business[1]	303	—	—	—
Insurance related deferred acquisition costs[1]	79	—	—	—
Lease finance	229	204	90	90
Treasury instruments	317	452	319	454
Capitalised expenses	76	117	79	118
Other	699	621	435	384

	1,703	1,394	923	1,046

Deferred tax liabilities recognised directly in equity
Cash flow hedges	65	2	22	—
Foreign currency translation reserve	39	37	—	—
Available-for-sale revaluation reserve	32	—	2	—

	136	39	24	—

Deferred tax liabilities recognised on acquisitions	—	320	—	—

Set-off of deferred tax liabilities pursuant to set-off provision[2]	(1,811)	(1,718)	(920)	(1,007)

Net deferred tax liability	28	35	27	39

Unrecognised deferred tax liabilities
The following deferred tax liabilities have not been bought to account as liabilities:
Other unrealised taxable temporary differences[3]	126	90	17	29

Total unrecognised deferred tax liabilities	126	90	17	29

1	Comparatives for 2010 are included in the deferred tax liabilities recognised on acquisitions.
2	Deferred tax assets and liabilities are set-off where they relate to income tax levied by the same taxation authority on either the same taxable entity or different taxable entities within the same taxable group.
3	Represents additional potential foreign tax costs should all retained earnings in offshore branches and subsidiaries be repatriated.

24: Payables and Other Liabilities

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Creditors	896	1,114	308	394
Accrued interest and unearned discounts	2,735	2,611	2,212	2,090
Defined benefits plan obligations	148	186	82	167
Accrued charges	1,413	1,511	1,127	1,160
Security settlements	2,026	710	1,219	635
Other liabilities	3,033	1,983	2,060	1,396

Total payables and other liabilities	10,251	8,115	7,008	5,842

Notes to the Financial Statements    129

NOTES TO THE FINANCIAL STATEMENTS

25: Provisions

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Employee entitlements[1]	540	497	418	358
Restructuring costs and surplus leased space[2]	135	119	78	100
Non-lending losses, frauds and forgeries	205	188	149	153
Other	368	493	153	220

Total provisions	1,248	1,297	798	831

Reconciliations of the carrying amounts of each class of provision, except for employee entitlements, are set out below:

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Restructuring costs and surplus leased space[2]
Carrying amount at beginning of the year	119	144	100	124
Provisions made during the year	148	34	23	24
Payments made during the year	(125)	(38)	(53)	(28)
Transfer/(release) of provision	(7)	(21)	8	(20)

Carrying amount at the end of the year	135	119	78	100

Non-lending losses, frauds and forgeries
Carrying amount at beginning of the year	188	169	153	146
Additions through business combinations	—	20	—	—
Provisions made during the year	53	31	27	14
Payments made during the year	(17)	(41)	(3)	(2)
Transfer/(release) of provision	(19)	9	(28)	(5)

Carrying amount at the end of the year	205	188	149	153

Other provisions[3]
Carrying amount at beginning of the year	493	412	220	154
Additions through business combinations	—	115	—	—
Provisions made during the year	176	184	81	125
Payments made during the year	(159)	(169)	(34)	(79)
Transfer/(release) of provision	(142)	(49)	(114)	20

Carrying amount at the end of the year	368	493	153	220

1	The aggregate liability for employee entitlements largely comprises provisions for annual leave and long service leave.
2	Restructuring costs and surplus leased space provisions arise from exit activities related to material changes in the scope of business undertaken by the Group or the manner in which that business is undertaken and includes termination benefits. Costs relating to on-going activities are not provided for. Provision is made when the Group is demonstrably committed, it is probable that the costs will be incurred, though their timing is uncertain, and the costs can be reliably estimated.
3	Other provisions comprise various other provisions including loyalty programs, workers’ compensation, make-good provisions on leased premises and contingent liabilities recognised as part of a business combination.

26: Bonds and Notes

		Consolidated		The Company
		2011	2010	2011	2010
		$m	$m	$m	$m
Bonds and notes by currency
USD	United States dollars	29,089	27,126	21,321	19,240
GBP	Great British pounds	1,782	2,408	917	1,524
AUD	Australian dollars	1,701	2,039	1,897	2,039
NZD	New Zealand dollars	2,148	1,710	325	68
JPY	Japanese Yen	8,555	8,140	8,230	7,856
EUR	Euro	7,679	12,807	7,679	12,807
HKD	Hong Kong dollars	2,265	2,739	2,125	2,638
CHF	Swiss francs	2,218	2,151	1,420	1,569
CAD	Canadian dollars	800	309	800	309
NOK	Norwegian krone	47	48	47	48
SGD	Singapore dollars	235	237	77	80
CNY	Chinese Yuan	32	—	32	—

Total bonds and notes		56,551	59,714	44,870	48,178

130    ANZ Annual Report 2011

27: Loan Capital

					Consolidated		The Company
			Interest Rate		2011	2010	2011	2010
			%		$m	$m	$m	$m
Hybrid loan capital (subordinated)[1]
US Trust Securities			5.36		835	862	768	772
UK Stapled Securities			6.54		720	734	720	734
ANZ Convertible Preference Shares (ANZ CPS)[2]
ANZ CPS1			BBSW + 2.50	[3]	1,075	1,072	1,075	1,072
ANZ CPS2			BBSW + 3.10	[3]	1,954	1,949	1,954	1,949
ANZ CPS3			BBSW + 3.10	[3]	1,322	—	1,322	—

					5,906	4,617	5,839	4,527

Perpetual subordinated notes
USD	300m	floating rate notes	LIBOR + 0.15		308	310	308	310
NZD	835m	fixed rate notes[4]	9.66		656	636	—	—

					964	946	308	310

Subordinated notes[1,5]
GBP	200m	fixed notes due 2015[6]	5.625		—	329	—	329
USD	250m	floating rate notes due 2016[6]	LIBOR + 0.21		257	258	257	258
AUD	300m	fixed notes due 2016[7]	6.25		—	297	—	300
AUD	300m	floating rate notes due 2016[6]	BBSW + 0.22		—	290	—	300
GBP	250m	fixed notes due 2016[7]	4.75		—	420	—	420
NZD	350m	fixed notes due 2016[8]	7.16		—	262	—	—
AUD	350m	fixed notes due 2017[6]	6.50		342	314	350	350
AUD	350m	floating rate notes due 2017[6]	BBSW + 0.24		347	347	350	350
AUD	100m	fixed notes due 2017[6]	7.30		100	100	100	100
AUD	100m	floating rate notes due 2017[6]	BBSW + 0.40		100	100	100	100
GBP	175m	fixed notes due 2017[6]	6.375		292	312	292	312
NZD	250m	fixed notes due 2017[8]	7.60		195	190	—	—
NZD	350m	fixed notes due 2017[8]	8.23		275	266	—	—
GBP	400m	fixed notes due 2018[7]	4.75		638	680	638	680
AUD	290m	fixed notes due 2017[7]	7.75		289	259	289	290
AUD	310m	floating rate notes due 2017[6]	BBSW + 0.75		310	310	310	310
AUD	365m	floating rate notes due 2018[6]	BBSW + 1.20		359	357	365	365
AUD	500m	floating rate notes due 2018[6]	BBSW + 2.05		500	500	500	500
EUR	750m	fixed notes due 2019	5.125		1,119	1,126	1,119	1,126

					5,123	6,717	4,670	6,090

Total loan capital					11,993	12,280	10,817	10,927

Loan capital by currency
AUD	Australian dollars				6,698	5,895	6,715	5,986
NZD	New Zealand dollars				1,126	1,354	—	—
USD	United States dollars				1,400	1,430	1,333	1,340
GBP	Great British pounds				1,650	2,475	1,650	2,475
EUR	Euro				1,119	1,126	1,119	1,126

					11,993	12,280	10,817	10,927

1	Included within the carrying amount are, where appropriate, revaluations associated with fair value hedge accounting or an election to fair value the note through the income statement, and capitalised borrowing costs.
2	Fully franked preference share dividends recognised as interest expense paid during the year ended 30 September 2011:

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
ANZ CPS1	57	51	57	51
ANZ CPS2[a]	111	78	111	78
ANZ CPS3[b]	—	—	—	—

a	ANZ CPS2 were issued on 17 December 2009. The first dividend payment was made on 15 March 2010.
b	ANZ CPS3 were issued on 28 September 2011. The first dividend payment is due on 1 March 2012.

3	Represents the interest rate grossed up for the franking credits paid or payable.
4	Fixed until the first call date, 18 April 2013, whereupon the rate resets to the five year swap rate +2.00% if not called and remains fixed until the next call date, 18 April 2018 whereupon, if not called, reverts to floating rate at the three month FRA rate +3.00% and is callable on any interest payment date thereafter.
5	Loan capital balances held in subsidiary entities eliminated in consolidated accounts.
6	Callable five years prior to maturity.
7	Callable five years prior to maturity and reverts to floating rate if not called.
8	Callable five years prior to maturity. Should the bonds not be called, the coupon rate will be reset to the five year swap rate plus issue margin plus 0.50%.

Notes to the Financial Statements    131

NOTES TO THE FINANCIAL STATEMENTS

27: Loan Capital (continued)

Loan capital is subordinated in right of payment to the claims of depositors and all other creditors of the Company and its controlled entities which have issued the notes. The loan capital, except for the US Trust Securities, UK Stapled Securities and each of the ANZ CPS, constitutes Tier 2 capital as defined by APRA for capital adequacy purposes. The US Trust Securities constitute Innovative Residual Tier 1 capital, as defined by APRA, for capital adequacy purposes. The UK Stapled Securities and each of the ANZ CPS constitute Non-innovative Residual Tier 1 capital, as defined by APRA, for capital adequacy purposes.

US TRUST SECURITIES

On 27 November 2003, the Company issued 750,000 USD non-cumulative Trust Securities (‘US Trust Securities’) at USD1,000 each pursuant to an offering memorandum dated 19 November 2003 raising USD750 million. US Trust Securities comprise two fully paid securities – an interest paying unsecured note (issued by Samson Funding Limited, a wholly owned New Zealand subsidiary of the Company) and a fully paid USD1,000 preference share (issued by the Company), which are stapled together and issued as a US Trust Security by ANZ Capital Trust II (the ‘Trust’). Investors have the option to redeem the US Trust Security from the Trust and hold the underlying stapled security.

The US Trust Securities were issued in global form and are registered in the name of Cede & Co as the sole holder. The fully paid preference shares and the unsecured notes that form part of the US Trust Securities are registered in the name of The Bank of New York (Delaware) (as trustee of ANZ Capital Trust II) as the sole holder.

Distributions on US Trust Securities are non-cumulative and are payable half yearly in arrears at a fixed rate of 5.36% (until redeemed or converted into ANZ ordinary shares) and are funded by payments received by the Trust on the underlying note. Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 June and 15 December of each year. Dividends are not payable on the preference share while it is stapled to the note. If distributions are not paid on the US Trust Securities, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

After 15 December 2013 and at any coupon date thereafter, ANZ has the discretion to redeem the US Trust Securities for cash. If it does not exercise this discretion, the investor is entitled to require ANZ to exchange the US Trust Security into a number of ANZ ordinary shares based on the formula in the offering memorandum at a 5% discount.

At any time at the Company’s discretion or upon the occurrence of certain other ‘conversion events’, such as the failure of the Trust to pay in full a distribution within seven business days of the relevant distribution payment date, the notes that are represented by the US Trust Securities will be automatically assigned to a subsidiary of the Company and the preference shares that are represented by the US Trust Securities will be distributed to investors in redemption of such US Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the US Trust Securities. If the US Trust Securities are not redeemed or bought back prior to the 15 December 2053, they will be converted into preference shares, which in turn will be mandatorily converted into a variable number of ANZ ordinary shares based upon the formula in the offering memorandum.

The preference shares forming part of the US Trust Securities rank equally with each of the ANZ CPS and the preference shares issued in connection with the UK Stapled Securities and Euro Trust Securities in all respects.

The preference shares forming part of the US Trust Securities confer voting rights in the Company in the following limited circumstances:

•	any proposal to reduce the Company’s share capital;

•	on a proposal that affects rights attached to the preference shares;

•	any resolution to approve the terms of a share buy-back agreement:

•	any proposal for the disposal of the whole of the Company’s property, business and undertaking;

•	on any proposal to wind up the Company and any matter during the Company’s winding up, and

•

on all matters on which the holders of ANZ ordinary shares are entitled to vote during a special voting period. A “special voting period” is a period from any dividend payment date where preference shares dividends are not paid in full in respect of the immediately preceding semi-annual dividend period or the 24th business day after the failure of Samson Funding Limited to make an interest payment in full on the notes that form part of the US Trust Securities and the Company does not make the payment pursuant to the relevant guarantee or pay an optional dividend on the preference shares within a prescribed time period.

On a resolution or proposal on which a preference share holder is entitled to vote, the holder has on a poll one vote per preference share held.

If the US Trust Securities are converted into ANZ ordinary shares in accordance with their terms of issue, the voting rights of the ANZ ordinary shares will be as set out on page 220.

On winding up of the Company, the rights of US Trust Security holders will be determined by the preference share component of US Trust Security. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

UK STAPLED SECURITIES

On 15 June 2007, the Company issued 9,000 non-cumulative, mandatory convertible stapled securities (‘UK Stapled Securities’) at £50,000 each pursuant to a prospectus dated 12 June 2007 raising £450 million. UK Stapled Securities comprise two fully paid securities – an interest paying unsecured subordinated Ł50,000 note issued by the Company through its New York Branch and a £50,000 preference share issued by the Company, which are stapled together.

The fully paid preference shares and the subordinated notes issued by the Company that constitute the UK Stapled Securities were issued in global form and are registered in the name of BT Globenet Nominees Limited as the sole holder.

Distributions on UK Stapled Securities are non-cumulative and are payable half yearly in arrears at a fixed rate of 6.54% (until converted into ANZ ordinary shares or the rate is reset as provided in the prospectus). Distributions are subject to certain payment tests (including APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 June and 15 December of each year. Dividends are not payable on a preference share while it is stapled to a note. If distributions are not paid on UK Stapled Securities, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

132 ANZ Annual Report 2011

27: Loan Capital (continued)

At any time at the Company’s discretion or upon the occurrence of certain other events, such as the commencement of proceedings for the winding up of the Company, the note component of the UK Stapled Security will be assigned to the Company and the holder will retain only the preference share component of the UK Stapled Security.

On 15 June 2012 (‘conversion date’), or an earlier date under certain circumstances, UK Stapled Securities will mandatorily convert into a variable number of ANZ ordinary shares determined in accordance with the formula in the prospectus at a 5% discount. The mandatory conversion to ANZ ordinary shares is however deferred for five years if the conversion tests set out in the prospectus are not met.

The preference shares forming part of the UK Stapled Securities rank equally with each of the ANZ CPS and the preference shares issued in connection with US Trust Securities and Euro Trust Securities.

The preference shares forming part of the UK Stapled Securities confer voting rights in the Company in the following limited circumstances:

•	any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption;

•	on a proposal that affects rights attached to the preference shares;

•	any resolution to approve the terms of a share buy-back agreement, other than a resolution to approve the redemption of preference shares;

•	any proposal for the disposal of the whole of the Company’s property, business and undertaking;

•	on any proposal to wind up the Company and any matter during the Company’s winding-up; and

•

on all matters on which the holders of ANZ ordinary shares are entitled to vote during a special voting period. A “special voting period” is the period from the date preference share dividends are not paid in full in respect of the immediately preceding semi-annual dividend period or the date on which the Company’s New York branch fails to make an interest payment in full on the subordinated notes to the dates prescribed in the terms of issue.

On a resolution or proposal on which a preference share holder is entitled to vote, the holder has on a show of hands one vote, and on a poll one vote per preference share held.

If the UK Stapled Securities are converted into ANZ ordinary shares in accordance with their terms of issue, the voting rights of the ANZ ordinary shares will be as set out on page 220.

As noted above, in a winding up of the Company, the note component of the UK Stapled Security will be assigned to the Company and the holder will retain only the preference share component of the UK Stapled Security. Accordingly, the rights of investors in UK Stapled Securities in a winding up of the Company are the rights conferred by the preference share component of UK Stapled Securities. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

ANZ CONVERTIBLE PREFERENCE SHARES (ANZ CPS)

•

On 30 September 2008, the Company issued 10.8 million convertible preference shares (‘ANZ CPS1’) at $100 each pursuant to a prospectus dated 4 September 2008, raising $1,081 million (excluding issue costs of $13 million: net raising of $1,068 million).

•

On 17 December 2009, the Company issued 19.7 million convertible preference shares (‘ANZ CPS2’) at $100 each pursuant to a prospectus dated 18 November 2009, raising $1,969 million (excluding issue costs of $24 million: net raising of $1,945 million).

•

On 28 September 2011, the Company issued 13.4 million convertible preference shares (‘ANZ CPS3’, together with ANZ CPS1 and ANZ CPS2 the ‘ANZ CPS’) at $100 each pursuant to a prospectus dated 31 August 2011 raising $1,340 million (excluding issue costs of $18 million; net raising of $1,322 million).

ANZ CPS are fully paid, preferred, non-cumulative, mandatorily convertible preference shares. ANZ CPS are listed on the Australian Stock Exchange.

Dividends on ANZ CPS are non-cumulative and are payable quarterly in arrears in December, March, June and September (in the case of ANZ CPS1 and ANZ CPS2) and semi-annually in arrears in March and September (in the case of ANZ CPS3) in each year and will be franked in line with the franking applied to ANZ ordinary shares. The dividends will be based on a floating dividend rate equal to the aggregate of the 90 day bank bill rate plus a 250 basis point margin (in the case of ANZ CPS1) and a 310 basis point margin (in the case of ANZ CPS2) and the 180 day bank bill rate plus 310 basis point margin (in the case of ANZ CPS3), multiplied by one minus the Australian Company tax rate. Quarterly or semi-annually (as applicable), the relevant 90 or 180 day bank bill rate is reset for the next dividend period. Should the dividend not be fully franked, the terms of the security provide for a cash gross up for the amount of the franking benefit not provided. Dividends are subject to the absolute discretion of the Board of Directors of the Company and certain payment tests (including APRA requirements and distributable profits being available). If dividends are not paid on ANZ CPS, the Group may not pay dividends or distributions, or return capital, on ANZ ordinary shares or (in the case of ANZ CPS1 and ANZ CPS2 only) any other share capital or security ranking equal or junior to the ANZ CPS for a specified period (subject to certain exceptions).

On 16 June 2014 (in the case of ANZ CPS1), 15 December 2016 (in the case of ANZ CPS2) or 1 September 2019 (in the case of ANZ CPS3) (each a ‘conversion date’), or an earlier date under certain circumstances, the relevant ANZ CPS will mandatorily convert into a variable number of ANZ ordinary shares determined in accordance with the formula in the relevant prospectus based on $100 divided by the average market price of ordinary shares over a 20 day trading period ending at the conversion date less a 2.5% discount (in the case of ANZ CPS1) or 1.0% discount (in the case of ANZ CPS2 and ANZ CPS3).

The mandatory conversion to ANZ ordinary shares is however deferred for a quarter (in the case of ANZ CPS1 and ANZ CPS2) and semi-annually (in the case of ANZ CPS3) if the conversion tests set out in the relevant prospectus are not met.

In respect of ANZ CPS3 only, if a common equity trigger event occurs the ANZ CPS3 will immediately convert into ANZ ordinary shares on the basis of the calculation set out above, but subject to a maximum conversion number of 10.2407 ANZ ordinary shares per ANZ CPS3 and using a five day trading period ending on the conversion date. A common equity trigger event occurs if ANZ’s Common Equity Tier 1 capital ratio) is equal to or less than 5.125%.

Notes to the Financial Statements 133

NOTES TO THE FINANCIAL STATEMENTS

27: Loan Capital (continued)

In respect of ANZ CPS3 only, on 1 September 2017 and each subsequent semi annual Dividend Payment Date, subject to receiving APRA’s prior approval and satisfying certain conditions, the Company has the right to redeem or convert into ANZ ordinary shares all or some ANZ CPS3 in its discretion. Conversion is on the same terms as mandatory conversion on a conversion date.

The ANZ CPS rank equally with each other and the preference shares issued in connection with US Trust Securities, UK Stapled Securities and Euro Trust Securities. Except in limited circumstances, holders of ANZ CPS do not have any right to vote in general meetings of the Company. Refer to pages 221 to 223 for details of the voting rights of ANZ CPS1, ANZ CPS2 and ANZ CPS3 respectively.

If any of the ANZ CPS are converted into ANZ ordinary shares in accordance with their terms of issue, the voting rights of the ANZ ordinary shares will be as set out on page 220.

In a winding up of the Company, the ANZ CPS rank behind all depositors and creditors, but ahead of ordinary shareholders.

28: Share Capital

	The Company
Numbers of issued shares	2011	2010
Ordinary shares each fully paid	2,629,034,037	2,559,662,425
Preference shares each fully paid	500,000	500,000

Total number of issued shares	2,629,534,037	2,560,162,425

ORDINARY SHARES

Ordinary shares have no par value and entitle holders to receive dividends payable to ordinary shareholders and to participate in the proceeds available to ordinary shareholders on winding up of the Company in proportion to the number of fully paid ordinary shares held.

On a show of hands every holder of fully paid ordinary shares present at a meeting in person or by proxy is entitled to one vote, and upon a poll one vote for each share held.

	The Company
Numbers of issued shares	2011	2010
Balance at start of the year	2,559,662,425	2,504,540,925
Bonus option plan[1]	3,013,239	2,481,103
Dividend reinvestment plan[1]	61,685,747	46,750,640
ANZ employee share acquisition plan	2,340,296	3,810,413
ANZ share option plan[2]	2,332,330	2,079,344

Balance at end of year	2,629,034,037	2,559,662,425

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Ordinary share capital
Balance at start of the year	19,886	19,151	20,246	19,151
Dividend reinvestment plan[1]	1,367	1,007	1,367	1,007
ANZ employee share acquisition plan[2,3]	45	51	45	51
OnePath Australia Treasury shares[4]	2	(360)	—	—
ANZ share option plan[2]	43	37	43	37

Balance at end of year	21,343	19,886	21,701	20,246

1	Refer to note 7 for details of plan.
2	Refer to note 46 for details of plan.
3	Includes on-market purchase of shares for settlement of amounts due under share-based compensation plans. In addition, 2,340,296 shares were issued during the year ended 30 September 2011 to the Group’s Employee Share Trust for settlement of amounts due under share-based compensation plans (2010: 3,810,413). As at 30 September 2011, there were 13,795,601 Treasury shares outstanding (2010: 11,472,666).
4	ANZ acquired OnePath Australia Limited (OPA) on 30 November 2009. OPA treasury shares include shares held in statutory funds as assets backing policyholder liabilities. OPA Treasury shares outstanding as at 30 September 2011 were 16,469,102 (2010: 16,710,967).

134    ANZ Annual Report 2011

28: Share Capital (continued)

PREFERENCE SHARES

Euro Trust Securities

On 13 December 2004, the Company issued 500,000 Euro Floating Rate Non-cumulative Trust Securities (‘Euro Trust Securities’) at €1,000 each pursuant to the offering circular dated 9 December 2004, raising $871 million (at the spot rate at the date of issue, net of issue costs). Euro Trust Securities comprise two fully paid securities – an interest paying unsecured note (issued by ANZ Jackson Funding plc, a United Kingdom subsidiary of the Company) and a fully paid, €1,000 preference share (issued by the Company), which are stapled together and issued as a Euro Trust Security by ANZ Capital Trust III (the Trust). Investors have the option to redeem the Euro Trust Security from the Trust and hold the underlying stapled security.

The Euro Trust Securities were issued in global form and are registered in the name of The Bank of New York Depositary (Nominees) Limited as the sole holder. The fully paid preference shares and unsecured notes that form part of the Euro Trust Securities are registered in the name of The Bank of New York (as trustee for ANZ Capital Trust III) as the sole holder.

Distributions on Euro Trust Securities are non-cumulative and are payable quarterly in arrears and are funded by payments received by the Trust on the underlying note and/or preference share. The distribution is based upon a floating distribution rate equal to the three month EURIBOR rate plus a 66 basis point margin up until 15 December 2014, after which date the distribution rate is the three month EURIBOR rate plus a 166 basis point margin. At each payment date the three month EURIBOR rate is reset for the next quarter. Distributions are subject to certain payment tests (i.e. APRA requirements and distributable profits being available). Distributions are expected to be payable on 15 March, 15 June, 15 September and 15 December of each year. Dividends are not payable on the preference shares while they are stapled to the note, except for the period after 15 December 2014 when the preference share will pay 100 basis points to fund the increase in the margin. If distributions are not paid on Euro Trust Securities, the Group may not pay dividends or distributions, or return capital on ANZ ordinary shares or any other share capital or security ranking equal or junior to the preference share component (subject to certain exceptions).

At any time at ANZ’s discretion or upon the occurrence of certain other ‘conversion events’, such as the failure of the Trust to pay in full a distribution within seven business days of the relevant distribution payment date or the business day prior to 15 December 2053, the notes that are represented by the relevant Euro Trust Securities will be automatically assigned to a branch of the Company and the fixed number of preference shares that are represented by the relevant Euro Trust Securities will be distributed to investors in redemption of such Euro Trust Securities. The distributed preference shares will immediately become dividend paying and holders will receive non-cumulative dividends equivalent to the scheduled payments in respect of the Euro Trust Securities for which the preference shares were distributed.

The preference shares forming part of each Euro Trust Security rank equally with each of the ANZ CPS and the preference shares issued in connection with the US Trust Securities and UK Stapled Securities in all respects.

The preference shares forming part of the Euro Trust Securities confer voting rights in the Company in the following limited circumstances:

•	any proposal to reduce the Company’s share capital, other than a resolution to approve a redemption or reduction of capital in connection with the preference shares;

•	on a proposal that affects rights attached to the preference shares;

•	any resolution to approve the terms of a share buy-back agreement, other than a resolution to approve a buy-back (other than an on market buy-back) of preference shares;

•	any proposal for the disposal of the whole of the Company’s property, business and undertaking;

•	on any proposal to wind up the Company and any matter during the Company’s winding-up; and

•

on all matters on which the holders of ANZ ordinary shares are entitled to vote during a special voting period. A “special voting period” is a period from any dividend payment date where preference share dividends are not paid in full in respect of the immediately preceding quarterly dividend period or the 24th business day after the failure of ANZ Jackson Funding plc to make an interest payment in full on the notes that form part of the Euro Trust Securities and the Company does not make the payment pursuant to the relevant guarantee or pay an optional dividend on the preference shares within a prescribed time period.

On a resolution or proposal on which a preference share holder is entitled to vote, the holder has on a show of hands one vote, and on a poll, one vote per preference share held.

On winding up of the Company, the rights of Euro Trust Security holders will be determined by the preference share component of the Euro Trust Security. These preference shares rank behind all depositors and creditors, but ahead of ordinary shareholders.

The transaction costs arising on the issue of these instruments were recognised directly in equity as a reduction to the proceeds of the equity instruments to which the costs relate.

Euro Trust Securities qualify as Innovative Residual Tier 1 Capital as defined by APRA.

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Preference share balance at start of year—Euro Trust Securities	871	871	871	871

Preference share balance at end of year—Euro Trust Securities	871	871	871	871

Notes to the Financial Statements    135

NOTES TO THE FINANCIAL STATEMENTS

29: Reserves and Retained Earnings

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
a) Foreign currency translation reserve
Balance at beginning of the year	(2,742)	(1,725)	(773)	(436)
Currency translation adjustments, net of hedges after tax	324	(1,017)	97	(337)

Total foreign currency translation reserve	(2,418)	(2,742)	(676)	(773)

b) Share option reserve[1]
Balance at beginning of the year	64	69	64	69
Share-based payments	(13)	7	(13)	7
Transfer of options/rights lapsed to retained earnings[2]	(1)	(12)	(1)	(12)

Total share option translation reserve	50	64	50	64

c) Available-for-sale revaluation reserve
Balance at beginning of the year	80	(41)	5	(18)
Valuation gain/(loss) recognised after tax	30	112	(13)	45
Cumulative (gain)/loss transferred to the income statement	16	9	43	(22)

Total available-for-sale revaluation reserve	126	80	35	5

d) Hedging reserve
Balance at beginning of the year	11	(90)	(73)	(109)
Gains/(loss) recognised after tax	164	138	128	84
Transfer (to)/from income statement	(6)	(37)	(8)	(48)

Total hedging reserve	169	11	47	(73)

e) Transactions with non-controlling interests reserve
Balance at beginning of the year	—	—	—	—
Transactions with non-controlling interests[3]	(22)	—	—	—

Total transactions with non-controlling interests reserve	(22)	—	—	—

Total reserves	(2,095)	(2,587)	(544)	(777)

1	Further information about share based payments to employees is disclosed in note 46.
2	The transfer of balances from the share option and capital reserves to retained earnings represent items of a distributable nature.
3	The premium in excess of the book value paid to acquire an additional interest in a controlled entity from the non controlling shareholder.

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Retained earnings
Balance at beginning of the year	15,921	14,129	11,666	9,950
Profit attributable to shareholders of the Company	5,355	4,501	4,151	4,428
Transfer of options/rights lapsed from share option reserve[1,2]	1	12	1	12
Actuarial gain/(loss) on defined benefit plans after tax[3]	(10)	(4)	24	(18)
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3R	—	(39)	—	(39)
Dividend income in Treasury shares	23	—	—	—
Ordinary share dividend paid	(3,491)	(2,667)	(3,491)	(2,667)
Preference share dividend paid	(12)	(11)	—	—

Retained earnings at end of year	17,787	15,921	12,351	11,666

Total reserves and retained earnings	15,692	13,334	11,807	10,889

1	Further information about share based payments to employees is disclosed in note 46 to the financial statements.
2	The transfer of balances from the share option, general and capital reserves to retained earnings represent items of a distributable nature.
3	ANZ has taken the option available under AASB 119 to recognise actuarial gains/losses on defined benefit superannuation plans directly in retained profits (refer note 1 F(vi) and note 45).

136    ANZ Annual Report 2011

29: Reserves and Retained Earnings (continued)

a) Foreign currency translation reserve

The translation reserve comprises exchange differences, net of hedges, arising on translation of the financial statements of foreign operations, as described in note 1 A(viii). When a foreign operation is sold, attributable exchange differences are recognised in the income statement.

b) Share option reserve

The share option reserve arises on the grant of options, performance rights and deferred share rights to selected employees under the ANZ share option plan. Amounts are transferred out of the reserve and into share capital when the equity investments are exercised. Refer to note 1 C(iii).

c) Available-for-sale revaluation reserve

Changes in the fair value and exchange differences on the revaluation of available-for-sale financial assets are taken to the available-for-sale revaluation reserve. Where a revalued available-for-sale financial asset is sold, that portion of the reserve which relates to that financial asset, is realised and recognised in the income statement. Where the available-for-sale financial asset is impaired, that portion of the reserve which relates to that asset is recognised in the income statement. Refer to note 1 E(iii).

d) Hedging reserve

The hedging reserve represents hedging gains and losses recognised on the effective portion of cashflow hedges. The cumulative deferred gain or loss on the hedge is recognised in the income statement when the hedged transaction impacts the income statement. Refer to note 1 E(ii).

30: Non-controlling interests

	Consolidated
	2011	2010
	$m	$m
Share capital	43	36
Retained profit	5	28

Total non-controlling interests	48	64

Notes to the Financial Statements    137

NOTES TO THE FINANCIAL STATEMENTS

31: Capital Management

ANZ pursues an active approach to capital management, which is designed to protect the interests of depositors, creditors and shareholders. This involves the on-going review and Board approval of the level and composition of ANZ’s capital base, assessed against the following key policy objectives:

•

Regulatory compliance such that capital levels exceed APRA’s, ANZ’s primary prudential supervisor, minimum Prudential Capital Ratios (PCRs) both at Level 1 (the Company and specified subsidiaries) and Level 2 (ANZ consolidated under Australian prudential standards), along with US Federal Reserve’s minimum Level 2 requirements under ANZ’s Foreign Holding Company Licence in the United States of America.

•

Capital levels are aligned with the risks in the business and to meet strategic and business development plans through ensuring that available capital exceeds the level of Economic Capital required to support the Ratings Agency ‘default frequency’ confidence level for a ‘AA’ credit rating category bank. Economic Capital is an internal estimate of capital levels required to support risk and unexpected losses above a desired target solvency level;

•	Capital levels are commensurate with ANZ maintaining its preferred ‘AA’ credit rating category for senior long-term unsecured debt given its risk appetite outlined in its strategic plan; and

•	An appropriate balance between maximising shareholder returns and prudent capital management principles.

ANZ achieves these objectives through an Internal Capital Adequacy Assessment Process (ICAAP) whereby ANZ conducts detailed strategic and capital planning over a medium term time horizon.

Annually, ANZ conducts a detailed strategic planning process over a three year time horizon, the outcomes of which are embodied in the Strategic Plan. This process involves forecasting key economic variables which Divisions use to determine key financial data for their existing business. New strategic initiatives to be undertaken over the planning period and their financial impact are then determined. These processes are used for the following:

•

Review capital ratios, targets, and levels of different classes of capital against ANZ’s risk profile and risk appetite outlined in the Strategic Plan. ANZ’s capital targets reflect the key policy objectives above, and the desire to ensure that under specific stressed economic scenarios that capital levels are sufficient to remain above both Economic Capital and PCR requirements.

•

Stress tests are performed under different economic conditions to ensure a comprehensive review of ANZ’s capital position both before and after mitigating actions. The stress tests determine the level of additional capital (i.e. the ‘capital buffer’ above Pillar 1 minimum capital) needed to absorb losses that may be experienced during an economic downturn.

•

Stress testing is integral to strengthening the predictive approach to risk management and is a key component in managing risks, asset writing strategies and business strategies. It creates greater understanding of the impacts on financial performance through modelling relationships and sensitivities between geographic, industry and Division exposures under a range of macro economic scenarios. ANZ has a dedicated stress testing team within Risk Management that models and reports to management and the Board’s Risk Committee on a range of scenarios and stress tests.

Results are subsequently used to:

•

recalibrate ANZ’s management targets for minimum and operating ranges for its respective classes of capital such that ANZ will remain compliant with APRA’s PCRs and US Federal Reserve’s minimum Tier 1 and Total Capital requirements; and

•	identify the level of organic capital generation and hence determine current and future capital requirements for the Company (Level 1) and the Group (Level 2).

From these processes, a Capital Plan is developed and approved by the Board which identifies the capital issuance requirements, capital securities maturity profile, and options around capital products, timing and markets to execute the Capital Plan under differing market and economic conditions.

The Capital Plan is maintained and updated through a monthly review of forecast financial performance, economic conditions and development of business initiatives and strategies. The Board and senior management are provided with monthly updates of ANZ’s capital position. Any actions required to ensure ongoing prudent capital management are submitted to the Board for approval.

Regulatory environment

ANZ’s regulatory capital calculation is governed by APRA’s Prudential Standards which adopt a risk-based capital assessment framework based on the Basel II capital measurement standards. This risk-based approach requires eligible capital to be divided by total risk weighted assets (RWAs), with the resultant ratio being used as a measure of a bank’s capital adequacy. APRA determines PCRs for Tier 1 and Total Capital, with capital as the numerator and RWAs as the denominator.

To ensure that Authorised Deposit-taking Institutions (ADIs) are adequately capitalised on both a stand-alone and group basis, APRA adopts a tiered approach to the measurement of an ADI’s capital adequacy by assessing the ADIs financial strength at three levels:

•	Level 1—the ADI on a stand-alone basis (i.e. the Company and approved subsidiaries which are consolidated to form the ADIs’ Extended Licensed Entity);

•	Level 2—the consolidated banking group (i.e. the consolidated financial group less certain subsidiaries and associates excluded under the prudential standards); and

•	Level 3—the conglomerate group at the widest level.

ANZ is a Level 1 and Level 2 reporter, and measures capital adequacy monthly on a Level 1 and Level 2 basis, and is not required to report on a Level 3 basis.

Regulatory capital is divided into Tier 1, carrying the highest capital elements, and Tier 2, which has lower capital elements, but still adds to the overall strength of the ADI.

Tier 1 capital is comprised of ‘Fundamental’ capital, ‘Residual’ capital, and Tier 1 deductions. Fundamental capital comprises shareholders’ equity adjusted for items which APRA does not allow as regulatory capital or classifies as lower forms of regulatory capital. Fundamental capital includes the following significant adjustments:

•	Residual Tier 1 capital instruments included within shareholders equity are excluded;

•	Reserves exclude the Hedging reserve and Available-for-sale revaluation reserve, and reserves of insurance and funds management subsidiaries and associates excluded for Level 2 purposes;

138    ANZ Annual Report 2011

31: Capital Management (continued)

•

Retained earnings excludes retained earnings of insurance and funds management subsidiaries and associates excluded for Level 2 purposes, but includes capitalised deferred fees forming part of loan yields that meet the criteria set out in the prudential standard; and

•

Current year net of tax earnings is net of any interim and special dividends paid during the current year, and the expected final dividend payment, net of the expected dividend reinvestment under the Dividend Reinvestment Plan and Bonus Option Plan, and excludes profits of insurance and funds management subsidiaries and associates excluded for Level 2 purposes.

Residual capital covers Non-innovative and Innovative Hybrid Tier 1 instruments with limits restricting the volume that can be counted as Tier 1 capital.

Tier 1 capital deductions include amounts deducted solely from Tier 1 capital. These deductions are mainly intangible assets being:

•	goodwill;

•	value in force as to acquired insurance/investment business portfolios;

•	capitalised software;

•	capitalised brokerage and borrowing expenses;

•	net deferred tax assets.

Tier 1 deductions also include deductions taken 50% from Tier 1 and 50% from Tier 2, which mainly include the tangible component of investment in other subsidiaries and investments in associates regulated by APRA, or their overseas equivalent, and the amount of Expected Losses (EL) in excess of Eligible Provisions for Loan Losses (net of tax).

Tier 2 capital is comprised of Upper and Lower Tier 2 capital less capital deductions taken 50% from Tier 2 capital. Upper Tier 2 capital mainly comprises perpetual subordinated debt instruments, whilst Lower Tier 2 capital includes dated subordinated debt instruments which have a minimum term of five years at issue date.

Total Capital is the sum of Tier 1 capital and Tier 2 capital.

In addition to the prudential capital oversight that APRA conducts over the Company and the Group, the Company’s branch operations and major banking subsidiary operations are overseen by local regulators such as the Reserve Bank of New Zealand, the US Federal Reserve, the UK Financial Services Authority, the Monetary Authority of Singapore, the Hong Kong Monetary Authority, the China Banking Regulatory Commission who may impose minimum capitalisation rates on those operations.

Throughout the financial year, the Company and the Group maintained compliance with the minimum Tier 1 and Total Capital ratios set by APRA and the US Federal Reserve as well as applicable capitalisation rates set by regulators in countries where the Company operates branches and subsidiaries.

Regulatory change

The Basel Committee on Banking Supervision has released a series of consultation papers (Basel III) containing a number of proposals to strengthen the global capital and liquidity framework to improve the banking sector’s ability to absorb shocks arising from financial and economic stress.
Following on from the December 2010 Basel Committee paper on prudential capital reforms, on 6 September 2011 APRA released a discussion paper detailing the implementation of their proposed Basel III capital reforms in Australia.

The discussion paper adopts the Basel III reforms with increased capital deductions from Common Equity Tier 1 capital, higher capital targets with prescribed minimum capital buffers; and tighter requirements around Hybrid Tier 1 and Tier 2 securities. Based on ANZ’s interpretation of the APRA discussion paper, coupled with the higher risk weighting for counterparty credit risk proposed by the December 2010 Basel Committee paper, ANZ’s ratios are well above minima proposed by APRA at the January 2013 implementation date.

Basel Committee is still to release final proposals for contingent capital and measures to address systematic and inter-connected risks – these are expected in 2012.

Notes to the Financial Statements 139

NOTES TO THE FINANCIAL STATEMENTS

31: Capital Management (continued)

The table below provides the composition of capital used for regulatory purposes and capital adequacy ratios.

	2011	2010
	$m	$m
Regulatory capital—qualifying capital
Tier 1
Shareholders’ equity and non-controlling interests	37,954	34,155
Prudential adjustments to shareholders’ equity	(3,479)	(2,840)

Fundamental Tier 1 capital	34,475	31,315
Deductions[1]	(10,611)	(10,057)

Common Equity Tier 1 capital	23,864	21,258
Non-innovative Tier 1 capital instruments	5,111	3,787
Innovative Tier 1 capital instruments	1,641	1,646

Tier 1 capital	30,616	26,691

Tier 2
Upper Tier 2 capital	1,228	1,223
Subordinated notes[2]	5,017	6,619
Deductions	(3,071)	(3,026)

Tier 2 capital	3,174	4,816

Total qualifying capital	33,790	31,507

Capital adequacy ratios
Common Equity Tier 1	8.5%	8.0%
Tier 1	10.9%	10.1%
Tier 2	1.2%	1.8%

Total	12.1%	11.9%

1	Includes goodwill (excluding OnePath Australia Limited and OnePath New Zealand Limited) of $2,968 million (2010: $2,910 million) and $2,071 million (2010: $2,043 million) intangible component of investment in OnePath Australia Limited and OnePath New Zealand Limited.
2	For capital adequacy calculation, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

Regulatory environment—insurance and funds management business

Under APRA’s Prudential Standards, life insurance and funds management activities are de-consolidated for the purposes of calculating capital adequacy and excluded from the risk based capital adequacy framework for the ANZ Level 2 Group. The intangible component of the investment in these controlled entities is deducted from Tier 1 capital with the balance of the investment deducted 50% from Tier 1 and 50% from Tier 2 capital. Additionally any profits from these activities included in ANZ’s results are excluded from the determination of Tier 1 capital to the extent they have not been remitted to the Level 2 Group.

ANZ’s life insurance business in Australia is regulated by APRA as a separate business. The Life Act (1995) includes a two tiered framework for the calculation of regulatory capital requirements for life insurance companies – ‘solvency’ and ‘capital adequacy’. There are no regulatory capital requirements for life insurance companies in New Zealand. ANZ determines the minimum capital requirements for its New Zealand life insurance business according to the professional standard, ‘Solvency Reserving for Life Insurers’, issued by the New Zealand Society of Actuaries.

Fund managers in Australia are subject to ‘Responsible Entity’ regulation by the Australian Securities and Investment Commission (‘ASIC’). The regulatory capital requirements vary depending on the type of Australian Financial Services Licence or Authorised Representatives’ Licence held, but a requirement of up to $5 million of net tangible assets applies.

APRA supervises approved trustees of superannuation funds and requires them to also maintain net tangible assets of at least $5 million. These requirements are not cumulative where an entity is both an approved trustee for superannuation purposes and a responsible entity.

ANZ’s insurance and funds management companies held assets in excess of regulatory capital requirements at 30 September 2011.

140    ANZ Annual Report 2011

32: Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets

Assets charged as security for liabilities

The following assets are pledged as collateral:

•	Mandatory reserve deposits with local central banks in accordance with statutory requirements. These deposits are not available to finance the Group’s day to day operations.

•	Securities provided as collateral for repurchase transactions. These transactions are governed by standard industry agreements.

•

Debenture undertakings covering the assets of Esanda Finance Corporation Limited (Esanda) and its subsidiaries and UDC Finance Limited (UDC). The debenture stock of Esanda and its subsidiaries and UDC is secured by a trust deed and collateral debentures, giving floating charges upon the undertaking of all the tangible assets of the entity, other than land and buildings. All controlled entities of Esanda and UDC have guaranteed the payment of principal, interest and other monies in relation to all debenture stock and unsecured notes issued by Esanda and UDC respectively. The only loans pledged are those in UDC and its subsidiaries.

•

Cash placed on deposit with a third party that is provided as collateral for a liability in a structured funding transaction. The funding was raised through a subsidiary, and to achieve more favourable pricing terms, ANZ provided cash collateral, given by the Company.

•	Collateral provided to central banks.

•	Specified housing loans provided as security for notes issued to investors by a securitisation special purpose vehicle.

The carrying amounts of assets pledged as security are as follows:

		Consolidated				The Company
	Carrying Amount		Related Liability		Carrying Amount		Related Liability
	2011	2010	2011	2010	2011	2010	2011	2010
	$m	$m	$m	$m	$m	$m	$m	$m
Regulatory deposits	1,505	1,056	n/a	n/a	497	616	n/a	n/a
Securities sold under arrangements to repurchase	1,872	1,858	1,869	1,733	1,511	1,703	1,510	1,564
Assets pledged as collateral under debenture undertakings	2,146	2,899	1,372	1,545	—	—	—	—
Cash deposited in structured funding transaction	840	840	2,000	2,000	840	840	—	—
Securitisation	166	211	166	211	—	—	—	—
Other	52	153	—	—	52	153	—	—

Collateral accepted as security for assets1

ANZ has received collateral as part of entering reverse repurchase agreements. These transactions are governed by standard industry agreements.

The fair value of collateral received and provided is as follows:

	Consolidated		The Company
	2011	2010	2011	2010
	$m	$m	$m	$m
Collateral received on standard repurchase agreement[2]
Fair value of assets which can be sold	7,238	7,867	6,451	7,665
Amount of collateral that has been resold	4,125	1,307	3,341	1,122

1	Details of collateral agreements for derivatives are included in note 12.
2	Balance in 2011 includes $36 million where the underlying securities are equities.

Notes to the Financial Statements    141

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management

STRATEGY IN USING FINANCIAL INSTRUMENTS

Financial instruments are fundamental to the Group’s business, constituting the core element of its operations. Accordingly, the risks associated with financial instruments are a significant component of the risks faced by the Group. Financial instruments create, modify or reduce the credit, market (including traded or fair value risks and non-traded or interest and foreign currency related risks) and liquidity risks of the Group’s balance sheet. These risks, and the Group’s objectives, policies and processes for managing and methods used to measure such risks are outlined below.

CREDIT RISK

Credit risk is the risk of financial loss resulting from the failure of ANZ’s customers and counterparties to honour or perform fully the terms of a loan or contract. The Group assumes credit risk in a wide range of lending and other activities in diverse markets and in many jurisdictions. Credit risks arise not only from traditional lending to customers, but also from inter-bank, treasury, international trade and capital market activities around the world.

The Group has an overall objective of sound growth for appropriate returns. The credit risk principles of the Group are set by the Board and are implemented and monitored within a tiered structure of delegated authority designed to oversee multiple facets of credit risk, including business writing strategies, credit policies/controls, portfolio monitoring and risk concentrations.

CREDIT RISK MANAGEMENT OVERVIEW

The credit risk management framework ensures a consistent approach is applied across the Group in measuring, monitoring and managing the credit risk appetite set by the Board.

The Board is assisted and advised by the Board Risk Committee in discharging its duty to oversee credit risk. The Board Risk Committee sets the credit risk appetite, credit principles and credit strategies, as well as approving credit transactions beyond the discretion of executive management.

Responsibility for the management and oversight of the credit risk framework (including the risk appetite) resides with the Credit and Market Risk Committee (CMRC), which is an executive management committee comprising senior risk, business and Group executives, chaired by the Chief Risk Officer (CRO).

Central to the Group’s management of credit risk is the existence of an independent credit risk management function that is staffed by risk specialists. Independence is achieved by having all credit risk staff ultimately report to the CRO, including where they are embedded in business units. The primary responsibility for prudent and profitable management of credit risk assets and customer relationships rests with the business units.

The authority to make credit decisions is delegated by the Board to the CEO who in turn delegates authority to the CRO. The CRO in turn delegates some of his credit discretion to individuals as part of a ‘cascade’ of authority from senior to the most junior credit officers. Individuals are required to complete appropriate ongoing accreditation training in order to be granted and retain a credit discretion. Credit discretions are reviewed on an annual basis, and may be varied based on the holder’s performance.

The Group has two main approaches to assessing credit risk arising from transactions:

•

The larger and more complex credit transactions are assessed on a judgemental credit basis. Rating models provide a consistent and structured assessment, with judgement required around the use of out-of-model factors. Credit approval for judgemental lending is typically on a dual approval basis, jointly by the business writer in the business unit and an independent credit officer.

•

Programmed credit assessment typically covers retail and some small business lending, and refers to the automated assessment of credit applications using a combination of scoring (application and behavioural), policy rules and external credit reporting information. Where an application does not meet the automated assessment criteria it will be referred out for manual assessment, with assessors considering the decision tool recommendation.

Central and divisional credit risk teams perform key roles in portfolio management such as the development and validation of credit risk measurement systems, loan asset quality reporting, stress testing, and the development of credit policies. Credit policies and procedures cover all aspects of the credit life cycle such as transaction structuring, risk grading, initial approval, ongoing management and problem debt management, as well as specialist policy topics.

The Group’s grading system is fundamental to the management of credit risk, seeking to measure the probability of default (PD), the exposure at default (EAD) and the loss in the event of default (LGD) for all transactions.

From an operational perspective, the Group’s credit grading system has two separate and distinct dimensions that:

•

Measure the PD, which is expressed by a 27-grade Customer Credit Rating (CCR), reflecting the ability to service and repay debt. Within the programmed credit assessment sphere, the PD is typically expressed as a score which maps back to the PD.

•

Measure the LGD, which is expressed by a Security Indicator (SI) ranging from A to G. The SI is calculated by reference to the percentage of loan covered by security which can be realised in the event of default. The security-related SIs are supplemented with a range of other SIs to cover situations where ANZ’s LGD research indicates certain transaction characteristics have different recovery outcomes. Within the programmed credit assessment sphere, exposures are grouped into large homogenous pools – and the LGD is assigned at the pool level.

The development and regular validation of rating models is undertaken by specialist central risk teams. The outputs from these models drive many day-to-day credit decisions, such as origination, pricing, approval levels, regulatory capital adequacy, economic capital allocation and provisioning. The risk grading process includes monitoring of model-generated results to ensure appropriate judgement is exercised (such as overrides to take into account any out-of-model factors).

142 ANZ Annual Report 2011

33: Financial Risk Management (continued)

COLLATERAL MANAGEMENT

Collateral is used to mitigate credit risk, as the secondary source of repayment in case the counterparty cannot meet its contractual repayment obligations.

ANZ credit principles specify to only lend when the counterparty has the capacity and ability to repay, and the Group sets limits on the acceptable level of credit risk. Acceptance of credit risk is firstly based on the counterparty’s assessed capacity to meet contractual obligations (such as the scheduled repayment of principal and interest).

In certain cases, such as where the customer risk profile is considered very sound or by the nature of the product (for instance, small limit products such as credit cards), a transaction may not be supported by collateral. For some products, the collateral provided is fundamental to its structuring so is not strictly the secondary source of repayment. For example, lending secured by trade receivables is typically repaid by the collection of those receivables.

The most common types of collateral typically taken by ANZ include:

•	Security over residential, commercial, industrial or rural property;

•	Fixed and floating charges over business assets;

•	Security over specific plant and equipment;

•	Charges over listed shares, bonds or securities;

•	Charges over cash deposits; and

•	Guarantees and pledges.

Credit policy and procedures set out the acceptable types of collateral, as well as a process by which additional instruments and/or asset types can be considered for approval. ANZ’s credit risk modelling areas use historical internal loss data and other relevant external data to assist in determining the discount that each type would be expected to incur in a forced sale. The discounted value is used in the determination of the SI for LGD purposes.

In the event of customer default, any loan security is usually held as mortgagee in possession while the Group is actively seeking to realise it. Therefore the Group does not usually hold any real estate or other assets acquired through the enforcement of security.

The Group generally uses Master Agreements with its counterparties for derivatives activities. Generally, International Swaps and Derivatives Association (ISDA) Master Agreements will be used. Under the ISDA Master Agreement, if a default of a counterparty occurs, all contracts with the counterparty are terminated. They are then settled on a net basis at market levels current at the time of default.

In addition to the terms noted above, ANZ’s preferred practice is to use a Credit Support Annex (CSA) to the ISDA Master Agreement. Under a CSA, open derivative positions with the counterparty are aggregated and cash collateral (or other forms of eligible collateral) is exchanged daily. The collateral is provided by the counterparty that is out of the money. Upon termination of the trade, payment is required only for the final daily mark-to-market movement rather than the mark-to-market movement since inception.

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk arise when a number of customers are engaged in similar business activities or activities within the same geographic region, or when they have similar risk characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

The Group monitors its portfolios, to identify and assess risk concentrations. The Group’s strategy is to maintain well-diversified credit portfolios focused on achieving an acceptable risk-return balance. Credit risk portfolios are actively monitored and frequently reviewed to identify, assess and guard against unacceptable risk concentrations. Concentration analysis will typically include geography, industry, credit product and risk grade. The Group also applies single customer counterparty limits to protect against unacceptably large exposures to single name risk. These limits are established based on a combination of factors including nature of counterparty, probability of default and collateral provided.

Notes to the Financial Statements    143

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Concentrations of credit risk analysis

Composition of financial instruments that give rise to credit risk by industry:

	Liquid assets and due from other financial institutions		Trading and AFS[1] assets		Derivatives		Loans and advances and acceptances[5]		Other financial assets[2]		Credit related commitments[3]		Total
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Australia
Agriculture, forestry fishing and mining	—	8	—	37	259	139	12,143	11,571	176	164	7,309	6,216	19,887	18,135
Business services	23	47	2	5	89	67	5,384	5,207	78	74	2,556	2,669	8,132	8,069
Construction	8	2	2	21	147	95	5,156	4,592	75	65	3,448	3,978	8,836	8,753
Entertainment, leisure and tourism	—	—	—	46	278	289	6,151	5,463	89	77	2,942	2,402	9,460	8,277
Financial, investment and insurance[4]	1,262	2,622	16,427	16,906	36,047	25,759	7,921	7,537	115	108	7,082	6,724	68,854	59,656
Government and official institutions	4,217	6,826	15,311	14,159	184	184	218	133	3	2	235	198	20,168	21,502
Manufacturing	240	68	358	346	664	566	8,252	7,196	120	102	8,214	9,070	17,848	17,348
Personal lending	—	—	—	—	—	—	191,052	175,888	2,771	2,495	35,929	36,155	229,752	214,538
Property services	1	3	40	89	795	586	24,108	22,643	350	321	8,267	7,637	33,561	31,279
Retail trade	8	5	85	132	173	160	9,295	8,422	135	119	3,630	3,462	13,326	12,300
Transport and storage	10	3	59	80	461	289	5,533	4,853	80	69	2,972	2,737	9,115	8,031
Wholesale trade	242	158	2	8	383	392	5,826	5,526	84	78	4,938	5,250	11,475	11,412
Other	43	2	1,411	3,776	1,066	413	8,285	8,517	120	121	7,673	6,220	18,598	19,049

	6,054	9,744	33,697	35,605	40,546	28,939	289,324	267,548	4,196	3,795	95,195	92,718	469,012	438,349

New Zealand
Agriculture, forestry fishing and mining	30	36	—	1	84	96	14,023	14,538	79	108	1,404	1,097	15,620	15,876
Business services	4	—	—	1	15	15	898	590	5	4	320	86	1,242	696
Construction	—	—	—	—	3	2	732	764	4	6	536	503	1,275	1,275
Entertainment, leisure and tourism	—	—	—	—	33	30	880	841	5	6	252	378	1,170	1,255
Financial, investment and insurance[4]	2,394	1,337	2,751	2,383	7,864	5,361	728	1,370	682	181	1,153	898	15,572	11,530
Government and official institutions	184	5	4,913	4,248	451	241	1,136	1,089	6	8	803	610	7,493	6,201
Manufacturing	—	41	8	15	155	93	2,015	2,365	11	18	1,513	1,460	3,702	3,992
Personal lending	—	—	—	—	—	—	43,574	42,463	247	316	6,482	5,828	50,303	48,607
Property services	—	23	—	—	25	46	5,855	5,798	33	43	652	869	6,565	6,779
Retail trade	—	78	2	2	33	53	1,222	1,100	7	8	583	705	1,847	1,946
Transport and storage	—	4	45	16	83	114	1,247	1,370	7	10	463	383	1,845	1,897
Wholesale trade	12	41	—	—	17	15	925	931	5	7	873	976	1,832	1,970
Other	28	—	43	159	305	256	1,456	1,188	10	10	1,659	1,382	3,501	2,995

	2,652	1,565	7,762	6,825	9,068	6,322	74,691	74,407	1,101	725	16,693	15,175	111,967	105,019

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Includes amounts due from other Group entities.
5	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.

144    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due from other financial institutions		Trading and AFS[1] assets		Derivatives		Loans and advances and acceptances[6]		Other financial assets[2]		Credit related commitments[3]		Total
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Asia Pacific, Europe & America
Agriculture, forestry fishing and mining	38	11	—	—	40	22	1,389	688	24	26	3,721	4,947	5,212	5,694
Business services	8	—	—	—	3	2	914	682	16	26	1,255	896	2,196	1,606
Construction	—	5	—	—	32	16	336	251	6	10	1,978	1,506	2,352	1,788
Entertainment, leisure and tourism	—	—	—	—	—	3	730	819	12	31	282	323	1,024	1,176
Financial, investment and insurance[4]	20,692	10,022	6,512	5,445	3,576	2,023	2,382	1,936	40	74	9,103	5,570	42,305	25,070
Government and official institutions	1,005	66	8,839	5,558	33	1	437	359	7	14	1,340	1,231	11,661	7,229
Manufacturing	140	138	2	70	306	162	11,121	7,123	189	272	16,591	12,546	28,349	20,311
Personal lending	—	2	—	—	—	—	5,817	4,606	99	176	6,580	5,700	12,496	10,484
Property services	—	—	—	30	63	15	3,309	2,393	56	91	581	688	4,009	3,217
Retail trade	—	—	—	5	2	2	921	708	16	27	692	316	1,631	1,058
Transport and storage	—	11	—	1	52	50	2,343	1,764	40	67	1,102	806	3,537	2,699
Wholesale trade	123	52	—	1	115	88	5,289	3,257	90	124	10,139	6,079	15,756	9,601
Other	206	17	1,047	272	282	176	4,764	3,541	81	135	3,847	3,013	10,227	7,154

	22,212	10,324	16,400	11,382	4,504	2,560	39,752	28,127	676	1,073	57,211	43,621	140,755	97,087

Consolidated –aggregate
Agriculture, forestry fishing and mining	68	55	—	38	383	257	27,555	26,797	279	298	12,434	12,260	40,719	39,705
Business services	35	47	2	6	107	84	7,196	6,479	99	104	4,131	3,651	11,570	10,371
Construction	8	7	2	21	182	113	6,224	5,607	85	81	5,962	5,987	12,463	11,816
Entertainment, leisure and tourism	—	—	—	46	311	322	7,761	7,123	106	114	3,476	3,103	11,654	10,708
Financial, investment and insurance[4]	24,348	13,981	25,690	24,734	47,487	33,143	11,031	10,843	837	363	17,338	13,192	126,731	96,256
Government and official institutions	5,406	6,897	29,063	23,965	668	426	1,791	1,581	16	24	2,378	2,039	39,322	34,932
Manufacturing	380	247	368	431	1,125	821	21,388	16,684	320	392	26,318	23,076	49,899	41,651
Personal lending	—	2	—	—	—	—	240,443	222,957	3,117	2,987	48,991	47,683	292,551	273,629
Property services	1	26	40	119	883	647	33,272	30,834	439	455	9,500	9,194	44,135	41,275
Retail trade	8	83	87	139	208	215	11,438	10,230	158	154	4,905	4,483	16,804	15,304
Transport and storage	10	18	104	97	596	453	9,123	7,987	127	146	4,537	3,926	14,497	12,627
Wholesale trade	377	251	2	9	515	495	12,040	9,714	179	209	15,950	12,305	29,063	22,983
Other	277	19	2,501	4,207	1,653	845	14,505	13,246	211	266	13,179	10,615	32,326	29,198

Gross Total	30,918	21,633	57,859	53,812	54,118	37,821	403,767	370,082	5,973	5,593	169,099	151,514	721,734	640,455

Individual provision for credit impairment	—	—	—	—	—	—	(1,687)	(1,849)	—	—	(10)	(26)	(1,697)	(1,875)
Collective provision for credit impairment	—	—	—	—	—	—	(2,604)	(2,577)	—	—	(572)	(576)	(3,176)	(3,153)

	30,918	21,633	57,859	53,812	54,118	37,821	399,476	365,656	5,973	5,593	168,517	150,912	716,861	635,427

Unearned income	—	—	—	—	—	—	(2,216)	(2,262)	—	—	—	—	(2,216)	(2,262)
Capitalised brokerage/mortgage origination fees	—	—	—	—	—	—	629	600	—	—	—	—	629	600

	30,918	21,633	57,859	53,812	54,118	37,821	397,889	363,994	5,973	5,593	168,517	150,912	715,274	633,765

Excluded from analysis above[5]	2,805	2,793	479	445	—	—	—	—	—	—	—	—	3,284	3,238

	33,723	24,426	58,338	54,257	54,118	37,821	397,889	363,994	5,973	5,593	168,517	150,912	718,558	637,003

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Includes amounts due from other Group entities.
5	Equity instruments and cash are excluded from maximum exposure amount.
6	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.

Notes to the Financial Statements    145

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due from other financial institutions		Trading and AFS[1] assets		Derivatives		Loans and advances and acceptances[5]		Other financial assets[2]		Credit related commitments[3]		Total
The Company	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Australia
Agriculture, forestry fishing and mining	—	8	—	37	259	139	11,425	9,689	118	92	7,302	6,022	19,104	15,987
Business services	25	46	2	4	89	67	5,373	5,198	55	49	2,553	2,669	8,097	8,033
Construction	9	2	2	21	148	94	5,145	4,584	53	44	3,445	3,978	8,802	8,723
Entertainment, leisure and tourism	—	—	—	46	278	288	6,130	5,454	63	52	2,940	2,402	9,411	8,242
Financial, investment and insurance[4]	1,298	2,502	16,786	16,767	42,119	29,500	8,651	8,302	89	79	7,075	6,724	76,018	63,874
Government and official institutions	4,598	6,726	15,653	14,060	184	184	218	133	3	2	235	198	20,891	21,303
Manufacturing	261	67	366	344	665	567	8,227	7,183	85	68	8,206	9,070	17,810	17,299
Personal lending	—	—	—	—	—	—	190,661	175,585	1,956	1,671	35,890	36,155	228,507	213,411
Property services	1	3	41	88	794	586	24,056	22,605	248	215	8,259	7,637	33,399	31,134
Retail trade	9	5	87	131	173	160	9,275	8,408	95	80	3,626	3,462	13,265	12,246
Transport and storage	11	3	60	79	461	288	5,491	4,780	57	45	2,970	2,734	9,050	7,929
Wholesale trade	263	156	2	8	384	392	5,811	5,516	60	52	4,933	5,249	11,453	11,373
Other	47	2	1,333	3,621	1,066	413	8,259	8,491	86	82	7,666	6,217	18,457	18,826

	6,522	9,520	34,332	35,206	46,620	32,678	288,722	265,928	2,968	2,531	95,100	92,517	474,264	438,380

New Zealand
Agriculture, forestry fishing and mining	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Business services	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Entertainment, leisure and tourism	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Financial, investment and insurance	—	—	—	—	21	381	—	—	—	—	—	—	21	381
Government and official institutions	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Manufacturing	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Personal lending	—	—	—	—	—	—	7,820	7,663	267	226	69	48	8,156	7,937
Property services	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Retail trade	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Transport and storage	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Wholesale trade	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—

	—	—	—	—	21	381	7,820	7,663	267	226	69	48	8,177	8,318

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Includes amounts due from other Group entities.
5	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.

146    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Concentrations of credit risk analysis (continued):

Composition of financial instruments that give rise to credit risk by industry (continued):

	Liquid assets and due from other financial institutions		Trading and AFS[1] assets		Derivatives		Loans and advances and acceptances[6]		Other financial assets[2]		Credit related commitments[3]		Total
The Company	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Asia Pacific, Europe & America
Agriculture, forestry fishing and mining	34	11	—	—	15	10	817	429	13	16	3,032	4,466	3,911	4,932
Business services	7	—	—	—	1	1	604	486	10	18	1,071	837	1,693	1,342
Construction	—	1	—	—	12	7	176	114	3	4	1,829	1,448	2,020	1,574
Entertainment, leisure and tourism	—	—	—	—	—	1	558	644	9	24	258	284	825	953
Financial, investment and insurance[4]	18,056	9,306	5,601	5,031	1,362	897	2,035	1,711	36	68	8,291	5,242	35,381	22,255
Government and official institutions	899	56	6,305	4,388	12	—	362	305	6	12	1,259	1,186	8,843	5,947
Manufacturing	122	134	2	67	116	71	9,544	6,388	154	242	14,682	11,668	24,620	18,570
Personal lending	—	2	—	—	—	—	4,465	3,258	72	123	5,587	4,856	10,124	8,239
Property services	—	—	—	29	24	6	3,111	2,413	50	91	534	663	3,719	3,202
Retail trade	—	—	—	5	1	1	596	480	10	18	527	247	1,134	751
Transport and storage	—	11	—	1	20	22	1,760	1,462	28	55	982	715	2,790	2,266
Wholesale trade	110	44	—	1	44	38	4,471	2,860	72	108	9,166	5,666	13,863	8,717
Other	185	17	766	170	108	78	3,938	2,914	63	110	2,989	2,304	8,049	5,593

	19,413	9,582	12,674	9,692	1,715	1,132	32,437	23,464	526	889	50,207	39,582	116,972	84,341

The Company –aggregate
Agriculture, forestry fishing and mining	34	19	—	37	274	149	12,242	10,118	131	108	10,334	10,488	23,015	20,919
Business services	32	46	2	4	90	68	5,977	5,684	65	67	3,624	3,506	9,790	9,375
Construction	9	3	2	21	160	101	5,321	4,698	56	48	5,274	5,426	10,822	10,297
Entertainment, leisure and tourism	—	—	—	46	278	289	6,688	6,098	72	76	3,198	2,686	10,236	9,195
Financial, investment and insurance[4]	19,354	11,808	22,386	21,798	43,502	30,778	10,686	10,013	125	147	15,366	11,966	111,420	86,510
Government and official institutions	5,497	6,782	21,959	18,448	196	184	580	438	9	14	1,494	1,384	29,734	27,250
Manufacturing	383	201	368	411	781	638	17,771	13,571	239	310	22,888	20,738	42,430	35,869
Personal lending	—	2	—	—	—	—	202,946	186,506	2,295	2,020	41,546	41,059	246,787	229,587
Property services	1	3	41	117	818	592	27,167	25,018	298	306	8,793	8,300	37,118	34,336
Retail trade	9	5	87	136	174	161	9,871	8,888	105	98	4,153	3,709	14,399	12,997
Transport and storage	11	14	60	80	481	310	7,251	6,242	85	100	3,952	3,449	11,840	10,195
Wholesale trade	373	200	2	9	428	430	10,282	8,376	132	160	14,099	10,915	25,316	20,090
Other	232	19	2,099	3,791	1,174	491	12,197	11,405	149	192	10,655	8,521	26,506	24,419

Gross Total	25,935	19,102	47,006	44,898	48,356	34,191	328,979	297,055	3,761	3,646	145,376	132,147	599,413	531,039

Individual provision for credit impairment	—	—	—	—	—	—	(1,144)	(1,253)	—	—	(6)	(20)	(1,150)	(1,273)
Collective provision for credit impairment	—	—	—	—	—	—	(2,042)	(1,950)	—	—	(454)	(436)	(2,496)	(2,386)

	25,935	19,102	47,006	44,898	48,356	34,191	325,793	293,852	3,761	3,646	144,916	131,691	595,767	527,380

Unearned income	—	—	—	—	—	—	(1,961)	(2,007)	—	—	—	—	(1,961)	(2,007)
Capitalised brokerage/mortgage origination fees	—	—	—	—	—	—	602	566	—	—	—	—	602	566

	25,935	19,102	47,006	44,898	48,356	34,191	324,434	292,411	3,761	3,646	144,916	131,691	594,408	525,939

Excluded from analysis above[5]	958	1,082	378	380	—	—	—	—	—	—	—	—	1,336	1,462

	26,893	20,184	47,384	45,278	48,356	34,191	324,434	292,411	3,761	3,646	144,916	131,691	595,744	527,401

1	Available-for-sale assets.
2	Mainly comprises trade dated assets and accrued interest.
3	Credit related commitments comprise undrawn facilities and customer contingent liabilities.
4	Includes amounts due from other Group entities.
5	Equity instruments and cash are excluded from maximum exposure amount.
6	Excludes individual and collective provisions for credit impairment held in respect of credit related commitments.

Notes to the Financial Statements    147

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

CREDIT QUALITY

Maximum exposure to credit risk

For financial assets recognised on the balance sheet, the maximum exposure to credit risk is the carrying amount. In certain circumstances, there may be differences between the carrying amounts reported on the balance sheet and the amounts reported in the tables below. Principally, these differences arise in respect of financial assets that are subject to risks other than credit risk, such as equity investments which are primarily subject to market risk, or bank notes and coins. For contingent exposures, the maximum exposure to credit risk is the maximum amount the Group would have to pay if the instrument is called upon. For undrawn facilities, the maximum exposure to credit risk is the full amount of the committed facilities.

The following tables present the maximum exposure to credit risk of on-balance sheet and off -balance sheet financial assets before taking account of any collateral held or other credit enhancements.

					Maximum exposure
	Reported		Excluded[1]		to credit risk
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets	24,899	18,945	2,805	2,793	22,094	16,152
Due from other financial institutions	8,824	5,481	—	—	8,824	5,481
Trading securities	36,074	33,515	—	—	36,074	33,515
Derivative financial instruments	54,118	37,821	—	—	54,118	37,821
Available-for-sale assets	22,264	20,742	479	445	21,785	20,297
Net loans and advances and acceptances
– Australia	231,139	217,903	—	—	231,139	217,903
– APEA	38,779	27,118	—	—	38,779	27,118
– New Zealand	68,174	67,239	—	—	68,174	67,239
– Institutional	91,151	72,670	—	—	91,151	72,670
– Less: Institutional APEA	(31,936)	(21,538)	—	—	(31,936)	(21,538)

Other financial assets[2]	5,973	5,593	—	—	5,973	5,593

	549,459	485,489	3,284	3,238	546,175	482,251

Undrawn facilities	137,889	124,029	—	—	137,889	124,029
Contingent facilities	31,210	27,485	—	—	31,210	27,485

	169,099	151,514	—	—	169,099	151,514

Total	718,558	637,003	3,284	3,238	715,274	633,765

1	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets.
2	Mainly comprises trade dated assets and accrued interest.

148    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Maximum exposure to credit risk (continued)

					Maximum exposure
	Reported		Excluded[1]		to credit risk
The Company	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets	20,555	16,047	958	1,082	19,597	14,964
Due from other financial institutions	6,338	4,136	—	—	6,338	4,136
Trading securities	28,367	28,305	—	—	28,367	28,305
Derivative financial instruments	48,356	34,191	—	—	48,356	34,191
Available-for-sale assets	19,017	16,973	378	380	18,639	16,593
Net loans and advances and acceptances	323,974	291,956	—	—	323,974	291,957
Other financial assets[2]	3,761	3,646	—	—	3,761	3,646

	450,368	395,254	1,336	1,462	449,033	393,792

Undrawn facilities	117,107	106,403	—	—	117,107	106,403
Contingent facilities	28,269	25,744	—	—	28,269	25,744

	145,376	132,147	—	—	145,376	132,147

Total	595,744	527,401	1,336	1,462	594,408	525,939

1	Includes bank notes and coins and cash at bank within liquid assets and equity instruments within available-for-sale financial assets.
2	Mainly comprises trade dated assets and accrued interest.

Notes to the Financial Statements    149

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

DISTRIBUTION OF FINANCIAL ASSETS BY CREDIT QUALITY

The Group has a comprehensive rating system that is used to quantify credit risk. The use of masterscales ensures consistency across exposure types at the Group, providing a consistent framework for reporting and analysis.

All customers with whom ANZ has a credit relationship including guarantors, are assigned a Customer Credit Rating (CCR) or score at origination either by programmed credit assessment or by judgemental assessment. In addition, the CCR or score is reviewed on an ongoing basis to ensure it accurately reflects the credit risk of the customer and the prevailing economic conditions.

The Group’s risk grade profile therefore changes dynamically through new lending, repayment and/or existing counterparty movements in either risk or volume.

Restructured items

Restructured items are facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consist of reduction of interest, principal or other payments legally due, or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

	Neither past
	due nor		Past due but not
	impaired		impaired		Restructured		Impaired		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	22,094	16,152	—	—	—	—	—	—	22,094	16,152
Due from other financial institutions	8,824	5,481	—	—	—	—	—	—	8,824	5,481
Trading securities	36,074	33,515	—	—	—	—	—	—	36,074	33,515
Derivative financial instruments	54,079	37,752	—	—	1	18	38	51	54,118	37,821
Available-for-sale assets	21,785	20,297	—	—	—	—	—	—	21,785	20,297
Net loans and advances and acceptances
– Australia	220,897	207,897	9,022	8,977	—	—	1,220	1,029	231,139	217,903
– APEA	37,413	25,742	700	689	—	—	666	687	38,779	27,118
– New Zealand	64,732	63,497	2,034	2,229	16	7	1,392	1,506	68,174	67,239
– Institutional	88,622	69,132	119	263	683	116	1,727	3,159	91,151	72,670
– Less: Institutional APEA	(31,557)	(21,217)	(24)	(15)	—	—	(355)	(306)	(31,936)	(21,538)
Other financial assets[1]	5,973	5,593	—	—	—	—	—	—	5,973	5,593
Credit related commitments[2]	168,906	151,220	—	—	—	—	193	294	169,099	151,514

	697,842	615,061	11,851	12,143	700	141	4,881	6,420	715,274	633,765

	Neither past
	due nor		Past due but not
	impaired		impaired		Restructured		Impaired		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
The Company	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	19,597	14,964	—	—	—	—	—	—	19,597	14,964
Due from other financial institutions	6,338	4,136	—	—	—	—	—	—	6,338	4,136
Trading securities	28,367	28,305	—	—	—	—	—	—	28,367	28,305
Derivative financial instruments	48,317	34,122	—	—	1	18	38	51	48,356	34,191
Available-for-sale assets	18,639	16,593	—	—	—	—	—	—	18,639	16,593
Net loans and advances and acceptances	310,758	277,687	9,495	9,867	683	116	3,038	4,287	323,974	291,957
Other financial assets[1]	3,761	3,646	—	—	—	—	—	—	3,761	3,646
Credit related commitments[2]	145,204	131,877	—	—	—	—	172	270	145,376	132,147

	580,981	511,330	9,495	9,867	684	134	3,248	4,608	594,408	525,939

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

150    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Credit quality of financial assets neither past due nor impaired

The credit quality of fi nancial assets is managed by the Group using internal CCRs based on their current probability of default. The Group’s masterscales are mapped to external rating agency scales, to enable wider comparisons.

Internal rating
Strong credit profile	Customers that have demonstrated superior stability in their operating and financial performance over the long-term, and whose debt servicing capacity is not significantly vulnerable to foreseeable events. This rating broadly corresponds to ratings ‘Aaa’ to ‘Baa3’ and ‘AAA’ to ‘BBB–’ of Moody’s and Standard & Poor’s respectively.
Satisfactory risk	Customers that have consistently demonstrated sound operational and financial stability over the medium to long- term, even though some may be susceptible to cyclical trends or variability in earnings. This rating broadly corresponds to ratings ‘Ba2’ to ‘Ba3’ and ‘BB’ to ‘BB–’ of Moody’s and Standard & Poor’s respectively.
Sub-standard but not past due or impaired	Customers that have demonstrated some operational and financial instability, with variability and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term. This rating broadly corresponds to ratings ‘B1’ to ‘Caa’ and ‘B+’ to ‘CCC’ of Moody’s and Standard & Poor’s respectively.

					Sub-standard
					but not past
	Strong credit profile		Satisfactory risk		due or impaired		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	21,484	15,606	552	468	58	78	22,094	16,152
Due from other financial institutions	7,617	4,880	980	424	227	177	8,824	5,481
Trading securities	35,528	32,466	546	1,017	—	32	36,074	33,515
Derivative financial instruments	51,928	36,464	1,461	775	690	513	54,079	37,752
Available-for-sale assets	20,081	19,026	1,664	1,271	40	—	21,785	20,297
Net loans and advances and acceptances
– Australia	164,417	153,391	46,367	45,148	10,113	9,358	220,897	207,897
– APEA	26,136	14,731	9,201	9,227	2,076	1,784	37,413	25,742
– New Zealand	39,590	36,094	20,802	22,069	4,340	5,334	64,732	63,497
– Institutional	65,433	45,050	19,038	19,988	4,151	4,094	88,622	69,132
– Less: Institutional APEA	(21,894)	(11,625)	(9,192)	(8,894)	(471)	(698)	(31,557)	(21,217)
Other financial assets[1]	5,412	5,125	431	385	130	83	5,973	5,593
Credit related commitments[2]	136,248	123,083	29,759	24,544	2,899	3,593	168,906	151,220

	551,980	474,291	121,609	116,422	24,253	24,348	697,842	615,061

					Sub-standard
					but not past
	Strong credit profile		Satisfactory risk		due or impaired		Total
	2011	2010	2011	2010	2011	2010	2011	2010
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Liquid assets	19,085	14,566	473	340	39	58	19,597	14,964
Due from other financial institutions	5,596	3,914	738	214	4	8	6,338	4,136
Trading securities	28,017	27,274	350	999	—	32	28,367	28,305
Derivative financial instruments	46,418	33,127	1,226	532	673	463	48,317	34,122
Available-for-sale assets	18,336	16,264	263	329	40	—	18,639	16,593
Net loans and advances and acceptances	228,068	198,050	67,548	65,885	15,142	13,752	310,758	277,687
Other financial assets[1]	3,307	3,315	346	275	108	56	3,761	3,646
Credit related commitments[2]	119,913	109,788	23,598	19,724	1,693	2,365	145,204	131,877

	468,740	406,298	94,542	88,298	17,699	16,734	580,981	511,330

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

Notes to the Financial Statements    151

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Ageing analysis of financial assets that are past due but not impaired

Ageing analysis of past due loans is used by the Group to measure and manage emerging credit risks. Financial assets that are past due but not impaired include those which are assessed, approved and managed on a portfolio basis within a centralised environment (for example credit cards and personal loans) that can be held on a productive basis until they are 180 days past due, as well as those which are managed on an individual basis.

A large portion of retail credit exposures, such as residential mortgages, are generally well secured. That is, the value of associated security is sufficient to cover amounts outstanding.

	As at 30 September 2011 Consolidated						As at 30 September 2010 Consolidated
	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances:
— Australia	2,132	3,451	1,280	639	1,520	9,022	1,799	4,115	1,274	587	1,202	8,977
— APEA	—	516	—	115	69	700	—	483	—	123	83	689
— New Zealand	867	557	275	93	242	2,034	739	788	340	124	238	2,229
— Institutional	29	36	30	20	4	119	8	110	55	44	46	263
— Less: Institutional APEA	—	(20)	(1)	(2)	(1)	(24)	—	(1)	—	—	(14)	(15)
Other financial assets	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[1]	—	—	—	—	—	—	—	—	—	—	—	—

	3,028	4,540	1,584	865	1,834	11,851	2,546	5,495	1,669	878	1,555	12,143

	The Company						The Company
	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m	1-5 days $m	6-29 days $m	30-59 days $m	60-89 days $m	>90 days $m	Total $m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	2,222	3,760	1,308	695	1,510	9,495	1,871	4,704	1,341	722	1,229	9,867
Other financial assets	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[1]	—	—	—	—	—	—	—	—	—	—	—	—

	2,222	3,760	1,308	695	1,510	9,495	1,871	4,704	1,341	722	1,229	9,867

1	Comprises undrawn facilities and customer contingent liabilities.

152    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Estimated value of collateral for financial assets that are past due but not impaired

Collateral provided as security is valued conservatively on a recoverable basis assuming an event of default, and such valuations are updated on a regular basis with the frequency varying depending on the nature of the security. The adequacy of security valuations must also be considered at each customer review. In order to calculate the Security Indicator (SI) for a transaction, the value of a collateral item is reduced by an extension ratio which reduces its market value to a realisable value assuming a downturn scenario. Extension ratios have been determined based on analysis of historical loss information.

For the purposes of this disclosure, where security is valued at more than the corresponding credit exposure, coverage is capped at the value of the credit exposure.

	Cash		Real estate		Other		Total value of collateral		Credit exposure		Unsecured portion of credit exposure
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
— Australia	—	—	6,310	6,346	1,717	1,771	8,027	8,117	9,022	8,977	995	860
— APEA	—	—	174	193	173	234	347	427	700	689	353	262
— New Zealand	—	—	1,223	1,586	448	241	1,671	1,827	2,034	2,229	363	402
— Institutional	—	—	46	94	25	119	71	213	119	263	48	50
— Less: Institutional APEA	—	—	—	—	(1)	(3)	(1)	(3)	(24)	(15)	(23)	(12)
Other financial assets[1]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—	—	—	—	—	—	—

	—	—	7,753	8,219	2,362	2,362	10,115	10,581	11,851	12,143	1,736	1,562

	Cash		Real estate		Other		Total value of collateral		Credit exposure		Unsecured portion of credit exposure
The Company	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	—	—	6,709	6,875	1,672	1,894	8,381	8,769	9,495	9,867	1,114	1,098
Other financial assets[1]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	—	—	—	—	—	—	—	—	—	—	—	—

	—	—	6,709	6,875	1,672	1,894	8,381	8,769	9,495	9,867	1,114	1,098

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

Notes to the Financial Statements     153

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Financial assets that are individually impaired

	Consolidated				The Company
	Impaired assets		Individual provision balances		Impaired assets		Individual provision balances
	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Australia
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	35	51	—	—	35	51	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	2,592	3,837	902	957	2,430	3,696	864	904
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	180	260	7	20	172	260	6	20

	2,807	4,148	909	977	2,637	4,007	870	924

New Zealand
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	—	—	—	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	1,392	1,551	398	463	52	33	14	9
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	13	24	3	6	—	—	—	—

	1,405	1,575	401	469	52	33	14	9

Asia Pacific, Europe & America
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	3	—	—	—	3	—	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	666	687	387	429	556	558	266	340
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	—	10	—	—	—	10	—	—

	669	697	387	429	559	568	266	340

Aggregate
Liquid assets	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—
Derivative financial instruments	38	51	—	—	38	51	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	4,650	6,075	1,687	1,849	3,038	4,287	1,144	1,253
Other financial assets[1]	—	—	—	—	—	—	—	—
Credit related commitments[2]	193	294	10	26	172	270	6	20

	4,881	6,420	1,697	1,875	3,248	4,608	1,150	1,273

1	Mainly comprises trade dated trading assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

154    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Estimated value of collateral for financial assets that are individually impaired

	Cash		Real estate		Other		Total value of collateral		Credit exposure		Unsecured portion of credit exposure
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	17	32	21	19	38	51	38	51	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances
—Australia	—	—	248	172	380	376	628	548	1,220	1,029	592	481
—APEA	—	—	16	15	262	243	278	258	666	687	388	429
—New Zealand	—	—	840	743	154	329	994	1,072	1,392	1,506	398	434
—Institutional	—	—	784	1,330	488	1,195	1,272	2,525	1,727	3,159	455	634
—Less: Institutional APEA	—	—	—	—	(209)	(177)	(209)	(177)	(355)	(306)	(146)	(129)
Other financial assets[1]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	—	1	7	9	176	258	183	268	193	294	10	26

	—	1	1,912	2,301	1,272	2,243	3,184	4,545	4,881	6,420	1,697	1,875

	Cash		Real estate		Other		Total value of collateral		Credit exposure		Unsecured portion of credit exposure
The Company	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets	—	—	—	—	—	—	—	—	—	—	—	—
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	—	—
Trading securities	—	—	—	—	—	—	—	—	—	—	—	—
Derivative financial instruments	—	—	17	32	21	19	38	51	38	51	—	—
Available-for-sale assets	—	—	—	—	—	—	—	—	—	—	—	—
Net loans and advances and acceptances	—	—	1,086	1,541	808	1,493	1,894	3,034	3,038	4,287	1,144	1,253
Other financial assets[1]	—	—	—	—	—	—	—	—	—	—	—	—
Credit related commitments[2]	—	1	3	6	163	243	166	250	172	270	6	20

	—	1	1,106	1,579	992	1,755	2,098	3,335	3,248	4,608	1,150	1,273

1	Mainly comprises trade dated assets and accrued interest.
2	Comprises undrawn facilities and customer contingent liabilities.

Notes to the Financial Statements     155

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

MARKET RISK

Market risk is the risk to the Group’s earnings arising from changes in interest rates, currency exchange rates, credit spreads, or from fluctuations in bond, commodity or equity prices.

Market risk arises when changes in market rates, prices and volatilities lead to a decline in the value of assets and liabilities, including financial derivatives. Market risk is generated through both trading and banking book activities.

ANZ conducts trading operations in interest rates, foreign exchange, commodities, securities and equities.

ANZ has a detailed risk management and control framework to support its trading and balance sheet activities. The framework incorporates a risk measurement approach to quantify the magnitude of market risk within trading and balance sheet portfolios. This approach and related analysis identifies the range of possible outcomes that can be expected over a given period of time, establishes the relative likelihood of those outcomes and allocates an appropriate amount of capital to support these activities.

Group-wide responsibility for the strategies and policies relating to the management of market risk lies with the Board Risk Committee. Responsibility for day to day management of both market risks and compliance with market risk policy is delegated by the Risk Committee to the Credit and Market Risk Committee (‘CMRC’) and the Group Asset & Liability Committee (‘GALCO’). The CMRC, chaired by the Chief Risk Officer, is responsible for the oversight of market risk. All committees receive regular reporting on the range of trading and balance sheet market risks that ANZ incurs.

Within overall strategies and policies, the control of market risk at the Group level is the joint responsibility of Business Units and Risk Management, with the delegation of market risk limits from the Board and CMRC allocated to both Risk Management and the Business Units.

The management of Risk Management is supported by a comprehensive limit and policy framework to control the amount of risk that the Group will accept. Market risk limits are allocated at various levels and are reported and monitored by Market Risk on a daily basis. The detailed limit framework allocates individual limits to manage and control asset classes (e.g. interest rates, equities), risk factors (e.g. interest rates, volatilities) and profit and loss limits (to monitor and manage the performance of the trading portfolios).

Market risk management and control responsibilities

To facilitate the management, measurement and reporting of market risk, ANZ has grouped market risk into two broad categories:

a) Traded market risk

This is the risk of loss from changes in the value of financial instruments due to movements in price factors for both physical and derivative trading positions. Trading positions arise from transactions where ANZ acts as principal with customers, financial exchanges or interbank counterparties.

The principal risk categories monitored are:

•	Currency risk is the potential loss arising from the decline in the value of a financial instrument due to changes in foreign exchange rates or their implied volatilities.

•	Interest rate risk is the potential loss arising from the change in the value of a financial instrument due to changes in market interest rates or their implied volatilities.

•	Credit spread risk is the potential loss arising from a change in value of an instrument due to a movement of its margin or spread relative to a benchmark.

•	Commodity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in commodity prices or their implied volatilities.

•	Equity risk is the potential loss arising from the decline in the value of a financial instrument due to changes in stock prices or their implied volatilities.

b) Non-traded market risk (or balance sheet risk)

This comprises the management of non-traded interest rate risk, liquidity, and the risk to the Australian dollar denominated value of the Group’s capital and earnings as a result of foreign exchange rate movements.

Some instruments do not fall into either category that also expose ANZ to market risk. These include equity securities classified as available-for-sale financial assets that predominantly comprise long-term strategic investments.

Value at Risk (VaR) measure

A key measure of market risk is Value at Risk (VaR). VaR is a statistical estimate of the possible daily loss and is based on historical market movements.

ANZ measures VaR at a 97.5% and 99% confidence interval. This means that there is a 97.5% or 99% chance that the loss will not exceed the VaR estimate on any given day.

The Group’s standard VaR approach for both traded and non-traded risk is historical simulation. The Group calculates VaR using historical changes in market rates, prices and volatilities over the previous 500 business days. Traded and non-traded VaR is calculated using a one-day holding period.

It should be noted that because VaR is driven by actual historical observations, it is not an estimate of the maximum loss that the Group could experience from an extreme market event. As a result of this limitation, the Group utilises a number of other risk measures (e.g. stress testing) and risk sensitivity limits to measure and manage market risk.

156    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Traded Market Risk

Below are the aggregate Value at Risk (VaR) exposures at 97.5% and 99% confidence levels covering both physical and derivatives trading positions for the Bank’s principal trading centres.

	30 September 2011				30 September 2010
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 97.5% confidence
Foreign exchange	6.0	7.9	0.8	3.1	2.6	7.8	0.8	2.0
Interest rate	4.7	16.1	4.2	9.4	11.2	24.9	9.2	17.2
Credit	3.4	8.5	2.4	5.4	3.0	4.9	1.7	3.1
Commodity	2.0	4.3	1.6	2.6	2.1	3.7	1.1	2.3
Equities	2.5	2.5	0.4	0.9	0.5	0.8	0.2	0.4
Diversification benefit	(10.4)	n/a	n/a	(10.3)	(7.1)	n/a	n/a	(8.2)

Total VaR	8.2	18.8	5.7	11.1	12.3	24.9	10.0	16.8

Value at risk at 99% confidence
Foreign exchange	7.8	10.9	1.0	4.2	3.6	10.4	1.3	3.1
Interest rate	7.0	26.4	5.4	13.5	19.3	57.4	15.2	30.5
Credit	4.9	10.5	3.2	6.9	3.9	7.0	2.1	4.4
Commodity	3.2	6.5	2.4	4.1	3.6	5.4	2.4	3.6
Equities	3.4	3.5	0.6	1.3	0.8	1.2	0.5	0.8
Diversification benefit	(14.6)	n/a	n/a	(14.2)	(9.4)	n/a	n/a	(9.8)

Total VaR	11.7	29.5	8.3	15.8	21.8	71.4	15.0	32.6

	30 September 2011				30 September 2010
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 97.5% confidence
Foreign exchange	6.0	7.9	0.8	3.1	2.6	7.7	0.7	2.0
Interest rate	4.5	15.8	4.0	9.1	11.0	24.8	9.0	17.0
Credit	3.3	8.5	2.4	5.4	2.9	4.8	1.6	3.1
Commodity	2.0	4.3	1.6	2.6	2.1	3.7	1.1	2.3
Equities	2.5	2.5	0.4	0.9	0.5	0.8	0.2	0.4
Diversification benefit	(10.2)	n/a	n/a	(10.3)	(6.9)	n/a	n/a	(8.1)

Total VaR	8.1	18.6	5.5	10.8	12.2	24.8	9.9	16.7

Value at risk at 99% confidence
Foreign exchange	7.8	10.9	1.0	4.2	3.5	10.3	1.3	3.1
Interest rate	6.7	26.3	5.0	13.2	19.0	57.3	15.0	30.3
Credit	4.8	10.5	3.2	6.9	3.8	7.0	2.1	4.3
Commodity	3.2	6.5	2.4	4.1	3.6	5.4	2.4	3.6
Equities	3.4	3.5	0.6	1.3	0.8	1.2	0.5	0.8
Diversification benefit	(14.4)	n/a	n/a	(14.2)	(9.3)	n/a	n/a	(9.7)

Total VaR	11.5	29.3	8.1	15.5	21.4	71.3	14.6	32.4

VaR is calculated separately for foreign exchange, interest rate, credit, commodity and equities and for the Group. The diversification benefit reflects the historical correlation between these products. Electricity commodities risk measurement remains under the standard approach for regulatory purposes. Equities trading risk measurement moved to the internal model approach in May 2011.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at a Group level. ANZ’s stress-testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ. Standard stress tests are applied on a daily basis and measure the potential loss arising from applying extreme market movements to individual and groups of individual price factors. Extraordinary stress tests are applied monthly and measure the potential loss arising as a result of scenarios generated from major financial market events.

Note to the Financial Statements    157

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Non-Traded Market Risk (Balance Sheet Risk)

The principal objectives of balance sheet management are to manage interest income sensitivity while maintaining acceptable levels of interest rate and liquidity risk and to manage the market value of the Group’s capital. Liquidity risk is dealt with in the next section.

Interest rate risk

The objective of balance sheet interest rate risk management is to secure stable and optimal net interest income over both the short (next 12 months) and long-term. Non-traded interest rate risk relates to the potential adverse impact of changes in market interest rates on the Group’s future net interest income. This risk arises from two principal sources: mismatches between the repricing dates of interest bearing assets and liabilities; and the investment of capital and other non-interest bearing liabilities in interest bearing assets. Interest rate risk is reported using various techniques including: VaR and scenario analysis (to a 1% shock).

a) VaR non-traded interest rate risk

The repricing assumptions used to determine the VaR and 1% rate shock have been independently validated. Below are aggregate VaR figures covering non-traded interest rate risk.

	30 September 2011				30 September 2010
Consolidated	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 97.5% confidence
Australia	12.2	20.1	10.5	14.4	18.2	27.3	18.0	22.0
New Zealand	8.1	13.5	7.9	9.3	13.8	13.8	7.8	11.1
Asia Pacific, Europe & America	3.9	5.5	2.3	3.5	4.3	8.9	4.3	5.9
Diversification benefit	(9.7)	n/a	n/a	(8.0)	(11.6)	n/a	n/a	(8.2)

	14.5	26.5	13.2	19.2	24.7	39.6	24.7	30.8

	30 September 2011				30 September 2010
The Company	As at $m	High for year $m	Low for year $m	Average for year $m	As at $m	High for year $m	Low for year $m	Average for year $m
Value at risk at 97.5% confidence
Australia	12.2	20.1	10.5	14.4	18.2	27.3	18.0	22.0
New Zealand	0.1	0.3	0.0	0.1	0.1	0.2	0.0	0.1
Asia Pacific, Europe & America	3.2	5.4	1.7	3.0	4.2	10.5	4.2	6.8
Diversification benefit	(3.7)	n/a	n/a	(2.2)	(1.8)	n/a	n/a	(2.6)

	11.8	20.9	10.1	15.3	20.7	34.7	20.7	26.3

VaR is calculated separately for Australia, New Zealand and Asia Pacific, Europe and America Markets, as well as for the Group.

To supplement the VaR methodology, ANZ applies a wide range of stress tests, both on individual portfolios and at Group level. ANZ’s stress testing regime provides senior management with an assessment of the financial impact of identified extreme events on market risk exposures of ANZ.

b) Scenario Analysis – a 1% shock on the next 12 months’ net interest income

A 1% overnight parallel positive shift in the yield curve is modelled to determine the potential impact on net interest income over the succeeding 12 months. This is a standard risk measure which assumes the parallel shift is reflected in all wholesale and customer rates.

The figures in the table below indicate the outcome of this risk measure for the current and previous financial years – expressed as a percentage of reported net interest income. The sign indicates the nature of the rate sensitivity with a positive number signifying that a rate increase is positive for net interest income over the next 12 months.

	Consolidated		The Company
	2011	2010	2011	2010
Impact of 1% rate shock
As at 30 September	1.36%	1.09%	1.53%	1.12%
Maximum exposure	1.51%	1.61%	1.85%	1.79%
Minimum exposure	0.50%	0.60%	0.54%	0.63%

Average exposure (in absolute terms)	1.08%	0.98%	1.26%	1.14%

158    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Interest rate risk (continued)

The extent of mismatching between the repricing characteristics and timing of interest bearing assets and liabilities at any point has implications for future net interest income. On a global basis, the Group quantifies the potential variation in future net interest income as a result of these repricing mismatches.

The repricing gaps themselves are constructed based on contractual repricing information. However, for those assets and liabilities where the contractual term to repricing is not considered to be reflective of the actual interest rate sensitivity (for example, products priced at the Group’s discretion), a profile based on historically observed and/or anticipated rate sensitivity is used. This treatment excludes the effect of basis risk between customer pricing and wholesale market pricing.

Equity securities classified as available-for-sale

The portfolio of financial assets, classified as available-for-sale for measurement and financial reporting purposes, also contains equity investment holdings which predominantly comprise investments held for longer term strategic intentions. These equity investments are also subject to market risk which is not captured by the VaR measures for traded and non-traded market risks. Regular reviews are performed to substantiate valuation of the investments within the portfolio and the equity investments are regularly reviewed by management for impairment. The fair value of the constituents of equity securities classified as available-for-sale can fluctuate considerably.

The table below outlines the composition of the equity holdings.

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Visa Inc.	315	275	247	215
Sacombank	73	80	73	80
Energy Infrastructure Trust	—	40	—	40
Other equity holdings	91	50	58	45

	479	445	378	380

Impact on equity of 10% variation in value	48	44	38	38

Foreign currency risk—structural exposures

The investment of capital in foreign operations, such as branches, subsidiaries or associates with functional currencies other than the Australian dollar, exposes the Group to the risk of changes in foreign exchange rates.

The main operating (or functional) currencies of Group entities are the Australian dollar and the New Zealand dollar, with a number of overseas undertakings operating in various other currencies. The Group presents its consolidated financial statements in Australian dollars, as the Australian dollar is the dominant currency. The Group’s consolidated balance sheet is therefore affected by exchange differences between the Australian dollar and functional currencies of foreign operations. Variations in the value of these overseas operations arising as a result of exchange differences are reflected in the foreign currency translation reserve in equity.

The Group routinely monitors this risk and conducts hedging, where it is expected to add shareholder value, in accordance with approved policies. The Group’s exposures to structural foreign currency risks are managed with the primary objective of ensuring, where practical, that the consolidated Tier 1 capital ratio is neutral to the effect of changes in exchange rates.

Selective hedges were in place during the 2011 and 2010 financial years. For details on the hedging instruments used and effectiveness of hedges of net investments in foreign operations, refer to note 12 to these financial statements. The Group’s economic hedges against New Zealand Dollar and US Dollar revenue streams are included within ‘Trading’ at note 12.

LIQUIDITY RISK (Excludes Insurance and Funds Management)

Liquidity risk is the risk that the Group has insufficient capacity to fund increases in assets or is unable to meet its payment obligations as they fall due, including repaying depositors or maturing wholesale debt. The timing mismatch of cashflows and the related liquidity risk is inherent in all banking operations and is closely monitored by the Group.

The Group maintains a portfolio of liquid assets to manage potential stresses in funding sources. The minimum level of liquidity portfolio assets to hold is based on a range of ANZ specific and general market liquidity stress scenarios such that potential cash flow obligations can be met over the short to medium term.

The Group’s liquidity and funding risks are governed by a detailed policy framework which is approved by the Board of Directors. The core objective of the framework is to ensure that the Group has sufficient liquidity to meet obligations as they fall due, without incurring unacceptable losses. In response to the impact of the global financial crisis, the framework has been reviewed and updated.

Notes to the Financial Statements    159

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

LIQUIDITY RISK (Excludes Insurance and Funds Management)

ANZ has a low appetite for liquidity risk, as determined by the Board. Key principles of ANZ’s approach to liquidity risk management include:

•	Maintaining the ability to meet all payment obligations in the immediate term.

•

Ensuring that the Group has the ability to meet ‘survival horizons’ under a range of ANZ specific and general market liquidity stress scenarios, at the site and Group-wide level, to meet cash flow obligations over the short to medium term.

•	Maintaining strength in the Group’s balance sheet structure to ensure long term resilience in the liquidity and funding risk profile.

•	Limiting the potential earnings at risk implications associated with unexpected increases in funding costs or the liquidation of assets under stress.

•	Ensuring the liquidity management framework is compatible with local regulatory requirements.

•	Preparation of daily liquidity reports and scenario analysis, quantifying the Group’s positions.

•	Targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

•	Holding a portfolio of high quality liquid assets to protect against adverse funding conditions and to support day-to-day operations.

•	Establishing detailed contingency plans to cover different liquidity crisis events.

Management of liquidity and funding risks are overseen by the Group Asset and Liability Committee (GALCO).

Scenario modelling

A key component of the Group’s liquidity management framework is scenario modelling. APRA requires ADIs to assess liquidity under different scenarios, including the ‘going-concern’ and ‘name-crisis’.

‘Going-concern’: reflects the normal behaviour of cash flows in the ordinary course of business. APRA requires that the Group must be able to meet all commitments and obligations under a going concern scenario, within the ADI’s normal funding capacity (‘available to fund’ limit), over at least the following 30 calendar days. In estimating the funding requirement, the Group models expected cashflows by reference to historical behaviour and contractual maturity data.

‘Name-crisis’: refers to a potential name-specific liquidity crisis which models the behaviour of cash flows where there is a problem (real or perceived) which may include, but is not limited to, operational issues, doubts about the solvency of the Group or adverse rating changes. Under this scenario the Group may have significant difficulty rolling over or replacing funding. Under a name crisis, APRA requires the Group to be cashflow positive over a five business day period.

‘Survival horizons’: The Global financial crisis has highlighted the importance of differentiating between stressed and normal market conditions in a name-specific crisis, and the different behaviour that off shore and domestic wholesale funding markets can exhibit during market stress events. As a result, the Group has enhanced its liquidity risk scenario modelling to supplement APRA’s statutory requirements.

The Group has linked its liquidity risk appetite to defined liquidity ‘survival horizons’ (i.e. the time period under which ANZ must maintain a positive cashflow position under a specific scenario or stress). Under these scenarios, customer and/or wholesale balance sheet asset/liability flows are stressed. The following stressed scenarios are modelled:

•	Extreme Short Term Crisis Scenario (ESTC): A name-specific stress during a period of market stress.

•	Short Term Crisis Scenario (NSTC): A name-specific stress during a period of normal markets conditions.

•	Global Funding Market Disruption (GFMD): Stressed global wholesale funding markets leading to a closure of domestic and offshore markets.

•	Offshore Funding Market Disruption (OFMD): Stressed global wholesale funding markets leading to a closure of offshore markets only.

Each of ANZ’s operations is responsible for ensuring its compliance with all scenarios that are required to be modelled. Additionally, the Group measures, monitors and manages all modelled liquidity scenarios on an aggregated Group-wide level.

Liquidity portfolio management

The Group holds a diversified portfolio of cash and high-quality, highly-liquid securities that may be sold or pledged to provide same-day liquidity. This portfolio helps protect the Group’s liquidity position by providing a source of cash in stressed conditions. All assets held in this portfolio are securities eligible for repurchase under agreements with the applicable central bank (i.e. ‘repo’ eligible).

The sizing of the Group’s liquidity portfolio is based on the amount of liquidity required to meet day-to-day operational requirements and potential name crisis or potential wholesale ‘funding stress’ requirements under each of the Group’s various stress scenarios.

At 30 September 2011, the volume of eligible securities available, post any repurchase (i.e. ‘repo’) discounts applied by the applicable central bank, was $71.4 billion.

To further strengthen the Bank’s balance sheet, the Group continues to maintain strong coverage ratios of liquidity portfolio to maturing wholesale offshore debt maturities. The current liquidity portfolio and other supplementary assets is sufficient to cover all offshore debt maturities for both long and short term debt.

The liquidity portfolio is well diversified by counterparty, currency, and tenor. Under the liquidity policy framework securities purchased must be of a similar or better credit quality to ANZ’s external long-term or short-term credit ratings and continue to be repo eligible.

160    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Supplementing its liquidity position, the Group holds:

•	additional central bank deposits with the US Federal Reserve and Bank of Japan of $10.3 billion;

•

secondary sources of liquidity including Australian Government securities, Australian State Government securities and gold of such as highly liquid instruments in trading portfolios of $9.6 billion; and

•	additional cash and other securities to satisfy local country regulatory liquidity requirements.

These other assets are not included in the prime liquidity portfolio outlined below:

Eligible securities

Prime liquidity portfolio (market values1)	2011 $m	2010 $m
Australia	20,815	20,974
New Zealand	9,141	7,547
United States	1,353	1,275
United Kingdom	2,654	2,183
Asia	6,682	4,204
Internal Residential Mortgage Backed Securities (Australia)	26,831	26,657
Internal Residential Mortgage Backed Securities (New Zealand)	3,899	3,812

Total	71,375	66,652

Counterparty credit ratings

Long term counterparty/security credit rating[2]	Market Value $m
AAA	52,651
AA+	10,046
AA	7,311
AA-	887
A+	312
A	168

Total	71,375

1	Market value is post the repo discount applied by the applicable central bank.
2	Where available, based on Standard & Poor’s long-term credit ratings.

Liquidity crisis contingency planning

The Group maintains APRA-endorsed liquidity crisis contingency plans defining an approach for analysing and responding to a liquidity threatening event at a country and Group-wide level. To align with the enhanced liquidity scenario analysis framework, crisis management strategies are assessed against the Group’s crisis stress scenarios.

The framework is compliant with APRA’s key liquidity contingency crisis planning requirements and guidelines and includes:

•	the establishment of crisis severity/stress levels;

•	clearly assigned crisis roles and responsibilities;

•	early warning signals indicative of an approaching crisis, and mechanisms to monitor and report these signals;

•	crisis declaration assessment processes, and related escalation triggers set against early warning signals;

•	outlined action plans, and courses of action for altering asset and liability behaviour;

•	procedures for crisis management reporting, and making up cash-flow shortfalls;

•	guidelines determining the priority of customer relationships in the event of liquidity problems;and

•	assigned responsibilities for internal and external communications.

Notes to the Financial Statements    161

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Regulatory Change

Following the publication of earlier discussion papers relating to liquidity prudential requirements, APRA and the Basel Committee on banking Supervision have both made further announcements on this topic. These proposals include enhancements to governance and other qualitative requirements, including the requirement for a clear risk appetite statement on liquidity risk from the Board. Many of these aspects have been integrated into ANZ’s liquidity management framework for some time. The proposed changes to the quantitative requirements, including changes to scenario stress tests and structural liquidity metrics, are more significant. While ANZ has an existing stress scenario framework and structural liquidity risk metrics and limits in place, the requirements proposed are in general more onerous. These changes will impact the future composition and size of ANZ’s liquidity portfolio as well as the size and composition of the Bank’s funding base. APRA is expected to release details on the prudential changes shortly, with compliance against the new liquidity coverage ratio expected to commence in 2015.

Group funding

ANZ manages its funding profile using a range of funding metrics and balance sheet disciplines. This approach is designed to ensure that an appropriate proportion of the Group’s assets are funded by stable funding sources including core customer deposits, longer-dated wholesale funding (with a remaining term exceeding one year) and equity. This includes targeting a diversified funding base, avoiding undue concentrations by investor type, maturity, market source and currency.

The Group’s global wholesale funding strategy is designed to deliver a sustainable portfolio of wholesale funds that balances cost efficiency against prudent duration while targeting diversification by markets, investors, currencies, maturities and funding structures.

Funding plans and performance relative to those plans are reported regularly to senior management via the Group Asset and Liability Committee (GALCO). These plans address customer balance sheet growth and changes in wholesale funding including, targeted funding volumes, markets, investors, tenors and currencies for senior, subordinated and hybrid transactions. Plans are supplemented with a monthly forecasting process which reviews the funding position in light of market conditions and balance sheet requirements. Funding plans are generated through the three-year strategic planning process. Asset and deposit plans are submitted at the business segment level with the wholesale funding requirements then derived at the geographic level. To the extent that asset growth exceeds funding generated from customer deposits, additional wholesale funds are sourced.

Short-term wholesale funding requirements, with a contractual maturity of less than one year, are managed through Group Treasury and local Markets operations. Long-term wholesale funding is managed and executed through Group Treasury operations in Australia and New Zealand.

Funding position 2011

Customer deposits and other funding liabilities increased by 16% to $308.2 billion and now represents 61% of all funding, an increase of 3% from September 2010. $18.0 billion of term wholesale debt (with a remaining term greater than one year), including $2.4 billion of pre-funding executed during full year 2010, was issued during the 2011 financial year. In addition, ANZ raised $1.34 billion in hybrid capital, taking the total term debt and hybrid issuance for the 2011 financial year to $19.4 billion. As at September 2011, term wholesale funding represented 12% of total funding, a decrease from 16% as at September 2010 (partly due to 2011 financial year pre-funding completed during 2010 financial year).

•	ANZ maintained access to all major global wholesale funding markets during 2011.

•	Over 70% of term funding requirements were completed during the first half, before market conditions began to deteriorate. Benchmark term debt issues were completed in AUD, USD, JPY, CHF, CAD and NZD.

•	All short-term wholesale funding needs were comfortably met, despite an increase in volatility in offshore markets and a general shortening of tenor preference from US money market investors.

•	The weighted average tenor of new term debt issuance was 4.7 years (unchanged year-on-year).

•

The weighted average cost of new term debt issuance during 2011 declined marginally (4bps) relative to 2010. Average portfolio costs remain substantially above pre-crisis levels and continue to increase as maturing term wholesale funding is replaced at higher spreads.

Over the past year strong customer deposit growth and stable term debt issuance has allowed ANZ to maintain a low reliance on short-term wholesale funding markets. The proportion of total funding sourced from short-term wholesale funding markets was unchanged at 12% between September 2010 and September 2011.

162    ANZ Annual Report 2011

33: Financial Risk Management (continued)

The following tables show the Group’s funding composition:

	Consolidated
Funding composition	2011 $m	2010 $m
Customer deposits and other liabilities[1]
Australia	183,216	164,795
Asia Pacific, Europe & America	64,828	46,610
New Zealand	48,710	45,470

Total customer deposits	296,754	256,875

Other[2]	11,450	9,113

Total customer deposits and other liabilities (funding)	308,204	265,988

Wholesale funding
Bonds and notes	56,551	59,714
Loan capital	11,993	12,280
Certificates of deposit (wholesale)	55,554	39,530
Commercial paper	14,333	11,641
Liability for acceptances[3]	970	11,495
Due to other financial institutions	23,012	21,610
Other wholesale borrowing[4]	(1,128)	2,140

Total wholesale funds	161,285	158,410

Shareholders’ equity (excluding preference shares)	37,083	33,284

Total funding	506,572	457,682

Total funding maturity
Short term wholesale funding	12%	12%
Long term wholesale funding
– Less than 1 year residual maturity	6%	6%
– Greater than 1 year residual maturity[5]	12%	16%
Total customer deposits and other liabilities (funding)	61%	58%
Shareholders’ equity and hybrid debt	9%	8%

Total funding and shareholders’ equity	100%	100%

1	Includes term deposits, other deposits excluding securitisation deposits and an adjustment to eliminate OnePath Australia investments in ANZ deposit products.
2	Includes interest accruals, payables and other liabilities, provisions and net tax provisions, excluding other liabilities in OnePath.
3	The decrease in liability for acceptances is due to a switch in products used for funding purpose.
4	Includes net derivative balances, special purpose vehicles, other borrowings and preference share capital Euro hybrids.
5	Long term wholesale funding amounts are stated at original hedged exchange rates. Movements due to currency fluctuations in actual amounts borrowed are classified as short term wholesale funding.

Liquidity risk—Insurance and Funds Management

The Group’s insurance and fund management businesses, such as OnePath Australia Limited (formerly ING Australia Limited), also apply their own liquidity and funding methods to address their specific needs.

As at 30 September 2011 a number of investment options in the life insurance statutory funds were suspended due to the prescribed limits on their liquidity facilities being reached. These suspensions are not a consequence of any performance issue of the Life Company and do not affect the Group’s future performance or distributions. The Net Market Value of suspended funds is $524 million (2010: $907 million).

Notes to the Financial Statements    3

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

Contractual maturity analysis of the Group’s liabilities

The tables below analyse the Group’s and Company’s contractual liabilities, within relevant maturity groupings based on the earliest date on which the Group or Company may be required to pay. The amounts represent principal and interest cash flows and hence may differ compared to the amounts reported on the balance sheet.

It should be noted that this is not how the Group manages its liquidity risk. The management of this risk is detailed above.

Contractual maturity analysis of financial liabilities at 30 September 2011:

Consolidated at 30 September 2011	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	21,525	1,427	37	49	—	23,038
Deposits and other borrowings
Certificates of deposit	33,740	5,949	18,440	—	—	58,129
Term deposits	110,265	42,039	4,230	38	—	156,572
Other deposits bearing interest	130,741	—	—	—	—	130,741
Deposits not bearing interest	11,334	—	—	—	—	11,334
Commercial paper	9,907	4,433	—	—	—	14,340
Borrowing corporations’ debt	773	487	328	—	—	1,588
Other borrowings	2,053	—	—	—	—	2,053
Liability for acceptances	921	49	—	—	—	970
Bonds and notes[3]	4,854	11,777	36,773	6,997	—	60,401
Loan capital[3,4]	352	2,211	5,166	5,273	964	13,966
Policy liabilities	26,619	—	—	—	884	27,503
External unit holder liabilities (life insurance funds)	5,033	—	—	—	—	5,033
Derivative liabilities (trading)[5]	39,061	—	—	—	—	39,061
Derivative assets and liabilities (balance sheet management)
– Funding
Receive leg (-ve is an inflow)	(24,477)	(24,133)	(78,670)	(13,827)	—	(141,107)
Pay leg	25,202	26,749	81,837	14,970	—	148,758
– Other balance sheet management
Receive leg (-ve is an inflow)	(2,763)	(4,677)	(10,865)	(1,812)	—	(20,117)
Pay leg	2,785	4,835	10,910	1,746	—	20,276

Consolidated at 30 September 2010	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	20,119	367	56	—	—	20,542
Deposits and other borrowings
Certificates of deposit	15,919	8,163	17,821	—	—	41,903
Term deposits	95,714	41,325	3,084	102	—	140,225
Other deposits bearing interest	109,279	—	—	—	—	109,279
Deposits not bearing interest	10,598	—	—	—	—	10,598
Commercial paper	6,266	5,378	—	—	—	11,644
Borrowing corporations’ debt	797	619	544	—	—	1,960
Other borrowings	2,141	—	—	—	—	2,141
Liability for acceptances	11,265	230	—	—	—	11,495
Bonds and notes[3]	5,506	11,349	40,080	5,830	—	62,765
Loan capital[3,4]	341	1,230	7,955	3,240	945	13,711
Policy liabilities	28,002	—	—	—	979	28,981
External unit holder liabilities (life insurance funds)	5,448	—	—	—	—	5,448
Derivative liabilities (trading)[5]	17,830	—	—	—	—	17,830
Derivative assets and liabilities (balance sheet management)
– Funding
Receive leg (-ve is an inflow)	(30,149)	(27,419)	(87,059)	(13,911)	—	(158,538)
Pay leg	32,748	30,457	95,752	15,317	—	174,274
– Other balance sheet management
Receive leg (-ve is an inflow)	(2,511)	(5,161)	(11,091)	(1,276)	—	(20,039)
Pay leg	2,638	5,371	11,075	1,225	—	20,309

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

164    ANZ Annual Report 2011

33: Financial Risk Management (continued)

The Company at 30 September 2011	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	19,989	1,344	37	—	—	21,370
Deposits and other borrowings
Certificates of deposit	32,165	5,867	18,440	—	—	56,472
Term deposits	93,805	30,048	2,142	39	—	126,034
Other deposits bearing interest	113,140	—	—	—	—	113,140
Deposits not bearing interest	5,974	—	—	—	—	5,974
Commercial paper	7,259	3,317	—	—	—	10,576
Borrowing corporations’ debt	—	—	—	—	—	—
Other borrowings	—	—	—	—	—	—
Liability for acceptances	645	42	—	—	—	687
Bonds and notes[3]	3,626	9,596	27,775	6,736	—	47,733
Loan capital[3,4]	271	2,175	5,184	4,803	308	12,741
Derivative liabilities (trading)[5]	35,418	—	—	—	—	35,418
Derivative assets and liabilities (balance sheet management)
– Funding
Receive leg (-ve is an inflow)	(8,773)	(14,565)	(53,934)	(13,827)	—	(91,099)
Pay leg	10,122	16,550	57,263	14,970	—	98,905
– Other balance sheet management
Receive leg (-ve is an inflow)	(2,167)	(3,485)	(8,808)	(1,619)	—	(16,079)
Pay leg	2,109	3,539	8,759	1,547	—	15,954

The Company at 30 September 2010	Less than 3 months[1] $m	3 to 12 months $m	1 to 5 years $m	After 5 years $m	No maturity specified[2] $m	Total $m
Due to other financial institutions	18,469	367	34	—	—	18,870
Deposits and other borrowings
Certificates of deposit	13,558	8,044	17,818	—	—	39,420
Term deposits	83,541	26,787	1,878	101	—	112,307
Other deposits bearing interest	95,001	—	—	—	—	95,001
Deposits not bearing interest	5,677	—	—	—	—	5,677
Commercial paper	2,941	3,139	—	—	—	6,080
Borrowing corporations’ debt	—	—	—	—	—	—
Other borrowings	121	—	—	—	—	121
Liability for acceptances	11,287	230	—	—	—	11,517
Bonds and notes[3]	5,128	9,517	29,686	5,747	—	50,078
Loan capital[3,4]	328	1,189	7,347	3,240	310	12,414
Derivative liabilities (trading)[5]	17,998	—	—	—	—	17,998
Derivative assets and liabilities (balance sheet management)
– Funding
Receive leg (-ve is an inflow)	(18,851)	(18,240)	(56,764)	(13,911)	—	(107,766)
Pay leg	20,980	21,009	64,847	15,317	—	122,153
– Other balance sheet management
Receive leg (-ve is an inflow)	(1,901)	(3,926)	(9,161)	(1,205)	—	(16,193)
Pay leg	1,886	3,978	8,954	1,117	—	15,935

1	Includes at call instruments.
2	Includes perpetual investments brought in at face value only.
3	Any callable wholesale debt instruments have been included at their next call date.
4	Includes instruments that may be settled in cash or in equity, at the option of the Company.
5	The full mark-to-market of derivative liabilities held for trading purposes has been included in the ‘less than 3 months’ category.

Notes to the Financial Statements    165

NOTES TO THE FINANCIAL STATEMENTS

33: Financial Risk Management (continued)

CREDIT RELATED CONTINGENCIES

Undrawn facilities and issued guarantees comprises the nominal principal amounts of commitments, contingencies and other undrawn facilities and represents the maximum liquidity at risk position should all facilities extended be drawn.

The majority of undrawn facilities are subject to customers maintaining specific credit and other requirements or conditions. Many of these facilities are expected to be partially used, whereas others may never be required to be drawn upon. As such, the total of the nominal principal amounts is not necessarily representative of future liquidity risks or future cash requirements.

The tables below analyse the Group’s and Company’s undrawn facilities and issued guarantees into relevant maturity groupings based on the earliest date on which ANZ may be required to pay.

	Consolidated			The Company
30 September 2011	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	137,889	—	137,889	117,107	—	117,107
Issued guarantees	31,210	—	31,210	28,269	—	28,269

	Consolidated			The Company
30 September 2010	Less than 1 year $m	More than 1 year $m	Total $m	Less than 1 year $m	More than 1 year $m	Total $m
Undrawn facilities	124,029	—	124,029	106,403	—	106,403
Issued guarantees	27,485	—	27,485	25,745	—	25,745

LIFE INSURANCE RISK

Although not a significant contributor to the Group’s balance sheet, the Group’s insurance businesses give rise to unique risks which are managed separately from the Group’s banking businesses. The nature of these risks and the manner in which they are managed is set out in note 49.

OPERATIONAL RISK MANAGEMENT

Within ANZ, operational risk is defined as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal risk, and the risk of reputational loss or damage arising from inadequate or failed internal processes, people and systems, but excludes strategic risk.

The authority for operational risk oversight is delegated by the Board to the Board Risk Committee. The Operational Risk Executive Committee (OREC) supports the Board Risk Committee in respect of operational risk oversight which includes compliance with regulatory obligations.

The key responsibilities of OREC include:

•	endorse ANZ’s Operational Risk Management and Measurement Framework for approval by the Risk Committee of the Board;

•	approve Operational Risk and Compliance policies;

•	approve ANZ’s Group Compliance Framework;

•	monitoring the state of operational risk management and instigating any necessary corrective actions;

•	review all material actual, potential or near miss risk events;

•	approve extreme rated risk treatment plans; and

•	monitor associated treatment plans.

166    ANZ Annual Report 2011

33: Financial Risk Management (continued)

Membership of OREC comprises senior executives and the committee is chaired by the Chief Risk Officer.

Business unit staff and line management have first line accountability for the day-to-day management of operational risk. This includes implementation of the operational risk framework and involvement in decision making processes concerning all material operational risk matters. Divisional risk governance functions provide oversight of operational risk undertaken in the business units.

Divisional Risk Committees and Business Unit Risk Forums manage and maintain oversight of operational risks supported by thresholds for escalation and monitoring. Group Operational Risk are responsible for exercising governance over operational risk through the management of the operational risk framework, policy development, framework assurance, operational risk measurement and capital allocation, fraud strategy and reporting of operational risk matters to executive committees.

ANZ’s Operational Risk Management and Measurement Framework outlines the approach to managing operational risk and specifically covers the minimum requirements that divisions/business units must undertake in the management of operational risk. ANZ’s Operational Risk Management and Measurement Framework is supported by specific policies and procedures with the effectiveness of the framework assessed through a series of assurance reviews. This is supported by an independent review programme by Internal Audit.

The operational risk management process adopted by ANZ consists of a staged approach involving establishing the context, identification, analysis, assessment, treatment and monitoring of current, new and emerging operational risks.

In line with industry practice, ANZ obtains insurance cover from third party and captive providers to cover those operational risks where cost-effective premiums can be obtained. In conducting their business, business units are advised to act as if uninsured and not to use insurance as a guaranteed mitigation for operational risk. Business disruption is a critical risk to a bank’s ability to operate, so ANZ has comprehensive business continuity, recovery and crisis management plans. The intention of the business continuity and recovery plans is to ensure critical business functions can be maintained, or restored in a timely fashion, in the event of material disruptions arising from internal or external events.

Group Operational Risk is responsible for maintaining ANZ’s Advanced Measurement Approach (AMA) for operational risk regulatory capital calculations. ANZ uses a scenario analysis based methodology to assess exposure to unexpected operational risk events and uses probability distributions and monte carlo simulations to model, calculate and allocate its operational risk regulatory capital (ORRC). This methodology incorporates the use of business risk profiles which consider the current business environment and internal control factors over a 12 month time horizon along with external loss event data.

34: Fair value of financial assets and financial liabilities

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. The determination of the fair value of financial instruments is fundamental to the financial reporting framework as all financial instruments are recognised initially at fair value and, with the exception of those financial instruments carried at amortised cost, are remeasured at fair value in subsequent periods.

The fair value of a financial instrument on initial recognition is normally the transaction price, however, in certain circumstances the initial fair value may be based on other observable current market transactions in the same instrument, without modification or repackaging, or on a valuation technique whose variables include only data from observable markets.

Subsequent to initial recognition, the fair value of financial instruments measured at fair value is based on quoted market prices, where available. In cases where quoted market prices are not available, fair value is determined using market accepted valuation techniques that employ observable market data. In limited cases where observable market data is not available, the input is estimated based on other observable market data, historical trends and other factors that may be relevant.

(i) Fair values of financial assets and financial liabilities

A significant number of financial instruments are carried at fair value in the balance sheet. Below is a comparison of the carrying amounts, as reported on the balance sheet, and fair values of all financial assets and liabilities. The fair value disclosure does not cover those instruments that are not considered financial instruments from an accounting perspective such as income tax and intangible assets. In management’s view, the aggregate fair value amounts do not represent the underlying value of the Group.

In the tables below, financial instruments have been allocated based on their accounting treatment. The significant accounting policies in note1 describe how the categories of financial assets and financial liabilities are measured and how income and expenses, including fair value gains and losses, are recognised.

Financial asset classes have been allocated into the following groups: amortised cost; financial assets at fair value through profit or loss; derivatives in effective hedging relationships; and available-for-sale financial assets. Similarly, each class of financial liability has been allocated into three groups: amortised cost; derivatives in effective hedging relationships; and financial liabilities at fair value through profit and loss.

The fair values are based on relevant information available as at the respective balance sheet dates and have not been updated to reflect changes in market condition after the balance sheet date.

Notes to the Financial Statements    167

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL ASSETS

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
Consolidated 30 September 2011	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	24,899	—	—	—	—	—	24,899	24,899
Due from other financial institutions	8,824	—	—	—	—	—	8,824	8,824
Trading securities	—	—	36,074	36,074	—	—	36,074	36,074
Derivative financial instruments[1]	—	—	51,394	51,394	2,724	—	54,118	54,118
Available-for-sale assets	—	—	—	—	—	22,264	22,264	22,264
Loans and advances[2]	396,199	138	—	138	—	—	396,337	396,626
Customers’ liability for acceptances	970	—	—	—	—	—	970	970
Investments backing policy liabilities	—	29,859	—	29,859	—	—	29,859	29,859
Other financial assets	6,485	—	—	—	—	—	6,485	6,485

	437,377	29,997	87,468	117,465	2,724	22,264	579,830	580,119

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
Consolidated 30 September 2010	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	18,945	—	—	—	—	—	18,945	18,945
Due from other financial institutions	5,481	—	—	—	—	—	5,481	5,481
Trading securities	—	—	33,515	33,515	—	—	33,515	33,515
Derivative financial instruments[1]	—	—	35,229	35,229	2,592	—	37,821	37,821
Available-for-sale assets	—	—	—	—	—	20,742	20,742	20,742
Loans and advances[2]	351,705	192	—	192	—	—	351,897	351,963
Customers’ liability for acceptances	11,495	—	—	—	—	—	11,495	11,495
Investments backing policy liabilities	—	32,171	—	32,171	—	—	32,171	32,171
Other financial assets	5,668	—	—	—	—	—	5,668	5,668

	393,294	32,363	68,744	101,107	2,592	20,742	517,735	517,801

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
The Company 30 September 2011	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	20,555	—	—	—	—	—	20,555	20,555
Due from other financial institutions	6,338	—	—	—	—	—	6,338	6,338
Trading securities	—	—	28,367	28,367	—	—	28,367	28,367
Derivative financial instruments[1]		—	46,085	46,085	2,271	—	48,356	48,356
Available-for-sale assets	—	—	—	—	—	19,017	19,017	19,017
Loans and advances[2]	323,189	97	—	97	—	—	323,286	323,399
Customers’ liability for acceptances	688	—	—	—	—	—	688	688
Other financial assets	3,463	—	—	—	—	—	3,463	3,463

	354,233	97	74,452	74,549	2,271	19,017	450,070	450,183

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

168    ANZ Annual Report 2011

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL ASSETS (continued)

	Carrying amount							Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Available-for- sale assets	Total	Total
The Company 30 September 2010	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m	$m
Liquid assets	16,047	—	—	—	—	—	16,047	16,047
Due from other financial institutions	4,136	—	—	—	—	—	4,136	4,136
Trading securities	—	—	28,305	28,305	—	—	28,305	28,305
Derivative financial instruments[1]	—	—	32,242	32,242	1,949	—	34,191	34,191
Available-for-sale assets	—	—	—	—	—	16,973	16,973	16,973
Loans and advances[2]	280,300	139	—	139	—	—	280,439	280,520
Customers’ liability for acceptances	11,517	—	—	—	—	—	11,517	11,517
Other financial assets	3,707	—	—	—	—	—	3,707	3,707

	315,707	139	60,547	60,686	1,949	16,973	395,315	395,396

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial assets within loans and advances. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

LIQUID ASSETS AND DUE FROM/TO OTHER

FINANCIAL INSTITUTIONS

The carrying values of these financial instruments where there has been no significant change in credit risk is considered to approximate their net fair values as they are short-term in nature, defined as those which reprice or mature in 90 days or less, or are receivable on demand.

TRADING SECURITIES

Trading securities are carried at fair value. Fair value is based on quoted market prices, broker or dealer price quotations, or modelled valuations using prices for securities with similar credit risk, maturity and yield characteristics.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are carried at fair value. Exchange traded derivative financial instruments are valued using quoted prices. Over-the-counter derivative financial instruments are valued using accepted valuation models (including discounted cash flow models) based on current market yields for similar types of instruments and the maturity of each instrument and an adjustment reflecting the credit worthiness of the counterparty.

AVAILABLE-FOR-SALE ASSETS

Available-for-sale assets are carried at fair value. Fair value is based on quoted market prices or broker or dealer price quotations. If this information is not available, fair value is estimated using quoted market prices for securities with similar credit, maturity and yield characteristics, or market accepted valuation models as appropriate (including discounted cash flow models) based on current market yields for similar types of instruments and the maturity of each instrument.

NET LOANS AND ADVANCES AND ACCEPTANCES

The carrying value of loans and advances and acceptances includes deferred fees and expenses, and is net of provision for credit impairment and unearned income.

Fair value has been determined through discounting future cash flows. For fixed rate loans and advances and acceptances, the discount rate applied incorporates changes in wholesale market rates, the Group’s cost of wholesale funding and movements in customer margin. For floating rate loans, only changes in wholesale market rates and the Group’s cost of wholesale funding are incorporated in the discount rate. For variable rate loans where the Group sets the applicable rate at its discretion, the fair value is set equal to the carrying value.

INVESTMENTS BACKING POLICY LIABILITIES

Investments backing policy liabilities are carried at fair value. Fair value is based on quoted market prices, broker or dealer price quotations where available. Where substantial trading markets do not exist for a specific financial instrument modelled valuations are used to estimate their approximate fair values.

OTHER FINANCIAL ASSETS

Included in this category are accrued interest and fees receivable. The carrying values of accrued interest and fees receivable are considered to approximate their net fair values as they are short-term in nature or are receivable on demand.

Notes to the Financial Statements    169

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL LIABILITIES

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
Consolidated 30 September 2011	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	23,012	—	—	—	—	23,012	23,012
Derivative financial instruments[1]	—	—	48,931	48,931	1,157	50,088	50,088
Deposits and other borrowings	364,965	3,764	—	3,764	—	368,729	369,035
Liability for acceptances	970	—	—	—	—	970	970
Bonds and notes[2]	48,559	7,992	—	7,992	—	56,551	56,403
Loan capital[2]	11,355	638	—	638	—	11,993	11,849
Policy liabilities[3]	884	26,619	—	26,619	—	27,503	27,503
External unit holder liabilities (life insurance funds)	—	5,033	—	5,033	—	5,033	5,033
Payables and other liabilities	8,421	—	—	—	—	8,421	8,421

	458,166	44,046	48,931	92,977	1,157	552,300	552,314

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
Consolidated 30 September 2010	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	21,610	—	—	—	—	21,610	21,610
Derivative financial instruments[1]	—	—	36,083	36,083	1,134	37,217	37,217
Deposits and other borrowings	304,822	5,561	—	5,561	—	310,383	310,464
Liability for acceptances	11,495	—	—	—	—	11,495	11,495
Bonds and notes[2]	51,607	8,107	—	8,107	—	59,714	59,970
Loan capital[2]	11,271	1,009	—	1,009	—	12,280	12,119
Policy liabilities[3]	979	28,002	—	28,002	—	28,981	28,981
External unit holder liabilities (life insurance funds)	—	5,448	—	5,448	—	5,448	5,448
Payables and other liabilities	7,462	—	—	—	—	7,462	7,462

	409,246	48,127	36,083	84,210	1,134	494,590	494,766

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
The Company 30 September 2011	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	21,345	—	—	—	—	21,345	21,345
Derivative financial instruments[1]	—	—	43,492	43,492	795	44,287	44,287
Deposits and other borrowings	307,254	—	—	—	—	307,254	307,477
Liability for acceptances	688	—	—	—	—	688	688
Bonds and notes[2]	36,878	7,992	—	7,992	—	44,870	44,677
Loan capital[2]	10,179	638	—	638	—	10,817	10,705
Payables and other liabilities	5,644	—	—	—	—	5,644	5,644

	381,988	8,630	43,492	52,122	795	434,905	434,823

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial liabilities within bonds and notes and loan capital. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.
3	Includes life insurance contract liabilities of $884 million (2010: $979) measured in accordance with AASB 1038 Life insurance contract liabilities and life investment contract liabilities of $26,619 million (2010: $28,002) which have been designated at fair value through profit or loss in terms under AASB 139. None of the fair value is attributable to changes in the credit risk of the life investment contract liabilities.

170     ANZ Annual Report 2011

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL LIABILITIES (continued)

	Carrying amount						Fair value
	At amortised cost	At fair value through profit or loss			Hedging	Total	Total
The Company 30 September 2010	$m	Designated on initial recognition $m	Held for trading $m	Sub-total $m	$m	$m	$m
Due to other financial institutions	19,939	—	—	—	—	19,939	19,939
Derivative financial instruments[1]	—	—	33,949	33,949	698	34,647	34,647
Deposits and other borrowings	252,518	—	—	—	—	252,518	252,545
Liability for acceptances	11,517	—	—	—	—	11,517	11,517
Bonds and notes[2]	40,071	8,107	—	8,107	—	48,178	48,407
Loan capital[2]	9,918	1,009	—	1,009	—	10,927	10,804
Payables and other liabilities	5,502	—	—	—	—	5,502	5,502

	339,465	9,116	33,949	43,065	698	383,228	383,361

1	Derivative financial instruments classified as ‘held for trading’ include derivatives entered into as economic hedges which are not designated as accounting hedges.
2	Fair value hedging is applied to financial liabilities within bonds and notes and loan capital. The resulting fair value adjustments mean that the carrying value differs from the amortised cost.

DEPOSITS AND OTHER BORROWINGS

For interest bearing fixed maturity deposits and other borrowings and acceptances with quoted market prices, market borrowing rates of interest for debt with a similar maturity are used to discount contractual cash flows. The fair value of a deposit liability without a specified maturity or at call is deemed to be the amount payable on demand at the reporting date. The fair value is not adjusted for any value expected to be derived from retaining the deposit for a future period of time.

Certain deposits and other borrowings have been designated at fair value through profit or loss and are carried at fair value.

BONDS AND NOTES AND LOAN CAPITAL

The aggregate fair value of bonds and notes and loan capital is calculated based on quoted market prices or observable inputs where applicable. For those debt issues where quoted market prices were not available, a discounted cash flow model using a yield curve appropriate for the remaining term to maturity of the debt instrument is used.

Certain bonds and notes and loan capital have been designated at fair value through profit or loss and are carried at fair value. The fair value is based on a discounted cash flow model based on current market yields for similar types of instruments and the maturity of each instrument. The fair value includes the effects of the appropriate credit spreads applicable to ANZ for that instrument.

EXTERNAL UNIT HOLDER LIABILITIES (LIFE INSURANCE FUNDS)

The carrying amount represents the external unit holder’s share of net assets which are carried at fair value in the fund.

LIFE INVESTMENT CONTRACT LIABILITIES

Life investment contract liabilities are carried at fair value.

PAYABLES AND OTHER FINANCIAL LIABILITIES

This category includes accrued interest and fees payable for which the carrying amount is considered to approximate the fair value.

COMMITMENTS AND CONTINGENCIES

Adjustments to fair value for commitments and contingencies that are not financial instruments recognised in the balance sheet, are not included in this note.

(ii) Valuation methodology

A significant number of financial instruments are carried on balance sheet at fair value.

The best evidence of fair value is a quoted price in an active market. Accordingly, wherever possible fair value is based on the quoted market price of the financial instrument.

In the event that there is no quoted market price for the instrument, fair value is based on present value estimates or other market accepted valuation techniques. The valuation models incorporate the impact of bid/ask spread, counterparty credit spreads and other factors that would influence the fair value determined by a market participant.

The majority of valuation techniques employ only observable market data. However, for certain financial instruments the valuation technique may employ some data (valuation inputs or components) which is not readily observable in the current market. In these cases valuation inputs (or components of the overall value) are derived and extrapolated from other relevant market data and tested against historic transactions and observed market trends. Valuations using one or more non-observable data inputs require professional judgement.

ANZ has a control framework that ensures that the fair value is either determined or validated by a function independent of the party that undertakes the transaction.

Where quoted market prices are used, independent price determination or validation is obtained. For fair values determined using a valuation model, the control framework may include, as applicable, independent development or validation of: (i) valuation models; (ii) any inputs to those models; and (iii) any adjustments required outside of the valuation model, and, where possible, independent validation of model outputs.

Notes to the Financial Statements     171

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

The tables below provide an analysis of the methodology used for valuing financial assets and financial liabilities carried at fair value. The fair value of the financial instrument has been allocated in full to the category which most appropriately reflects the determination of the fair value. This allocation is based on the categorisation of the lowest level input into a valuation model or a valuation component that is significant to the reported fair value of the financial instrument. The significance of an input is assessed against the reported fair value of the financial instrument and considers various factors specific to the financial instrument. The ‘quoted market price’ category includes financial instruments valued using quoted yields where available for specific debt securities.

The methods used in valuing different classes of financial assets or liabilities are described in section (i) on pages 167 to 171. There have been no substantial changes in the valuation techniques applied to different classes of financial instruments since the previous year. The Group continuously monitors the relevance of inputs used and calibrates its valuation models where there is evidence that changes are required to ensure that the resulting valuations remain appropriate.

			Valuation technique
	Quoted market price		Using observable inputs		With significant non-observable inputs		Total
	2011	2010	2011	2010	2011	2010	2011	2010
Consolidated	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Trading securities	24,298	22,690	11,714	10,775	62	50	36,074	33,515
Derivative financial instruments	2,711	2,050	50,798	35,321	609	450	54,118	37,821
Available-for-sale financial assets	19,219	17,816	2,526	2,280	519	646	22,264	20,742
Investments backing policy liabilities	14,766	16,585	14,734	15,115	359	471	29,859	32,171
Loans and advances (designated at fair value)	—	—	138	192	—	—	138	192

	60,994	59,141	79,910	63,683	1,549	1,617	142,453	124,441

Financial liabilities
Derivative financial instruments	2,847	2,143	46,452	34,428	789	646	50,088	37,217
Deposits and other borrowings (designated at fair value)	—	—	3,764	5,561	—	—	3,764	5,561
Bonds and notes (designated at fair value)	—	—	7,992	8,107	—	—	7,992	8,107
Policy liabilities	—	—	26,619	28,002	—	—	26,619	28,002
External unit holder liabilities (life insurance funds)	—	—	5,033	5,448	—	—	5,033	5,448
Loan capital (designated at fair value)	—	—	638	1,009	—	—	638	1,009

	2,847	2,143	90,498	82,555	789	646	94,134	85,344

			Valuation technique
	Quoted market price		Using observable inputs		With significant non-observable inputs		Total
	2011	2010	2011	2010	2011	2010	2011	2010
The Company	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Trading securities	19,733	19,888	8,572	8,367	62	50	28,367	28,305
Derivative financial instruments	2,689	2,047	45,058	31,694	609	450	48,356	34,191
Available-for-sale financial assets	17,724	15,738	921	826	372	409	19,017	16,973
Loans and advances (designated at fair value)	—	—	97	139	—	—	97	139

	40,146	37,673	54,648	41,026	1,043	909	95,837	79,608

Financial liabilities
Derivative financial instruments	2,833	2,109	40,665	31,892	789	646	44,287	34,647
Bonds and notes (designated at fair value)	—	—	7,992	8,107	—	—	7,992	8,107
Loan capital (designated at fair value)	—	—	638	1,009	—	—	638	1,009

	2,833	2,109	49,295	41,008	789	646	52,917	43,763

172    ANZ Annual Report 2011

34: Fair Value of Financial Assets and Financial Liabilities (continued)

(iii) Additional information for financial instruments carried at fair value where the valuation incorporates non-observable market data

CHANGES IN FAIR VALUE

The following table presents the composition of financial instruments measured at fair value with significant non-observable inputs.

	Financial assets								Financial liabilities
	Trading securities		Derivatives		Available-for-sale		Investments backing policy liabilities		Derivatives
	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Consolidated
Asset backed securities	62	50	—	—	5	—	—	—	—	—
Illiquid corporate bonds and loans	—	—	—	—	514	555	—	—	—	—
Structured credit products	—	—	605	445	—	91	110	110	(788)	(624)
Managed funds (suspended)	—	—	—	—	—	—	159	266	—	—
Alternative assets	—	—	—	—	—	—	90	95	—	—
Other derivatives	—	—	4	5	—	—	—	—	(1)	(22)

Total	62	50	609	450	519	646	359	471	(789)	(646)

The Company
Asset backed securities	62	50	—	—	—	—	n/a	n/a	—	—
Illiquid corporate bonds and loans	—	—	—	—	372	409	n/a	n/a	—	—
Structured credit products	—	—	605	445	—	—	n/a	n/a	(788)	(624)
Other derivatives	—	—	4	5	—	—	n/a	n/a	(1)	(22)

Total	62	50	609	450	372	409	n/a	n/a	(789)	(646)

Asset backed securities and illiquid corporate bonds comprise illiquid bonds where the effect on fair value of issuer credit cannot be directly or indirectly observed in the market.

Structured credit products categorised in derivatives comprise the structured credit intermediation trades that the Group entered into from 2004 to 2007 whereby it sold protection using credit default swaps over certain structures, and mitigated risk by purchasing protection via credit default swaps from US financial guarantors over the same structures. These trades are valued using complex models with certain inputs relating to the reference assets and derivative counterparties not being observable in the market.

Investments in structured credit products comprise collateralised debt and loan obligations where there is a lack of active trading and limited observable market data.

Managed funds (suspended) are comprised of fixed income and mortgage investments in managed funds that are illiquid and are not currently redeemable.

Notes to the Financial Statements    173

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

The following table details movements in the balance of these financial assets and liabilities. Derivatives are categorised on a portfolio basis and classified as either financial assets or financial liabilities based on whether the closing balance is an unrealised gain or loss. This could be different to the opening balance.

	Financial assets								Financial liabilities
	Trading securities		Derivatives		Available-for-sale		Investments backing policy liabilities		Derivatives
	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Consolidated
Opening balance	50	148	450	745	646	881	471	—	(646)	(1,054)
New purchases and issues[1]	—	—	—	—	9	150	—	526	—	—
Disposals/sales and cash settlements	—	—	(18)	(16)	(139)	(383)	(92)	(24)	21	2
Transfers:
Transfers into the category	—	—	—	—	—	—	—	—	—	—
Transfers out of the category	—	—	(3)	(35)	—	(26)	—	—	17	20
Fair value gain/(loss) recorded in the income statement	12	(98)	180	(244)	20	(5)	(20)	(31)	(181)	386
Fair value gain/(loss) recognised in other comprehensive income	—	—	—	—	(17)	29	—	—	—	—

Closing balance	62	50	609	450	519	646	359	471	(789)	(646)

The Company
Opening balance	50	148	450	745	409	616	n/a	n/a	(646)	(1,054)
New purchases and issues	—	—	—	—	—	50	n/a	n/a	—	—
Disposals/sales and cash settlements	—	—	(18)	(16)	(7)	(231)	n/a	n/a	21	2
Transfers:
Transfers into the category	—	—	—	—	—	—	n/a	n/a	—	—
Transfers out of the category	—	—	(3)	(35)	—	(26)	n/a	n/a	17	20
Fair value gain/(loss) recorded in the income statement	12	(98)	180	(244)	—	(7)	n/a	n/a	(181)	386
Fair value gain/(loss) recognised in other comprehensive income	—	—	—	—	(30)	7	n/a	n/a	—	—

Closing balance	62	50	609	450	372	409	n/a	n/a	(789)	(646)

[1]

Included in new purchases and issues in 2010 are $482 million of investments backing policyholder liabilities and $100 million of available-for-sale financial assets acquired as part of the purchase of the OnePath businesses in Australia and New Zealand.

174    ANZ Annual Report 2011

34: Fair Value of Financial Assets and Financial Liabilities (continued)

SENSITIVITY TO DATA INPUTS

Where valuation techniques use assumptions due to significant data inputs not being directly observed in the market place, changing these assumptions changes the resultant estimate of fair value. The majority of transactions in this category are ‘back-to-back’ in nature where ANZ either acts as a financial intermediary or hedges market risks. Similarly, the performance of investments backing policyholder liabilities directly impacts the associated life investment contracts they relate to. In these circumstances, changes in the assumptions generally have minimal impact on the income statement and net assets of ANZ. An exception to this is the ‘back-to-back’ structured credit intermediation trades which create significant exposure to market risk and/or credit risk.

Principal inputs used in the determination of fair value of financial instruments included in this group include counterparty credit spreads, market-quoted CDS prices, recovery rates, default probabilities, correlation curves and other inputs, some of which may not be directly observable in the market. For both the Group and the Company, the potential effect of changing prevailing assumptions to reasonably possible alternative assumptions for valuing those financial instruments could result in an increase of $46 million (2010: $45 million) or a decrease of $30 million (2010: $30 million) in net derivative financial instruments as at 30 September 2011. The ranges of reasonably possible alternative assumptions are established by application of professional judgement and analysis of the data available to support each assumption.

DEFERRED FAIR VALUE GAINS AND LOSSES

Where the fair value of a financial instrument is determined using non-observable data that has a significant impact on the valuation of the instrument, any difference between the transaction price and the amount determined based on the valuation technique arising on initial recognition of the financial instrument (day one gain or loss) is deferred on the balance sheet. Subsequently, the day one gain or loss is recognised in the income statement only to the extent that it arises from a change in factors (including time) that a market participant would consider in setting the price for the instrument.

The aggregate amount of day one gain/(loss) not recognised in the income statement on the initial recognition of the financial instrument, because the difference between the transaction price and the modelled valuation price was not fully supported by inputs that were observable, amounted to $2 million (2010: $3 million) with $1 million (2010: $Nil) being recognised in the income statement during the year.

(iv) Additional information for financial instruments designated at fair value through profit or loss

FINANCIAL ASSETS DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

The category loans and advances includes certain loans designated at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the asset were otherwise carried at amortised cost. This mismatch arises as the derivative financial instruments, which were acquired to mitigate interest rate risk of the loan and advances, are measured at fair value through profit or loss. By designating the economically hedged loans, the movements in the fair value attributable to changes in interest rate risk, will also be recognised in the income statement in the same periods.

At balance date, the credit exposure of the Group on these assets was $138 million (2010: $192 million) and for the Company was $97 million (2010: $139 million). For the Group and Company $84 million (2010: $85 million) was mitigated by collateral held.

The cumulative change in fair value attributable to change in credit risk was, for the Group, a reduction to the assets of $3 million (2010: $4 million). For the Company the cumulative change to the assets was $nil (2010: $1 million reduction). The amount recognised in the income statement attributable to changes in credit risk for the Group was a gain of $1 million (2010: $1 million gain) and for the Company a gain of $1 million (2010: $nil).

The change in fair value of the designated financial assets attributable to changes in credit risk has been calculated by determining the change in credit rating and credit spread implicit in the loans and advances issued by entities with similar credit characteristics.

Notes to the Financial Statements    175

NOTES TO THE FINANCIAL STATEMENTS

34: Fair Value of Financial Assets and Financial Liabilities (continued)

FINANCIAL LIABILITIES DESIGNATED AT FAIR VALUE THROUGH PROFIT OR LOSS

Parts of loan capital, bonds and notes and deposits and other borrowings have been designated as financial liabilities at fair value through profit or loss in order to eliminate an accounting mismatch which would arise if the liabilities were otherwise carried at amortised cost. This mismatch arises as the derivatives acquired to mitigate interest rate risk within the financial liabilities are measured at fair value through profit or loss.

Life investment contracts are designated at fair value through profit or loss in accordance with AASB 1038.

The table below compares the carrying amount of financial liabilities carried at full fair value, to the contractual amount payable at maturity and fair value gains and losses recognised during the period on liabilities carried at full fair value that are attributable to changes in ANZ’s own credit rating.

	Life investment contract liabilities		Deposits and other borrowings		Bonds and notes		Loan capital
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Carrying amount	26,619	28,002	3,764	5,561	7,992	8,107	638	1,009
Amount at which carrying value is greater/(less) than amount payable at maturity	—	(25)	—	(1)	8	(187)	3	27
Cumulative change in liability value attributable to own credit risk:
– opening cumulative (gain)/loss	—	—	—	—	(10)	76	(18)	(59)
– (gain)/loss recognised during the year	—	—	—	—	141	(86)	14	41
– closing cumulative (gain)/loss	—	—	—	—	131	(10)	(4)	(18)

	Deposits and other borrowings		Bonds and notes		Loan capital
The Company	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Carrying amount	—	—	7,992	8,107	638	1,009
Amount at which carrying value is greater/(less) than amount payable at maturity	—	—	8	(187)	3	27
Cumulative change in liability value attributable to own credit risk:
– opening cumulative (gain)/loss	—	—	(10)	76	(18)	(59)
– (gain)/loss recognised during the year	—	—	141	(86)	14	41
– closing cumulative (gain)/loss	—	—	131	(10)	(4)	(18)
For each of loan capital, bonds and notes and deposits and other borrowings, the change in fair value attributable to changes in credit risk has been determined as the amount of change in fair value that is not attributable to changes in market conditions that give rise to market risks (benchmark interest rate and foreign exchange rates).

176    ANZ Annual Report 2011

35: Maturity Analysis of Assets and Liabilities

The following is an analysis, by remaining contractual maturities at balance date, of selected asset and liability accounts and represents the actual obligation date expected for the asset or liability to be recovered or settled within one year, and greater than one year.

	2011			2010
Consolidated	Due within one year $m	Greater than one year[1] $m	Total $m	Due within one year $m	Greater than one year[1] $m	Total $m
Due from other financial institutions	8,694	130	8,824	5,291	190	5,481
Available-for-sale assets	17,930	4,334	22,264	16,536	4,206	20,742
Net loans and advances	96,489	299,848	396,337	85,686	266,211	351,897
Investments backing policyholder liabilities	2,242	27,617	29,859	4,575	27,596	32,171
Customers’ liability for acceptances	970	—	970	11,495	—	11,495
Due to other financial institutions	22,926	86	23,012	21,554	56	21,610
Deposits and other borrowings	347,885	20,844	368,729	290,965	19,418	310,383
Liability for acceptances	970	—	970	11,495	—	11,495
Bonds and notes	13,874	42,677	56,551	16,035	43,679	59,714
Policyholder liabilities	26,443	1,060	27,503	28,002	979	28,981
External unit holder liabilities (life insurance funds)	5,033	—	5,033	5,448	—	5,448
Loan capital	720	11,273	11,993	—	12,280	12,280

1	Includes items where no maturity is specified.

Notes to the Financial Statements    177

NOTES TO THE FINANCIAL STATEMENTS

36: Segment Analysis

(i) Description of segments

The Group operates on a divisional structure with Australia, Asia Pacific, Europe & America (APEA), Institutional and New Zealand being the major operating divisions. The Group manages its APEA Institutional business on a matrix structure i.e. the results for APEA Institutional are included in both APEA and Institutional, consistent with how this business is internally managed. Accordingly, the divisional analysis on the following pages reflects this matrix reporting structure.

The segments and product and services categories as reported below are consistent with internal reporting provided to the chief operating decision maker, being the Chief Executive Officer.

In order to more closely align with how operating results are regularly reviewed and assessed, the operating segments were changed from geographical based segments used in the prior year to a divisional view. Comparative segment information has been restated accordingly.

The primary sources of external revenue across all divisions are interest, fee income and trading income. The Australian and New Zealand divisions derive revenue from products and services from retail banking, commercial banking and wealth management in their respective geographies. APEA derives revenue from retail banking, wealth products, institutional and commercial products and services. The Institutional division derives revenue from transaction banking, market trading, treasury products and institutional lending. Corporate Centre provides support to all divisions, including risk, financial management, strategy and marketing, human resources and corporate affairs.

(ii) Operating segments

Transactions between business units across segments within ANZ are conducted on an arms length basis.

Year ended 30 September 2011 ($m)	Australia	APEA	Institutional	New Zealand	Corporate Centre	Less: APEA Institutional	Other items[1]	Group Total
External interest income	17,429	1,791	7,537	4,577	189	(1,159)	4	30,368
External interest expense	(6,301)	(758)	(3,397)	(2,119)	(6,826)	516	—	(18,885)
Adjustment for intersegment interest	(5,307)	97	(1,048)	(765)	7,018	7	(2)	—

Net interest income	5,821	1,130	3,092	1,693	381	(636)	2	11,483
Other external operating income	2,360	943	1,803	466	(36)	(636)	113	5,013
Share of net profit/(loss) of equity accounted investments	(2)	421	11	—	1	—	5	436

Segment revenue	8,179	2,494	4,906	2,159	346	(1,272)	120	16,932

Other external expenses	(2,562)	(1,402)	(1,446)	(1,025)	(1,764)	460	(284)	(8,023)
Net intersegment expenses	(944)	(86)	(555)	10	1,376	220	(21)	—

Operating expenses	(3,506)	(1,488)	(2,001)	(1,015)	(388)	680	(305)	(8,023)

Profit before income tax and provision for credit impairment	4,673	1,006	2,905	1,144	(42)	(592)	(185)	8,909
Provision for credit impairment	(711)	(110)	(258)	(166)	(40)	74	(26)	(1,237)

Segment result before tax	3,962	896	2,647	978	(82)	(518)	(211)	7,672

Income tax expense	(1,185)	(166)	(750)	(286)	46	119	(87)	(2,309)
Non-controlling interests	—	(9)	(2)	—	—	2	1	(8)

Profit after income tax attributed to shareholders of the company	2,777	721	1,895	692	(36)	(397)	(297)	5,355

Non-cash expenses
Depreciation and amortisation	(170)	(63)	(96)	(50)	(171)	8	(101)	(643)
Equity-settled share based payment expenses	(25)	(33)	(79)	(18)	(30)	20	(1)	(166)
Provision for credit impairment	(711)	(110)	(258)	(166)	(40)	74	(26)	(1,237)

Financial position
Goodwill	1,433	167	843	1,720	—	—	—	4,163
Shares in associates	30	3,293	121	2	67	—	—	3,513
Total external assets	272,331	88,108	237,676	70,273	1,317	(75,217)	—	594,488
Total external liabilities	175,115	93,028	200,816	56,446	108,932	(77,803)	—	556,534

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment results, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note.

178    ANZ Annual Report 2011

36: Segment Analysis (continued)

Year ended 30 September 2010 ($m)	Australia	APEA	Institutional	New Zealand	Corporate Centre	Less: APEA Institutional	Other items[1]	Group Total
External interest income	14,819	1,464	6,192	4,848	188	(927)	24	26,608
External interest expense	(4,781)	(603)	(3,013)	(2,159)	(5,562)	379	—	(15,739)
Adjustment for intersegment interest	(4,654)	110	47	(1,054)	5,597	(29)	(17)	—

Net interest income	5,384	971	3,226	1,635	223	(577)	7	10,869
Other external operating income	2,194	737	1,718	469	(88)	(507)	(133)	4,390
Share of net profit/(loss) of equity accounted investments	28	360	3	5	1	—	36	433

Segment revenue	7,606	2,068	4,947	2,109	136	(1,084)	(90)	15,692

Other external expenses	(2,361)	(1,101)	(1,260)	(1,067)	(1,571)	386	(330)	(7,304)
Net intersegment expenses	(895)	(41)	(488)	10	1,269	148	(3)	—

Operating expenses	(3,256)	(1,142)	(1,748)	(1,057)	(302)	534	(333)	(7,304)

Profit before income tax and provision for credit impairment	4,350	926	3,199	1,052	(166)	(550)	(423)	8,388
Provision for credit impairment	(583)	(154)	(741)	(409)	(10)	77	33	(1,787)

Segment result before tax	3,767	772	2,458	643	(176)	(473)	(390)	6,601

Income tax expense	(1,093)	(90)	(680)	(180)	(11)	94	(136)	(2,096)
Non-controlling interests	—	(6)	—	—	—	—	2	(4)

Profit after income tax attributed to shareholders of the company	2,674	676	1,778	463	(187)	(379)	(524)	4,501

Non-cash expenses
Depreciation and amortisation	(148)	(51)	(76)	(50)	(161)	8	(86)	(564)
Equity-settled share based payment expenses	(25)	(30)	(60)	(16)	(27)	18	—	(140)
Provision for credit impairment	(583)	(154)	(741)	(409)	(10)	77	33	(1,787)

Financial position
Goodwill	1,414	190	829	1,653	—	—	—	4,086
Shares in associates	21	2,691	187	1	65	—	—	2,965
Total external assets	260,994	58,721	185,021	69,711	4,780	(47,524)	—	531,703
Total external liabilities	161,325	66,883	177,308	55,230	90,517	(53,715)	—	497,548

1	In evaluating the performance of the operating segments, certain items are removed from the operating segment results, where they are not considered integral to the ongoing performance of the segment and are evaluated separately. These items are set out in part (iii) of this note.

(iii) Other items

The table below sets out the profit after tax impact of other items.

		Profit after tax
Item	Related segment	2011 $m	2010 $m
New Zealand technology integration	New Zealand	(86)	—
Changes in New Zealand tax legislation	New Zealand and Institutional	2	(36)
Acquisition costs and valuation adjustments	Australia, APEA, Institutional and New Zealand	(126)	(480)
Treasury shares adjustment	Australia	41	(32)
Economic hedging – fair value losses	Australia, APEA, Institutional and New Zealand	(117)	(146)
Revenue and net investment hedges	Corporate Centre	(51)	24
New Zealand managed fund impacts	New Zealand	39	34
Tax on New Zealand conduits	Institutional	—	38
Non-continuing businesses	Institutional	1	74

Total		(297)	(524)

Notes to the Financial Statements    179

NOTES TO THE FINANCIAL STATEMENTS

36: Segment Analysis (continued)

(iv) External segment revenue by products and services

The table below sets out revenue from external customers for groups of similar products and services.

	Revenue
	2011 $m	2010 $m
Retail	6,252	5,755
Commercial	3,668	3,463
Wealth	1,310	1,139
Institutional	4,906	4,947
Partnerships	314	332
Other	482	56

	16,932	15,692

(v) Geographical information

The following table sets out revenue and non-current assets1 based on the geographical locations in which the Group operates.

	Australia		APEA		New Zealand		Total
Consolidated	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Total external revenue	11,904	11,124	2,426	2,004	2,602	2,564	16,932	15,692

Non-current assets[1]	260,004	231,357	22,401	14,234	49,524	52,612	331,929	298,203

1	Non-current assets referred to are assets that are expected to be recovered more than 12 months after balance date. They do not include financial instruments, deferred tax assets, post-employment benefits assets or rights under insurance contracts.

180    ANZ Annual Report 2011

37: Notes to the Cash Flow Statements (continued)

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
a) Reconciliation of net profit after income tax to net cash provided by operating activities	Inflows (Outflows)	Inflows (Outflows)	Inflows (Outflows)	Inflows (Outflows)
Operating profit after income tax attributable to shareholders of the Company	5,355	4,501	4,151	4,428

Adjustment to reconcile operating profit after income tax to net cash provided by/(used in) operating activities
Provision for credit impairment	1,237	1,787	994	1,369
Impairment on available for sale assets transferred to profit and loss	72	21	72	21
Credit risk on derivatives	(21)	(35)	(19)	39
Depreciation and amortisation	645	560	403	372
Profit on sale of businesses	(6)	—	—	—
Provision for employee entitlements, restructuring and other provisions	648	461	345	326
Payments from provisions	(678)	(520)	(518)	(259)
(Profit)/loss on sale of premises and equipment	(20)	8	7	—
(Profit)/loss on sale of available-for-sale assets	(68)	(57)	(31)	(22)
Amortisation of discounts/premiums included in interest income	(13)	(32)	6	2
Share based payment expense	167	143	167	143
Change in policyholder liabilities	(854)	836	—	—
Net foreign exchange earnings	(817)	(747)	(528)	(458)
Net gains/losses on trading derivatives	346	95	19	(82)
Net derivatives/foreign exchange adjustment	675	658	1,237	518

Net (increase)/decrease in operating assets
Trading securities	(7,614)	(2,004)	(5,558)	(1,835)
Liquid assets greater than three months	1,593	2,184	1,106	815
Due from other banks greater than three months	(1,476)	(65)	(1,586)	(145)
Loans and advances	(25,568)	(17,044)	(25,753)	(20,345)
Net (decrease)/increase in investments backing policyholder liabilities	1,319	(491)	—	—
Net derivative financial instruments	(2,038)	(1,823)	(3,751)	(1,110)
Net intra-group loans and advances	—	—	336	(5,110)
Interest receivable	(45)	(181)	(55)	(208)
Accrued income	80	(147)	82	(116)
Net tax assets	277	1,114	(371)	936

Net (decrease)/increase in operating liabilities
Deposits and other borrowings	43,834	14,726	42,542	20,862
Due to other financial institutions	1,350	55	1,415	1,329
Payables and other liabilities	584	(1,288)	835	(709)
Interest payable	124	163	119	308
Accrued expenses	21	363	23	324
Other	(308)	(192)	(12)	(315)

Total adjustments	13,446	(1,452)	11,526	(3,350)

Net cash (used in)/provided by operating activities	18,801	3,049	15,677	1,078

Notes to the Financial Statements     181

NOTES TO THE FINANCIAL STATEMENTS

37: Notes to the Cash Flow Statements (continued)

b) Reconciliation of cash and cash equivalents

Cash and cash equivalents include liquid assets and amounts due from other financial institutions with an original term to maturity of less than three months. Cash and cash equivalents at the end of the financial year as shown in the statements of cash flows are reconciled to the related items in the statements of financial position as follows:

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Liquid assets—less than three months	23,400	15,748	19,072	13,342
Due from other financial institutions—less than three months	6,621	4,862	4,579	3,592
Cash and cash equivalents in the statement of cashflows	30,021	20,610	23,651	16,934

c) Acquisitions and disposals

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Cash (inflows)/outflows from acquisitions and investments (net of cash acquired)
Purchases of controlled entities	44	(55)	—	(3,009)
Investments in controlled entities	—	—	—	694
Purchases of interest in associates and joint ventures	260	5	260	5

	304	(50)	260	(2,310)

Cash inflows from disposals (net of cash disposed)
Disposals of controlled entities	6	—	—	—
Disposals of associates and joint ventures	68	15	36	113

	74	15	36	113

d) Non-cash financing and investing activities

Share capital issues
Dividends satisfied by share issue	1,367	1,007	1,367	1,007
Dividends satisfied by bonus share issue	66	54	66	54

	1,433	1,061	1,433	1,061

e) Financing arrangements

	Consolidated
	2011		2010
	Available $m	Unused $m	Available $m	Unused $m
Credit stand by arrangements Standby lines	978	978	987	987
Other financing arrangements Over and other financing arrangements	—	—	—	—

Total finance available	978	978	987	987

182    ANZ Annual Report 2011

38: Controlled Entities

	Incorporated in	Nature of business
Ultimate parent of the Group
Australia and New Zealand Banking Group Limited	Australia	Banking
All controlled entities are 100% owned unless otherwise noted.
The material controlled entities of the Group are:
ANZ Bank (Lao) Limited[1] (formerly ANZ Vientiane Commercial Bank Limited)	Laos	Banking
ANZ Bank (Vietnam) Limited[1]	Vietnam	Banking
ANZ Capel Court Limited	Australia	Investment Banking
ANZ Capital Hedging Pty Ltd	Australia	Hedging
ANZ Commodity Trading Pty Ltd	Australia	Finance
ANZ Cover Insurance Pty Ltd	Australia	Captive-Insurance
ANZ Trustees Limited	Australia	Trustee/Nominee
ANZ Funds Pty Ltd	Australia	Holding Company
ANZ Bank (Europe) Limited[1]	United Kingdom	Banking
ANZ Bank (Kiribati) Limited1, [4]	Kiribati	Banking
ANZ Bank (Samoa) Limited[1]	Samoa	Banking
ANZ Holdings (New Zealand) Limited[1]	New Zealand	Holding Company
ANZ National Bank Limited[1]	New Zealand	Banking
ANZ Investment Services (New Zealand) Limited[1]	New Zealand	Funds Management
ANZ National (Int’l) Limited[1]	New Zealand	Finance
OnePath Holdings (NZ) Limited[1] (formerly ING (NZ) Holdings Limited)	New Zealand	Holding Company
OnePath Insurance Holdings (NZ) Limited[1] (formerly ING Insurance Holdings Limited)	New Zealand	Holding Company
OnePath Life (NZ) Limited[1] (formerly ING Life (NZ) Limited)	New Zealand	Insurance
Private Nominees Limited[1]	New Zealand	Nominee
UDC Finance Limited[1]	New Zealand	Finance
ANZ International (Hong Kong) Limited[1]	Hong Kong	Holding Company
ANZ Asia Limited[1]	Hong Kong	Banking
ANZ Bank (Vanuatu) Limited[2]	Vanuatu	Banking
ANZ International Private Limited[1]	Singapore	Holding Company
ANZ Singapore Limited[1]	Singapore	Merchant Banking
ANZ Royal Bank (Cambodia) Limited1, [4]	Cambodia	Banking
Votraint No. 1103 Pty Ltd	Australia	Investment
ANZ Lenders Mortgage Insurance Pty Ltd	Australia	Mortgage Insurance
ANZ Orchard Investments Pty Ltd	Australia	Holding Company
OnePath Australia Limited (formerly ING Australia Limited)	Australia	Holding Company
OnePath Life Limited (formerly ING Life Limited)	Australia	Insurance
OnePath General Insurance Pty Limited (formerly ING General Insurance Pty Limited)	Australia	Insurance
OnePath Funds Management Limited (formerly ING Funds Management Limited)	Australia	Funds Management
OnePath Custodians Limited (formerly ING Custodians Pty Limited)	Australia	Trustee
Australia and New Zealand Banking Group (PNG) Limited[1]	Papua New Guinea	Banking
Australia and New Zealand Bank (China) Company Limited[1]	China	Banking
Chongqing Liangping ANZ Rural Bank Company Limited[1]	China	Banking
Citizens Bancorp Inc	Guam	Holding Company
ANZ Guam Inc.[3]	Guam	Banking
Esanda Finance Corporation Limited	Australia	General Finance
ETRADE Australia Limited	Australia	Holding Company
ETRADE Australia Securities Limited	Australia	Online Stockbroking
LFD Limited	Australia	Holding Company
PT ANZ Panin Bank1, [4]	Indonesia	Banking

1	Audited by overseas KPMG firms.
2	Audited by Hawkes Law.
3	Audited by Deloitte Guam. American Samoa Bank merged with ANZ Guam Inc during the year ended 30 September 2011.
4	Non-controlling interests hold ordinary shares or units in the controlled entities listed above as follows: ANZ Bank (Kiribati) Limited—150,000 $1 ordinary shares (25%) (2010: 150,000 $1 ordinary shares (25%)); PT ANZ Panin Bank—16,500 IDR 1 million shares (1%) (2010: 7,500 IDR 1 million shares (15%)); ANZ Royal Bank (Cambodia) Limited—319,500 USD100 ordinary shares (45%) (2010: 319,500 USD100 ordinary shares (45%)). The increase in the Group’s interest in PT ANZ Panin Bank of 14% was the result of the Group electing to take up a proportionately larger issue of shares in PT ANZ Panin Bank than the non-controlling interest holder.

Notes to the Financial Statements     183

NOTES TO THE FINANCIAL STATEMENTS

39: Associates

Significant associates of the Group are as follows:

	Date became an associate	Ownership interest held	Voting interest	Incorporated in	Carrying value 2011 $m	Carrying value 2010 $m	Fair value[4] $m		Reporting date	Principal activity
AMMB Holdings Berhad	May 2007	24%	24%	Malaysia	1,111	1,082	1,337		31 March	Banking
PT Bank Pan Indonesia	April 2001	39%	39%	Indonesia	685	611	709		31 December	Banking
				Peoples Republic
Shanghai Rural Commercial Bank[1]	September 2007	20%	20%	of China	952	499	n/a		31 December	Banking
				Peoples Republic
Bank of Tianjin[2]	June 2006	20%	20%	of China	384	327	n/a		31 December	Banking
Saigon Securities Inc.[3]	July 2008	18%	18%	Vietnam	115	128	60	[5]	31 December	Stockbroking
Diversified Infrastructure Trust	March 2008	37%	37%	Australia	82	105	114		30 September	Investment
Metrobank Card Corporation	October 2003	40%	40%	Philippines	44	43	n/a		31 December	Cards Issuing
Other associates					140	170

Total carrying value of associates					3,513	2,965

1	During the year ended 30 September 2011 the Group invested an additional RMB 1.65 billion ($255 million) in Shanghai Rural Commercial Bank (SRCB) as part of a major capital raising by SRCB.
2	The Group is participating in a rights issue which will maintain its existing 20% interest. The issuance is subject to local regulatory approval.
3	Significant influence was established via representation on the Board of Directors.
4	Applicable to those investments in associates where there are published price quotations.
5	A value-in-use estimation supports the carrying value of this investment.

	2011 $m	2010 $m
Aggregated assets of significant associates (100%)	131,297	116,107
Aggregated liabilities of significant associates (100%)	119,664	106,589
Aggregated revenues of significant associates (100%)	6,898	5,812

	Consolidated
	2011 $m	2010 $m
Results of associates
Share of associates profit before income tax	476	435
Share of income tax expense	(121)	(114)
Share of associates net profit—as disclosed by associates	355	321
Adjustments[1]	81	79
Share of associates net profit accounted for using the equity method	436	400

1	The results differ from the published results of these entities due to the application of IFRS, Group Policies and acquisition adjustments.

40: Interests in Joint Venture Entities

On 30 November 2009, the Group acquired the remaining 51% shareholding in the ANZ-ING joint ventures in Australia and New Zealand, taking its ownership interest to 100%. The year ended 30 September 2010 includes the financial impact of full ownership since 30 November 2009. For the period 1 October 2009 to 30 November 2009, the investments were accounted for as joint ventures.

	OnePath Australia		OnePath NZ		Consolidated Total
	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Retained profits attributable to the joint venture entity
At the beginning of the year	n/a	483	n/a	68	n/a	551
At the end of the year	n/a	n/a	n/a	n/a	n/a	n/a

Movement in the carrying amount of the joint venture entity
Carrying amount at the commencement of the year	—	1,649	—	204	—	1,853
Share of net profit	—	28	—	5	—	33
Transfer to shares in controlled entity	—	(1,677)	—	(201)	—	(1,878)
Adjustment for exchange fluctuations	—	—	—	(8)	—	(8)
Carrying amount at the end of the year	—	—	—	—	—	—

Share of revenues, expenses and results
Revenues	—	87	—	16	—	103
Expenses	—	(51)	—	(12)	—	(63)
Profit before income tax	—	36	—	4	—	40
Income tax (expense)/benefit	—	(8)	—	1	—	(7)
Profit after income tax	—	28	—	5	—	33
Net equity accounted profit	—	28	—	5	—	33

184    ANZ Annual Report 2011

41: Securitisations

The Group enters into transactions in the normal course of business by which it transfers financial assets directly to third parties or to special purpose entities. These transfers may give rise to the full or partial derecognition of those financial assets.

•

Full derecognition occurs when the Group transfers its contractual right to receive cash flows from the financial assets, or retains the right but assumes an obligation to pass on the cash flows from the asset, and transfers substantially all the risks and rewards of ownership. These risks include credit, interest rate, currency, prepayment and other price risks.

•

Partial derecognition occurs when the Group sells or otherwise transfers financial assets in such a way that some but not substantially all of the risks and rewards of ownership are transferred but control is retained. These financial assets continue to be recognised on the balance sheet to the extent of the Group’s continuing involvement.

The following table summarises the Group’s securitisation activities for Group-originated assets for the period. The securitisation activity relates to an internal residential mortgage securitisation creating instruments eligible for repurchase arrangements with the Reserve Bank of Australia.

	Consolidated[1]		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Carrying amount of assets securitised (sold) during the year	—	—	6,275	7,001
Net cash proceeds received	—	—	—	—
Retained interests	—	—	(6,275)	(7,001)
Gain/(loss) on securitisation/sale (pre-tax)	—	—	—	—

1	The balances are nil as the Company balances relate to transfers to an internal securitisation vehicle.

Group-originated financial assets that do not qualify for derecognition typically relate to loans that have been securitised under arrangements by which the Group retains a continuing involvement in the transferred assets. Continuing involvement may entail: retaining the rights to future cash flows arising from the assets after investors have received their contractual terms; providing subordinated interests; liquidity support; continuing to service the underlying asset; and entering into derivative transactions with the securitisation vehicles. In such instances, the Group continues to be exposed to risks associated with these transactions.

The table below sets out the balance of assets transferred by the Company to special purpose entities, that are consolidated by the Group, that continue to be recognised by the Company because they do not qualify for derecognition.

	Consolidated[1]		The Company
Securitisation	2011 $m	2010 $m	2011 $m	2010 $m
Current carrying amount of assets recognised	—	—	31,280	30,582
Carrying amount of associated liabilities	—	—	31,280	30,582

1	The balances are nil as the Company balances relate to transfers to an internal securitisation vehicle.

42: Fiduciary Activities

The Group conducts various fiduciary activities as follows:

Investment fiduciary activities for trusts

The Group conducts investment fiduciary activities for trusts, including deceased estates. These trusts have not been consolidated as the Group does not have direct or indirect control.

Where the Company or its controlled entities incur liabilities in respect of these operations as trustee, where the primary obligation is incurred in an agency capacity as trustee of the trust rather than on the Group’s own account, a right of indemnity exists against the assets of the applicable funds or trusts. As these assets are sufficient to cover the liabilities and it is therefore not probable that the Company or its controlled entities will be required to settle the liabilities, the liabilities are not included in the financial statements.

The aggregate amounts of funds concerned are as follows:

	2011 $m	2010 $m
Trusteeships	3,418	3,434

Notes to the Financial Statements    185

NOTES TO THE FINANCIAL STATEMENTS

42: Fiduciary Activities (continued)

Funds management activities

Funds management activities are conducted through Group controlled entities OnePath Australia Limited and OnePath Holdings (NZ) Limited and certain other subsidiaries of the Group. Funds under management in these entities are included in these consolidated financial statements where they are controlled by the Group.

The aggregate funds under management which are not included in these consolidated financial statements are as follows:

	2011 $m	2010 $m
OnePath Australia Limited	6,420	7,988
OnePath Holdings (NZ) Limited	5,271	5,655
Other controlled entities—New Zealand	6,295	5,885
Other controlled entities—Australia	50	62

	18,036	19,590

Custodian services activities

On 18 November 2010, the Transitional Service Agreement with JPMorgan Chase Bank, National Association concluded. At 30 September 2011, ANZ Custodian Services has been formally decommissioned with a small number of residual assets (immaterial in value) in the name of ANZ Nominees Limited remaining.

43: Commitments

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Property
Capital expenditure
Contracts for outstanding capital expenditure
Not later than 1 year	58	58	31	23
Later than one year but not later than 5 years	3	3	2	3
Later than 5 years	—	1	—	1

Total capital expenditure commitments[1]	61	62	33	27

Lease rentals
Land and buildings
Not later than 1 year	325	327	263	263
Later than one year but not later than 5 years	785	729	674	605
Later than 5 years	392	389	369	366

	1,502	1,445	1,306	1,234

Furniture and equipment
Not later than 1 year	52	45	44	38
Later than one year but not later than 5 years	78	76	72	70
Later than 5 years	—	—	—	—

	130	121	116	108

Total lease rental commitments	1,632	1,566	1,422	1,342

Total commitments	1,693	1,628	1,455	1,369

1	Relates to premises and equipment.

186    ANZ Annual Report 2011

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets

CREDIT RELATED COMMITMENTS GUARANTEES AND CONTINGENT LIABILITIES

Credit related commitments

Facilities provided

	Consolidated		The Company
	Contract amount 2011 $m	Contract amount 2010 $m	Contract amount 2011 $m	Contract amount 2010 $m
Undrawn facilities	137,889	124,029	117,107	106,403
Australia	80,013	78,410	79,919	78,207
New Zealand	15,569	14,200	—	—
Asia Pacific, Europe & America	42,307	31,419	37,188	28,196

Total	137,889	124,029	117,107	106,403

Guarantees and contingent liabilities

Details of the estimated maximum amount of guarantees and contingent liabilities that may become payable are disclosed on the following pages. These guarantees and contingent liabilities relate to transactions that the Group has entered into as principal.

Documentary letters of credit involve the issue of letters of credit guaranteeing payment in favour of an exporter secured against an underlying shipment of goods or backed by a confirmatory letter of credit from another bank.

Performance related contingencies are liabilities that oblige the Group to make payments to a third party should the customer fail to fulfil the non-monetary terms of the contract.

To reflect the risk associated with these transactions, they are subjected to the same credit origination, portfolio management and collateral requirements for customers that apply for loans. The contract amount represents the maximum potential amount that could be lost if the counterparty fails to meet its financial obligations. As the facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements.

	Consolidated		The Company
	Contract amount 2011 $m	Contract amount 2010 $m	Contract amount 2011 $m	Contract amount 2010 $m
Financial guarantees	6,923	6,313	5,942	5,981
Standby letters of credit	2,672	1,991	2,307	1,867
Documentary letter of credit	2,964	2,498	2,561	2,276
Performance related contingencies	17,770	16,103	16,793	15,176
Other	881	580	666	445

Total	31,210	27,485	28,269	25,745

Australia	15,182	14,309	15,182	14,309
New Zealand	1,122	975	—	—
Asia Pacific, Europe & America	14,906	12,201	13,087	11,436

Total	31,210	27,485	28,269	25,745

Notes to the Financial Statements    187

NOTES TO THE FINANCIAL STATEMENTS

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

OTHER BANK RELATED CONTINGENT LIABILITIES

GENERAL

There are outstanding court proceedings, claims and possible claims against the Group, the aggregate amount of which cannot readily be quantified. Appropriate legal advice has been obtained and, in the light of such advice, provisions as deemed necessary have been made. In some instances we have not disclosed the estimated financial impact as this may prejudice the interests of the Group.

i) Exception fees class action

In September 2010, litigation funder IMF (Australia) Ltd commenced a class action against ANZ, which it said was on behalf of 27,000 ANZ customers (which may now be in excess of 30,000) and relating to more than $50 million in exception fees charged to those customers over the previous six years. The case is at an early stage. ANZ is defending it. There is a risk that further claims could emerge.

ii) Securities Lending

There are ongoing developments concerning the events surrounding ANZ’s securities lending business which may continue for some time. There is a risk that further actions (court proceedings or regulatory actions) may be commenced against various parties, including ANZ. The potential impact or outcome of future claims (if any) cannot presently be ascertained. ANZ would review and defend any claim, as appropriate.

On 4 July 2008, ANZ appointed a receiver and manager to Primebroker Securities Limited (Primebroker). On 31 August 2009, an Associate Justice set aside some statutory demands served by the receiver and said that, among other things, ANZ’s appointment of the receiver to Primebroker was invalid. The receiver is appealing the decision. ANZ has joined in the appeal.

Separately:

•

On 14 April 2010, the liquidator of Primebroker filed an action against ANZ, alleging (among other things) that a charge created on 12 February 2008 is void against the liquidators. The action initially claimed $98 million and was subsequently increased to $177 million (plus interest and costs) from ANZ.

•

On 15 July 2010, Primebroker and some associated companies brought an action against parties including ANZ, seeking approximately $150 million and certain unquantified amounts. The allegations include misleading or deceptive conduct, wrongful appointment of receivers, and failure to perform an alleged equity investment agreement.

ANZ is defending these actions.

iii) Contingent tax liability

The Australian Taxation Office (ATO) is reviewing the taxation treatment of certain transactions, undertaken by the Group in the course of normal business activities.

Risk reviews are also being undertaken by revenue authorities in other jurisdictions, as part of normal revenue authority activity in those countries.

The Group has assessed these and other taxation claims arising in Australia and elsewhere, including seeking independent advice where appropriate, and considers that it holds appropriate provisions.

iv) Interbank Deposit Agreement

ANZ has entered into an Interbank Deposit Agreement with the major banks in the payment system. This agreement is a payment system support facility certified by the Australian Prudential Regulation authority, where the terms are such that if any bank is experiencing liquidity problems, the other participants are required to deposit equal amounts of up to $2 billion for a period of 30 days. At the end of 30 days the deposit holder has the option to repay the deposit in cash all by way of assignment of mortgages to the value of the deposit.

v) Clearing and settlement obligations

In accordance with the clearing and settlement arrangements set out:

•

in the Australian Payments Clearing Association Limited’s Regulations for the Australian Paper Clearing System, the Bulk Electronic Clearing System, the Consumer Electronic Clearing System and the High Value Clearing System (HVCS), the Company has a commitment to comply with rules which could result in a bilateral exposure and loss in the event of a failure to settle by a member institution; and

•

in the Austraclear System Regulations (Austraclear) and the CLS Bank International Rules, the Company has a commitment to participate in loss-sharing arrangements in the event of a failure to settle by a member institution.

For HVCS and Austraclear, the obligation arises only in limited circumstances.

188    ANZ Annual Report 2011

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

vi) Deed of Cross Guarantee in respect of certain controlled entities

Pursuant to class order 98/1418 (as amended) dated 13 August 1998, relief was granted to a number of wholly owned controlled entities from the Corporations Act 2001 requirements for preparation, audit, and publication of individual financial statements. The results of these companies are included in the consolidated Group results. The entities to which relief was granted are:

• ANZ Properties (Australia) Pty Ltd[1]	• ANZ Orchard Investments Pty Ltd[2]	• ANZ Funds Pty Ltd[1]
• ANZ Capital Hedging Pty Ltd[1]	• ANZ Securities (Holdings) Limited[3]	• Votraint No. 1103 Pty Ltd[2]
• Alliance Holdings Pty Ltd[1]	• ANZ Commodity Trading Pty Ltd[4]	• ANZ Nominees Ltd[5]

1	Relief originally granted on 21 August 2001.
2	Relief originally granted on 13 August 2002.
3	Relief originally granted on 9 September 2003.
4	Relief originally granted on 2 September 2008.
5	Relief originally granted on 11 February 2009.

It is a condition of the class order that the Company and each of the above controlled entities enter into a Deed of Cross Guarantee. A Deed of Cross Guarantee under the class order was executed by them and lodged with the Australian Securities and Investments Commission. The Deed of Cross Guarantee is dated 1 March 2006. The effect of the Deed is that the Company guarantees to each creditor payment in full of any debt in the event of winding up any of the controlled entities under certain provisions of the Corporations Act 2001. If a winding up occurs, the Company will only be liable in the event that after six months any creditor has not been paid in full. The controlled entities have also given similar guarantees in the event that the Company is wound up. The consolidated statement of comprehensive income and consolidated balance sheet of the Company and its wholly owned controlled entities which have entered into the Deed of Cross Guarantee are:

	Consolidated
	2011 $m	2010 $m
Profit before tax	5,809	5,612
Income tax expense	(1,476)	(1,449)

Profit after income tax	4,333	4,163

Foreign exchange differences taken to equity, net of tax	103	(391)
Change in fair value of available-for-sale financial assets, net of tax	26	70
Change in fair value of cash flow hedges, net of tax	121	40
Actuarial gains/(loss) on defined benefit plans, net of tax	24	(18)

Other comprehensive income, net of tax	274	(299)

Total comprehensive income	4,607	3,864

Retained profits at start of year	13,047	11,596
Profit after income tax	4,333	4,163
Adjustments to opening retained earnings on adoption of revised accounting standard AASB 3(R)	—	(39)
Ordinary share dividends provided for or paid	(3,491)	(2,667)
Transfer from reserves	1	12
Actuarial gains/(loss) on defined benefit plans after tax	24	(18)

Retained profits at end of year	13,914	13,047

Assets
Liquid assets	20,556	16,075
Available-for-sale assets/investment securities	19,017	16,973
Net loans and advances	323,286	280,439
Other assets	140,299	133,948
Premises and equipment	1,539	1,545

Total assets	504,697	448,980

Liabilities
Deposits and other borrowings	307,254	252,519
Income tax liability	1,169	1,069
Payables and other liabilities	161,097	162,555
Provisions	798	831

Total liabilities	470,318	416,974

Net assets	34,379	32,006

Shareholders’ equity[1]	34,379	32,006

1	Shareholders’ equity excludes retained profits and reserves of controlled entities within the class order.

Notes to the Financial Statements     189

NOTES TO THE FINANCIAL STATEMENTS

44: Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets (continued)

vii) Sale of Grindlays businesses

On 31 July 2000, ANZ completed the sale to Standard Chartered Bank (SCB) of ANZ Grindlays Bank Limited and the private banking business of ANZ in the United Kingdom and Jersey, together with ANZ Grindlays (Jersey) Holdings Limited and its subsidiaries, for USD1.3 billion in cash. ANZ provided warranties and certain indemnities relating to those businesses and, where it was anticipated that payments would be likely under the warranties or indemnities, made provisions to cover the anticipated liability. The issues below have not impacted adversely the reported results. All settlements, penalties and costs have been covered within the provisions established at the time.

FERA

In 1991 certain amounts were transferred from non-convertible Indian Rupee accounts maintained with Grindlays in India. These transactions may not have complied with the provisions of the Foreign Exchange Regulation Act, 1973. Grindlays, on its own initiative, brought these transactions to the attention of the Reserve Bank of India. The Indian authorities served notices on Grindlays and certain of its officers in India and civil penalties have been imposed which are the subject of appeals. Criminal prosecutions are pending and will be defended. The amounts in issue are not material.

Tax Indemnity

ANZ provided an indemnity relating to tax liabilities of Grindlays (and its subsidiaries) and the Jersey Sub-Group to the extent to which such liabilities were not provided for in the Grindlays accounts as at 31 July 2000. Claims have been made under this indemnity, with no material impact on the Group expected.

CONTINGENT ASSETS

National Housing Bank

In 1992, Grindlays received a claim aggregating to approximately Indian Rupees 5.06 billion from the National Housing Bank (NHB) in India. The claim arose out of cheques drawn by NHB in favour of Grindlays, the proceeds of which were credited to the account of a Grindlays customer.

Grindlays won an arbitration award in March 1997, under which NHB paid Grindlays an award of Indian Rupees 9.12 billion. NHB subsequently won an appeal to the Special Court of Mumbai, after which Grindlays filed an appeal with the Supreme Court of India. Grindlays paid the disputed money including interest into court. Ultimately, the parties settled the matter and agreed to share the monies paid into court which by then totalled Indian Rupees 16.45 billion (AUD 661 million at 19 January 2002 exchange rates), with Grindlays receiving Indian Rupees 6.20 billion (AUD 248 million at 19 January 2002 exchange rates) of the disputed monies.

ANZ in turn received a payment of USD124 million (USD equivalent of the Indian Rupees received by Grindlays) from Standard Chartered Bank under the terms of an indemnity given in connection with the sale of Grindlays to Standard Chartered Bank.

ANZ recovered $114 million in 2006 from its insurers in respect of the above.

In addition, ANZ is entitled to share with NHB in the proceeds of any recovery from the estate of the customer whose account was credited with the cheques drawn from NHB. However, the Indian Taxation Department is claiming a statutory priority to all of the funds available for distribution to creditors of that customer. The Special Court passed an order in late 2007 scaling down the Income Taxation Department’s priority, however, that order has been partially set aside on appeal by the Supreme Court of India. The matter has been remanded to the Special Court for deliberation on certain issues.

190    ANZ Annual Report 2011

45: Superannuation and Other Post Employment Benefit Schemes

Description of the Group’s post employment benefit schemes

The Group has established a number of pension, superannuation and post retirement medical benefit schemes throughout the world. The Group may be obliged to contribute to the schemes as a consequence of legislation and provisions of trust deeds. Legal enforceability is dependent on the terms of the legislation and trust deeds.

The major schemes are:

Contribution levels
Country	Scheme	Scheme type	Employee/ participant	Employer
Australia	ANZ Australian Staff Superannuation Scheme[1,2]	Defined contribution scheme Section C3 or	Optional[8]	Balance of cost[10]
		Defined contribution scheme Section A or	Optional	9% of salary[11]
		Defined benefit scheme Pension Section[4]	Nil	Balance of cost[12]
New Zealand	ANZ National Bank Staff Superannuation Scheme (formerly ANZ Group (New Zealand) Staff Superannuation Scheme)[1,2]	Defined benefit scheme[5] or	Nil	Balance of cost[13]
		Defined contribution scheme	Minimum of 2.5% of salary	7.5% of salary[14]
	National Bank Staff Superannuation Fund[1,2]	Defined benefit scheme[6] or	5.0% of salary	Balance of cost[15]
		Defined contribution scheme[7]	Minimum of 2.0% of salary	11.5% of salary[16]
United Kingdom	ANZ UK Staff Pension Scheme[1]	Defined benefit scheme[7]	5.0% of salary[9]	Balance of cost[17]

Balance of cost: the Group’s contribution is assessed by the actuary after taking account of members’ contributions and the value of the schemes’ assets.

1	These schemes provide for pension benefits.
2	These schemes provide for lump sum benefits.
3	Closed to new members in 1997.
4	Closed to new members. Operates to make pension payments to retired members or their dependants.
5	Closed to new members on 31 March 1990. Operates to make pension payments to retired members of that section of the scheme or their dependants.
6	Closed to new members on 1 October 1991.
7	Closed to new members on 1 October 2004.
8	Optional but with minimum of 1% of salary.
9	From 1 October 2003, all member contributions are at a rate of 5% of salary.
10	As determined by the Trustee on the recommendation of the actuary – currently 9% (2010: 9%) of members’ salaries.
11	2010: 9% of salary.
12	As determined by the Trustee on the recommendation of the actuary – currently nil (2010: nil).
13	As recommended by the actuary – currently nil (2010: nil).
14	2010: 7.5% of salary.
15	As recommended by the actuary – currently 24.8% (2010: 24.8%) of members’ salaries and additional contributions of NZD 5 million p.a.
16	2010: 11.5% of salary.
17	As agreed by the Trustee and Group after taking the advice of the actuary – currently 26% (2010: 26%) of pensionable salaries and additional quarterly contributions of GBP 7.5 million until December 2015.

Notes to Financial Statements    191

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes (continued)

Funding and contribution information for the defined benefit sections of the schemes

The funding and contribution information for the defined benefit sections of the schemes as extracted from the schemes’ most recent fi nancial reports is set out below.

In this fi nancial report, the net (liability)/asset arising from the defined benefit obligation recognised in the balance sheet has been determined in accordance with AASB 119 Employee Benefits. However, the excess or deficit of the net market value of assets over accrued benefits shown below has been determined in accordance with AAS 25 Financial Reporting by Superannuation Plans. The excess or deficit for funding purposes shown below differs from the net (liability)/asset in the balance sheet because AAS 25 prescribes a diff erent measurement date and basis to those used for AASB 119 purposes.

2011 Schemes	Accrued benefits* $m	Net market value of assets held by scheme $m	Excess/(deficit) of net market value of assets over accrued benefits $m
ANZ Australian Staff Superannuation Scheme Pension Section[1]	27	17	(10)
ANZ UK Staff Pension Scheme[1]	912	727	(185)
ANZ UK Health Benefits Scheme[4]	6	—	(6)
ANZ National Bank Staff Superannuation Scheme[2]	4	4	—
National Bank Staff Superannuation Fund[3]	296	282	(14)
Other[5,6]	39	29	(10)

Total	1,284	1,059	(225)

*	Determined in accordance with AAS 25 Financial Reporting by Superannuation Plans, which prescribes a different measurement date and basis to those applied in this financial report under AASB 119 Employee Benefits. Under AASB 119, the discount rates used are based on prevailing government and corporate bond rates at the reporting date (30 September 2011), rather than the expected return on scheme assets as at the most recent actuarial valuation date (set out below) as prescribed by AAS 25.
1	Amounts were measured at 31 December 2010.
2	Amounts were measured at 31 December 2010.
3	Amounts were measured at 31 March 2011.
4	Amounts were measured at 30 September 2011.
5	Amounts were measured at 30 September 2011.
6	Other includes the defined benefit arrangements in Japan, Philippines and Taiwan.

2010 Schemes	Accrued benefits* $m	Net market value of assets held by scheme $m	Excess/(deficit) of net market value of assets over accrued benefits $m
ANZ Australian Staff Superannuation Scheme Pension Section[1]	29	20	(9)
ANZ UK Staff Pension Scheme[1]	903	662	(241)
ANZ UK Health Benefits Scheme[4]	6	—	(6)
ANZ National Bank Staff Superannuation Scheme[2]	5	5	—
National Bank Staff Superannuation Fund[3]	276	261	(15)
Other[5,6]	32	25	(7)

Total	1,251	973	(278)

*	Determined in accordance with AAS 25 Financial Reporting by Superannuation Plans, which prescribes a different measurement date and basis to those applied in this financial report under AASB 119 Employee Benefits. Under AASB 119, the discount rates used are based on prevailing government and corporate bond rates at the reporting date (30 September 2010), rather than the expected return on scheme assets as at the most recent actuarial valuation date (set out below) as prescribed by AAS 25.
1	Amounts were measured at 31 December 2009.
2	Amounts were measured at 31 December 2007.
3	Amounts were measured at 31 March 2010.
4	Amounts were measured at 30 September 2010.
5	Amounts were measured at 30 September 2007 and 30 September 2010 (as applicable).
6	Other includes the defined benefit arrangements in Japan, Philippines and Taiwan.

Employer contributions to the defined benefit sections are based on recommendations by the schemes’ actuaries. Funding recommendations are made by the actuaries based on assumptions of various matters such as future investment performance, interest rates, salary increases, mortality rates and turnover levels. The funding methods adopted by the actuaries are intended to ensure that the benefit entitlements of employees are fully funded by the time they become payable.

The Group expects to make contributions of $58 million (2010: $60 million) to the defined benefit sections of the schemes during the next financial year.

192    ANZ Annual Report 2011

45: Superannuation and Other Post Employment Benefit Schemes (continued)

The current contribution recommendations for the major defined sections of the schemes are described below.

ANZ Australian Staff Superannuation Scheme Pension Section

The Pension Section of the ANZ Australian Staff Superannuation Scheme is closed to new members. A full actuarial valuation, conducted by consulting actuaries Russell Employee Benefits as at 31 December 2010, showed a deficit of $10 million and the actuary recommended that the Group make contributions to the Pension Section of $1.2 million p.a. for the three years to 31 December 2013. The next full actuarial valuation is due to be conducted as at 31 December 2013.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return	8	% p.a.
Pension indexation rate	3	% p.a.

The Group has no present liability under the Scheme’s Trust Deed to commence contributions or fund the deficit.

ANZ UK Staff Pension Scheme

An interim actuarial valuation, conducted by consulting actuaries Towers Watson, as at 31 December 2010 showed a deficit of GBP 115 million ($185 million at 30 September 2011 exchange rates).

Following the actuarial valuation as at 31 December 2010, the Group agreed to make regular contributions at the rate of 26% of pensionable salaries. These contributions are sufficient to cover the cost of accruing benefits. To address the deficit, the Group agreed to continue to pay additional quarterly contributions of GBP 7.5 million. These contributions will be reviewed following the next actuarial valuation which is scheduled to be undertaken as at 31 December 2012.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return on existing assets
– to 31 December 2018	5.3	% p.a.
– to 31 December 2033	4.0	% p.a.
Rate of investment return for determining ongoing contributions	7.2	% p.a.
Salary increases	5.3	% p.a.
Pension increases	3.5	% p.a.
In deferment increases	2.8	% p.a.

The Group has no present liability under the Scheme’s Trust Deed to fund the deficit measured under AAS 25. A contingent liability may arise in the event that the Scheme was wound up. If this were to happen, the Trustee would be able to pursue the Group for additional contributions under the UK Employer Debt Regulations. The Group intends to continue the Scheme on an on-going basis.

National Bank Staff Superannuation Fund

A full actuarial valuation of the National Bank Staff Superannuation Fund, conducted by consulting actuaries AON Consulting NZ, as at 31 March 2011 showed a deficit of NZD 18 million ($14 million at 30 September 2011 exchange rates). The actuary recommended that the Group make contributions of 24.8% of salaries plus a lump sum contribution of NZD 5 million p.a. (net of employer superannuation contribution tax) in respect of members of the defined benefit section.

The following economic assumptions were used in formulating the actuary’s funding recommendations:

Rate of investment return (net of income tax)	5.5	% p.a.
Salary increases	3.0	% p.a.
Pension increases	2.5	% p.a.

The Group has no present liability under the Fund’s Trust Deed to fund the deficit measured under AAS 25. A contingent liability may arise in the event that the Fund was wound up. Under the Fund’s Trust Deed, if the Fund were wound up, the Group is required to pay the Trustees of the Fund an amount sufficient to ensure members do not suffer a reduction in benefits to which they would otherwise be entitled. The Group intends to continue the Fund on an on-going basis.

The basis of calculation under AASB119 is detailed in note 1 F(vii) and on page 98.

Notes to Financial Statements    193

NOTES TO THE FINANCIAL STATEMENTS

45: Superannuation and Other Post Employment Benefit Schemes (continued)

The following tables summarise the components of the expense recognised in the income statement and the amounts recognised in the balance sheet under AASB 119 for the defined benefit sections of the schemes:

	Consolidated		The Company
	2011 $m	2010 $m	2011 $m	2010 $m
Amount recognised in income in respect of defined benefit schemes
Current service cost	8	6	6	5
Interest cost	50	56	42	48
Expected return on assets	(47)	(50)	(41)	(44)
Adjustment for contributions tax	2	2	—	—

Total included in personnel expenses	13	14	7	9

Amounts recognised in the balance sheet in respect of defined benefit schemes
Present value of funded defined benefit obligation	(1,033)	(1,059)	(857)	(928)
Fair value of scheme assets	885	873	775	761

Net liability arising from defined benefit obligation	(148)	(186)	(82)	(167)

Amounts recognised in the balance sheet
Payables and other liabilities	(148)	(186)	(82)	(167)

Net liability arising from defined benefit obligation	(148)	(186)	(82)	(167)

Amounts recognised in equity in respect of defined benefit schemes
Actuarial (gains)/losses incurred during the year and recognised directly in retained earnings	15	6	(34)	26
Cumulative actuarial (gains)/losses recognised directly in retained earnings	244	229	173	207

The Group has a legal liability to fund deficits in the schemes, but no legal right to use any surplus in the schemes to further its own interests. The Group has no present liability to settle deficits with an immediate contribution. For more information about the Group’s legal liability to fund deficits, refer to the earlier description of the current contribution recommendations for the schemes.

Movements in the present value of the defined benefit obligation in the relevant period
Opening defined benefit obligation	1,059	1,095	928	938
Current service cost	8	6	6	5
Interest cost	50	56	42	48
Contributions from scheme participants	1	—	—	—
Actuarial (gains)/losses	(10)	42	(55)	52
Liabilities assumed in business combination	—	21	—	21
Exchange difference on foreign schemes	(18)	(103)	(22)	(92)
Benefits paid	(57)	(58)	(42)	(44)

Closing defined benefit obligation	1,033	1,059	857	928

Movements in the fair value of the scheme assets in the relevant period
Opening fair value of scheme assets	873	849	761	738
Expected return on scheme assets	47	50	41	44
Actuarial gains/(losses)	(25)	36	(21)	26
Exchange difference on foreign schemes	(13)	(83)	(17)	(75)
Contributions from the employer	59	59	53	53
Contributions from scheme participants	1	1	—	—
Benefits paid	(57)	(58)	(42)	(44)
Assets acquired in business combination	—	19	—	19

Closing fair value of scheme assets[1]	885	873	775	761

Actual return on scheme assets	22	86	20	70

1	Scheme assets include the following financial instruments issued by the Group: cash and short-term debt instruments $1 million (September 2010: $1.6 million), fixed interest securities $0.6 million (September 2010: $0.5 million) and equities nil (September 2010: nil).

	Consolidated		The Company
	Fair value of scheme assets		Fair value of scheme assets
	2011	2010	2011	2010
	%	%	%	%
Analysis of the scheme assets
Equities	36	39	34	37
Debt securities	47	39	48	39
Property	8	8	9	9
Other assets	9	14	9	15

Total assets	100	100	100	100

194    ANZ Annual Report 2011

45: Superannuation and Other Post Employment Benefit Schemes (continued)

	2011%	2010%
Key actuarial assumptions used (expressed as weighted averages)
Discount rate
ANZ Australian Staff Superannuation Scheme – Pension Section	4.25	5.00
ANZ UK Staff Pension Scheme	5.40	5.00
ANZ UK Health Benefits Scheme	5.40	5.00
ANZ National Bank Staff Superannuation Scheme	4.40	6.00
National Bank Staff Superannuation Fund	4.40	6.00
Expected rate of return on scheme assets
ANZ Australian Staff Superannuation Scheme – Pension Section	8.00	8.00
ANZ UK Staff Pension Scheme	5.30	5.60
ANZ UK Health Benefits Scheme	n/a	n/a
ANZ National Bank Staff Superannuation Scheme	4.50	4.50
National Bank Staff Superannuation Fund	5.50	5.50
Future salary increases
ANZ UK Staff Pension Scheme	4.90	5.00
National Bank Staff Superannuation Fund	3.00	3.00
Future pension increases
ANZ Australian Staff Superannuation Scheme – Pension Section	2.75	2.50
ANZ UK Staff Pension Scheme
– In payment	3.10	3.20
– In deferment	2.10	2.70
ANZ National Bank Staff Superannuation Scheme	2.50	2.50
National Bank Staff Superannuation Fund	2.50	2.50
Future medical cost trend – short-term
ANZ UK Health Benefits Scheme	4.50	4.50
Future medical cost trend – long-term
ANZ UK Health Benefits Scheme	6.50	4.00

To determine the expected returns of each of the asset classes held by the relevant scheme, the actuaries assessed historical return trends and market expectations for the asset class returns applicable for the period over which the obligation is to be settled. The overall expected rate of return on assets for each scheme was then determined as the weighted average of the expected returns for the classes of assets held by the relevant scheme.

Assumed medical cost trend rates do not have a material effect on the amounts recognised as income or included in the balance sheet.

			Consolidated				The Company
	2011 $m	2010 $m	2009 $m	2008 $m	2007 $m	2011 $m	2010 $m	2009 $m	2008 $m	2007 $m
History of experience adjustments
Defined benefits obligation	(1,033)	(1,059)	(1,095)	(1,160)	(1,267)	(857)	(928)	(938)	(1,003)	(1,112)
Fair value of scheme assets	885	873	849	1,006	1,199	775	761	738	871	1,037
Surplus/(deficit)	(148)	(186)	(246)	(154)	(68)	(82)	(167)	(200)	(132)	(75)

Experience adjustments on scheme liabilities	(11)	(2)	7	12	9	(10)	1	7	8	10
Experience adjustments on scheme assets	(25)	36	(49)	(195)	6	(21)	26	(32)	(177)	12

Notes to Financial Statements    195

NOTES TO THE FINANCIAL STATEMENTS

46: Employee Share and Option Plans

ANZ operates a number of employee share and option schemes under the ANZ Employee Share Acquisition Plan and the ANZ Share Option Plan.

ANZ EMPLOYEE SHARE ACQUISITION PLAN

ANZ Employee Share Acquisition Plan (ESAP) schemes that existed during the 2010 and 2011 years were the $1,000 Share Plan, the Deferred Share Plan, the Restricted Share Plan and the Employee Share Save Scheme (ESSS). Note the ESSS is an employee salary sacrifice plan and is not captured as a share based payment expense.

$1,000 Share Plan

Each permanent employee (excluding senior executives) who has had continuous service for one year is eligible to participate in the $1,000 scheme enabling the grant of up to $1,000 of ANZ shares in each financial year, subject to approval of the Board. At a date approved by the Board, the shares will be granted to all eligible employees using the one week weighted average price of ANZ shares traded on the ASX in the week leading up to and including the date of grant.

In Australia and three overseas locations, ANZ ordinary shares are granted to eligible employees for nil consideration and vest immediately when granted, as there is no forfeiture provision. It is a requirement, however, that shares are held in trust for three years from the date of grant, after which time they may remain in trust, be transferred to the employee’s name or sold. In general, dividends received on the shares are automatically reinvested into the Dividend Reinvestment Plan.

In New Zealand shares are granted to eligible employees upon payment of NZD one cent per share.

From 2011, shares granted in New Zealand and the remaining overseas locations under this plan vest subject to the satisfaction of a three year service period, after which time they may remain in trust, be transferred into the employee’s name or sold. Unvested shares are forfeited in the event of resignation or dismissal for serious misconduct. Dividends are received as cash.

During the 2011 year, 1,472,882 shares with an issue price of

$23.05 were granted under the plan to employees on 6 December 2010 (2010 year: 1,344,436 shares with an issue price of $22.06 were granted on 7 December 2009).

Deferred Share Plan

A Short Term Incentive (STI) mandatory deferral program was implemented from 2009, with equity deferral relating to half of all STI amounts above a specified threshold. Prior to 2011, deferred equity could be taken as 100% shares or 50% shares and 50% options. From 2011, all deferred equity is taken as 100% shares. For Management Board members, mandatory STI equity deferral commenced in 2008 (rather than 2009). Unvested STI deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct.

Selected employees may also be granted Long Term Incentive (LTI) deferred shares which vest to the employee three years from the date of grant. Ordinary shares granted under this LTI plan may be held in trust beyond the deferral period. Unvested LTI deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct.

STI deferred shares with a two year deferral period were historically granted under a business unit specific incentive plan (primarily as a retention tool), and may be held in trust beyond the deferral period. The final grant of these shares vested 2 November 2009.

In exceptional circumstances, deferred shares are granted to certain employees upon commencement with ANZ to compensate for remuneration forgone from their previous employer. The vesting period generally aligns with the remaining vesting period of remuneration forgone, and therefore varies between grants. Retention deferred shares may also be granted occasionally to high performing employees who are regarded as a signifi cant retention risk to ANZ. Unvested deferred shares are forfeited on resignation, termination on notice or dismissal for serious misconduct.

The employee receives dividends on deferred shares while those shares are held in trust (cash or dividend reinvestment plan).

The issue price for deferred shares is based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant.

During the 2011 year, 6,393,787 deferred shares with a weighted average grant price of $23.55 were granted under the deferred share plan (2010 year: 5,511,965 shares with a weighted average grant price of $22.83 were granted).

Restricted Share Plan

Up until 2009 eligible employees were able to elect a pre-tax sacrifice of part or their entire annual cash bonus for ANZ shares. The shares were subject to a one year restriction period, however, they could be held in trust beyond the restriction period. The shares are subject to forfeiture on dismissal for serious misconduct. The shares are released to the employee on termination for any other reason. The employee receives all dividends on these restricted shares (cash or dividend reinvestment plan). The issue price was based on the volume weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant.

During the 2010 and 2011 financial years, no shares were granted under the restricted share plan. The vesting date of the final grant of shares granted under the restricted share plan was 31 October 2009.

Share Valuations

The fair value of shares granted in the 2011 year under the $1,000 share plan, the Deferred Share Plan and the Restricted Share Plan, measured as at the date of grant of the shares, is $182.7 million based on 7,866,669 shares at a volume weighted average price of $23.22 (2010 year: fair value of shares granted was $154.4 million based on 6,856,401 shares at a weighted average price of $22.52). The volume weighted average share price of all ANZ shares sold on the ASX on the date of grant is used to calculate the fair value of shares. No dividends are incorporated into the measurement of the fair value of shares.

ANZ SHARE OPTION PLAN

Selected employees may be granted options/rights, which entitle them to acquire ordinary fully paid shares in ANZ at a price fixed at the time the options/rights are granted. Voting and dividend rights will be attached to the ordinary shares allocated on exercise of the options/rights.

Each option/right entitles the holder to one ordinary share subject to the terms and conditions imposed on grant. The exercise price of the options, determined in accordance with the rules of the plan, is generally based on the weighted average price of the shares traded on the ASX in the week leading up to and including the date of grant. For rights, the exercise price is nil.

196 ANZ Annual Report 2011

46: Employee Share and Option Plans (continued)

The option plan rules set out the entitlements a holder of options/ rights has prior to exercise in the event of a bonus issue, pro-rata new issue or reorganisation of ANZ’s share capital. In summary:

•

if ANZ has issued bonus shares during the life of an option and prior to the exercise of the option, then when the option is exercised the option holder is also entitled to be issued such number of bonus shares as the holder would have been entitled to if the option holder had held the underlying shares at the time of the bonus issue;

•

if ANZ makes a pro-rata off er of securities during the life of an option and prior to the exercise of the option, the exercise price of the option will be adjusted in the manner set out in the Listing Rules; and

•

in respect of rights, if there is a bonus issue or reorganisation of the Bank’s share capital, the number of rights or the number of underlying shares may be adjusted so that there is no advantage or disadvantage to the holder.

Holders otherwise have no other entitlements to participate in any new issue of ANZ securities prior to exercise of their options/rights. Holders also have no right to participate in a share issue of a body corporate other than ANZ (e.g. a subsidiary).

ANZ Share Option Plan schemes expensed in the 2010 and 2011 years are as follows:

Current Option Plans

Performance Rights Plan (excluding CEO Performance Rights)

Performance rights are granted to selected employees as part of ANZ’s LTI program. The first grant of performance rights was in November 2005, and provides the right to acquire ANZ shares at nil cost, subject to a three year vesting period and a Total Shareholder Return (TSR) performance hurdle. The proportion of LTI performance rights that become exercisable will depend upon the TSR achieved by ANZ relative to a comparator group of major financial services companies, measured over the same period (since grant) and calculated at the third anniversary of grant. An averaging calculation is used for TSR over a 90 day period for start and end values in order to reduce the impact of share price volatility. Performance equal to the median TSR of the comparator group will result in half the performance rights becoming exercisable. Vesting will increase on a straight-line basis until all of the performance rights become exercisable where ANZ TSR is at or above the 75th percentile of TSRs in the comparator group. Where ANZ’s performance falls between two of the comparators, TSR is measured on a pro-rata basis. The performance hurdle will only be tested once at the end of the three year vesting period. If the performance rights do not pass the hurdle on the testing date, or they are not exercised by the end of the exercise period (five years from the date of grant), they will lapse.

The provisions that apply in the case of cessation of employment are detailed in Section 3.2 Disclosed Executives’ Contract Terms in the Remuneration Report (Audited), pages 44 to 45.

During the 2011 year, 466,133 performance rights (excluding CEO performance rights) were granted (2010: 771,585).

CEO Performance Rights

At the 2010 Annual General Meeting shareholders approved an LTI grant to the CEO equivalent to 100% of his 2010 TEC, being $3 million. This equated to a total of 253,164 performance rights being allocated, which will be subject to testing against a TSR hurdle after three years, i.e. December 2013.

At the 2007 Annual General Meeting shareholders approved an LTI grant consisting of three tranches of performance rights, each to a maximum value of $3 million. The performance periods for each tranche begin on the date of grant of 19 December 2007 and end on the third, fourth and fifth anniversaries respectively (i.e. only one performance measurement for each tranche). Each tranche will only be performance tested once at the end of the respective vesting dates. The level of vesting for each tranche will be based on ANZ TSR performance against a comparator group of companies consistent with the performance rights plan. Each tranche has a one year exercise period. The fi rst of these tranches was tested against a relative TSR hurdle after three years, i.e. December 2010. As a result of the testing, 258,620 performance rights vested and were exercised during the year.

The provisions that apply in the case of cessation of employment are detailed in Section 3.1 CEO’s Contract Terms in the Remuneration Report (Audited), page 44.

CEO Options

At the 2008 Annual General Meeting, shareholders approved a special grant to the CEO of 700,000 options, which were granted on18 December 2008. These will be available for exercise on 18 December 2011, with the option exercise price $14.18 per share determined at grant in line with the methodology described under the ANZ Share Option Plan section of this note. Upon exercise, each option entitles the CEO to one ordinary ANZ share. At grant the options were independently valued with a fair value of $2.27 each, i.e. a total value of $1.589 million.

The provisions that apply in the case of cessation of employment are detailed in Section 3.1 CEO’s Contract Terms in the Remuneration Report (Audited), page 44.

Deferred Options (no performance hurdles)

Under the STI deferral program half of all amounts above a specified threshold are provided as deferred equity. Previously deferred equity could be taken as 100% shares or 50% shares and 50% options. From 2011, all deferred equity is taken as 100% shares (refer to Deferred Share Plan section above).

During the 2011 year 395,564 deferred options (no performance hurdles) were granted (2010: 210,495).

Deferred Share Rights (no performance hurdles)

Deferred share rights are granted instead of deferred shares to accommodate off-shore taxation regulations. They provide the right to acquire ANZ shares at nil cost after a specified vesting period. The fair value of rights is adjusted for the absence of dividends during the restriction period. Treatment of rights in respect of cessation relates to the purpose of the grant (refer to Deferred Share Plan and Restricted Share Plan sections).

During the 2011 year 541,213 deferred share rights (no performance hurdles) were granted (2010: 546,952).

Options, deferred share rights and performance rights on issue

As at 2 November 2011, there were 1,446 holders of 4,996,035 options on issue, 625 holders of 1,167,512 deferred share rights on issue and 14 holders of 2,279,532 performance rights on issue.

Notes to Financial Statements 197

NOTES TO THE FINANCIAL STATEMENTS

46: Employee Share and Option Plans (continued)

Option Movements

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2011 and movements during 2011 are set out below:

	Opening balance 1 October 2010	Options/rights granted	Options/rights forfeited	Options/rights expired	Options/rights exercised	Closing balance 30 September 2011
	11,539,878	1,656,074	(131,689)	(160,071)	(3,942,613)	8,961,579
Weighted average exercise price	$13.01	$5.66	$12.72	$20.34	$10.93	$12.44

The weighted average share price during the year ended 30 September 2011 was $22.35 (2010: $22.92).

The weighted average remaining contractual life of options/rights outstanding at 30 September 2011 was 2.1 years (2010: 2.2 years).

The weighted average exercise price of all exercisable options/rights outstanding at 30 September 2011 was $20.87 (2010: $19.43).

A total of 4,286,317 exercisable options/rights were outstanding at 30 September 2011 (2010: 6,551,277).

Details of options/rights over unissued ANZ shares and their related weighted average exercise prices as at the beginning and end of 2010 and movements during 2010 are set out below:

	Opening balance 1 October 2009	Options/rights granted	Options/rights forfeited	Options/ rights expired	Options/rights exercised	Closing balance 30 September 2010
	15,129,013	1,529,032	(657,491)	(1,862,160)	(2,598,516)	11,539,878
Weighted average exercise price	$14.80	$3.14	$12.30	$17.54	$14.57	$13.01

No options/rights over ordinary shares have been granted since the end of 2011 up to the signing of the Directors’ Report on 2 November 2011.

Details of shares issued as a result of the exercise of options/rights during 2011 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	12,481	—	0.00	3,118	—
0.00	185,723	—	0.00	5,347	—
0.00	10,421	—	0.00	2,439	—
0.00	9,623	—	0.00	19	—
0.00	1,662	—	17.55	440,251	7,726,405
0.00	15,420	—	17.55	69,106	1,212,810
0.00	648,296	—	18.22	829,957	15,121,817
0.00	6,089	—	18.22	270,465	4,927,872
0.00	119,251	—	20.68	2,908	60,137
0.00	17,351	—	20.68	127,788	2,642,656
0.00	22,633	—	20.68	202,802	4,193,945
0.00	258,620	—	23.49	74,259	1,744,344
0.00	82	—	17.18	101,861	1,749,972
0.00	33,459	—	17.18	36,096	620,129
0.00	83,197	—	17.18	129,283	2,221,082
0.00	65,687	—	17.18	3,081	52,932
0.00	12,696	—	17.18	1,587	27,265
0.00	78,422	—	17.18	35,456	609,134
0.00	5,095	—	22.80	7,430	169,404
0.00	13,152	—

Details of shares issued as a result of the exercise of options/rights during 2010 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	370,945	—	17.55	361,901	6,351,363
0.00	9,648	—	17.55	68,724	1,206,106
0.00	9,637	—	18.22	167,611	3,053,872
0.00	9,637	—	18.22	6,842	124,661
0.00	23,765	—	18.22	121,873	2,220,526
0.00	9,669	—	20.68	8,513	176,049
0.00	17,956	—	20.68	146,883	3,037,540
0.00	223	—	20.68	188,105	3,890,011
0.00	500	—	23.49	33,059	776,556
0.00	50,354	—	17.18	74,580	1,281,284
0.00	9,144	—	17.18	117,384	2,016,657
0.00	7,081	—	17.18	24,192	415,619
17.34	192,344	3,335,245	17.18	7,853	134,915
17.60	525,843	9,254,837	17.18	34,250	588,415

198    ANZ Annual Report 2011

46: Employee Share and Option Plans (continued)

Details of shares as a result of the exercise of options/rights since the end of 2011 up to the signing of the Directors’ Report on 2 November 2011 are as follows:

Exercise price $	No. of shares issued	Proceeds received $	Exercise price $	No. of shares issued	Proceeds received $
0.00	2,888	—	0.00	25,840	—
0.00	1,472	—	20.68	408,552	8,448,855
0.00	525	—	20.68	31,106	643,272
0.00	63	—	17.18	12,598	216,434
0.00	59	—

In determining the fair value below, the standard market techniques for valuation including Monte Carlo and/or Black Scholes pricing models were applied in accordance with the requirements of AASB2. The models take into account early exercise of vested equity, non-transferability and market based performance hurdles (if any). The significant assumptions used to measure the fair value of instruments granted during 2011 are contained in the table below:

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the options/rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the options/rights.

Type of equity	Grant date	Number of options/rights	Equity fair value ($)	Exercise price (5 day VWAP) ($)	Share closing price at grant ($)	ANZ expected volatility[1] (%)	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
STI deferred options	12-Nov-10	197,786	3.96	23.71	23.22	30	5	1	3	5.00	5.04
	12-Nov-10	197,778	4.20	23.71	23.22	30	5	2	3.5	5.00	5.11
STI deferred share rights	12-Nov-10	83,125	22.11	0.00	23.22	30	5	1	1	5.00	4.70
	12-Nov-10	87,273	21.06	0.00	23.22	30	5	2	2	5.00	4.97
LTI deferred share rights	12-Nov-10	323,757	20.06	0.00	23.22	30	5	3	3	5.00	5.04
LTI performance rights	12-Nov-10	466,133	11.96	0.00	23.22	30	5	3	3	5.00	5.04
	17-Dec-10	253,164	11.85	0.00	23.59	30	4	3	3	5.00	5.15
Deferred share rights	12-Nov-10	3,988	20.06	0.00	23.22	30	5	3	3	5.00	5.04
	6-Dec-10	3,130	20.10	0.00	23.27	30	3	3	3	5.00	4.94
	10-May-11	8,329	21.97	0.00	23.07	25	2	1	1	5.00	4.96
	10-May-11	1,625	20.92	0.00	23.07	25	3	2	2	5.00	5.02
	25-Jul-11	2,799	20.10	0.00	21.31	25	2	1	1	6.00	4.41
	25-Jul-11	3,115	18.96	0.00	21.31	25	3	2	2	6.00	4.34
	25-Jul-11	1,055	19.90	0.00	21.31	25	2.2	1.2	1.2	6.00	4.41
	25-Jul-11	1,119	18.78	0.00	21.31	25	3.2	2.2	2.2	6.00	4.34
	29-Aug-11	3,149	19.05	0.00	20.21	n/a	2	1	1	5.90	n/a
	29-Aug-11	17,037	17.96	0.00	20.21	n/a	3	2	2	5.90	n/a
	29-Aug-11	1,712	16.93	0.00	20.21	n/a	4	3	3	5.90	n/a

The significant assumptions used to measure the fair value of instruments granted during 2010 are contained in the table below:

Type of equity	Grant date	Number of options/rights	Equity fair value ($)	Exercise price (5 day VWAP) ($)	Share closing price at grant ($)	ANZ expected volatility[1] (%)	Equity term (years)	Vesting period (years)	Expected life (years)	Expected dividend yield (%)	Risk free interest rate (%)
STI deferred options	13-Nov-09	105,252	4.83	22.80	22.48	39	5	1	3	5.50	5.04
	13-Nov-09	105,243	5.09	22.80	22.48	39	5	2	3.5	5.50	5.13
STI deferred share rights	13-Nov-09	96,431	21.41	0.00	22.48	35	5	1	1	5.00	4.26
	13-Nov-09	101,260	20.39	0.00	22.48	35	5	2	2	5.00	4.67
LTI deferred share rights	13-Nov-09	310,789	19.42	0.00	22.48	35	5	3	3	5.00	5.01
	24-Aug-10	2,439	22.13	0.00	22.64	30	2.5	0.5	1.5	4.50	4.38
LTI performance rights	13-Nov-09	371,811	12.17	0.00	22.48	35	5	3	3	5.00	5.01
	24-Dec-09	57,726	11.26	0.00	22.39	40	5	3	3	4.60	4.71
	17-Mar-10	168,918	14.80	0.00	24.61	40	5	3	3	4.60	5.10
	17-Mar-10	173,130	14.44	0.00	24.61	40	6	4	4	4.60	5.24
Deferred share rights	21-Jan-10	3,701	20.26	0.00	23.26	n/a	5	3	3	4.60	n/a
	20-Apr-10	8,576	23.32	0.00	25.13	35	3.6	1.6	1.6	4.50	4.96
	20-Apr-10	3,118	24.05	0.00	25.13	35	3	1	1	4.50	4.48
	20-Apr-10	3,259	23.01	0.00	25.13	35	4	2	2	4.50	4.96
	25-Jun-10	8,369	21.50	0.00	22.47	35	3	1	1	4.50	4.48
	25-Jun-10	2,916	20.57	0.00	22.47	35	4	2	2	4.50	4.54
	25-Jun-10	6,094	19.69	0.00	22.47	35	5	3	3	4.50	4.61

1	Expected volatility represents a measure of the amount by which ANZ’s share price is expected to fluctuate over the life of the options/rights. The measure of volatility used in the model is the annualised standard deviation of the continuously compounded rates of return on the historical share price over a defined period of time preceding the date of grant. This historical average annualised volatility is then used to estimate a reasonable expected volatility over the expected life of the options/rights.

Notes to the Financial Statements    199

NOTES TO THE FINANCIAL STATEMENTS

47: Key Management Personnel Disclosures

SECTION A: KEY MANAGEMENT PERSONNEL COMPENSATION

Key management personnel (KMP) are employees of the ultimate parent entity, Australia and New Zealand Banking Group Limited or its subsidiaries. The KMP compensation included in the personnel expenses is as follows:

	2011 $	2010 $
Short term employee benefits	18,106,775	18,695,781
Post employment benefits	450,000	427,625
Long term employee benefits	180,102	166,949
Termination benefits	—	—
Share based payments	12,721,125	11,523,031

	31,458,002	30,813,386

SECTION B: KEY MANAGEMENT PERSONNEL LOAN TRANSACTIONS

Loans made to directors of the Company and other key management personnel of the Group are made in the ordinary course of business on an arms length commercial basis, including the term of the loan, security required and the interest rate.

Details of loans outstanding at the reporting date to directors of the Company and other key management personnel of the Group including their related parties, where the individuals aggregate loan balance exceeded $100,000 at any time in the year, are as follows:

	Opening balance 1 October $	Closing balance 30 September $	Interest paid and payable in the reporting period $	Highest balance in the reporting period $
Directors
Executive Director 2011
M Smith	6,840,953	18,380,409	1,510,088	18,403,779
Executive Director 2010
M Smith	—	6,840,953	592,896	6,840,953

Non-executive Directors 2011
P Hay	1,125,000	661,793	63,607	1,131,263
A Watkins	3,490,211	3,320,081	237,748	3,490,388

Non-executive Directors 2010
P Hay	1,125,000	1,125,000	65,023	1,131,263
A Watkins	3,289,964	3,490,211	250,694	3,490,211

Other key management personnel 2011
G Hodges	8,018,058	5,202,380	441,857	8,753,988
A Thursby	1,596,910	2,984,500	248,615	4,581,410
C Page	559,471	511,605	6,624	559,471
D Hisco[1]	2,000,000	2,000,000	140,564	2,000,000

Other key management personnel 2010
J Fagg[2]	4,117,937	–	240,024	4,625,136
G Hodges	10,415,975	8,018,058	552,875	10,530,669
A Thursby	1,890,097	1,596,910	110,871	1,890,097
C Page	1,750,932	559,471	22,798	1,760,616

Details regarding the aggregate of loans made, guaranteed or secured by any entity in the Group to each group of Directors and other KMP, including their related parties, are as follows:

	Opening balance 1 October $	Closing balance 30 September $	Interest paid and payable in the reporting period $	Number in Group at 30 September[3]
Directors
2011	11,456,164	22,362,283	1,811,443	3
2010	4,414,964	11,456,164	908,613	3

Other key management personnel
2011	12,174,439	10,698,485	837,660	4
2010	18,174,941	10,174,439	926,568	3

1	The opening balance represents the balance on appointment as a KMP on 13 October 2010.
2	The closing balance represents the balance on cessation as a KMP on 1 September 2010.
3	Number in the Group includes directors and other KMP with loan balances greater than $100,000 at any time during the year

200    ANZ Annual Report 2011

47: Key Management Personnel Disclosures (continued)

SECTION C: KEY MANAGEMENT PERSONNEL EQUITY INSTRUMENT HOLDINGS

i) Options, deferred share rights and performance rights

Details of options, deferred share rights and performance rights held directly, indirectly or beneficially by each KMP, including their related parties, are provided below:

Name	Type of options/rights	Opening balance at 1 October	Granted during the year as remuneration	Exercised during the year	Resulting from any other change during the year	Closing balance at 30 September	Vested and exercisable at 30 September[3]
Executive Director 2011
M Smith	Special options	700,000	—	—	—	700,000	—
	LTI performance rights	779,002	253,164	(258,620)	—	773,546	—
Executive Director 2010
M Smith	Special options	700,000	—	—	—	700,000	—
	LTI performance rights	779,002	—	—	—	779,002	—
Other Key Management Personnel 2011
P Chronican	LTI performance rights	57,726	54,347	—	—	112,073	—
S Elliott	STI deferred options	10,614	138,476	—	—	149,090	5,307
	LTI performance rights	41,084	45,986	—	—	87,070	—
D Hisco[1]	Hurdled options	32,506	—	(21,976)	—	10,530	10,003
	LTI performance rights	74,631	33,444	(41,764)	—	66,311	—
	STI deferred share rights	—	17,383	—	—	17,383	—
G Hodges	Hurdled options	52,191	—	(43,791)	—	8,400	5,400
	STI deferred options	33,869	—	(33,869)	—	—	—
	LTI performance rights	149,004	41,806	(57,870)	—	132,940	—
	STI deferred share rights	5,663	—	—	—	5,663	5,663
P Marriott	Hurdled options	136,863	—	(69,263)	—	67,600	64,220
	STI deferred options	48,385	—	—	—	48,385	48,385
	LTI performance rights	149,004	41,806	(57,870)	—	132,940	—
C Page	Performance rights	72,959	—	—	—	72,959	—
A Thursby	STI deferred options	164,509	—	—	—	164,509	164,509
	LTI performance rights	146,544	45,986	(46,296)	—	146,234	—
Other Key Management Personnel 2010
P Chronican	LTI performance rights	—	57,726	—	—	57,726	—
S Elliott	STI deferred options	—	10,614	—	—	10,614	—
	LTI performance rights	—	41,084	—	—	41,084	—
J Fagg[2]	Hurdled options	33,316	—	(22,946)	—	10,370	8,782
	Index-linked options	34,155	—	—	(34,155)	—	—
	LTI performance rights	83,794	41,084	(26,084)	(7,556)	91,238	—
	STI deferred share rights	37,722	8,377	—	—	46,099	—
G Hodges	Hurdled options	109,181	—	(56,990)	—	52,191	43,791
	Index-linked options	176,000	—	—	(176,000)	—	—
	STI deferred options	67,739	—	(33,870)	—	33,869	—
	LTI performance rights	165,260	41,084	(44,461)	(12,879)	149,004	—
	STI deferred share rights	11,004	—	(5,341)	—	5,663	—
P Marriott	Hurdled options	136,863	—	—	—	136,863	127,399
	Index-linked options	311,000	—	—	(311,000)	—	—
	STI deferred options	48,385	—	—	—	48,385	24,193
	LTI performance rights	165,260	41,084	(44,461)	(12,879)	149,004	—
C Page	Performance rights	38,038	34,921	—	—	72,959	—
A Thursby	STI deferred options	164,509	—	—	—	164,509	82,255
	LTI performance rights	101,351	45,193	—	—	146,544	—

1	Opening balance is based on holdings at the date of appointment as a KMP on 13 October 2010.
2	Closing balance is based on holdings at the date of cessation as a KMP on 1 September 2010.
3	No options, deferred share rights or performance rights were vested and unexercisable at 30 September 2011 (2010: nil).

Notes to the Financial Statements    201

NOTES TO THE FINANCIAL STATEMENTS

47: Key Management Personnel Disclosures (continued)

ii) Shares

Details of shares held directly, indirectly or beneficially by each KMP, including their related parties, are provided below:

Name	Type	Opening balance at 1 October	Shares granted during the year as remuneration	Received during the year on exercise of options or rights	Resulting from any other change during the year	Closing balance at 30 September[7]
Non-executive directors 2011
J Morschel	Ordinary	15,902	—	—	3,000	18,902
G Clark	Ordinary	15,479	—	—	—	15,479
P Hay[1]	Ordinary	9,043	—	—	2,600	11,643
H Lee	Ordinary	9,654	—	—	105	9,759
I Macfarlane	Ordinary	13,616	—	—	4,000	17,616
	CPS2	500	—	—	—	500
	CPS3	—	—	—	1,000	1,000
D Meiklejohn	Ordinary	16,198	—	—	—	16,198
A Watkins	Ordinary	19,461	—	—	—	19,461
Non-executive directors 2010
J Morschel	Ordinary	12,902	—	—	3,000	15,902
G Clark	Ordinary	13,521	—	—	1,958	15,479
P Hay[1]	Ordinary	7,006	—	—	2,037	9,043
H Lee	Ordinary	1,575	—	—	8,079	9,654
I Macfarlane	Ordinary	12,616	—	—	1,000	13,616
	CPS2	—	—	—	500	500
D Meiklejohn	Ordinary	16,198	—	—	—	16,198
A Watkins	Ordinary	19,461	—	—	—	19,461
C Goode[2]	Ordinary	773,251	—	—	18,473	791,724
J Ellis[3]	Ordinary	154,343	—	—	75	154,418
Executive director 2011
M Smith	Ordinary	469,376	94,896	258,620	7,406	830,298
Executive director 2010
M Smith	Ordinary	375,025	92,105	—	2,246	469,376
Other Key Management Personnel 2011
P Chronican	Ordinary	3,000	25,305	—	3,746	32,051
	CPS2	1,499	—	—	—	1,499
S Elliott	Ordinary	18,069	24,251	—	1,857	44,177
G Hodges	Ordinary	246,880	19,822	135,530	(172,316)	229,916
P Marriott	Ordinary	553,814	19,822	127,133	(64,645)	636,124
	CPS3	—	—	—	5,000	5,000
D Hisco[4]	Ordinary	52,647	—	63,740	(60,000)	56,387
C Page	Ordinary	31,449	41,542	—	(1,787)	71,204
	CPS3	—	—	—	2,500	2,500
A Thursby	Ordinary	223,103	48,502	46,296	(39,671)	278,230
Other Key Management Personnel 2010
P Chronican[5]	Ordinary	—	—	—	3,000	3,000
	CPS2	1,499	—	—	—	1,499
S Elliott	Ordinary	15,060	2,192	—	817	18,069
G Hodges	Ordinary	282,054	14,473	140,662	(190,309)	246,880
P Marriott	Ordinary	534,350	14,254	44,461	(39,251)	553,814
J Fagg[6]	Ordinary	47,144	—	49,030	(11,209)	84,965
C Page	Ordinary	—	30,701	—	748	31,449
A Thursby	Ordinary	167,824	52,631	—	2,648	223,103

1	Excludes shares of 19,855 (2010: 19,855) which are held indirectly where P Hay has no beneficial interest.
2	The closing balance represents the balance on cessation as a KMP on 28 February 2010.
3	The closing balance represents the balance on cessation as a KMP on 18 December 2009.
4	The opening balance is based on holdings at the date of appointment as a KMP on 13 October 2010.
5	The opening balance is based on holdings at the date of appointment as a KMP on 30 November 2009.
6	The closing balance represents the balance on cessation as a KMP on 1 September 2010.
7	The following shares (included in the holdings above) were held on behalf of KMP (i.e. indirect beneficially held shares) as at 30 September 2011:

J Morschel — 11,860 (2010: 8,860); G Clark — 15,479 (2010: 15,479); P Hay — 11,369 (2010: 8,785); H Lee — 1,759 (2010: 1,654); J Macfarlane — 19,116 (2010: 14,116);

D Meiklejohn — 13,698 (2010: 13,698); A Watkins — 18,419 (2010: 18,419); M Smith — 150,600 (2010: 204,362); P Chronican — 26,051 (2010: nil); S Elliott — 44,177 (2010: 18,069);

D Hisco — 52,364 (2010: n/a); G Hodges — 162,916 (2010: 141,573); P Marriott — 156,072 (2010: 134,218); C Page — 59,075 (2010: 31,449); A Thursby — 278,230 (2010: 223,103).

202    ANZ Annual Report 2011

48: Transactions with Other Related Parties

Joint Venture entities

During 2010, the Group conducted transactions with joint venture entities on terms equivalent to those on an arm’s length basis. The Group no longer has joint venture entities.

	Consolidated
	2011 $000	2010 $000
Amounts receivable from joint venture entities	—	—
Interest revenue	—	1,542
Interest expense	—	16,171
Commissions received from joint venture entities	—	24,136
Cost recovered from joint venture entities	—	1,494

Associates

During the course of the financial year the Company and Group conducted transactions with associates on terms equivalent to those on an arm’s length basis as shown below:

	Consolidated		The Company
	2011 $000	2010 $000	2011 $000	2010 $000
Amounts receivable from associates	56,122	179,265	26,341	35,949
Amounts payable to associates	70,199	63,935	3,433	3,688
Interest revenue	4,428	12,118	—	5,228
Interest payable	1,864	2,893	—	—
Other revenue	2,516	1,105	2,516	1,105
Dividend revenue	80,435	39,474	78,688	38,169
Cost recovered from associates	1,921	1,413	255	1,413

There have been no guarantees given or received. No outstanding amounts have been written down or recorded as allowances, as they are considered fully collectible.

Subsidiaries

During the course of the financial year subsidiaries conducted transactions with each other and joint ventures and associates on terms equivalent to those on an arm’s length basis. They are fully eliminated on consolidation. As of 30 September 2011, all outstanding amounts are considered fully collectible.

49: Life Insurance Business

The Group conducts its life insurance business through OnePath Life Limited, OnePath Life (NZ) Limited and OnePath Insurance Services (NZ) Limited. This note is intended to provide disclosures in relation to the life businesses conducted through these controlled entities.

SOLVENCY POSITION OF LIFE INSURER

Australian life insurers are required to hold reserves in excess of policy liabilities to meet certain solvency requirements under the Life Act.

The life insurance business in New Zealand is not governed by the Life Act as these are foreign domiciled life insurance companies. These companies are however required to meet similar solvency tests.

The summarised solvency information below in respect of solvency requirements under the Life Act has been extracted from the financial statements prepared by OnePath Life Limited. For detailed solvency information on a statutory fund basis, users of this annual financial report should refer to the separate financial statements prepared by OnePath Life Limited.

	OnePath Life Limited
	2011 $m	2010 $m
Solvency requirements as at 30 September	29,946	31,143
represented by:
— minimum termination value	28,735	29,966
— other liabilities	855	831
— solvency reserve	356	346
Assets available for solvency reserves	619	564
Coverage of solvency reserves (times)	1.74	1.6

Notes to the Financial Statements    203

NOTES TO THE FINANCIAL STATEMENTS

49: Life Insurance Business (continued)

LIFE INSURANCE BUSINESS PROFIT ANALYSIS

	Life insurance contracts		Life investment contracts		Consolidated
	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Net shareholder profit after income tax[1]	251	148	126	119	377	267

Net shareholder profit after income tax is represented by:
Emergence of planned profit margins	173	126	136	91	309	217
Difference between actual and assumed experience	—	(1)	(15)	5	(15)	4
(Loss recognition)/reversal of previous losses on groups of related products	(10)	(3)	—	—	(10)	(3)
Investment earnings on retained profits and capital	88	26	5	23	93	49

Net policyholder profit in statutory funds after income tax	12	4	—	—	12	4

Net policyholder profit in statutory funds after income tax is represented by:
Emergence of planned profits	11	2	—	—	11	2
Investment earnings on retained profits	1	2	—	—	1	2

1	The 2010 comparatives represent the 10 months following of the acquisition of OnePath Life Limited and OnePath Insurance Holdings (NZ) Limited.

INVESTMENTS RELATING TO INSURANCE BUSINESS

	2011 $m	Consolidated 2010 $m
Equity securities	9,980	11,520
Debt securities	9,040	8,738
Investments in managed investment schemes	8,913	10,037
Derivative financial assets	27	12
Other investments	1,899	1,864

Total investments backing policy liabilities designated at fair value through profit or loss[1]	29,859	32,171

1	This includes $5,033 million (2010: $5,448 million) in respect of investments relating to external unitholders. In addition, the investment balance has been reduced by $3,106 million (2010: $2,633 million) in respect of the elimination of intercompany balances, treasury shares and the re-allocation of policyholder tax balances.

Investments held in statutory funds can only be used to meet the liabilities and expenses of that fund, or to make profit distributions when solvency and capital adequacy requirements of the Life Act are met. Accordingly, with the exception of permitted profit distributions, the investments held in the statutory funds are not available for use by other parties of the Group.

204    ANZ Annual Report 2011

49: Life Insurance Business (continued)

INSURANCE POLICY LIABILITIES

a) Policy liabilities

	Consolidated
	2011 $m	2010 $m
Life insurance contract liabilities
Best estimate liability
Value of future policy benefits	6,059	4,037
Value of future expenses	1,736	1,333
Value of future premium	(8,882)	(6,515)
Value of declared bonuses	11	3
Value of future profits
Policyholder bonus	34	51
Shareholder profit margin	1,454	1,035
Business valued by non-projection method[1]	3	631

Total net life insurance contract liabilities	415	575
Unvested policyholder benefits	42	44
Liabilities ceded under reinsurance contracts[2] (refer note 20)	427	360

Total life insurance contract liabilities	884	979
Life investment contract liabilities[3,4]	26,619	28,002

Total policy liabilities	27,503	28,981

1	Liabilities arising under group insurance products were measured using a non-projection method in 2010. In the current year these liabilities were measured using a Margin on Services model.
2	Liabilities ceded under insurance contracts are shown as ‘other assets’.
3	Designated at fair value through profit or loss.
4	Life investment contract liabilities that relate to the capital guaranteed element is $1,946 million (2010: $2,156 million). Life investment contract liabilities subject to investment performance guarantees is $1,107 million (2010: $1,141 million).

b) Reconciliation of movements in policy liabilities

	Life investment		Life insurance
	contracts		contracts		Consolidated
	2011 $m	2010 $m	2011 $m	2010 $m	2011 $m	2010 $m
Policy liabilities
Gross liability at acquisition/brought forward	28,002	27,353	979	1,091	28,981	28,444
Movements in policy liabilities reflected in the income statement	(759)	948	(95)	(112)	(854)	836
Deposit premium recognised as a change in life investment contract liability	3,834	5,264	—	—	3,834	5,264
Fees recognised as a change in life investment contract liabilities	(471)	(345)	—	—	(471)	(345)
Withdrawal recognised as a change in other life investment contract liability	(3,987)	(5,218)	—	—	(3,987)	(5,218)

Gross policy liability closing balance	26,619	28,002	884	979	27,503	28,981

Liabilities ceded under reinsurance[1]
Balance at acquisition/brought forward	—	—	360	306	360	306
Increase in reinsurance asset	—	—	67	54	67	54

Closing balance	—	—	427	360	427	360

Total policy liability net of reinsurance asset	26,619	28,002	457	619	27,076	28,621

1	Liabilities ceded under insurance contracts are shown as ‘other assets’.

c) Sensitivity analysis—Life investment contract liability

Market risk arises on the Group’s life insurance business in respect of contracts where an element of the liability to the policyholder is guaranteed by the Group. The value of the guarantee is impacted by changes in underlying asset values and interest rates. As at September 2011, a 10% decline in equity markets would have decreased profit by $26 million (2010: $23 million) and a 10% increase would have increased profit by $10 million (2010: $7 million). A 1% increase in interest rates at 30 September would have decreased profit by $16 million (2010: $15 million) and 1% decrease would have increased profit by $10 million (2010: $7 million).

Notes to the Financial Statements    205

NOTES TO THE FINANCIAL STATEMENTS

49: Life Insurance Business (continued)

METHODS AND ASSUMPTIONS LIFE INSURANCE CONTRACTS

Significant actuarial methods

The effective date of the actuarial report on policy liabilities (which includes insurance contract liabilities and life investment contract liabilities) and solvency requirements is 30 September 2011.

In Australia, the actuarial report was prepared by Mr Nick Kulikov, FIAA, Appointed Actuary. The actuarial reports indicate Mr Kulikov is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

The amount of policy liabilities has been determined in accordance with methods and assumptions disclosed in this financial report and the requirements of the Life Act, which includes applicable standards of the Australian Prudential Regulation Authority (APRA).

Policy liabilities have been calculated in accordance with Prudential Standard LPS 1.04 Valuation of Policy Liabilities issued by the Australian Prudential Regulation Authority (APRA) in accordance with the requirements of the Life Insurance Act (LIA). For life insurance contracts the Standard requires the policy liabilities to be calculated in a way which allows for the systematic release of planned margins as services are provided to policyholders.

The profit carriers used to achieve the systematic release of planned margins are based on the product groups.

In New Zealand, the actuarial report was prepared by Mr Michael Bartram FIAA FNZSA, who is a fellow of the Institute of Actuaries of Australia and a fellow of the New Zealand Society of Actuaries. The amount of policy liabilities has been determined in accordance with Professional Standard 3: Determination of Life Insurance Policy Liabilities of the New Zealand Society of Actuaries. The actuarial reports indicate that Mr Bartram is satisfied as to the accuracy of the data upon which policy liabilities have been determined.

Critical assumptions

The valuation of the policy liabilities is dependant on a number of variables including interest rate, equity prices, future expenses, mortality, morbidity and inflation. The critical estimates and judgments used in determining the policy liability is set out note 2 (vii), page 105.

Sensitivity analysis – life insurance contracts

The Group conducts sensitivity analyses to quantify the exposure of the life insurance contracts to risk of changes in the key underlying variables such as interest rate, equity prices, mortality, morbidity and inflation. The valuations included in the reported results and the Group’s best estimate of future performance is calculated using certain assumptions about these variables. The movement in any key variable will impact the performance and net assets of the Group and as such represents a risk. The table below illustrates how changes in key assumptions would impact the reported profit, policy liabilities and equity at 30 September 2011.

Variable	Impact of movement in underlying variable	Change in variable % change	Profit/(loss) net of reinsurance $m	Insurance contract liabilities net of reinsurance $m	Equity $m
Market interest rates	A change in market interest rates affects the value placed on future cash flows. This changes profit and shareholder equity.	-1%	42	(49)	42
		+1%	(33)	38	(33)

Expense rate	An increase in the level or inflationary growth of expenses over assumed levels will decrease profit and shareholder equity.	-10%	2	(2)	2
		+10%	(3)	3	(3)

Mortality rate	Greater mortality rates would lead to higher levels of claims occurring, increasing associated claims cost and therefore reducing profit and shareholder equity.	-10%	(5)	8	(5)
		+10%	(3)	3	(3)

Morbidity rate	The cost of health-related claims depends on both the incidence of policyholders becoming ill and the duration which they remain ill. Higher than expected incidence and duration would increase claim costs, reducing profit and shareholder equity.	-10%	2	(2)	2
		+10%	(14)	18	(14)

206    ANZ Annual Report 2011

49: Life Insurance Business (continued)

LIFE INSURANCE RISK

Insurance risk is the risk of loss due to increases in policy benefits arising from variations in the incidence or severity of insured events.

Insurance risk exposure arises in insurance business as the risk that claims payments are greater than expected. In the life insurance business this arises primarily through mortality (death) or morbidity (illness or injury) risks being greater than expected.

Insurance risks are controlled through the use of underwriting procedures and reinsurance arrangements. Controls are also maintained over claims management practices to assist in the correct and timely payment of insurance claims. Regular monitoring of experience is conducted at a sufficiently detailed level in order to identify any deviation from expected claim levels.

Financial risks relating to the Group’s insurance business are generally monitored and controlled by selecting appropriate assets to back insurance and life investment contract liabilities. Wherever possible within regulatory constraints, the Group segregates policyholders funds from shareholders funds and sets investment mandates that are appropriate for each. The assets are regularly monitored by the OnePath Investment Risk Management Committee to ensure that there are no material asset and liability mismatching issues and other risks such as liquidity risk and credit risk are maintained within acceptable limits.

All financial assets within the life insurance statutory funds directly support either the Group’s life insurance or life investment contracts. Market risk arises for the Group on contracts where the liabilities to policyholders are guaranteed by the life company. The Group manages this risk by the monthly monitoring and rebalancing of assets to policy liabilities. However, for some contracts the ability to match asset characteristics with policy obligations is constrained by a number of factors including regulatory constraints, the lack of suitable investments as well as by the nature of the policy liabilities themselves.

A market risk also arises from those life investment contracts where the benefits paid are directly impacted by the value of the underlying assets. The Group is exposed to the risk of future decreased asset management fees as a result of a decline in assets under management and operational risk associated with the possible failure to administer life investment contracts in accordance with the product terms and conditions.

Risk strategy

In compliance with contractual and regulatory requirements, a strategy is in place to monitor that the risks underwritten satisfy policyholders’ risk and reward objectives whilst not adversely affecting the Group’s ability to pay benefits and claims when due. The strategy involves the identification of risks by type, impact and likelihood, the implementation of processes and controls to mitigate the risks, and continuous monitoring and improvement of the procedures in place to minimise the chance of an adverse compliance or operational risk event occurring. Included in this strategy are the processes and controls over underwriting and product pricing. Capital management is also a key aspect of the Group’s risk management strategy.

Allocation of capital

The Group’s insurance businesses are subject to regulatory capital requirements which prescribe the amount of capital to be held depending on the contract liability.

Solvency margin requirements established by the Australian Prudential Regulation Authority (APRA) are in place to reinforce safeguards for policyholders’ interest, which are primarily the ability to meet future claims payments in respect of existing policies.

Methods to limit or transfer insurance risk exposures

Reinsurance – All reinsurance treaties are analysed using a number of analytical modeling tools to assess the impact on the Group’s exposure to risk with the objective of achieving the desired choice of type of reinsurance and retention levels.

Underwriting procedures – Strategic underwriting decisions are put into effect using the underwriting procedures detailed in the Group’s underwriting manual. Such procedures include limits to delegated authorities and signing powers.

Claims management – Strict claims management procedures are in place to assist in the timely and correct payment of claims in accordance with policy conditions.

Asset and liability management techniques – Assets are held by the Group in order to minimise the duration mismatch on policies with long term fixed payout patterns. Other assets are allocated to different classes of business using a risk based approach.

Notes to the Financial Statements    207

NOTES TO THE FINANCIAL STATEMENTS

50: Exchange Rates

The exchange rates used in the translation of the results and the assets and liabilities of major overseas branches and controlled entities are:

	2011		2010
	Closing	Average	Closing	Average
Chinese Yuan	6.2149	6.7036	6.4687	6.1242
Euro	0.7194	0.7353	0.7111	0.6632
Great British Pound	0.6243	0.6386	0.6105	0.5769
Indian Rupee	47.5992	46.2575	43.4142	41.5085
Indonesian Rupiah	8,573.0	8,985.7	8,625.3	8,279.6
Malaysian Ringgit	3.1052	3.1270	2.9850	2.9582
New Zealand Dollar	1.2727	1.3051	1.3139	1.2603
Papua New Guinea Kina	2.1794	2.5413	2.5920	2.4570
United States Dollar	0.9731	1.0251	0.9668	0.8990

51: Events Since the End of the Financial Year

There have been no material events since the end of the financial year.

208    ANZ Annual Report 2011

DIRECTORS’ DECLARATION

The Directors of Australia and New Zealand Banking Group Limited declare that:

a)	in the Directors’ opinion, the financial statements and notes of the Company and the consolidated entity have been prepared in accordance with the Corporations Act 2001, including that they:

i)	comply with applicable Australian Accounting Standards, (including the Australian Accounting Interpretations) and the Corporations Regulations 2001; and

ii)	give a true and fair view of the financial position of the Company and of the consolidated entity as at 30 September 2011 and of their performance as represented by the results of their operations and their cash flows, for the year ended on that date; and

iii)	the financial statements and notes of the Company and the consolidated entity comply with International Financial Reporting Standards as described in note 1 (A)(i).

b)	in the Directors’ opinion, the remuneration disclosures that are contained on pages 16 to 45 of the Remuneration Report comply with the Corporations Act 2001; and

c)	the Directors have received the declarations required by section 295A of the Corporations Act 2001; and

d)	in the Directors’ opinion, there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable; and

e)	the Company and certain of its wholly owned controlled entities (listed in note 44) have executed a Deed of Cross Guarantee enabling them to take advantage of the accounting and audit relief offered by class order 98/1418 (as amended), issued by the Australian Securities and Investments Commission. The nature of the Deed of Cross Guarantee is to guarantee to each creditor payment in full of any debt in accordance with the terms of the Deed of Cross Guarantee. At the date of this declaration, there are reasonable grounds to believe that the Company and its controlled entities which executed the Deed of Cross Guarantee are able, as an economic entity, to meet any obligations or liabilities to which they are, or may become subject to, by virtue of the Deed of Cross Guarantee.

Signed in accordance with a resolution of the Directors.

John Morschel	Michael R P Smith
Chairman	Director

2 November 2011

Directors’ Declaration    209

INDEPENDENT AUDITOR’S REPORT TO THE MEMBERS OF AUSTRALIA

AND NEW ZEALAND BANKING GROUP LIMITED

REPORT ON THE FINANCIAL REPORT

We have audited the accompanying financial report of Australia and New Zealand Banking Group Limited (the Company), which comprises the balance sheets as at 30 September 2011, and income statements, statements of comprehensive income, statements of changes in equity and cash flow statements for the year ended on that date, notes 1 to 51 comprising a summary of significant accounting policies and other explanatory information and the directors’ declaration of the Company and the Group comprising the Company and the entities it controlled at the year’s end or from time to time during the financial year.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL REPORT

The directors of the Company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement whether due to fraud or error. In note 1(A)(i), the directors also state, in accordance with Australian Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We performed the procedures to assess whether in all material respects the financial report presents fairly, in accordance with the Corporations Act 2001 and Australian Accounting Standards, a true and fair view which is consistent with our understanding of the Company’s and the Group’s financial position and of their performance.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENCE

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001.

AUDITOR’S OPINION

In our opinion:

(a)	the financial report of Australia and New Zealand Banking Group Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the Company’s and the Group’s financial position as at 30 September 2011 and of their performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001.

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in note 1(A)(i).

REPORT ON THE REMUNERATION REPORT

We have audited the remuneration report included in pages 22 to 45 of the directors’ report for the year ended 30 September 2011. The directors of the Company are responsible for the preparation and presentation of the remuneration report in accordance with Section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards.

AUDITOR’S OPINION

In our opinion, the remuneration report of Australia and New Zealand Banking Group Limited for the year ended 30 September 2011, complies with Section 300A of the Corporations Act 2001.

KPMG	Peter Nash
Partner
Melbourne
2 November 2011

210    ANZ Annual Report 2011

SECTION 4

Financial Information	212
Shareholder Information	220
Glossary of Financial Terms	225
Alphabetical Index	228

ANZ Annual Report 2011 211

FINANCIAL INFORMATION

1: Capital Adequacy

Qualifying capital		2011 $m	2010 $m
Regulatory capital – qualifying capital
Tier 1
Shareholders’ equity and non-controlling interests		37,954	34,155
Prudential adjustments to shareholders’ equity	Table 1	(3,479)	(2,840)

Fundamental Tier 1 capital		34,475	31,315
Deductions	Table 2	(10,611)	(10,057)

Common Equity Tier 1 capital		23,864	21,258
Non-innovative Tier 1 capital instruments		5,111	3,787
Innovative Tier 1 capital instruments		1,641	1,646

Tier 1 capital		30,616	26,691

Tier 2
Upper Tier 2 capital	Table 3	1,228	1,223
Subordinated notes	Table 4	5,017	6,619
Deductions	Table 2	(3,071)	(3,026)

Tier 2 capital		3,174	4,816

Total qualifying capital		33,790	31,507

Capital adequacy ratios
Common Equity Tier 1		8.5%	8.0%
Tier 1		10.9%	10.1%
Tier 2		1.2%	1.8%

Total		12.1%	11.9%

Risk weighted assets	Table 5	279,964	264,242

212    ANZ Annual Report 2011

1: Capital Adequacy (continued)

		2011 $m	2010 $m
Table 1: Prudential adjustments to shareholders’ equity
Treasury shares attributable to OnePath policyholders		358	358
Reclassification of preference share capital		(871)	(871)
Accumulated retained profits and reserves of insurance, funds management and securitisation entities and associates		(1,686)	(1,312)
Deferred fee revenue including fees deferred as part of loan yields		414	402
Hedging reserve		(169)	(11)
Available-for-sale reserve		(126)	(80)
Dividend not provided for		(1,999)	(1,895)
Accrual for Dividend Reinvestment Plans		600	569

Total		(3,479)	(2,840)

Table 2: Deductions from Tier 1 capital
Unamortised goodwill & other intangibles (excluding OnePath Australia and OnePath New Zealand)		(3,027)	(2,952)
Intangible component of investment in OnePath Australia and OnePath New Zealand[1]		(2,071)	(2,043)
Capitalised software		(1,490)	(1,127)
Capitalised expenses including loan and lease origination fees, capitalised securitisation establishment costs and costs associated with debt raisings		(688)	(655)
Applicable deferred tax assets (excluding the component relating to the general reserve for impairment of financial assets)		(136)	(235)
Mark-to market impact of own credit spread		(128)	(19)

Sub-total		(7,540)	(7,031)
Deductions taken 50% from Tier 1 and 50% from Tier 2	Gross	50%	50%
Investment in ANZ insurance subsidiaries (excluding OnePath Australia and OnePath New Zealand)	(399)	(200)	(198)
Investment in ANZ funds management subsidiaries	(57)	(29)	(36)
Investment in OnePath Australia and OnePath New Zealand	(1,813)	(906)	(845)
Investment in other Authorised Deposit Taking Institutions and overseas equivalents	(2,302)	(1,151)	(988)
Expected losses in excess of eligible provisions (net of tax)	(951)	(475)	(560)
Investment in other commercial operations	(4)	(2)	(21)
Other deductions	(617)	(308)	(378)

Sub-total	(6,143)	(3,071)	(3,026)

Total		(10,611)	(10,057)

Table 3: Upper Tier 2 capital
Perpetual subordinated notes		962	943
General reserve for impairment of financial assets net of attributable deferred tax asset[2]		266	280

Total		1,228	1,223

Table 4: Subordinated notes3

For capital adequacy calculation purposes, subordinated note issues are reduced by 20% of the original amount over the last four years to maturity and are limited to 50% of Tier 1 capital.

1	Calculation based on prudential requirements.
2	Under Basel II, this consists of the surplus general reserve for impairment of financial assets net of tax and/or the provisions attributable to the standard ised portfolio.
3	The fair value adjustment is excluded for prudential purposes as the prudential standard only permits inclusion of cash received and makes no allowance for hedging.

Financial Information    213

FINANCIAL INFORMATION

1: Capital Adequacy (continued)

	2011	2010
	$m	$m
Table 5: Risk weighted assets
On balance sheet	183,039	173,035
Commitments	43,041	39,835
Contingents	9,536	10,084
Derivatives	13,212	10,563

Total credit risk	248,828	233,517
Market risk—Traded	3,046	5,652
Market risk—IRRBB	8,439	7,690
Operational risk	19,651	17,383

Total risk weighted assets	279,964	264,242

Table 6: Credit risk weighted assets by Basel asset class
Subject to Advanced IRB approach
Corporate	106,120	101,940
Sovereign	4,365	2,720
Bank	9,456	6,135
Residential mortgage	41,041	38,708
Qualifying revolving retail (credit cards)	7,468	7,205
Other retail	19,240	17,899

Credit risk weighted assets subject to Advanced IRB approach	187,690	174,607

Credit risk specialised lending exposures subject to slotting criteria	27,757	26,605

Subject to Standardised approach
Corporate	22,484	20,560
Residential mortgage	845	567
Qualifying revolving retail (credit cards)	2,344	2,279
Other retail	1,650	1,396

Credit risk weighted assets subject to Standardised approach	27,323	24,802

Credit risk weighted assets relating to securitisation exposures	1,136	2,091
Credit risk weighted assets relating to equity exposures	1,399	1,577
Other assets	3,523	3,835

Total credit risk weighted assets	248,828	233,517

214    ANZ Annual Report 2011

1: Capital Adequacy (continued)

	Collective provision		Regulatory Expected Loss
	Sept 2011	Sept 2010	Sept 2011	Sept 2010
	$m	$m	$m	$m
Table 7: Collective provision and regulatory expected loss by region
Australia	1,062	1,021	1,891	1,749
Asia Pacific, Europe & America	501	519	148	134
Institutional	1,383	1,342	1,429	1,773
New Zealand	456	537	904	1,002
Group Centre	40	—	—	—
Less: Institutional Asia Pacific, Europe & America	(269)	(270)	(127)	(121)

Underlying collective provision and regulatory expected loss	3,173	3,149	4,245	4,537
Adjustments between statutory and underlying	3	4	16	18

Collective provision and regulatory expected loss	3,176	3,153	4,261	4,555

	2011	2010	Movt
	$m	$m	%
Table 8: Expected loss in excess of eligible provisions
Basel expected loss
Defaulted	1,975	2,225	-11%
Non-defaulted	2,286	2,330	-2%

	4,261	4,555	-6%

Less: Qualifying collective provision after tax
Collective provision	(3,176)	(3,153)	1%
Non-qualifying collective provision	375	234	60%
Standardised collective provision	340	399	-15%
Deferred tax asset	730	725	1%

	(1,731)	(1,795)	-4%

Less: Qualifying individual provision after tax
Individual provision	(1,697)	(1,875)	-9%
Standardised individual provision	477	458	4%
Collective provision on advanced defaulted	(359)	(224)	60%

	(1,579)	(1,641)	-4%

Gross deduction	951	1,119	-15%

50/50 deduction (refer table 2)	475	559	-15%

The measurement of risk weighted assets is based on: a) a credit risk-based approach whereby risk weightings are applied to balance sheet assets and to credit converted off-balance sheet exposures. Categories of risk weights are assigned based upon the nature of the counterparty and the relative liquidity of the assets concerned; and b) the recognition of risk weighted assets attributable to market risk arising from trading positions.

The Basel II Accord principles took effect from 1 January 2008. For calculation of minimum capital requirements under Pillar 1 (Capital Requirements) of the Basel II Accord, ANZ has gained accreditation from APRA for use of Advanced Internal Ratings Based (AIRB) methodology for credit risk weighted assets and Advanced Measurement Approach (AMA) for operational risk weighted asset equivalent.

Financial Information     215

FINANCIAL INFORMATION

2: Average Balance Sheet and Related Interest

Averages used in the following tables are predominantly daily averages. Interest income figures are presented on a tax-equivalent basis. Impaired loans are included under the interest earning asset category, ‘loans and advances’. Intra-group interest earning assets and interest bearing liabilities are treated as external assets and liabilities for the geographic segments.

	2011			2010
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
	$m	$m	%	$m	$m	%
Interest earning assets

Due from other financial institutions
Australia	2,168	101	4.7	2,951	117	4.0
New Zealand	655	14	2.1	717	19	2.6
Asia Pacific, Europe & America	7,252	106	1.5	7,509	49	0.7

Trading and available-for-sale assets
Australia	32,685	1,520	4.7	34,994	1,522	4.3
New Zealand	7,212	336	4.7	6,716	329	4.9
Asia Pacific, Europe & America	11,460	192	1.7	10,897	209	1.9

Loans and advances and acceptances
Australia	280,821	21,534	7.7	257,682	18,233	7.1
New Zealand	73,736	4,654	6.3	76,869	4,596	6.0
Asia Pacific, Europe & America	32,831	1,426	4.3	24,056	1,123	4.7

Other assets
Australia	4,529	220	4.9	3,284	144	4.4
New Zealand	2,235	152	6.8	2,980	174	5.8
Asia Pacific, Europe & America	11,863	113	1.0	10,622	93	0.9

Intragroup assets
Australia	2,978	574	19.3	6,069	480	7.9
Asia Pacific, Europe & America	9,072	9	0.1	6,638	51	0.8

	479,497	30,951		451,984	27,139
Intragroup elimination	(12,050)	(583)		(12,707)	(531)

	467,447	30,368	6.5	439,277	26,608	6.1

Non-interest earning assets

Derivatives
Australia	28,506			28,580
New Zealand	7,979			7,871
Asia Pacific, Europe & America	3,481			3,050

Premises and equipment	2,163			2,163

Insurance assets	32,448			27,081

Other assets	26,691			22,151

Provisions for credit impairment
Australia	(3,046)			(3,049)
New Zealand	(973)			(1,114)
Asia Pacific, Europe & America	(877)			(676)

	96,372			86,057

Total average assets	563,819			525,334

Total average assets
Australia	397,215			371,370
New Zealand	95,486			98,427
Asia Pacific, Europe & America	83,168			68,244

	575,869			538,041
Intragroup elimination	(12,050)			(12,707)

	563,819			525,334

% of total average assets attributable to overseas activities	30.1%			30.5%

216    ANZ Annual Report 2011

2: Average Balance Sheet and Related Interest (continued)

	2011			2010
	Average		Average	Average		Average
	balance	Interest	rate	balance	Interest	rate
	$m	$m	%	$m	$m	%
Interest bearing liabilities

Time deposits
Australia	124,080	6,863	5.5	99,969	4,873	4.9
New Zealand	29,310	1,305	4.5	29,624	1,267	4.3
Asia Pacific, Europe & America	46,364	549	1.2	43,716	455	1.0

Savings deposits
Australia	20,109	821	4.1	19,458	660	3.4
New Zealand	2,023	47	2.3	2,094	41	2.0
Asia Pacific, Europe & America	5,097	23	0.5	2,947	15	0.5

Other demand deposits
Australia	66,053	2,646	4.0	62,864	2,114	3.4
New Zealand	13,696	379	2.8	13,839	343	2.5
Asia Pacific, Europe & America	6,985	28	0.4	3,312	15	0.5

Due to other financial institutions
Australia	8,312	367	4.4	5,399	197	3.6
New Zealand	955	22	2.3	1,100	27	2.5
Asia Pacific, Europe & America	14,726	136	0.9	10,722	103	1.0

Commercial paper
Australia	7,570	378	5.0	6,925	288	4.2
New Zealand	3,384	111	3.3	7,020	211	3.0

Borrowing corporations’ debt
Australia	519	34	6.6	1,280	80	6.3
New Zealand	1,190	68	5.7	1,101	55	5.0

Loan capital, bonds and notes
Australia	67,517	4,102	6.1	68,445	3,514	5.1
New Zealand	15,042	725	4.8	14,074	657	4.7
Asia Pacific, Europe & America	39	—	0.0	—	—	0.0

Other liabilities[1]
Australia	4,260	329	n/a	15,033	799	n/a
New Zealand	141	(77)	n/a	51	5	n/a
Asia Pacific, Europe & America	745	29	n/a	427	20	n/a

Intragroup liabilities
New Zealand	12,050	583	4.8	12,707	531	4.2

	450,167	19,468		422,107	16,270
Intragroup elimination	(12,050)	(583)		(12,707)	(531)

	438,117	18,885	4.3	409,400	15,739	3.8

1	Includes foreign exchange swap costs.

Financial Information     217

FINANCIAL INFORMATION

2: Average Balance Sheet and Related Interest (continued)

	2011	2010
	Average	Average
	balance	balance
	$m	$m
Non-interest bearing liabilities

Deposits
Australia	4,947	5,000
New Zealand	3,718	3,586
Asia Pacific, Europe & America	2,034	1,780

Derivative financial instruments
Australia	23,290	25,585
New Zealand	6,000	5,907
Asia Pacific, Europe & America	(775)	(1,830)
Insurance liabilities	29,285	23,855
External unitholder liabilities	5,476	4,662

Other liabilities	15,861	14,133

	89,836	82,678

Total average liabilities	527,953	492,078

Total average liabilities
Australia	373,021	348,793
New Zealand	89,283	92,442
Asia Pacific, Europe & America	77,699	63,550

	540,003	504,785
Intragroup elimination	(12,050)	(12,707)

	527,953	492,078

% of total average assets attributable to overseas activities	29.3%	29.1%

Total average shareholders’ equity
Ordinary share capital[1]	34,995	32,385
Preference share capital	871	871

	35,866	33,256

Total average liabilities and shareholders’ equity	563,819	525,334

1	Includes reserves and retained earnings.

218    ANZ Annual Report 2011

3: Interest Spreads and Net Interest Average Margins

	2011	2010
	$m	$m
Net interest income
Australia	8,409	7,971
New Zealand	1,993	1,981
Asia Pacific, Europe & America	1,081	917

	11,483	10,869

Average interest earning assets
Australia	323,181	304,980
New Zealand	83,838	87,282
Asia Pacific, Europe & America	72,478	59,722
less intragroup elimination	(12,050)	(12,707)

	467,447	439,277

	%	%

Gross earnings rate[1]
Australia	7.41	6.72
New Zealand	6.15	5.86
Asia Pacific, Europe & America	2.55	2.55
Group	6.50	6.06

Interest spread and net interest average margin may be analysed as follows:
Australia
Net interest spread	2.20	2.23
Interest attributable to net non-interest bearing items	0.40	0.38

Net interest margin—Australia	2.60	2.61

New Zealand
Net interest spread	2.08	2.02
Interest attributable to net non-interest bearing items	0.30	0.25

Net interest margin—New Zealand	2.38	2.27

Asia Pacific, Europe & America
Net interest spread	1.51	1.56
Interest attributable to net non-interest bearing items	(0.02)	(0.02)

Net interest margin—Asia Pacific, Europe & America	1.49	1.54

Group
Net interest spread	2.19	2.21
Interest attributable to net non-interest bearing items	0.27	0.26

Net interest margin	2.46	2.47

1	Average interest rate received on average interest earning assets. APEA markets includes intragroup assets.

Financial Information    219

Shareholder Information

Ordinary Shares

At 10 October 2011, the twenty largest holders of ordinary shares held 1,522,899,090 ordinary shares, equal to 57.93% of the total issued ordinary capital.

		Number of	% of
	Name	shares	shares
1.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	467,156,528	17.77
2.	NATIONAL NOMINEES LIMITED	355,961,863	13.54
3.	J P MORGAN NOMINEES AUSTRALIA LIMITED	347,499,738	13.22
4.	CITICORP NOMINEES PTY LIMITED	97,828,934	3.72
5.	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	49,104,214	1.87
6.	COGENT NOMINEES PTY LIMITED	38,099,783	1.45
7.	JP MORGAN NOMINEES AUSTRALIA LIMITED <CASH INCOME A/C>	28,463,355	1.08
8.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <PIPOOLED A/C>	24,512,112	0.93
9.	AMP LIFE LIMITED	24,206,102	0.92
10.	QUEENSLAND INVESTMENT CORPORATION	13,069,092	0.50
11.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	12,238,042	0.46
12.	ANZEST PTY LTD <DEFERRED SHARE PLAN A/C>	11,472,251	0.44
13.	COGENT NOMINEES PTY LIMITED <SMP ACCOUNTS>	8,540,532	0.32
14.	AUSTRALIAN FOUNDATION INVESTMENT COMPANY LIMITED	7,774,021	0.30
15.	AUSTRALIAN REWARD INVESTMENT ALLIANCE	7,401,221	0.28
16.	ARGO INVESTMENTS LIMITED	7,362,600	0.28
17.	PERPETUAL TRUSTEE COMPANY LIMITED	7,318,117	0.28
18.	ANZEST PTY LTD <ESAP SHARE PLAN A/C>	5,623,667	0.21
19.	TASMAN ASSET MANAGEMENT LTD <TYNDALL AUSTRALIAN SHARE WHOLE>	4,898,884	0.19
20.	NAVIGATOR AUSTRALIA LTD <NAVIGATOR PERS PLAN SETT A/C>	4,368,034	0.17

	Total	1,522,899,090	57.93

Distribution of shareholdings

At 10 October 2011	Number of	% of	Number of	% of
Range of shares	holders	holders	shares	shares
1 to 1,000	232,262	52.44	97,323,288	3.70
1,001 to 5,000	170,748	38.55	384,522,709	14.62
5,001 to 10,000	25,705	5.80	177,891,072	6.77
10,001 to 100,000	13,786	3.11	279,674,274	10.64
Over 100,000	458	0.10	1,689,627,699	64.27

Total	442,959	100.00	2,629,039,042	100.00

At 10 October 2011:

•	there were no persons with a substantial shareholding in the Company;

•	the average size of holdings of ordinary shares was 5,935 (2010: 6,212) shares; and

•

there were 10,698 holdings (2010: 8,537 holdings) of less than a marketable parcel (less than $500 in value or 24 shares based on the market price of $21.00 per share), which is less than 2.42% of the total holdings of ordinary shares.

Voting rights of ordinary shares

The Constitution provides for votes to be cast as follows:

i)	on show of hands, 1 vote for each shareholder; and

ii)	on a poll, 1 vote for each fully paid ordinary share.

A register of holders of ordinary shares is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

220    ANZ Annual Report 2011

ANZ Convertible Preference Shares (ANZ CPS)

ANZ CPS1

On 30 September 2008 ANZ issued convertible preference shares (ANZ CPS1) which were offered pursuant to a prospectus dated 4 September 2008.

At 10 October 2011, the twenty largest holders of ANZ CPS1 held 2,419,214 securities, equal to 22.38% of the total issued securities.

	Name	Number of securities	% of securities
1.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	443,528	4.10
2.	UCA CASH MANAGEMENT FUND LTD	239,791	2.22
3.	NAVIGATOR AUSTRALIA LTD <NAVIGATOR PERS PLAN SETT A/C>	239,419	2.21
4.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	234,245	2.17
5.	J P MORGAN NOMINEES AUSTRALIA LIMITED	209,691	1.94
6.	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	179,251	1.66
7.	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	118,276	1.09
8.	HARMAN NOMINEES PTY LTD <HARMAN FAMILY A/C>	101,696	0.94
9.	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	95,169	0.88
10.	NATIONAL NOMINEES LIMITED	82,740	0.77
11.	COGENT NOMINEES PTY LIMITED	68,381	0.63
12.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	59,025	0.55
13.	BALLARD BAY PTY LTD <BALLARD BAY DISCRETIONARY AC>	50,000	0.46
14.	JMB PTY LIMITED	50,000	0.46
15.	SPINETTA PTY LTD	45,000	0.42
16.	MUTUAL TRUST PTY LTD	44,056	0.41
17.	CITICORP NOMINEES PTY LIMITED <DPSL>	42,192	0.39
18.	KOLL PTY LTD	40,000	0.37
19.	ABN AMRO CLEARING SYDNEY NOMINEES PTY LTD <NEXT CUSTODIAN A/C>	39,504	0.37
20.	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	37,250	0.34

Total		2,419,214	22.38

Distribution of ANZ CPS1 holdings

At 10 October 2011 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	15,863	92.66	4,710,731	43.57
1,001 to 5,000	1,123	6.56	2,331,611	21.57
5,001 to 10,000	76	0.44	632,759	5.85
10,001 to 100,000	49	0.29	1,371,126	12.68
Over 100,000	8	0.05	1,765,897	16.33

Total	17,119	100.00	10,812,124	100.00

At 10 October 2011: There were 6 holdings (2010: nil) of less than a marketable parcel (less than $500 in value or 6 securities based on the market price of $99.6940 per security), which is less than 0.04% of the total holdings of ANZ CPS1.

Voting rights of ANZ CPS1

An ANZ CPS1 does not entitle its holder to vote at any general meeting of ANZ except in the following circumstances:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a Redemption of the ANZ CPS1;

ii)	on a proposal that affects the rights attached to the ANZ CPS1;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a Redemption of ANZ CPS1;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS1 holder is entitled to vote, the ANZ CPS1 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS1 held.

A register of holders of ANZ CPS1 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

Shareholder Information    221

SHAREHOLDER INFORMATION (continued)

ANZ CPS2

On 17 December 2009 ANZ issued convertible preference shares (ANZ CPS2) which were offered pursuant to a prospectus dated 18 November 2009.

At 10 October 2011, the twenty largest holders of ANZ CPS2 held 3,342,569 securities, equal to 16.98% of the total issued securities.

	Name	Number of securities	% of securities
1.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	688,666	3.50
2.	J P MORGAN NOMINEES AUSTRALIA LIMITED	537,886	2.73
3.	NAVIGATOR AUSTRALIA LTD <NAVIGATOR PERS PLAN SETT A/C>	260,344	1.32
4.	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	227,810	1.16
5.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	162,631	0.83
6.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	157,901	0.80
7.	NULIS NOMINEES (AUSTRALIA) LIMITED <NAVIGATOR MAST PLAN SETT A/C>	151,001	0.77
8.	WINCHELADA PTY LIMITED	134,055	0.68
9.	AUSTRALIAN EXECUTOR TRUSTEES LIMITED <NO 1 ACCOUNT>	111,525	0.57
10.	ABN AMRO CLEARING SYDNEY NOMINEES PTY LTD <NEXT CUSTODIAN A/C>	108,564	0.55
11.	NETWEALTH INVESTMENTS LIMITED <WRAP SERVICES A/C>	103,853	0.53
12.	NATIONAL NOMINEES LIMITED	103,734	0.53
13.	JMB PTY LIMITED	100,600	0.51
14.	RONI HUBAY INVESTMENTS PTY LTD <RONI HUBAY INVESTMENT A/C>	100,000	0.51
15.	RANDAZZO C & G DEVELOPMENTS PTY LTD	78,500	0.40
16.	CITICORP NOMINEES PTY LIMITED <COLONIAL FIRST STATE INV A/C>	68,000	0.34
17.	AVANTEOS INVESTMENTS LIMITED <AVANTEOS SUPER FUND NO 2 A/C>	64,374	0.33
18.	AVANTEOS INVESTMENTS LIMITED <ENCIRCLE IMA A/C>	63,644	0.32
19.	W MITCHELL INVESTMENTS PTY LTD <W MITCHELL SUPER FUND>	60,000	0.30
20.	JP MORGAN NOMINEES AUSTRALIA LIMITED <CASH INCOME A/C>	59,481	0.30

Total		3,342,569	16.98

Distribution of ANZ CPS2 holdings

At 10 October 2011 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	26,921	91.71	8,248,469	41.90
1,001 to 5,000	2,146	7.31	4,682,441	23.78
5,001 to 10,000	179	0.61	1,411,694	7.17
10,001 to 100,000	96	0.33	2,496,050	12.68
Over 100,000	13	0.04	2,848,570	14.47

Total	29,355	100.00	19,687,224	100.00

At 10 October 2011: There were 7 holdings (2010: 4 holdings) of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $101.11 per security), which is less than 0.03% of the total holdings of ANZ CPS2.

Voting rights of ANZ CPS2

An ANZ CPS2 does not entitle its holder to vote at any general meeting of ANZ except in the following circumstances:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a Redemption of the ANZ CPS2;

ii)	on a proposal that affects the rights attached to the ANZ CPS2;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a Redemption of ANZ CPS2;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS2 holder is entitled to vote, the ANZ CPS2 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS2 held.

A register of holders of ANZ CPS2 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

222    ANZ Annual Report 2011

ANZ CPS3

On 28 September 2011 ANZ issued convertible preference shares (ANZ CPS3) which were offered pursuant to a prospectus dated 31 August 2011.

At 10 October 2011, the twenty largest holders of ANZ CPS3 held 2,186,028 securities, equal to 16.31% of the total issued securities.

	Name	Number of securities	% of securities
1.	UBS WEALTH MANAGEMENT AUSTRALIA NOMINEES PTY LTD	487,454	3.64
2.	CITICORP NOMINEES PTY LIMITED	281,120	2.10
3.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <MLCI A/C>	206,020	1.54
4.	RAKIO PTY LTD <PIEKARSKI GYMPIE A/C>	200,000	1.49
5.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <NMSMT A/C>	121,180	0.90
6.	QUESTOR FINANCIAL SERVICES LIMITED <TPS RF A/C>	115,055	0.86
7.	DIMBULU PTY LTD	85,000	0.64
8.	MICHAEL COPPEL VENTURES P/L <MICHAEL COPPEL VENTURES A/C>	80,000	0.60
9.	HSBC CUSTODY NOMINEES (AUSTRALIA) LIMITED	73,700	0.55
10.	JMB PTY LIMITED	70,000	0.52
11.	EASTCOTE PTY LTD <VAN LIESHOUT FAMILY A/C>	50,000	0.37
12.	MR TERRENCE E PEABODY + MRS MARY G PEABODY <SUPER FUND A/C>	50,000	0.37
13.	RANDAZZO C&G DEVELOPMENTS PTY LTD	50,000	0.37
14.	RBC DEXIA INVESTOR SERVICES AUSTRALIA NOMINEES PTY LIMITED <GSENIP A/C>	50,000	0.37
15.	TANDOM PTY LTD	50,000	0.37
16.	BTPS – WRAP SETTLEMENTS A/C	46,790	0.35
17.	WENTHOR PTY LTD <THE JOHN THORSEN FAMILY A/C>	45,000	0.34
18.	NATIONAL NOMINEES LIMITED	44,709	0.33
19.	MR RONALD MAURICE BUNKER	40,000	0.30
20.	COGENT NOMINEES PTY LIMITED	40,000	0.30

Total		2,186,028	16.31

Distribution of ANZ CPS3 holdings

At 10 October 2011 Range of securities	Number of holders	% of holders	Number of securities	% of securities
1 to 1,000	16,585	90.98	5,339,963	39.85
1,001 to 5,000	1,453	7.97	3,453,638	25.77
5,001 to 10,000	95	0.52	808,426	6.03
10,001 to 100,000	90	0.50	2,387,144	17.82
Over 100,000	6	0.03	1,410,829	10.53

Total	18,229	100.00	13,400,000	100.00

At 10 October 2011: There were no holdings of less than a marketable parcel (less than $500 in value or 5 securities based on the market price of $100.05 per security).

Voting rights of ANZ CPS3

An ANZ CPS3 does not entitle its holder to vote at any general meeting of ANZ except in the following circumstances:

i)	on any proposal to reduce ANZ’s share capital, other than a resolution to approve a Redemption of the ANZ CPS3;

ii)	on a proposal that affects the rights attached to the ANZ CPS3;

iii)	on any resolution to approve the terms of a buy-back agreement, other than a resolution to approve a Redemption of ANZ CPS3;

iv)	on a proposal to wind up ANZ;

v)	on a proposal for the disposal of the whole of ANZ’s property, business and undertaking;

vi)	on any matter during a winding up of ANZ; and

vii)	on any matter during a period in which a dividend remains unpaid.

On a resolution or proposal on which an ANZ CPS3 holder is entitled to vote, the ANZ CPS3 holder has:

i)	on a show of hands, one vote; and

ii)	on a poll, one vote for each ANZ CPS3 held.

A register of holders of ANZ CPS3 is held at:

452 Johnston Street

Abbotsford

Victoria, Australia

(Telephone: +61 3 9415 4010)

Shareholder Information    223

SHAREHOLDER INFORMATION (continued)

Employee Shareholder Information

At the Annual General Meeting in January 1994, shareholders approved an aggregate limit of 7% of all classes of shares and options, which remain subject to the rules of a relevant incentive plan, being held by employees and directors. At 30 September 2011 participants held 1.27% (2010: 1.27%) of the issued shares and options of ANZ under the following incentive plans:

ANZ Employee Share Acquisition Plan;

ANZ Employee Share Save Scheme;

ANZ Share Option Plan;

ANZ Directors’ Share Plan; and

ANZ Directors’ Retirement Benefit Plan.

Stock Exchange Listings

Australia and New Zealand Banking Group Limited’s ordinary shares are listed on the Australian Securities Exchange and the New Zealand Stock Exchange.

The Group’s other stock exchange listings include:

•

Australian Securities Exchange – ANZ Convertible Preference Shares (ANZ CPS1, CPS2 and CPS3) [Australia and New Zealand Banking Group Limited]; senior and subordinated debt [Australia and New Zealand Banking Group Limited];

•	Channel Islands Stock Exchange – Senior debt [ANZ Jackson Funding 2 Limited, ANZ Jackson Funding 3 Limited and ANZ Jackson Funding 4 Limited]; subordinated debt [ANZ Jackson Funding plc];

•

London Stock Exchange – Non-cumulative mandatory convertible stapled securities (UK Stapled Securities) [Australia and New Zealand Banking Group Limited]; senior and subordinated debt [Australia and New Zealand Banking Group Limited]; senior debt [ANZ National (Int’l) Limited];

•	Luxembourg Stock Exchange – Senior and subordinated debt [Australia and New Zealand Banking Group Limited]; non-cumulative Trust Securities (Euro Trust Securities) [ANZ Capital Trust III];

•	New Zealand Stock Exchange – Senior and subordinated debt and perpetual callable subordinated notes [ANZ National Bank Limited]; and

•	Swiss Stock Exchange – Senior debt [Australia and New Zealand Banking Group Limited and ANZ National (Int’l) Limited].

For more information on the US Trust Securities, Euro Trust Securities, UK Stapled Securities and ANZ CPS please refer to notes 27 and 28 to the Financial Statements.

American Depositary Receipts

The Group has American Depositary Receipts (ADRs) representing American Depositary Shares (ADSs) that are traded on the over-the counter (OTC) securities market on the Pink Sheets electronic platform operated by Pink Sheets LLC in the United States under the ticker symbol: ANZBY and the CUSIP number: 05258304.

With effect from 23 July 2008, the ADR ratio changed from one ADS representing five ANZ ordinary shares to one ADS representing one ANZ ordinary share.

The Bank of New York Mellon Corporation (BNY Mellon) is the Depositary for the Company’s ADR program in the United States. Holders of the Company’s ADRs should deal directly with BNY Mellon on all matters relating to their ADR holdings, by telephone on 1-888-269-2377 (for callers within the US), 1-201-680-6825 (for callers outside the US) or by email to shrrelations@bnymellon.com.

224    ANZ Annual Report 2011

GLOSSARY

AAS – Australian Accounting Standards.

AASB – Australian Accounting Standards Board.

ADIs – Authorised Deposit-taking Institutions.

AFS – Available-for-sale assets.

AIFRS – Australian Equivalents to International Financial Reporting Standards.

Alt-A – Alternative A-paper, US mortgages underwritten with lower or alternative documentation than a full documentation mortgage loan or with higher loan to valuation ratios than mortgages guaranteed by US Government sponsored enterprises. Alt-A mortgages have a stronger risk profile than sub-prime mortgages.

APRA – Australian Prudential Regulation Authority.

Asia Pacific, Europe & America (APEA)

Asia Pacific, Europe & America division comprises Retail, Asia Partnerships, Institutional, and Operations & Support which includes the Central Support functions for the division.

•	Retail which provides retail and small business banking services to customers in the Asia Pacific region and also includes investment and insurance products and services for Asia Pacific customers.

•

Asia Partnerships which is a portfolio of strategic partnerships in Asia. This includes investments in Indonesia with PT Bank Pan Indonesia, in the Philippines with Metrobank Cards Corporation, in China with Bank of Tianjin and Shanghai Rural Commercial Bank, in Malaysia with AMMB Holdings Berhad and in Vietnam with Saigon Thuong Tin Commercial Joint-Stock (Sacombank) and Saigon Securities Incorporation.

•	Operations & Support which includes the central support functions for the division.

•	Institutional Asia Pacific, Europe & America matrix reports to the APEA and Institutional divisions and is also referred to in the paragraph below entitled ‘Institutional’.

During the September 2010 full year, ANZ acquired selected Royal Bank of Scotland Group plc businesses in Asia. The acquisition of the businesses in Philippines, Vietnam and Hong Kong were completed during the March 2010 half, and the acquisition of the businesses in Taiwan, Singapore and Indonesia during the September 2010 half. The acquisition impacts the Retail and Institutional segments.

Australia

Australia division comprises Retail, Commercial and Wealth segments, and Operations and Support which includes the central support functions for the division.

•	Retail

•

Retail Distribution operates the Australian branch network, Australian call centre, specialist businesses (including specialist mortgage sales staff, mortgage broking and franchisees, direct channels (Mortgage Direct and One Direct)) and distribution services including the ANZ Affluent proposition.

•	Retail Products is responsible for delivering a range of products including mortgages, cards, unsecured lending, transaction banking, savings and deposits:

•	Mortgages provide housing finance to consumers in Australia for both owner occupied and investment purposes.

•	Cards and Unsecured Lending provides consumer credit cards, ePayment products, personal loans and ATM facilities in Australia.

•	Deposits provide transaction banking and savings products, such as term deposits and cash management accounts.

•	Commercial

•	Esanda provides motor vehicle and equipment finance, and investment products.

•

Regional Commercial Banking provides a full range of banking services to personal customers and to small business and agribusiness customers in rural and regional Australia, and includes the recent acquisition of loans and deposits from Landmark Financial Services.

•	Business Banking provides a full range of banking services, including risk management, to metropolitan based small to medium sized business clients with a turnover of up to A$50 million.

•	Small Business Banking provides a full range of banking services for metropolitan-based small businesses in Australia with lending up to A$550,000.

•	Wealth

•

ANZ Private & Other Wealth specialises in assisting high net worth individuals and families to manage, grow and preserve their family assets. The businesses within ANZ Private & Other Wealth include Private Bank, ANZ Trustees, E*Trade, Investment Lending and Other Wealth.

•

OnePath Consolidated was formerly the INGA JV entity between ANZ and the ING Groep and is now a wholly owned subsidiary of ANZ. OnePath Consolidated operates as part of ANZ’s wealth business. It provides a comprehensive range of wealth and insurance products available through financial advisers or direct to customers. OnePath Consolidated includes ANZ Financial Planning and ANZ General Insurance.

Glossary    225

GLOSSARY (continued)

Collective provision is the provision for credit losses that are inherent in the portfolio but not able to be individually identified; presently unidentified impaired assets. A collective provision may only be recognised when a loss event has already occurred. Losses expected as a result of future events, no matter how likely, are not recognised.

Credit equivalent represents the calculation of on-balance sheet equivalents for market related items.

Customer deposits represent term deposits, other deposits bearing interest, deposits not bearing interest and borrowing corporations debt excluding securitisation deposits.

GSO and Corporate Centre is ANZ’s core division responsible for the delivery of ANZ’s information technology solutions and infrastructure, and for ANZ’s back office operations in India, and for the provision of shared services including property, sourcing, accounts payable, environmental sustainability and human resources.

IFRS – International Financial Reporting Standards.

Impaired assets are those financial assets where doubt exists as to whether the full contractual amount will be received in a timely manner, or where concessional terms have been provided because of the financial difficulties of the customer. Financial assets are impaired if there is objective evidence of impairment as a result of a loss event that occurred prior to the reporting date, and that loss event has had impact, which can be reliably estimated, on the expected future cash flows of the individual asset or portfolio of assets.

Impaired commitments and contingencies comprises undrawn facilities and contingent facilities where the customer’s status is defined as impaired.

Impaired loans comprises drawn facilities where the customer’s status is defined as impaired.

Income includes external interest income and other external operating income.

Individual provision charge is the amount of expected credit losses on those financial instruments assessed for impairment on an individual basis (as opposed to on a collective basis). It takes into account expected cash flow over the lives of those financial instruments.

Institutional

Institutional provides global financial services to government, corporate and institutional clients with a focus on solutions for clients with complex financial needs, based on a deep understanding of their businesses and industries, with particular expertise in natural resources, agriculture and infrastructure. Institutional delivers transaction banking, specialised and relationship lending and markets solutions in Australia, New Zealand, Asia Pacific, Europe and America.

•

Transaction Banking provides working capital solutions including deposit products, cash transaction banking management, trade finance, international payments, and clearing services principally to institutional and corporate customers.

•

Global Markets provides risk management services to corporate and institutional clients globally in relation to foreign exchange, interest rates, credit, commodities, debt capital markets, wealth solutions and equity derivatives. Markets provides origination, underwriting, structuring and risk management services, advice and sale of credit and derivative products globally. Markets also manages the Group’s interest rate risk position and liquidity portfolio.

•

Global Loans provides term loans, working capital facilities and specialist loan structuring. It provides specialist credit analysis, structuring, execution and ongoing monitoring of strategically significant customer transactions, including project and structured finance, debt structuring and acquisition fi nance, loan product structuring and management, structured asset and export finance.

•

Relationship and infrastructure includes client relationship management teams for global institutional and financial institution and corporate customers in Australia and Asia, corporate advisory and central support functions. The relationship management costs are allocated to the product lines.

Liquid assets are cash and cash equivalent assets. Cash equivalent assets are highly liquid investments with short periods to maturity, are readily convertible to cash at ANZ’s option and are subject to an insignificant risk of changes in value.

Net advances include gross loans and advances and acceptances and capitalised brokerage/mortgage origination fees, less unearned income and allowance for credit impairment.

Net interest average margin is net interest income as a percentage of average interest earning assets.

Net interest spread is the average interest rate received on interest earning assets less the average interest rate paid on interest bearing liabilities. Non-assessable interest income is grossed up to the equivalent before tax amount for the purpose of these calculations.

Net non-interest bearing items, which are referred to in the analysis of interest spread and net interest average margin, includes shareholders’ equity, impairment of loans and advances, deposits not bearing interest and other liabilities not bearing interest, offset by premises and equipment and other non-interest earning assets. Non-performing loans are included within interest bearing loans, advances and bills discounted.

Net tangible assets equals share capital and reserves attributable to shareholders of the Group less preference share capital and unamortised intangible assets (including goodwill and software).

226    ANZ Annual Report 2011

New Zealand

New Zealand comprises Retail, Commercial and Wealth segments, and Operations and Support which includes the central support functions (including Treasury funding).

•	Retail

•	Provides a full range of banking services to personal customers under the ANZ and National Bank brands in New Zealand.

•	Commercial

•

Commercial & Agri incorporates the ANZ and National Bank brands and provides financial solutions through a relationship management model for medium-sized businesses, including agri-business, with a turnover of up to NZ$150 million. Asset Finance (including motor vehicle and equipment finance), operating leases and investment products are provided under the UDC brand.

•	Business Banking provides a full range of banking services to small enterprises, typically with turnover of less than NZ$5 million.

•	Wealth

•	Private Banking includes private banking operations under the ANZ and National Bank brands.

•

OnePath New Zealand (formerly ING NZ) manufactures and distributes investment and insurance products and provides related advice. It was formerly a joint venture between ANZ and ING whereby ANZ owned 49% of OnePath NZ and received proportional equity accounted earnings. ANZ acquired the remaining 51% interest to take full ownership during the 2010 financial year.

Non-core items are disclosed separately in the income statement to remove volatility from the underlying business result, and include significant items, and non-core income arising from the use of derivatives in economic hedges on fair value through profit and loss.

Operating expenses exclude the provision for impairment of loans and advances charge.

Operating income includes net interest and other operating income.

Overseas includes the results of all operations outside Australia, except if New Zealand is separately shown.

Overseas Markets (also known as Asia Pacific, Europe & America) includes all operations outside of Australia and New Zealand.

Return on asset ratio include net intra group assets.

Repo discount is a discount applicable on the repurchase by a central bank of an eligible security pursuant to a repurchase agreement.

Restructured items comprise of facilities in which the original contractual terms have been modified for reasons related to the financial difficulties of the customer. Restructuring may consists of reduction of interest, principal or other payments legally due or an extension in maturity materially beyond those typically offered to new facilities with similar risk.

Revenue includes net interest income and other operating income.

Segment result represents profit before income tax expense.

Segment revenue includes net interest income and other operating income.

Significant items are items that have a substantial impact on profit after tax, or the earnings used in the earnings per share calculation. Significant items also do not arise in the normal course of business and are infrequent in nature. Divestments are typically defined as significant items.

Sub-prime represents mortgages granted to borrowers with a poor or limited credit history. Sub-prime loans carry higher interest rates to compensate for potential losses from default.

Sub-standard assets are customers that have demonstrated some operational and financial instability, with variablility and uncertainty in profitability and liquidity projected to continue over the short and possibly medium term.

Total advances include gross loans and advances and acceptances less unearned income (for both as at and average volumes). Loans and advances classified as available-for-sale are excluded from total advances.

Underlying profit represents the directors’ assessment of the profit for the ongoing business activities of the Group, and is based on guidelines published by the Australian Institute of Company Directors (AICD) and the Financial Services Institute of Australasia (FINSIA). ANZ applies this guidance by adjusting statutory profit for non-core items that are not part of the normal ongoing operations of the Group including one-off gains and losses, gains and losses on the sale of businesses, non-continuing businesses, timing differences on economic hedges, and acquisition related costs. The adjustments made in arriving at underlying earnings are included in statutory profit, and are therefore subject to audit within the context of the Group statutory audit opinion. The external auditor has informed the Audit Committee that the adjustments are based on the guidelines released by the AICD and FINSIA, and consistent with prior periods.

Glossary    227

ALPHABETICAL INDEX

Assets Charged as Security for Liabilities and Collateral Accepted as Security for Assets	141
Associates	184
Available-for-sale Assets	119
Average Balance Sheet and Related Interest	216
Balance Sheet	88
Bonds and Notes	130
Capital Adequacy	212
Capital Management	138
Cash Flow Statement	89
Chairman’s Report	6
Chief Executive Officer’s Report	8
Commitments	186
Compensation of Auditors	108
Controlled Entities	183
Corporate Governance Statement	46
Credit Related Commitments, Guarantees, Contingent Liabilities and Contingent Assets	187
Critical Estimates and Judgements Usedin Applying Accounting Policies	103
Current Income Tax Expense	109
Deposits and Other Borrowings	128
Derivative Financial Instruments	113
Directors’ Declaration	209
Directors’ Report	10
Dividends	110
Due from Other Financial Institutions	112
Earnings per Ordinary Share	111
Employee Share and Option Plans	196
Events Since the End of the Financial Year	208
Exchange Rates	208
Expenses	107
Fair Value of Financial Assets and Financial Liabilities	167
Fiduciary Activities	185
Financial Information	212
Financial Statements	86
Financial Risk Management	142
Five Year Summary	84
Glossary	225

Goodwill and Other Intangible Assets	126
Impaired Financial Assets	121
Income Statements	86
Income Tax Liabilities	129
Income	106
Independent Auditor’s Report	210
Interest Spreads and Net Interest Average Margins	217
Interests in Joint Venture Entities	184
Key Management Personnel Disclosures	200
Life Insurance Business	203
Liquid Assets	112
Loan Capital	131
Maturity Analysis of Assets and Liabilities	177
Net Loans and Advances	120
Non-controlling Interests	137
Notes to the Cash Flow Statements	181
Notes to the Financial Statements	92
Other Assets	127
Payables and Other Liabilities	129
Premises and Equipment	127
Provision for Credit Impairment	121
Provisions	130
Remuneration Report	15
Reserves and Retained Earnings	136
Review of Operations	65
Securitisations	185
Segment Analysis	178
Share Capital	134
Shareholder Information	220
Shares in Controlled Entities and Associates	124
Significant Accounting Policies	92
Statement of Changes in Equity	90
Statement of Comprehensive Income Superannuation and Other Post Employment	87
Benefit Schemes	191
Tax Assets	125
Trading Securities	112
Transactions with Other Related Parties	203

228    ANZ Annual Report 2011

HANDY CONTACTS

INVESTOR RELATIONS

Level 9, 833 Collins Street Docklands VIC 3008 Australia Telephone +61 3 8654 7682 Facsimile +61 3 8654 9977 Email: investor.relations@anz.com Website: shareholder.anz.com

Group General Manager Investor Relations: Jill Craig

REGISTERED OFFICE

ANZ Centre Melbourne Level 9, 833 Collins Street Docklands VIC 3008 Australia Telephone +61 3 9273 5555 Facsimile +61 3 8542 5252

Company Secretary: John Priestley

CORPORATE AFFAIRS / CORPORATE RESPONSIBILITY

Level 9, 833 Collins Street Docklands VIC 3008 Australia Telephone +61 3 8654 3276 Facsimile +61 3 8654 9911

Group General Manager Corporate Affairs: Gerard Brown

SHARE REGISTRAR

AUSTRALIA

Computershare Investor Services Pty Ltd GPO Box 2975 Melbourne VIC 3001 Australia Telephone 1800 11 33 99 (Within Australia) +61 3 9415 4010 (International Callers) Facsimile +61 3 9473 2500 anzshareregistry@computershare.com.au

NEW ZEALAND

Private Bag 92119 Auckland 1142 New

Zealand Telephone 0800 174 007 Facsimile +64 9 488 8787

UNITED KINGDOM

The Pavilions

Bridgwater Road Bristol BS99 6ZZ United Kingdom Telephone +44 870 702 0000 Facsimile +44 870 703 6101

UNITED STATES

The Bank of New York Mellon Corporation Shareowner Services BNY Mellon Shareowner Services P.O. Box 358516 Pittsburgh, PA 15252-8516 Callers outside USA: +1-201-680-6825 Callers within USA: 1-888-269-2377

OUR INTERNATIONAL PRESENCE

•	Australia

•	New Zealand

•	Asia – Cambodia, China, Hong Kong, India, Indonesia, Japan, Korea, Laos, Malaysia, the Philippines, Singapore, Taiwan, Thailand, Vietnam

•	Pacific – American Samoa, Cook Islands, East Timor, Fiji, Guam, Kiribati, New Caledonia, Papua New Guinea, Samoa, Solomon Islands, Tonga, Vanuatu

•	Europe

•	Middle East

•	United Kingdom

•	United States of America

IMPORTANT DATES FOR SHAREHOLDERS*
DATE	EVENT

2 MAY 2012	Interim Results Announcement

10 MAY 2012	Interim Dividend Ex-Date

16 MAY 2012	Interim Dividend Record Date

2 JULY 2012	Interim Dividend Payment Date

25 OCTOBER 2012	Annual Results Announcement

8 NOVEMBER 2012	Final Dividend Ex-Date

14 NOVEMBER 2012	Final Dividend Record Date

19 DECEMBER 2012	Final Dividend Payment Date

19 DECEMBER 2012	Annual General Meeting

*	If there are any changes to these dates, the Australian Securities Exchange will be notified accordingly.

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Australia and New Zealand Banking Group Limited
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